     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 7, 1999

                                                      REGISTRATION NO. 333-74151
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                      ------------------------------------

                                Amendment No. 2

                                       To
                                    FORM S-3
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933
                      ------------------------------------
                          MINDSPRING ENTERPRISES, INC.
             (Exact name of Registrant as specified in its charter)

                    DELAWARE                                            58-2113290
             (State of Organization)                      (I.R.S. Employer Identification Number)

                      ------------------------------------

    1430 WEST PEACHTREE STREET, SUITE 400 ATLANTA, GA 30309  (404) 815-0770
         (Address and telephone number of principal executive offices)
                      ------------------------------------

                               CHARLES M. BREWER
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                          MINDSPRING ENTERPRISES, INC.
                     1430 WEST PEACHTREE STREET, SUITE 400
                               ATLANTA, GA 30309
                                 (404) 815-0770
           (Name, address and telephone number of agent for service)
                      ------------------------------------
                                   COPIES TO:
                             NANCY J. KELLNER, ESQ.
                             HOGAN & HARTSON L.L.P.
                          555 THIRTEENTH STREET, N.W.
                          WASHINGTON, D.C. 20004-1109
                                 (202) 637-5600
                      ------------------------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.
   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ].
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                      ------------------------------------
                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
                                                                          PROPOSED               PROPOSED
           TITLE OF EACH CLASS OF                 AMOUNT TO BE         MAXIMUM PRICE        MAXIMUM AGGREGATE       AMOUNT OF
       SECURITIES TO BE REGISTERED (1)           REGISTERED (2)         PER SECURITY      OFFERING PRICE (2)(3)  REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Debt Securities..............................          (4)                  (4)                    (4)
Preferred Stock, par value $0.01 per share...          (4)                  (4)                    (4)
Depositary Shares, representing Preferred
 Stock.......................................          (4)                  (4)                    (4)
Common Stock, par value $0.01 per share......          (4)                  (4)                    (4)
Warrants (5).................................          (4)                  (4)                    (4)
Stock Purchase Contracts and Stock Purchase
 Units (6)...................................          (4)                  (4)                    (4)
Subscription Rights (7)......................          (4)                  (4)                    (4)
---------------------------------------------------------------------------------------------------------------------------------
 Total.......................................   $800,000,000 (7)            (4)              $800,000,000 (8)    $222,400 (9)(10)
---------------------------------------------------------------------------------------------------------------------------------

 (1) The securities covered by this registration statement may be sold or otherwise distributed separately, together or as units with other securities covered by this registration statement. This registration statement covers offers, sales and other distributions of the securities listed in this table from time to time at prices to be determined, as well as debt securities issuable upon the exercise of debt warrants so offered or sold, shares of preferred stock distributable upon the termination of a deposit arrangement for depositary shares so offered or sold, and shares of common stock issuable upon the exchange or conversion of debt securities or shares of preferred stock so offered or sold that are exchangeable for or convertible into shares of common stock or upon the exercise of common stock warrants or rights so offered, sold or distributed. This registration statement also covers debt securities, shares of preferred stock, depositary shares, shares of common stock, warrants and rights that may be offered or sold under delayed delivery contracts pursuant to which the counterparty may be required to purchase such securities, as well as such contracts themselves. Such contracts would be issued with the debt securities, shares of preferred stock, depositary shares, shares of common stock, warrants and/or rights.
 (2) In U.S. dollars or the equivalent thereof for any security denominated in one or more, or units of two or more, foreign currencies or composite currencies based on the exchange rate at the time of sale. Debt securities may be issued with original issue discount such that the aggregate initial public offering price will not exceed $800,000,000, together with the other securities issued hereunder.
 (3) Estimated solely for purposes of calculating the registration fee under Rule 457.
 (4) Omitted pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933, as amended.
 (5) The warrants covered by this registration statement may be debt warrants, preferred stock warrants, depositary share warrants or common stock warrants.
 (6) Stock purchase contracts and stock purchase units with respect to common stock or preferred stock.
 (7) Subscription rights evidencing the right to purchase debt securities, common stock, preferred stock, depositary shares or warrants.
 (8) The aggregate maximum offering price of all securities issued under this registration statement will not exceed $800,000,000. No separate consideration will be received for shares of preferred stock or common stock that are issued upon conversion or exchange of debt securities, shares of preferred stock or depositary shares registered hereunder or for shares of preferred stock distributed upon termination of a deposit arrangement for depositary shares.
 (9) Calculated under Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.
(10) Previously paid.
                      ------------------------------------
THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     The information in this preliminary prospectus supplement is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus supplement is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.


                     Subject to Completion. Dated April 7, 1999.


              Prospectus Supplement to Prospectus Dated April   , 1999.

                                2,000,000 Shares
                              [MINDSPRING LOGO]

                                  Common Stock

                            ------------------------


     MindSpring Enterprises, Inc. is offering to sell 2,000,000 shares of its common stock in the offering. MindSpring's common stock is traded on the Nasdaq National Market under the symbol "MSPG." On April 6, 1999, the last reported sale price for the common stock on the Nasdaq National Market was $105.38 per share.



     Concurrently with this common stock offering and by a separate prospectus supplement, MindSpring is offering $155,000,000 principal amount of convertible subordinated notes due 2006, plus up to an additional $23,250,000 principal amount of notes to cover over-allotments by the underwriters for that offering. The completion of the notes offering and the common stock offering are not dependent on one another.


     See "Risk Factors" beginning on page S-11 of this prospectus supplement to read about important factors you should consider before buying shares of the common stock.

                            ------------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

                                                              Per Share    Total
                                                              ---------   --------
Initial public offering price...............................  $           $
Underwriting discount.......................................  $           $
Proceeds, before expenses, to MindSpring....................  $           $

     The underwriters may, under certain circumstances, purchase up to an additional 300,000 shares from MindSpring at the initial public offering price less the underwriting discount.

                            ------------------------

     The underwriters expect to deliver the shares against payment in New York,
New York on           , 1999.

GOLDMAN, SACHS & CO.
         ING BARING FURMAN SELZ LLC
                   J.C. BRADFORD & CO.
                             DONALDSON, LUFKIN & JENRETTE
                                      FIRST UNION CAPITAL MARKETS CORP.
                                              JEFFERIES & COMPANY, INC.
                            ------------------------
                 Prospectus Supplement dated           , 1999.

      THIS PROSPECTUS SUPPLEMENT INCLUDES PRODUCT NAMES AND TRADEMARKS OF
            MINDSPRING ENTERPRISES, INC. AND OF OTHER ORGANIZATIONS.
                            ------------------------


     There are restrictions on the offer and sale of the common stock in the United Kingdom. All applicable provisions of the Financial Services Act 1986 and the Public Offers of Securities Regulations 1995 with respect to anything done by any person in relation to the common stock in, from or otherwise involving the United Kingdom must be complied with. See "Underwriting".

                            ------------------------


     IN CONNECTION WITH THIS ISSUE GOLDMAN, SACHS & CO. AND ITS AFFILIATES MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKETS OR OTHERWISE. SUCH
STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                    SUMMARY

     This summary highlights more detailed information contained elsewhere in this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus supplement and the accompanying prospectus carefully, especially the risks of investing in our common stock discussed under "Risk Factors." Unless otherwise stated, all of the information in this prospectus supplement assumes that the underwriters' over-allotment option is not exercised. All share data in this prospectus supplement reflect a 3-for-1 stock split of our common stock effected on July 24, 1998.

                                ABOUT MINDSPRING

OUR BUSINESS

     MindSpring is a leading national Internet service provider, or ISP. We focus on serving individuals and small businesses. Our primary service offerings are dial-up Internet access and business services, which we offer in various price and usage plans designed to meet the needs of our subscribers. Our business services include Web hosting, which entails maintaining a customer's Internet Web site; high-speed, dedicated Internet access; Web page design; domain name registration and customer Web server co-location. Web hosting, our principal business service, complements our Internet access business and is one of the fastest growing segments of the Internet marketplace.

     We offer our subscribers complete Internet access and Web hosting solutions, emphasizing:

     - user-friendly and easy to install software, containing a complete set of the most popular Internet applications including electronic mail, World Wide Web access, Network News, File Transfer Protocol and Internet Relay Chat;

     - highly responsive customer service and technical support, which is available 24 hours a day, seven days a week; and

     - a reliable nationwide network that enables subscribers in the 48 contiguous U.S. states and the District of Columbia to access the Internet via a local telephone call.

OUR GROWTH HISTORY AND PROFITABILITY

     Over the past three years, we have rapidly increased our subscriber base and revenues by:

     - providing superior customer service and technical support;

     - expanding our marketing and distribution activities;

     - making strategic acquisitions; and

     - creating additional revenue streams by offering value-added services such as Web hosting that build on our basic operating capabilities and services.

     Our subscriber base has grown from approximately 12,000 subscribers at December 31, 1995, to over 693,000 subscribers at December 31, 1998, including over 21,000 Web hosting customers. In February 1999, we completed the NETCOM acquisition, which increased our subscriber base to approximately 1.1 million subscribers, including approximately 45,000

Web hosting subscribers. As a result, MindSpring is currently the fourth largest ISP in the U.S. in terms of the number of subscribers.

     By providing superior service and support to our subscribers, making good build-versus-buy network decisions and achieving significant market penetration in a number of our target markets, we have achieved profitability ahead of many other national ISPs. In the last quarter of 1998, we had revenues of $39.5 million, EBITDA of $7.3 million and net income of $3.7 million. At that time, our EBITDA margin, meaning EBITDA as a percentage of revenues, was 18% and our earnings per share were $0.13.

     Our executive offices are located at 1430 West Peachtree St., Suite 400, Atlanta, Georgia 30309 and our telephone number at that address is (404) 815-0770. We also maintain an Internet site on the World Wide Web at www.mindspring.net. Information contained at our Web site is not, and should not be deemed to be, a part of this prospectus supplement.

OUR TARGET SUBSCRIBER GROUP AND MARKET DEMAND

     The demand for Internet access and business services by MindSpring's target subscriber group of individuals and small businesses is increasing rapidly. Trends contributing to this growth in demand include:

     - heightened consumer awareness of the Internet;

     - the increasing number of people who have computers with modems due in part to lower prices; and

     - the expanding diversity of information, entertainment and commercial offerings available on the Internet and the World Wide Web.

     According to International Data Corporation, total United States ISP revenues are projected to grow from approximately $10.7 billion in 1997 to approximately $37.4 billion in 2003. In addition, International Data Corporation estimates that the number of users accessing the World Wide Web will increase from approximately 97 million at the end of 1998 to approximately 320 million in 2002.

     In addition to Internet access services, an increasing number of Internet users are taking advantage of value-added services such as Web hosting and Web page design. We believe that value-added services, such as those included in MindSpring's business service offerings, are among the fastest growing segments of the ISP marketplace. International Data Corporation estimates that revenues attributable to value-added services are projected to increase in the United States at a compounded annual growth rate of approximately 34%, from $3 billion in 1998, to $12.9 billion in 2003. MindSpring believes that there is a growing and unsatisfied demand among individuals and small businesses for high-quality Internet access, Web hosting and other value-added Internet services such as Web page design and e-commerce services.

MINDSPRING STRATEGY

     MindSpring's objective is to strengthen our position as a leading national provider of high quality Internet access, Web hosting and other value-added services to individuals and small businesses, as measured by customer satisfaction, subscriber growth and financial performance. Key elements of our business strategy include:

Continuing to Provide Superior Customer Service and Technical Support

     MindSpring believes that, over time, individual consumers seeking broader access to the Internet will face increasing and significant technological challenges, in part because the Internet is an evolving and growing medium. In addition, as new and more complex applications designed for the Internet proliferate, we believe that even sophisticated users, including those that have been MindSpring subscribers for years, will periodically encounter problems. Consequently, we intend to continue to focus on providing high levels of customer service and technical support in an effort to achieve maximum levels of customer satisfaction. Historically, this strategic focus has resulted in low churn rates, significant subscriber growth from customer referrals and industry recognition. We have received numerous customer service awards, including PC Computing's 1998 MVP Award for Best National ISP. Currently, over half of our employees are engaged in a customer service or technical support function and are available 24 hours a day, seven days a week, except for major holidays.

Efficiently Expanding Our National Network

     MindSpring intends to continue to efficiently increase the capacity and geographic reach of our network in order to support subscriber growth, enter new markets and accommodate increased customer usage. We pursue a hybrid network strategy of (1) owning POPs in mature markets where we can efficiently deliver high quality access services and (2) leasing POPs and capacity from third-party network service providers in new or developing markets. This strategy allows us the flexibility to modify our network cost structure on a market-by-market basis. As of December 31, 1998, approximately 61% of MindSpring's subscribers accessed the Internet through a MindSpring-owned POP. As a result of the NETCOM acquisition, this percentage has decreased significantly because most of the approximately 400,000 subscribers we acquired from NETCOM access the Internet using third-party POPs to which we have access under our network services agreement with ICG PST, Inc., formerly known as NETCOM.

Expanding Our Targeted Marketing and Distribution Activities

     We plan to expand our targeted marketing and distribution efforts in markets where there is the opportunity for substantial market penetration. We believe that high geographic concentrations of subscribers improve network economics and reduce subscriber acquisition costs, thereby resulting in higher margins. While continuing to encourage referrals from existing subscribers, we plan to increase our print publication, radio, television and direct mail advertising in certain targeted metropolitan areas throughout the U.S. In addition, we will continue to pursue nationwide strategic alliances and retail opportunities to broaden our distribution. We currently have such relationships with, among others, Microsoft, 3Com(R) Corporation, Compaq and IBM.

Increasing Our Revenues from Value-Added Services

     We intend to continue to build on our current sales, marketing and network capabilities to create additional revenue opportunities from value-added services such as Web hosting, Web page design and co-location services. We believe that value-added services are among the fastest growing segments of the Internet marketplace. We began offering Web hosting services in 1995 and currently have approximately 45,000 Web hosting subscribers, including approximately 22,000 Web hosting accounts acquired from NETCOM in February 1999. Web hosting represents approximately 13% of our revenues and is an area of strategic growth for MindSpring.

Engaging in Selected Acquisitions

     Since early 1996, we have supplemented our internal expansion efforts through selected acquisitions of complementary businesses and subscriber accounts. As MindSpring continues to expand, we may continue to pursue this strategy. We believe that as the ISP market evolves, customers will place ever greater emphasis on ISP performance, network coverage, reliability, and support. As a result, smaller ISPs may be unable to remain competitive on a national or regional basis, unless they significantly expand the scope of their operations. These trends could lead to greater industry consolidation and, consequently, acquisition opportunities. We intend to continue to evaluate acquisition opportunities as they become available.

RECENT DEVELOPMENTS

     - Acquisitions

     We recently completed two substantial acquisitions:

          Spry Acquisition. In October 1998, we purchased substantially all of Spry, Inc.'s subscriber base of individual dial-up Internet access customers in the United States and Canada, including approximately 130,000 individual access accounts. We also acquired various assets used in serving those customers, including a leased customer support facility and a leased network operations facility in Seattle, Washington and all rights to the "Sprynet" name. Spry is a wholly owned subsidiary of America Online, Inc. The purchase price for these assets was approximately $32 million.


          NETCOM Acquisition. In February 1999, we purchased substantially all of NETCOM On-Line Communication Services, Inc.'s subscriber accounts in the U.S., including approximately 371,000 individual access accounts, approximately 3,000 dedicated Internet access accounts and approximately 22,000 Web hosting accounts. NETCOM, now known as ICG PST, Inc., is a wholly owned subsidiary of ICG Communications, Inc. MindSpring also acquired assets used in serving those customers, including leased operations facilities in San Jose, California and Dallas, Texas and ICG PST's rights to the "NETCOM" name (except in Canada, the United Kingdom and Brazil). ICG PST retained all of its assets used in connection with its network operations. Under a separate network services agreement with ICG PST, we purchase access to ICG PST's network. We paid $245 million for the NETCOM assets, consisting of $215 million in cash and $30 million in MindSpring common stock.


     - Credit Facility

     On February 17, 1999, we entered into a credit agreement with First Union National Bank and certain other lenders. The credit agreement provides for a $100 million revolving credit facility that may be increased at our option to $200 million with the approval of First Union National Bank and the other lenders under the credit agreement. The credit facility will mature on February 17, 2002. The credit facility is to be used to fund working capital and for general corporate purposes including permitted acquisitions. On February 17, 1999, we borrowed approximately $80 million under the credit facility to finance the NETCOM acquisition, which we intend to repay in full with a portion of the proceeds from this offering. Our obligations under the credit facility are secured by substantially all of our assets. See "Description of Secured Credit Facility" and "Use of Proceeds."

                                  THE OFFERING

Securities offered............   2,000,000 shares of our common stock


Over-allotment option.........   Up to 300,000 shares. If the over-allotment
                                 option is exercised in full by the underwriters assuming a public price per share of $105, the total public price, underwriting discounts, and proceeds to MindSpring will be $241.5 million, $10.3 million and $231.2 million, respectively.



Shares to be outstanding after
  the offering................   30,918,264 shares, based on the number of
                                 shares of common stock outstanding on March 31, 1999. This does not include an aggregate of 2,486,974 shares issuable upon exercise of stock options granted as of March 31, 1999.
                                 This figure also assumes that the underwriters do not exercise their over-allotment option.


Use of proceeds...............   - to repay all amounts outstanding under our
                                   secured credit facility

                                 - for use in expansion of our business

                                 - as additional working capital for general
                                   corporate purposes

                                 - for possible strategic acquisitions of
                                   subscriber accounts and complementary
                                   businesses

Nasdaq National Market
Symbol........................   MSPG

RISK FACTORS..................   YOU SHOULD READ THE "RISK FACTORS" SECTION,
                                 BEGINNING ON PAGE S-11 OF THIS PROSPECTUS
                                 SUPPLEMENT, AS WELL AS THE OTHER CAUTIONARY
                                 STATEMENTS THROUGHOUT THE ENTIRE PROSPECTUS, TO
                                 ENSURE THAT YOU UNDERSTAND THE RISKS ASSOCIATED
                                 WITH AN INVESTMENT IN OUR COMMON STOCK.


CONCURRENT NOTES OFFERING.....   CONCURRENTLY WITH THIS COMMON STOCK OFFERING
                                 AND BY A SEPARATE PROSPECTUS SUPPLEMENT,
                                 MINDSPRING IS OFFERING $155,000,000 PRINCIPAL
                                 AMOUNT OF CONVERTIBLE SUBORDINATED NOTES DUE
                                 2006, PLUS UP TO AN ADDITIONAL $23,250,000
                                 PRINCIPAL AMOUNT OF NOTES TO COVER
                                 OVER-ALLOTMENTS BY THE UNDERWRITERS FOR THAT
                                 OFFERING. THE COMPLETION OF THE NOTES OFFERING
                                 AND THIS COMMON STOCK OFFERING ARE NOT
                                 DEPENDENT ON ONE ANOTHER.

                      SUMMARY FINANCIAL AND OPERATING DATA

     You should read the following summary historical financial and operating data along with the sections entitled "Use of Proceeds," "Selected Financial and Operating Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and MindSpring's financial statements and notes thereto and other financial and operating data included elsewhere in this prospectus supplement and the accompanying prospectus or incorporated into this prospectus supplement and the accompanying prospectus by reference.

     The inception period referred to in the table below is the period from February 24, 1994, MindSpring's inception, to December 31, 1994.

     The pro forma diluted earnings per share information and the balance sheet data presented below exclude the effects of the NETCOM acquisition and borrowings under our secured credit facility, both of which occurred on February 17, 1999. See note 10 to MindSpring's audited Financial Statements for the fiscal year ended December 31, 1998 included in this prospectus supplement at page F-18 for certain pro forma and other information concerning these and other events. Also see our Current Report on Form 8-K filed with the SEC on February 25, 1999 for more detailed pro forma information.


     The pro forma diluted earnings per share information and the adjusted balance sheet data contained in the following table give effect to the sale of 2,000,000 shares of common stock offered by MindSpring by this prospectus supplement and the accompanying prospectus assuming a price to the public of $105 per share. This assumes an increase to cash and cash equivalents and working capital of $200.6 million upon completion of this offering, which amount equals the aggregate estimated net proceeds of the offering. See the section entitled "Use of Proceeds" in this prospectus supplement for a description of MindSpring's specific plans for the application of the net proceeds from this offering.



     The "as further adjusted" balance sheet data reflects the concurrent sale by MindSpring of $155,000,000 principal amount of notes, net of $4.9 million which consists of the assumed underwriting discount and MindSpring's estimated offering expenses, and the application of the proceeds from that offering. See "Use of Proceeds."


     The total debt information included in the balance sheet data presented below contains the current portion of related indebtedness and the stockholders' equity information included in the balance sheet data presented below excludes approximately 2,123,000 shares of common stock reserved for issuance upon exercise of stock options granted as of December 31, 1998.

                                                            FISCAL YEAR ENDED DECEMBER 31,
                                             INCEPTION   -------------------------------------
                                              PERIOD      1995      1996      1997      1998
                                             ---------   -------   -------   -------   -------
                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Access...................................    $  70     $ 1,455   $13,420   $40,925   $95,852
  Business services........................       --         260     2,286     7,711    14,735
  Subscribers start-up fees................       33         512     2,426     3,920     4,086
                                               -----     -------   -------   -------   -------
       Total revenues......................      103       2,227    18,132    52,556   114,673
Cost and expenses:
  Cost of revenues -- recurring............       37         627     6,332    15,203    31,724

                                                            FISCAL YEAR ENDED DECEMBER 31,
                                             INCEPTION   -------------------------------------
                                              PERIOD      1995      1996      1997      1998
                                             ---------   -------   -------   -------   -------
                                               (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
  Cost of subscriber start-up fees.........       15         339     1,876     1,619     2,612
  Selling, general and administrative......      121       2,230    14,161    30,784    57,324
  Depreciation and amortization............        5         265     3,285     8,695    15,227
                                               -----     -------   -------   -------   -------
       Total operating expenses............      178       3,461    25,654    56,301   106,887
                                               -----     -------   -------   -------   -------
Operating gain (loss)......................      (75)     (1,234)   (7,522)   (3,745)    7,786
Interest income (expense), net.............       --        (725)      (90)     (338)    1,214
                                               -----     -------   -------   -------   -------
Income before income taxes.................      (75)     (1,959)   (7,612)   (4,083)    9,000
Income tax provision.......................       --          --        --        --     1,544
                                               -----     -------   -------   -------   -------
Net income (loss)..........................    $ (75)    $(1,959)  $(7,612)  $(4,083)  $10,544
                                               =====     =======   =======   =======   =======
Diluted earnings (loss)
  per share................................              $ (0.20)  $ (0.48)  $ (0.18)  $  0.41
Pro forma diluted earnings per share(1)....                                            $  0.38
Diluted weighted average common shares
  outstanding..............................                9,930    15,758    22,542    25,431
OTHER OPERATING DATA:
Approximate number of subscribers at end of
  period...................................    1,000      12,000   122,000   278,000   693,000
Approximate number of employees at end of
  period...................................        8          95       321       502       977
EBITDA(2)..................................    $ (70)    $  (969)  $(4,237)  $ 4,950   $23,013
EBITDA margin(2)...........................      (68)%       (44)%     (23)%       9%       20%
CASH FLOW DATA:
  Operations...............................      (33)        (70)   (2,005)   11,354    35,501
  Investing................................     (127)     (3,724)  (21,336)   (9,002)  (47,647)
  Financing................................      745       3,634    32,569    (2,619)  170,503


                                                                DECEMBER 31, 1998
                                                  ----------------------------------------------
                                                  HISTORICAL   AS ADJUSTED   AS FURTHER ADJUSTED
                                                  ----------   -----------   -------------------
BALANCE SHEET DATA:(1)
Cash and cash equivalents.......................   $167,743     $368,317          $518,417
Working capital.................................    137,106      337,680           487,870
Total assets....................................    247,599      448,173           603,173
Total debt, including current maturities........      5,119        5,119           160,119
Total stockholders' equity......................    207,081      407,655           407,655


---------------
(1) The pro forma diluted earnings per share information and the balance sheet data exclude the effects of the NETCOM acquisition and borrowings under our secured credit facility, both of which occurred on February 17, 1999. These transactions would (1) reduce cash and cash equivalents by $135 million, (2) increase total debt by $80 million and (3) increase stockholders' equity by $30 million on a historical basis. On an "adjusted basis" and on an "as further adjusted basis," cash and cash equivalents would decrease by approximately $215 million and stockholders' equity would increase by $30 million. See note 10 to MindSpring's audited Financial Statements for the fiscal year ended December 31, 1998 included in this prospectus supplement at page F-18 for certain pro forma and other information concerning these and other events. Also see our Current Report on Form 8-K filed with the SEC on February 25, 1999 for more detailed pro forma information.

(2) EBITDA represents operating gain (loss) plus depreciation and amortization. EBITDA is provided because it is a measure commonly used by investors to analyze and compare companies on the basis of operating performance. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be construed as a substitute for operating income, net income or cash flows from operating activities for purposes of analyzing MindSpring's operating performance, financial position and cash flows. EBITDA is not necessarily comparable with similarly titled measures for other companies.

                                  RISK FACTORS

     In addition to the other information contained in this prospectus supplement and the prospectus which it accompanies, you should carefully consider the following risk factors relating to MindSpring before purchasing our common stock.

WE HAVE A LIMITED OPERATING HISTORY DURING WHICH WE HAVE INCURRED SIGNIFICANT ANNUAL OPERATING LOSSES.

     We started our business on February 24, 1994 and began offering Internet access in June 1994. Our limited historical operating data and rapid growth may make it more difficult for you to evaluate our performance. Before 1998, we had incurred annual operating losses in each year since we started our business. Our annual net losses since 1995 and our accumulated deficit as of December 31, 1998 are as follows:

                                        ANNUAL       ACCUMULATED DEFICIT
                                       NET LOSS    AS OF DECEMBER 31, 1998
                                      ----------   -----------------------
1995................................  $1,959,000
1996................................  $7,612,000
1997................................  $4,083,000
1998................................         N/A         $3,185,000

     Our ability to maintain profitability and positive cash flow depends upon a number of factors, including our ability to increase revenue while maintaining or reducing per subscriber costs. We may not succeed in increasing revenue while maintaining or reducing per subscriber costs or achieving or sustaining positive cash flow in the future, and our failure to do so could have a material adverse effect on our business, financial condition and results of operations.

THERE ARE RISKS ASSOCIATED WITH OUR ACQUISITIONS OF SUBSCRIBER ACCOUNTS, INCLUDING THE SPRY AND NETCOM ACQUISITIONS.

     As part of our business strategy, we have acquired subscriber accounts and related assets from other companies. In October 1998, we acquired approximately 130,000 subscribers and related assets of Spry, Inc. from America Online, Inc. In February 1999, we completed the acquisition of approximately 400,000 subscribers from NETCOM On-Line Communication Services, Inc., now known as ICG PST, Inc., a wholly owned subsidiary of ICG Communications, Inc. We will continue to evaluate strategic acquisitions of businesses and subscriber accounts principally relating to our current operations. These transactions commonly involve risks. These risks include, among others, that:

     - we may experience difficulty in assimilating the acquired operations and personnel;

     - the acquisition may disrupt our ongoing business;

     - the acquisition may divert management's attention from our ongoing business;

     - we may not be able to successfully incorporate acquired assets and technology into our service offerings;

     - we may not be able to maintain uniform standards, controls, procedures, and policies;

     - we may lack the necessary experience to enter new markets and add new services; and

     - an acquisition may impair our relationships with employees and subscribers as a result of changes in management.

     We may not be successful in overcoming these risks or any other problems encountered in connection with the Spry and NETCOM acquisitions or any future transactions. In addition, these transactions and any future transaction could require us to (1) issue additional equity securities, which would dilute our stockholders, (2) incur additional debt, or (3) amortize acquisition or debt-related expenses for goodwill and other intangible assets. We were required to take each of these actions to complete the NETCOM acquisition. Any of these actions could have a material adverse effect on our business, operating results and financial condition.

WE CANNOT ASSURE YOU THAT WE WILL EFFECTIVELY MANAGE OUR GROWTH.

     We may not be successful in effectively managing our growth. Our rapid growth has in the past placed, and may in the future place, a significant strain on our business and financial resources. The rapid expansion of our subscriber base, including through the Spry and NETCOM acquisitions, has placed increasing demands on our customer service and technical support resources. Failure to manage our recent and anticipated growth could have a material adverse effect on our business, results of operations and financial condition.

     For us to effectively (1) manage our rapidly growing operations, (2) successfully integrate newly acquired assets, including those acquired in the Spry and NETCOM acquisitions, and (3) continue to implement a nationwide strategy and network, we must:

     - continue to implement and improve our operational, financial, and management information systems;

     - closely monitor service quality, particularly through third-party points-of-presence, or "POPs";

     - integrate leased physical sites;

     - acquire and install necessary equipment and telecommunications facilities;

     - implement marketing efforts in new and existing markets, which may involve expanding our marketing strategy to include telemarketing and other methods;

     - add new services and provide related customer and technical support;

     - employ qualified personnel to provide technical and marketing support for new sites;

     - identify, attract, train, integrate, and retain other qualified personnel, including new management personnel;

     - develop additional expertise; and

     - continue to expand our operational and financial resources.

WE HAVE SIGNIFICANT DEBT AND WE MAY BE UNABLE TO SERVICE THAT DEBT.

     On February 17, 1999, we entered into a credit agreement with First Union National Bank and other lenders establishing a $100 million secured revolving credit facility. Also on February 17, 1999, we borrowed approximately $80 million under the credit facility to finance the NETCOM acquisition. At December 31, 1998, giving effect to the Spry acquisition, the

NETCOM acquisition and the borrowings under the credit facility as if they had occurred on January 1, 1998:

     - we would have had $85.1 million of indebtedness;

     - stockholders' equity would have been $237.1 million; and

     - our earnings would have been insufficient to cover our fixed charges for the year ended December 31, 1998 by $96.2 million.


     Even if we repay all amounts outstanding under our credit facility, we will have significant additional debt upon completion of the notes offering we are undertaking concurrently with this offering. We cannot assure you that we will be able to improve our earnings before fixed charges or that we will be able to meet our debt service obligations under our credit facility or the notes. We will be in default under the terms of our credit facility if (1) we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or (2) we otherwise fail to comply with the various covenants in our debt obligations. A default would permit the holders of the indebtedness to accelerate its maturity. This, in turn, would have a material adverse effect on our business, financial condition and results of operations. In addition, we are required under the terms of the credit facility to obtain, by May 19, 1999, landlord consents under some of our operating leases. If we do not obtain these consents by the required date, the lenders' commitment under the credit facility could be reduced to $20 million, which could have a material adverse effect on our business, financial condition and results of operations.


     Even if we are able to meet our debt service obligations, the amount of debt we have could adversely affect us in a number of ways, including by:

     - limiting our ability to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes;

     - limiting our flexibility in planning for, or reacting to, changes in our business;

     - placing us at a competitive disadvantage to those of our competitors having lower levels of debt;

     - making us more vulnerable to a downturn in our business or the economy generally; and

     - requiring us to use a substantial portion of our cash flow from operations to pay principal and interest on our debt, instead of contributing those funds to other purposes, such as working capital and capital expenditures.

     To be able to meet our obligations under our credit facility, we must successfully implement our business strategy, which includes:

     - expanding our network;

     - attracting or acquiring and retaining a significant number of subscribers; and

     - achieving significant and sustained growth in our cash flow.

     We cannot assure you that we will successfully implement our business strategy or that we will be able to generate sufficient cash flow from operating activities to meet our debt service obligations and working capital requirements. Our ability to meet our obligations will be dependent upon our future performance, which will in turn depend upon prevailing economic conditions and financial, business and other factors.

     If the implementation of our business strategy is delayed or unsuccessful, or if we do not generate sufficient cash flow to meet our debt service and working capital requirements, we may need to seek additional financing. If we are unable to obtain necessary financing on terms that are acceptable to us, we could be forced to dispose of assets to make up for any shortfall in the payments due on our indebtedness under circumstances that might not be favorable to realizing the highest price for those assets. A substantial portion of our assets consist of intangible assets, the value of which will depend upon a variety of factors, including the success of our business. As a result, we cannot assure you that our assets could be sold quickly enough, or for amounts sufficient, to meet our obligations.

     If we are unable to amend our credit facility, it will terminate when we complete the notes offering.

     Under the current terms of the credit facility, even if no borrowings are outstanding, the total commitment under the credit facility is reduced by the total net cash proceeds from debt issuances, including the notes offering. Therefore, if we complete the notes offering, and even if the underwriters do not exercise their over-allotment option, the credit facility will effectively terminate when we complete the notes offering, unless we are able to negotiate amendments to the credit agreement on terms that are acceptable to us. We are in negotiations with First Union National Bank, one of the lenders and administrative agent for the other lenders, regarding amendments that would permit us to issue the notes and maintain some or all of the commitment under the credit facility. However, we cannot assure you that the amendments will be completed on a timely basis or at all.


VARIOUS FACTORS OUTSIDE OF OUR CONTROL MAY AFFECT OUR OPERATING RESULTS AND CAUSE POTENTIAL FLUCTUATIONS IN OUR QUARTERLY RESULTS.


     Our future success depends on a number of factors, many of which are beyond our control. In particular, our revenue depends on our ability to attract and keep subscribers. We normally offer our new subscribers a 30-day money-back satisfaction guarantee. In addition, our subscribers, including the recently acquired Spry and NETCOM subscribers, may discontinue their service at the end of any month for any reason. We incur some expenses based on our expectations of future revenue. If revenue is less than we expect, we may not be able to reduce expenses proportionately. If we do not do so, our operating results, cash flows, and liquidity will likely be adversely affected.

     Our operating results, cash flows and liquidity may also fluctuate significantly in the future due to other factors beyond our control which include:

     - how quickly we are able to acquire new subscribers;

     - how expensive it will be to acquire new subscribers;

     - the impact of increased depreciation and amortization from acquisitions;

     - how much money we have to spend to improve our business and expand our operations;

     - how quickly we are able to develop new products and services that our subscribers require;

     - how our prices compare to those of our competitors;

     - whether customers accept our new and enhanced products and services;

     - how much our operating expenses increase;

     - the nature of changes in our strategy;

     - whether we lose key employees;

     - whether we experience business disruptions resulting from third parties encountering "Year 2000" computer problems;

     - whether and how quickly alternative technologies introduced by our competitors gain market acceptance;

     - whether our arrangements with third-party network providers under various services agreements prove to be viable;

     - changes in laws and regulations which affect our business;

     - the extent to which we experience increased competition in our markets;
       and

     - other general economic factors.

     Due to all of the foregoing factors, it is likely that in some future periods, our operating results and/or our growth rate will be below what public market analysts and investors expect. If that happens, the market price of our common stock could decline materially.

     Technology and industry standards relating to our business are constantly evolving and our success depends on our ability to keep pace with these developments.

     The market for Internet access and Web hosting is characterized by rapidly changing technology, evolving industry standards, changes in subscriber needs, and frequent new service and product introductions. Our future success will depend, in part, on our ability to use leading technologies effectively, to continue to develop our technical expertise, and to enhance our existing services and develop new services to meet changing subscriber needs on a timely and cost-effective basis. We may not be successful in achieving these goals.

     We believe that our ability to compete successfully will also depend upon the continued compatibility and interoperability of our services with products and architectures offered by various vendors. Although we intend to support emerging standards in the market for Internet access, industry standards may not be established or, if they are established, we may not be able to conform to these new standards in a timely fashion and maintain a competitive position in the market. In addition, others may develop services or technologies that will render our services or technology noncompetitive or obsolete.

     We are also at risk to fundamental changes in the way customers access the Internet. Currently, customers access Internet services primarily through computers connected by telephone lines. Several companies, however, have developed cable television modems that transmit data at substantially faster speeds than the modems that we and most of our subscribers currently use. As the Internet becomes accessible through these cable television modems and by screen-based telephones, wireless products, televisions, and other consumer electronic devices, or as subscriber requirements change the way Internet access is provided, we must develop new technology or modify our existing technology to accommodate these developments.

     We will have to continue to modify and expand the means by which we deliver our services. As discussed below, our ability to offer cable wire access to our subscribers may depend on our ability to negotiate agreements with cable companies and, therefore, may be very limited. Our pursuit of technological advances, such as a new technology called Digital Subscriber Lines, or "DSL," that uses telephone lines for high-speed data transfers, may require substantial time and expense. We may not succeed in adapting our Internet access business to alternate access devices and conduits.

WE MAY NEED ADDITIONAL CAPITAL TO FINANCE OUR GROWTH AND CAPITAL REQUIREMENTS.

     We must continue to enhance and develop our network to maintain our competitive position and continue to meet the increasing demands for service quality, availability, and competitive pricing. Despite the availability of additional network capacity from third-party network providers, we intend to maintain the flexibility to expand or open MindSpring POPs or make other capital investments as dictated by subscriber demand or strategic considerations. To open new MindSpring POPs, we must spend significant amounts of money for new equipment as well as for leased telecommunications facilities and advertising. In addition, to further expand our subscriber base nationwide, we will probably have to spend significant amounts of money on additional equipment to maintain the high speed and reliability of our Internet access services. We may also need to spend significant amounts of cash to:

     - fund growth, operating losses and increases in expenses;

     - take advantage of unanticipated opportunities, such as major strategic alliances or other special marketing opportunities, acquisitions of complementary businesses or assets, or the development of new products; or

     - otherwise respond to unanticipated developments or competitive pressures.

     If we do not have enough cash on hand, cash generated from our operations, or cash available under our credit facility to meet these cash requirements, we will need to seek alternative sources of financing to carry out our growth and operating plans. We may not be able to raise needed cash on terms acceptable to us or at all. Financings may be on terms that are dilutive or potentially dilutive to our stockholders. If alternative sources of financing are required, but are insufficient or unavailable, we will be required to modify our growth and operating plans to the extent of available funding and attempt to attain profitability in our existing operations.

OUR BUSINESS DEPENDS ON OUR NETWORK INFRASTRUCTURE, INCLUDING OUR ABILITY TO OBTAIN SUFFICIENT NETWORK CAPACITY.

     The future success of our business will depend on the capacity, reliability, and security of our network infrastructure, including the third-party POPs. We will need to use substantial financial, operational, and management resources to expand and adapt our network infrastructure to meet the needs of an increasing number of subscribers and to accommodate the expanding amount and type of information they wish to transfer. We may not be able to expand or adapt our network infrastructure to meet additional demand or changing subscriber requirements on a timely basis and at a commercially reasonable cost, or at all.

     In the past we have experienced shortages in bandwidth capacity, both at the level of particular POPs, which affects only subscribers attempting to use the particular POP, and in connection with system-wide services, such as e-mail and news group services. If we do not maintain sufficient bandwidth capacity in our network connections, subscribers will perceive a general slowdown of all services on the Internet. We will sometimes temporarily delay adding new subscribers in cities experiencing significant capacity constraints until the capacity constraints can be alleviated. This is done to protect the service levels for current subscribers. Similar problems can occur if we are unable to expand the capacity of our information servers for e-mail, news, and the World Wide Web fast enough to keep up with demand from our rapidly expanding subscriber base. If the capacity of our servers is exceeded, subscribers will experience delays when trying to use a particular service. While our objective is to maintain excess capacity, our failure to expand or enhance our network infrastructure on a timely basis or to adapt it to an expanding subscriber base, changing subscriber requirements, or evolving industry standards could materially adversely affect our business, financial condition, and results of operations.

WE ARE DEPENDENT ON THIRD-PARTY NETWORK PROVIDERS.

     In a significant number of markets, we provide Internet access exclusively through third-party POPs. Our ability to provide Internet access to our subscribers will be limited if (1) third-parties are unable or unwilling to provide POP access to our subscribers, (2) we are unable to secure alternative POP arrangements upon partial or complete termination of third-party network provider agreements or (3) there is a loss of access to third-party POPs for other reasons. These events could also limit our ability to further expand nationally, which could, in turn, have a material adverse effect on our business. If we lose access to third-party POPs under our current arrangements, we may not be able to make alternative arrangements on terms acceptable to us, or at all. We do not currently have any plans or commitments with respect to alternative POP arrangements, although there are some geographic overlaps among our current arrangements. Moreover, while our contracts with the third-party providers require them to provide commercially reliable service to MindSpring's subscribers with a significant assurance of accessibility to the Internet, the performance of third-party providers may not meet our requirements, which could materially adversely affect our business, financial condition and results of operations.


     In connection with the NETCOM acquisition, we entered into a network services agreement with NETCOM, which has changed its name to ICG PST, Inc. We expect to provide service to the majority of subscribers we acquired from NETCOM under this agreement which, at least for the first year of the agreement, will be at favorable rates. However, ICG PST is just beginning to offer network services as a third-party provider for companies like MindSpring. We cannot be sure that this network agreement will be adequate to provide the level of service we require for our subscribers, and there may be operating inefficiencies, network reliability issues or technical support difficulties that are outside of our control.

OUR OPERATIONS AND SERVICES ARE VULNERABLE TO NATURAL DISASTERS.

     Our operations and services depend on the extent to which our computer equipment and the computer equipment of our third-party network providers is protected against damage from fire, earthquakes, power loss, telecommunications failures, and similar events. A significant portion of our computer equipment, including critical equipment dedicated to our Internet access services, is located at a single facility in Atlanta, Georgia. Despite precautions taken by us and our third-party network providers, over which we have no control, a natural disaster or other unanticipated problems at our headquarters, network hub, or a MindSpring or third-party network provider POP could cause interruptions in the services that we provide. If disruptions occur, we may have no means of replacing these network elements on a timely basis or at all. We do not currently maintain fully redundant or back-up Internet services or backbone facilities or other fully redundant computing and telecommunications facilities. Any accident, incident, system failure, or discontinuance of operations involving our network or a third-party network that causes interruptions in our operations could have a material adverse effect on our ability to provide Internet services to our subscribers and, in turn, on our business, financial condition, and results of operations.

WE ARE DEPENDENT ON TELECOMMUNICATIONS CARRIERS AND OTHER SUPPLIERS.

     We rely on local telephone companies and other companies to provide data communications capacity via local telecommunications lines and leased long-distance lines. We may experience disruptions or capacity constraints in these telecommunications services. If disruptions or capacity constraints occur, we may have no means of replacing these services, on a timely basis or at all. In addition, local phone service is sometimes available only from the local monopoly telephone company in each of the markets we serve. We believe that the federal Telecommunications Act of 1996 generally will lead to increased competition in the provision of local telephone service, but we cannot predict when or to what extent this will occur or the effect of increased competition on pricing or supply.

     We depend on a few third-party suppliers of hardware components. Currently, we acquire some components we use to provide our networking services from only one source, including modems and terminal servers manufactured by 3Com(R) Corporation and high-performance routers manufactured by Cisco Systems, Inc. The expansion of our network infrastructure and the expansion of Internet services in general is placing, and will continue to place, a significant demand on our suppliers, some of which have limited resources and production capacity. From time to time, we have experienced delayed delivery from suppliers of new telephone lines, modems, terminal servers, and other equipment. If delays of this nature are severe, all incoming modem lines may become full during peak times, resulting in busy signals for subscribers who are trying to connect to MindSpring. If our suppliers cannot adjust to meet increasing demand, the higher demand levels may prevent them from continuing to supply components and products in the quantities, at the quality levels and at the times we require, or at all. If we are unable to develop alternative sources of supply, if required, we could experience delays and increased costs in expanding our network infrastructure.

     Our suppliers and telecommunications carriers also sell or lease products and services to our competitors and may be, or in the future may become, competitors themselves. Our suppliers and telecommunications carriers may enter into exclusive arrangements with our competitors or stop selling or leasing their products or services to us at commercially reasonable prices, or at all.

OUR NETWORK IS VULNERABLE TO SECURITY BREACHES AND INAPPROPRIATE USE BY INTERNET USERS WHICH COULD DISRUPT OUR SERVICE.

     The future success of our business will depend on the security of our network and, in part, on the security of the network infrastructures of our third-party providers, over which we have no control. Despite the implementation of security measures, our infrastructure and the infrastructures of our network providers are vulnerable to computer viruses or similar disruptive problems caused by our or their subscribers or other Internet users. Computer viruses or problems caused by third parties, such as the sending of excessive volumes of unsolicited bulk e-mail or "spam," could lead to interruptions, delays, or cessation in service to our subscribers. Third parties could also potentially jeopardize the security of confidential information stored in our computer systems or our subscribers' computer systems by their inappropriate use of the Internet, which could cause losses to us or our subscribers or deter persons from subscribing to our services. Inappropriate use of the Internet includes attempting to gain unauthorized access to information or systems, commonly known as "cracking" or "hacking." Although we intend to continue to implement security measures to prevent this, "hackers" have circumvented security measures in the past, and others may be able to circumvent our security measures or the security measures of our third-party network providers in the future.

     To alleviate problems caused by computer viruses or other inappropriate uses or security breaches, we may have to interrupt, delay, or cease service to our subscribers, which could have a material adverse effect on our business, financial condition, and results of operations. In addition, we expect that our subscribers will increasingly use the Internet for commercial transactions in the future. Any network malfunction or security breach could cause these transactions to be delayed, not completed at all, or completed with compromised security. Subscribers or others may assert claims of liability against us as a result of any failure by us to prevent these network malfunctions and security breaches. Until more comprehensive security technologies are developed, the security and privacy concerns of existing and potential subscribers may inhibit the growth of the Internet service industry in general and our subscriber base and revenue in particular.

THE INTERNET ACCESS AND WEB HOSTING MARKETS ARE VERY COMPETITIVE.


     The markets for the provision of Internet access and business services to individuals and small businesses are extremely competitive and highly fragmented. There are no substantial barriers to entry, and we expect that competition will continue to intensify. We may not be able to compete successfully against current or future competitors, many of whom may have financial resources greater than ours. Increased competition could cause us to increase our selling and marketing expenses and related subscriber acquisition costs and could also result in increased subscriber attrition. We may not be able to offset the effects of these increased costs through an increase in the number of our subscribers or higher revenue from enhanced services and we may not have the resources to continue to compete successfully. These developments could adversely affect our business, financial condition and results of operations.



     COMPETITIVE FACTORS. We believe that the primary competitive factors determining success in the Internet access and business services markets are a reputation for reliability and service, effective customer support, pricing, easy-to-use software, and geographic coverage. Other important factors include the timing of introductions of new products and services and industry and general economic trends. Our current and prospective competitors include many large companies that have substantially greater market presence and financial, technical, marketing, and other resources. In addition, every local market that we have entered or intend to enter is served by multiple local ISPs.

     OUR COMPETITORS. We currently compete or expect to compete with the following types of companies:

     - established on-line commercial information service providers, such as AOL;

     - national long-distance carriers, such as AT&T Corp. and MCI WorldCom, Inc.;

     - national commercial ISPs, such as EarthLink Network, Inc.;

     - computer hardware and software and other technology companies, such as IBM Corp. and Microsoft Corporation;

     - numerous regional and local commercial ISPs which vary widely in quality, service offerings, and pricing;

     - national and regional Web hosting companies that focus primarily on providing Web hosting services;

     - cable operators and on-line cable services;

     - local telephone companies and regional Bell operating companies; and

     - nonprofit or educational ISPs.


     We believe that new competitors, including large computer hardware and software, media, and telecommunications companies, will continue to enter the Internet access and business services markets. As consumer awareness of the Internet grows, existing competitors are likely to further increase their emphasis on their Internet access and business services, resulting in even greater competition for us. In addition, telecommunications companies may be able to offer customers reduced communications costs in connection with these services, reducing the overall cost of their Internet access and business services solutions and significantly increasing pricing pressures on us. The ability of our competitors to acquire other ISPs, to enter into strategic alliances or joint ventures or to bundle other services and products with Internet access or business services could also put us at a significant competitive disadvantage.



     BROADBAND TECHNOLOGIES. We also face competition from companies that provide broadband connections to consumers' homes, including local and long-distance telephone companies, cable television companies, electric utility companies, and wireless communications companies. These companies may use broadband technologies to include Internet access or business services such as Web hosting in their basic bundle of services or may offer Internet access or business services for a nominal additional charge. Broadband technologies enable consumers to transmit and receive print, video, voice and data in digital form at significantly faster access speeds than existing dial-up modems.


     The companies that own these broadband networks could prevent us from delivering Internet access through the wire and cable connections that they own. Cable television companies are not currently required to allow ISPs to access their broadband facilities and the availability and terms of ISP access to broadband local telephone company networks are under regulatory review. Our ability to compete with telephone and cable television companies that are able to support broadband transmission, and to provide better Internet services and products, may depend on future regulation to guarantee open access to the broadband networks. However, in January 1999, the Federal Communications Commission declined to take any action to mandate or otherwise regulate access by ISPs to broadband cable facilities at this time. It is unclear whether and to what extent local and state regulatory agencies will take any initiatives to implement this type of regulation, and whether they will be successful in establishing their authority to do so. Similarly, the FCC is considering proposals that could limit the right of ISPs to connect with their customers over broadband local telephone lines. In addition to competing directly in the ISP market, both cable and telephone facilities operators are also aligning themselves with certain ISPs who would receive preferential or exclusive use of broadband local connections to end users. If high-speed, broadband facilities increasingly become the preferred mode by which customers access the Internet and we are unable to gain access to these facilities on reasonable terms, our business, financial condition and results of operations could be materially adversely affected.

     NO INTERNATIONAL OPERATIONS. We do not currently compete internationally, except that we have a small number of Canadian subscribers obtained in the Spry acquisition. If the ability to provide Internet access internationally becomes a competitive advantage in the Internet access industry, we may be at a competitive disadvantage relative to our competitors.

WE MAY NOT BE SUCCESSFUL IN PROTECTING OUR PROPRIETARY RIGHTS OR AVOIDING CLAIMS THAT WE INFRINGE THE PROPRIETARY RIGHTS OF OTHERS.

     Our success depends in part upon our software and related documentation. We principally rely upon copyright, trade secret, and contract laws to protect our proprietary technology. We cannot be certain that we have taken adequate steps to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology.

     We have permission and, in some cases, licenses from each manufacturer of the software that we bundle in MindSpring's front-end software product for subscribers. Although we do not believe that the software or the trademarks we use or any of the other elements of our business infringe on the proprietary rights of any third parties, third parties may assert claims against us for infringement of their proprietary rights and these claims may be successful. We might also face third party claims as a result of our acquisition of software, trademarks and other proprietary technology from Spry and NETCOM.

     We could incur substantial costs and diversion of management resources in the defense of any claims relating to proprietary rights, which could materially adversely affect our business, financial condition, and results of operations. Parties making these claims could secure a judgment awarding substantial damages as well as injunctive or other equitable relief that could effectively block our ability to license our products in the United States or abroad. Such a judgment could have a material adverse effect on our business, financial condition and results of operations. If a third party asserts a claim relating to proprietary technology or information against us, we may seek licenses to the intellectual property from the third party. We cannot be certain, however, that third parties will extend licenses to us on commercially reasonable terms, or at all. If we fail to obtain the necessary licenses or other rights, it could materially adversely affect our business, financial condition and results of operations.

OUR SUCCESS DEPENDS UPON OUR ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL.

     Our success depends upon the continued efforts of our senior management team and our technical, marketing, and sales personnel. These employees may voluntarily terminate their employment with us at any time. Our success also depends on our ability to attract and retain additional highly qualified management, technical, marketing, and sales personnel. The process of hiring employees with the combination of skills and attributes required to carry out our strategy can be extremely competitive and time-consuming. We may not be able to successfully retain or integrate existing personnel or identify and hire additional personnel. If we lose the services of key personnel or are unable to attract additional qualified personnel, our business, financial condition and results of operations could be materially and adversely affected.

ITC HOLDING COMPANY, INC., ONE OF OUR PRINCIPAL STOCKHOLDERS, AND OUR MANAGEMENT CAN EXERCISE SIGNIFICANT INFLUENCE OVER MINDSPRING.


     ITC Holding Company, Inc. indirectly owns approximately 18.5% of our common stock as of February 28, 1999. MindSpring's executive officers and directors own an aggregate of approximately 9.6% of our common stock as of the same date. As a result, if ITC Holding and management act together, they would be able to exercise significant influence over most matters requiring stockholder approval, including the election of directors and the approval of significant corporate matters, such as some types of change-of-control transactions. The common stock of MindSpring owned by ITC Holding is pledged to ITC Holding's lenders in connection with a credit facility. If ITC Holding's subsidiaries default under the credit facility, ITC Holding could lose ownership of all of its stock in MindSpring and someone unknown to us would become a significant stockholder of MindSpring.


SOME OF OUR DIRECTORS HAVE CONFLICTS OF INTEREST INVOLVING ITC HOLDING.

     ITC Holding, as a significant stockholder of MindSpring, and Campbell B. Lanier, III, William H. Scott, III, and O. Gene Gabbard, who are directors of MindSpring and directors, stockholders, and, in the case of Messrs. Lanier and Scott, officers of ITC Holding, are in positions involving the possibility of conflicts of interest with respect to transactions concerning MindSpring. Some decisions concerning our operations or financial structure may present conflicts of interest between us and ITC Holding and/or its affiliates. For example, if we are required to raise additional capital from public or private sources to finance our anticipated growth and contemplated capital expenditures, our interests might conflict with those of ITC Holding and/or its affiliates with respect to the particular type of financing sought. In addition, we may have an interest in pursuing acquisitions, divestitures, financings, or other transactions that, in our judgment, could be beneficial to us, even though the transactions might conflict with the interests of ITC Holding and/or its affiliates. If these conflicts do occur, ITC Holding and its affiliates may exercise their influence in their own best interests.

     We currently engage and expect in the future to engage in transactions with ITC Holding and/or its affiliates. In addition, we provide Internet access to various companies controlled by ITC Holding, although the revenue we derive from these sources is not substantial. We have a policy that requires any material transaction with our officers, directors, or principal stockholders, or their affiliates, to be on terms no less favorable to MindSpring than we reasonably could have obtained in arm's-length transactions with independent third parties. We believe that each current transaction in which we are engaged with an affiliate complies with this policy.

THE ABILITY OF OUR STOCKHOLDERS TO EFFECT CHANGES IN CONTROL OF MINDSPRING IS LIMITED.

     There are provisions in our Amended and Restated Certificate of Incorporation, as amended, our Amended and Restated Bylaws, and the Delaware General Corporation Law that could delay or impede the removal of incumbent directors and could make more difficult a merger, tender offer, or proxy contest involving MindSpring or could discourage a third-party from attempting to acquire control of MindSpring, even if these events would be beneficial to the interests of the stockholders. In particular, our board of directors could delay a change in control of MindSpring. In addition, our Amended and Restated Certificate of Incorporation authorizes the board of directors to provide for the issuance of shares of preferred stock of MindSpring, in one or more series, which the board of directors could issue without further stockholder approval and with terms and conditions and rights, privileges, and preferences determined by the board of directors. We have no current plans to issue any shares of preferred stock. We are also governed by
Section 203 of the Delaware Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless specified conditions are met. These factors could have the effect of delaying, deferring, or preventing a change of control of MindSpring.

WE MAY BECOME REGULATED BY THE FEDERAL COMMUNICATIONS COMMISSION OR OTHER GOVERNMENT AGENCIES.

     As an Internet service provider, we are not currently directly regulated by the Federal Communications Commission or any other agency, other than regulations applicable to businesses generally. In a report to Congress adopted on April 10, 1998, the FCC reaffirmed that Internet service providers should be classified as unregulated "information service providers" rather than regulated "telecommunications providers" under the terms of the Telecommunications Act of 1996.

     This finding is important because it means that regulations that apply to telephone companies and similar carriers do not apply to us. We also are not required to contribute a percentage of our gross revenues to support "universal service" subsidies for local telephone services and other public policy objectives, such as enhanced communications systems for schools, libraries, and some health care providers. The FCC action is also likely to discourage states from regulating Internet service providers as telecommunications carriers or imposing similar subsidy obligations.

     Nevertheless, Internet-related regulatory policies are continuing to develop, and it is possible that we could be exposed to regulation in the future. For example, in the same report to Congress, the FCC stated its intention to consider whether to regulate voice and fax telephony services provided over the Internet as "telecommunications" even though Internet access itself would not be regulated. We cannot predict whether in the future the FCC will modify its current policies against regulation of ISPs.

     MindSpring also could be affected by any change in the ability of customers to reach our network through a dial-up telephone call without any additional charges. This practice has allowed ISPs to offer flat-rate, non-usage-sensitive pricing, and has been an important reason for the growth in Internet use. Recently, the FCC ruled that connections linking end users to their ISPs are jurisdictionally interstate rather than local, but the FCC did not subject such calling to the access charges that apply to traditional telecommunications companies. Local telephone companies assess access charges to long distance companies for the use of the local telephone network to originate and terminate long distance calls, generally on a per-minute basis. MindSpring could be adversely affected by any regulatory change that would result in application of access charges to Internet service because this would substantially increase the cost of using the Internet. However, the FCC Chairman has stated that he opposes Internet-related access charges, and we believe that this development is unlikely, with one possible exception that is not currently relevant to our business. Specifically, there is substantial debate as to whether carrier access charges, or the universal support obligations discussed above, should apply to Internet-based telephone services that substitute for conventional telephony. We have no current plans to install gateway equipment and offer telephony, and so we do not believe we would be directly affected by these developments were they to occur.

     The law relating to the liability of Internet service providers and on-line services companies for information carried on, stored on, or disseminated through their network is unsettled, even with the recent enactment of the Digital Millennium Copyright Act. While no one has ever filed a claim against us relating to information carried on, stored on, or disseminated through our network, someone may file a claim of that type in the future and may be successful in imposing liability on us. If that happens, we may have to spend significant amounts of money to defend ourselves against these claims and, if we are not successful in our defense, the amount of damages that we will have to pay may be significant. Any costs that we incur as a result of defending these claims or the amount of liability that we may suffer if our defense is not successful could materially adversely affect our business, financial condition and results of operations.

     If, as the law in this area develops, we become liable for information carried on, stored on, or disseminated through our network, we may decide to take actions to reduce our exposure to this type of liability. This may require us to spend significant amounts of money for new equipment and may also require us to discontinue offering some of our products or services.

     Due to the increasing popularity and use of the Internet, it is possible that additional laws and regulations may be adopted with respect to the Internet, covering issues such as content, privacy, access to some types of content by minors, pricing, bulk e-mail or "spam," encryption standards, consumer protection, electronic commerce, taxation, copyright infringement, and other intellectual property issues. We cannot predict the impact, if any, that any future regulatory changes or developments may have on our business, financial condition, and results of operations. Changes in the regulatory environment relating to the Internet access industry, including regulatory changes that directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition from regional telephone companies or others, could have a material adverse effect on our business, financial condition and results of operations.

FAILURE TO ACHIEVE YEAR 2000 COMPLIANCE MAY HAVE ADVERSE EFFECTS ON MINDSPRING.

     Most of the world's computer hardware and software have historically used only two digits to identify the year in a date, often meaning that the computer will fail to distinguish dates in the 21st century from dates in the 20th century. As a result, various problems may arise from the improper processing of dates and date-sensitive calculations by computers and other machinery as the Year 2000 is approached and reached.

     Our failure, or the failure of third parties on which we rely, to adequately address Year 2000 readiness issues could result in an interruption, or a failure, of some normal business activities or operations. Presently, we believe that the primary risks that we face with regard to the Year 2000 are those arising from third party services or products.

     In particular, MindSpring depends heavily on a significant number of third party vendors to provide both network services and equipment. A significant Year 2000-related disruption of these network services or equipment could cause our customers to consider seeking alternate providers or cause an unmanageable burden on customer service and technical support. This in turn could materially and adversely affect MindSpring's results of operations, liquidity and financial condition.

     Furthermore, our business depends on the continued operation of, and widespread access to, the Internet. To the extent that the normal operation of the Internet is disrupted by the Year 2000 issue, or if a large portion of our customers are unable to access the Internet due to Year-2000 related issues in connection with their own systems, MindSpring's results of operations, liquidity and financial condition could be materially and adversely affected.

     We also face Year 2000 risks related to the acquisitions we make. If we fail to identify and address Year 2000 issues in connection with our acquisitions, our results of operations, liquidity and financial condition could be materially and adversely affected.

     We have established a Year 2000 readiness program to coordinate appropriate activity to be taken to address the Year 2000 issue. As of December 31, 1998, we had incurred approximately $75,000 in connection with the implementation of the program. We expect to incur an additional $250,000 to $300,000 of expenses to implement the remainder of the Year 2000 readiness program. These estimates do not include additional costs which may be incurred in connection with expanding the program to include the systems and products acquired in the Spry and NETCOM transactions. These are our best estimates, and we do not believe that the total costs will have a material affect on our business. However, if the actual costs resulting from implementation of the Year 2000 readiness program significantly exceed our estimates, they may have a material adverse effect on our results of operations, liquidity and financial condition.

OUR CREDIT FACILITY CONTAINS RESTRICTIVE COVENANTS.

     Our credit facility contains restrictions on MindSpring and any of our future subsidiaries that affect, and in some cases prohibit or significantly limit, our ability and the ability of our future subsidiaries, if any, to:


     - incur additional indebtedness, excluding the notes from the notes offering;


     - create liens;

     - make investments;

     - declare and pay cash dividends;

     - issue some types of convertible and redeemable stock; and

     - sell assets.

     Our credit facility also requires us to maintain specified financial ratios and satisfy financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control. We can offer no assurance that we will meet those tests. In addition, these restrictive covenants may adversely affect our ability to finance our future operations or capital needs, or to engage in other business activities that may be in our interest. A breach of any of these covenants could result in a default under the credit facility. Upon the occurrence of an event of default under the credit facility, our lenders could elect to declare all amounts outstanding under the credit facility, together with any accrued interest, to be immediately due and payable. If we were unable to repay those amounts, our lenders could proceed against the collateral granted to them to secure that indebtedness. Substantially all of our assets are pledged as collateral under the credit facility. If the credit facility were to be accelerated, we can offer no assurance that our assets would be sufficient to repay in full that indebtedness. An event of default or acceleration of the credit facility could have a material adverse effect on our business, financial condition and results of operations.

OUR STOCK PRICE WILL FLUCTUATE, AND COULD FLUCTUATE SIGNIFICANTLY.

     Since our common stock has been publicly traded, the market price of our common stock has fluctuated over a wide range and may continue to do so in the future. Significant fluctuations in the market price of our common stock may occur in response to various factors and events, including, among other things:

     - the depth and liquidity of the trading market for our common stock;

     - quarterly variations in actual or anticipated operating results;

     - growth rates;

     - changes in estimates by analysts;

     - market conditions in the industry, including demand for Internet access;

     - announcements by competitors;

     - regulatory actions; and

     - general economic conditions.

     In addition, the stock market has from time to time experienced significant price and volume fluctuations, which have particularly affected the market prices of the stocks of high-technology companies and which may be unrelated to the operating performance of particular companies. Furthermore, our operating results and prospects from time to time may be below the expectations of public market analysts and investors. The occurrence of any of these events could result in a material decline in the price of our common stock.

WE DO NOT ANTICIPATE THAT WE WILL PAY CASH DIVIDENDS.

     We have never declared or paid any cash dividends on our capital stock and do not anticipate paying cash dividends in the foreseeable future. In addition, our credit facility contains limits on our ability to declare and pay cash dividends.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus supplement, the accompanying prospectus and the information incorporated by reference include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy and our financing plans are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend." Known and unknown risks, uncertainties and other factors could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions.

     Although we believe that our expectations that are expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations include, without limitation:

     - that MindSpring will not retain or grow its subscriber base,

     - that MindSpring will not be able to successfully integrate new subscribers and/or assets obtained through acquisitions,

     - that MindSpring will fail to be competitive with existing and new competitors,

     - that MindSpring will not be able to sustain its current growth,

     - that MindSpring will not adequately respond to technological developments affecting the Internet, and

     - that financing will not be available to MindSpring if and as needed.

     This list is intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included elsewhere in this report. These factors are not intended to represent a complete list of all risks and uncertainties inherent in MindSpring's business, and should be read in conjunction with the more detailed cautionary statements included in this prospectus supplement under the caption "Risk Factors."

                                USE OF PROCEEDS


     We estimate that we will receive net proceeds from the sale of our common stock offered with this prospectus supplement and accompanying prospectus of approximately $200.6 million, or approximately $230.7 million if the underwriters' over-allotment option is exercised in full. This estimate includes the deduction of the estimated underwriting discounts and commissions and other fees and expenses payable by us of approximately $500,000.



     We intend to use a portion of the net proceeds from this offering to repay all amounts outstanding under our secured credit facility of approximately $80.8 million, which includes approximately $800,000 of interest as of April 7, 1999. This indebtedness bears interest, at our option, at either (a) a base rate equal to the greater of First Union National Bank's prime lending rate or the overnight federal funds rate plus 0.50% or (b) the reserve adjusted LIBOR rate, plus an applicable margin. The applicable margin is an annual rate which fluctuates based on our ratio of total debt to EBITDA and which is between 0.25% and 1.00% for base rate borrowings and between 1.25% and 2.00% for LIBOR rate borrowings. We incurred this indebtedness to fund a portion of the NETCOM acquisition. Our credit facility under which this amount is outstanding expires on February 17, 2002.



     Concurrently with this offering and by means of a separate prospectus supplement, we are offering $155 million principal amount of convertible subordinated notes, plus up to an additional $23.25 million principal amount of notes to cover over-allotments by the underwriters for that offering. The notes are convertible, at the option of the holder, into shares of MindSpring common
stock at a conversion rate of           shares per $1,000 principal amount of
the notes, or a conversion price of $     per $1,000 principal amount of the
notes, subject to customary anti-dilution adjustments. The notes rank junior in payment to substantially all indebtedness of MindSpring in existence at the time of the issuance of the notes, or incurred by MindSpring in the future. The completion of the notes offering and this common stock offering are not dependent on one another.



     We intend to use the remaining net proceeds from this offering to fund expansion of our business, including for additional working capital and general corporate purposes. In addition, we may apply a portion of the remaining net proceeds from this offering to acquire complementary businesses, subscriber accounts, products or technologies. Depending on the nature of any such acquisitions, we could apply all or substantially all of the remaining net proceeds from this offering to those acquisitions. As part of our ongoing corporate development activities, we expect that we will continue to consider acquisition opportunities. We are not currently evaluating any acquisition opportunities. We cannot assure you, however, that we will identify suitable acquisition candidates or that we will consummate any acquisition.

     We currently intend to allocate substantial proceeds to each of the foregoing uses. However, except for the amounts intended to repay borrowings under our credit facility, the precise allocation of funds among these uses will depend on future technological, regulatory, and other developments in or affecting our business, the competitive climate in which we operate and the emergence of future opportunities. Pending these uses, we intend to invest the net proceeds of this offering in short-term, interest-bearing securities.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Our common stock is traded on the Nasdaq National Market under the symbol "MSPG." The following table shows for the periods indicated the high and low sales prices per share of our common stock as reported by the Nasdaq National Market (as adjusted for our 3-for-1 stock split effected on July 24, 1998).

                        1997                             HIGH       LOW
                        ----                           ---------   ------
First Quarter........................................   $  3.42    $ 1.92
Second Quarter.......................................      3.79      2.21
Third Quarter........................................      8.21      3.54
Fourth Quarter.......................................     11.54      6.08

                        1998                             HIGH       LOW
                        ----                           ---------   ------
First Quarter........................................   $ 23.00    $ 9.20
Second Quarter.......................................     34.75     16.17
Third Quarter........................................     52.38     25.31
Fourth Quarter.......................................     79.00     23.13


                        1999                             HIGH       LOW
                        ----                           ---------   ------
First Quarter (through April 6, 1999)................   $125.00    $62.50



     On April 6, 1999, the last reported sale price of the common stock on the Nasdaq National Market was $105.38 per share. At April 5, 1999, there were approximately 718 holders of record of our common stock.


     We have never declared or paid any cash dividends on our capital stock and do not anticipate paying cash dividends on our common stock in the foreseeable future. The current policy of our board of directors is to retain earnings to finance the expansion of our operations. Our board of directors will determine future declaration and payment of dividends, if any, in light of the then-current conditions, including our earnings, operations, capital requirements, financial condition, restrictions in financing agreements, and other factors that they deem are relevant. In addition, our ability to pay dividends is limited by the terms of our credit facility.

                                 CAPITALIZATION


     The following table sets forth our capitalization as of December 31, 1998
(1) on a historical basis, (2) as adjusted to reflect the sale of shares of common stock offered hereby at an assumed price to the public of $105 per share; and (3) as further adjusted to reflect the sale of $155,000,000 principal amount of notes and the application of the proceeds therefrom, in each case net of MindSpring's estimated offering expenses and the underwriting discount. You should read this table together with the section entitled "Use of Proceeds" and our financial statements and notes thereto and other financial and operating data included elsewhere in this prospectus supplement and the accompanying prospectus or incorporated into this prospectus supplement and the accompanying prospectus by reference.



                                                              DECEMBER 31, 1998
                                                 --------------------------------------------
                                                                                  AS FURTHER
                                                 HISTORICAL(1)   AS ADJUSTED(1)   ADJUSTED(1)
                                                 -------------   --------------   -----------
                                                                (IN THOUSANDS)
Cash or cash equivalents.......................    $167,743         $368,317       $518,417
                                                   ========         ========       ========
Indebtedness(2):
  Capital leases...............................       5,119            5,119          5,119
  Debt.........................................           0                0        155,000
                                                   --------         --------       --------
          Total indebtedness...................       5,119            5,119        160,119
                                                   --------         --------       --------
Stockholders' equity:
  Preferred Stock, $0.01 par value, 1,000
     shares authorized; 0 shares issued and
     outstanding...............................          --               --             --
  Common Stock, $.01 par value, 60,000 shares
     authorized; 28,284 shares issued and
     outstanding; 30,284 shares issued and
     outstanding as adjusted(3)................         283              303            303
Additional paid-in capital(3)..................     209,983          410,537        410,537
Accumulated deficit............................      (3,185)          (3,185)        (3,185)
                                                   --------         --------       --------
          Total stockholders' equity...........     207,081          407,655        407,655
                                                   --------         --------       --------
Total capitalization...........................    $212,200         $412,774       $567,774
                                                   ========         ========       ========


---------------
(1) Excludes the effects of the NETCOM acquisition and related borrowings under our secured credit facility in February 1999 which would decrease cash and cash equivalents by approximately $135 million, increase indebtedness by $80 million and increase stockholders' equity by $30 million on a historical basis. On an "adjusted basis" and on an "as further adjusted basis," cash and cash equivalents would decrease by approximately $215 million and stockholders' equity would increase by $30 million. See note 10 to MindSpring's audited financial statements for the fiscal year ended December 31, 1998 included in this prospectus supplement at page F-18 for certain pro forma and other information concerning these and other events. Also see our Current Report on Form 8-K filed with the SEC on February 25, 1999 for more detailed pro forma information.

(2) Includes current portion of related indebtedness.


(3) Excludes approximately 2,123,000 shares of common stock reserved for issuance upon exercise of stock options granted as of December 31, 1998. There were 2,486,974 shares of common stock reserved for issuance upon exercise of stock options granted as of March 31, 1999.

                     SELECTED FINANCIAL AND OPERATING DATA

     The following table contains selected financial and operating data for MindSpring. The selected historical statements of operations data for the period from February 24, 1994, MindSpring's inception, to December 31, 1994 and the years ended December 31, 1995, 1996, 1997 and 1998 and the selected historical balance sheet data as of December 31, 1994, 1995, 1996, 1997 and 1998 have been derived from financial statements of MindSpring, which have been audited by Arthur Andersen LLP, independent public accountants, whose report with respect to these financial statements is included elsewhere in this prospectus supplement or the accompanying prospectus. The inception period referred to in the table below is the period from February 24, 1994, MindSpring's inception, to December 31, 1994.

     The information presented in the table excludes the effects of the NETCOM acquisition and borrowings under our secured credit facility, which occurred on February 17, 1999. See note 10 to MindSpring's audited Financial Statements for the fiscal year ended December 31, 1998 included in this prospectus supplement at page F-18 for certain pro forma and other information concerning these and other events. Also see our Current Report on Form 8-K filed with the SEC on February 25, 1999 for more detailed pro forma information.

     You should read the following selected historical financial and operating data with the sections entitled "Summary Financial and Operating Data," "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and MindSpring's financial statements and notes thereto and other financial and operating data included elsewhere in this prospectus supplement and the accompanying prospectus or incorporated into this prospectus supplement and the accompanying prospectus by reference.

     The total debt information included in the balance sheet data presented below contains the current portion of related indebtedness and the stockholders' equity information included in the balance sheet data presented below excludes approximately 2,123,000 shares of common stock reserved for issuance upon exercise of stock options granted as of December 31, 1998.

                                                                   FISCAL YEAR ENDED DECEMBER 31,
                                              INCEPTION   ------------------------------------------------
                                               PERIOD       1995         1996         1997         1998
                                              ---------   ---------   ----------   ----------   ----------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Access....................................   $   70      $ 1,455     $ 13,420     $ 40,925     $ 95,852
  Business services.........................       --          260        2,286        7,711       14,735
  Subscribers start-up fees.................       33          512        2,426        3,920        4,086
                                               ------      -------     --------     --------     --------
       Total revenues.......................      103        2,227       18,132       52,556      114,673
Cost and expenses:
  Cost of revenues -- recurring.............       37          627        6,332       15,203       31,724
  Cost of subscriber start-up fees..........       15          339        1,876        1,619        2,612
  Selling, general and administrative.......      121        2,230       14,161       30,784       57,324
  Depreciation and amortization.............        5          265        3,285        8,695       15,227
                                               ------      -------     --------     --------     --------
       Total operating expenses.............      178        3,461       25,654       56,301      106,887
                                               ------      -------     --------     --------     --------
Operating gain (loss).......................      (75)      (1,234)      (7,522)      (3,745)       7,786
Interest income (expense), net..............       --         (725)         (90)        (338)       1,214
                                               ------      -------     --------     --------     --------
Income (loss) before taxes..................      (75)      (1,959)      (7,612)      (4,083)       9,000
Income tax provision........................       --           --           --           --        1,544
                                               ------      -------     --------     --------     --------
Net income (loss)...........................   $  (75)     $(1,959)    $ (7,612)    $ (4,083)    $ 10,544
                                               ======      =======     ========     ========     ========
PER SHARE DATA:
Basic earnings (loss) per share.............               $ (0.23)    $  (0.48)    $  (0.18)    $   0.43
Diluted earnings (loss) per share...........               $ (0.20)    $  (0.48)    $  (0.18)    $   0.41
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic.......................................                 8,664       15,758       22,542       24,611
Diluted.....................................                 9,930       15,758       22,542       25,431
OTHER OPERATING DATA:
Approximate number of subscribers at end of
  period....................................    1,000       12,000      122,000      278,000      693,000
Approximate number of employees at end of
  period....................................        8           95          321          502          977
EBITDA (1)..................................   $  (70)     $  (969)    $ (4,237)    $  4,950     $ 23,013
EBITDA margin (1)...........................      (68)%        (44)%        (23)%          9%          20%
CASH FLOW DATA:
Operations..................................      (33)         (70)      (2,005)      11,354       35,501
Investing...................................     (127)      (3,724)     (21,336)      (9,002)     (47,647)
Financing...................................      745        3,634       32,569       (2,619)     170,503

                                                                   DECEMBER 31,
                                                --------------------------------------------------
                                                INCEPTION
                                                 PERIOD      1995      1996      1997       1998
                                                ---------   -------   -------   -------   --------
BALANCE SHEET DATA:
Cash and cash equivalents.....................    $585      $   425   $ 9,653   $ 9,386   $167,743
Working capital...............................     547       (3,100)    5,027    (5,353)   137,106
Total assets..................................     722        4,845    35,232    44,286    247,599
Total debt, including current maturities......      --        2,500     4,005     9,740      5,119
Total stockholders' equity....................     670          482    25,407    21,413    207,081

---------------
(1) EBITDA represents operating gain (loss) plus depreciation and amortization. EBITDA is provided because it is a measure commonly used by investors to analyze and compare companies on the basis of operating performance. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be construed as a substitute for operating income, net income or cash flows from operating activities for purposes of analyzing MindSpring's operating performance, financial position and cash flows. EBITDA is not necessarily comparable with similarly titled measures for other companies.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     All common stock numbers and per share amounts in this report give effect to a 3-for-1 stock split effected by MindSpring in June 1998.

OVERVIEW

     MindSpring is a leading national Internet service provider, or ISP. We focus on serving individuals and small businesses. Our subscribers use their MindSpring accounts to, among other things, communicate, retrieve information, and publish information on the Internet. Our primary service offerings are dial-up Internet access and business services, which we offer in various price and usage plans designed to meet the needs of our subscribers. Our business services include Web hosting, which entails maintaining a customer's Web site; high-speed, dedicated Internet access; Web page design; domain name registration and customer Web server co-location. Web hosting, our principal business service, complements our Internet access business and is one of the fastest growing segments of the Internet marketplace.

     We offer our subscribers:

     - user-friendly and easy to install software, containing a complete set of the most popular Internet applications including electronic mail, World Wide Web access, Network News, File Transfer Protocol and Internet Relay Chat;

     - highly responsive customer service, and technical support which is available 24 hours a day, seven days a week; and

     - a reliable nationwide network that enables subscribers in the 48 contiguous United States and the District of Columbia to access the Internet via a local telephone call.

     Our nationwide network consists of MindSpring-owned points of presence "POPs" and POPs that are owned by other companies with which we have service agreements. Through these service agreements, we have the flexibility to offer Internet access in a particular market through a MindSpring-owned POP, a third-party network provider's POP or a combination of the two. As part of our efforts to control quality and cost, we typically seek to increase the number of MindSpring-owned POPs in markets where we have higher numbers of subscribers.

     MindSpring has grown rapidly by:

     - providing superior customer service and technical support;

     - expanding marketing and distribution activities;

     - making strategic acquisitions; and

     - creating additional revenue streams by offering value-added services such as Web hosting that build on our basic operating capabilities and services.


     We have increased our subscriber base from approximately 12,000 subscribers at December 31, 1995 to approximately 693,000 subscribers at December 31, 1998, including over 21,000 Web hosting customers. In February 1999, we completed the NETCOM acquisition, which increased our subscriber base to approximately 1.1 million subscribers, including approximately 45,000 Web hosting subscribers. This acquisition is described below.

     In addition, we have rapidly increased revenues and have achieved profitability ahead of other national ISPs. We believe that providing superior service and support to our subscribers has contributed to our achieving significant market penetration in a number of our target markets. We also believe that high geographic concentrations of satisfied subscribers in a particular market reduces the costs of adding new subscribers in that market relative to revenues. This tends to result in higher margins and greater profitability in these markets.

     From our inception in February 1994 through 1997, we experienced annual net operating losses, as a result of efforts to build our network infrastructure and internal staffing, develop our systems, and expand into new markets. During 1997, we generated positive cash flows from operations, with EBITDA of approximately $5 million. We had our first year of profitability in 1998. For the year ended December 31, 1998, we had revenues of approximately $115 million, EBITDA of approximately $23 million, net income of approximately $8.8 million and earnings per share of $0.35, in each case excluding a one-time tax benefit of approximately $1.7 million. Including the one-time tax benefit, our net income for 1998 was approximately $10.5 million and our earnings per share were $0.41.

     We expect to continue to focus on increasing our subscriber base. Increases in our subscriber base will cause our revenues to increase, but will also cause our costs of revenue, selling, general and administrative expenses, capital expenditures, and depreciation and amortization to increase. Our purchases of subscriber bases such as the Spry and NETCOM acquisitions cause an immediate increase in our amortization expense. We generally amortize subscriber acquisitions over a three-year period in approximately equal amounts each year. As more fully described below, we anticipate that, while we will continue to generate positive cash flows from operations and EBITDA during 1999 and 2000, we expect to incur net losses into 2000, principally as a result of amortization expenses related to the Spry and NETCOM acquisitions. If our assumptions are incorrect, our business plans change and/or we undertake additional acquisitions of subscriber bases in the near future, we could continue to incur net losses for a longer period of time. We do not currently have any agreements to do additional acquisitions. There can be no assurance that we will be able to sustain growth in our subscriber base, revenues, cash flows or EBITDA. Also, there can be no assurance that we will be able to achieve or sustain net income in the future.


     Spry Acquisition. On September 10, 1998, we entered into an Asset Purchase Agreement with AOL and Spry, a wholly owned subsidiary of AOL, to purchase assets used in connection with the consumer dial-up Internet access business operated by Spry. In that transaction, we acquired Spry's subscriber base of approximately 130,000 individual Internet access customers in the United States and Canada as well as various assets used in serving those customers. These assets included a leased customer support facility and a leased network operations facility in Seattle, Washington. MindSpring also acquired all rights held by Spry to the "Sprynet" name. On October 15, 1998, we completed the Spry acquisition and made an initial cash payment to AOL of $25 million. In March 1999, we made an additional and final payment to AOL of approximately $7 million. The total purchase price of approximately $32 million for the Spry subscribers and assets was primarily a function of the number of acquired subscribers who remained active with MindSpring as continuing users in good standing after two billing cycles, measured as of December 31, 1998.


     NETCOM Acquisition. On January 5, 1999, we entered into an Asset Purchase Agreement with NETCOM, which has changed its name to ICG PST, Inc., a wholly owned subsidiary of ICG Communications, Inc., to purchase assets used in connection with the

United States Internet access and Web hosting business operated by NETCOM. In that transaction, we acquired NETCOM's subscriber base of approximately 371,000 individual Internet access accounts, 22,000 Web hosting accounts, and 3,000 dedicated Internet access accounts in the United States. The acquisition closed on February 17, 1999. We paid NETCOM approximately $245 million, consisting of $215 million in cash and $30 million in MindSpring common stock (376,116 shares, at a price per share of $79.76). In addition to the NETCOM subscriber base, MindSpring also acquired various assets used in serving those subscribers, including leased operations facilities in San Jose, California and Dallas, Texas and all of NETCOM's rights to the "NETCOM" name (except in Canada, the United Kingdom and Brazil). ICG PST has retained the network assets used to serve those subscribers. We purchase access to that network under a network services agreement with ICG PST at rates that are generally comparable to the costs of using MindSpring POPs. This network agreement has a term of one year with an option for a second year on potentially different terms to be agreed upon by the parties. During the first year under this network agreement, we are obligated to pay at least $27 million for network services, as long as the services provided meet specified performance levels.


     Credit Facility. On February 17, 1999, we entered into a credit agreement with First Union National Bank and several other lenders. The credit agreement provides for a $100 million revolving credit facility that may be increased at our option to $200 million with the approval of First Union and the other lenders under the credit agreement. The credit facility will mature on February 17, 2002. The credit facility is to be used to fund working capital and for general corporate purposes, including permitted acquisitions. On February 17, 1999, we borrowed approximately $80 million under the credit facility to finance the NETCOM acquisition. Our obligations under the credit facility are secured by substantially all of MindSpring's assets. We intend to repay all amounts outstanding under the credit facility with a portion of the net proceeds from this offering of common stock. If we do not complete this common stock offering, we intend to use a portion of the proceeds from the notes offering to repay those amounts. See "Use of Proceeds."


     Anticipated Effects of the Spry and NETCOM Acquisitions. The Spry and NETCOM acquisitions represent significant growth opportunities and challenges for MindSpring. Both acquisitions were of large customer bases and related assets which, as previously operated stand-alone entities, were historically unprofitable. We expect to incur net losses into 2000, primarily as a result of the amortization expense associated with the Spry and NETCOM acquisitions. We expect that annual amortization expense attributable to these transactions will be between approximately $85 million and $90 million per year for the next three years. In addition, we face the significant challenge of integrating the acquired customers and assets into MindSpring's operations. The integration process is most time and resource intensive during the sixty- to ninety-day period immediately after completion of an acquisition, and involves, among other things:

     - communication with and increased technical and customer support to acquired subscribers;

     - network supervision, provisioning and maintenance, including of third-party networks;

     - increased management time and resources related to hiring and integration of new employees to support acquired subscribers;

     - integration of acquired subscribers into MindSpring's billing systems;
       and

     - attempting to bring the cost structures associated with the acquired subscribers and assets into alignment with MindSpring's historical cost structure.

     The Spry subscribers and assets were substantially integrated into MindSpring's operations as of December 31, 1998. Net income for the fourth quarter of 1998 was $1.9 million, excluding a one-time tax benefit of $1.8 million, compared to approximately $4.0 million for the third quarter of 1998. This decrease resulted primarily from $2.3 million in amortization costs during the fourth quarter attributable to the Spry acquisition.

     The NETCOM acquisition has significantly increased MindSpring's customer base from approximately 693,000 to approximately 1,100,000. Principally as a result of the NETCOM acquisition, we expect that we will incur net losses into 2000. Even though we expect to incur net losses, we expect to continue to generate increased revenues and EBITDA as we continue to increase our subscriber base. We believe that reducing the historical costs associated with the acquired NETCOM subscribers to levels that approximate MindSpring's historical costs of providing Internet access to its subscribers will contribute to our ability to reduce net losses in the future. We expect that these cost reductions will be achieved in part as a function of:

     - the ICG PST network agreement, through which MindSpring expects initially to provide service to the majority of the acquired NETCOM subscribers and which MindSpring expects will be at a lower cost than that reported by NETCOM; and

     - economies of scale in selling, general and administrative costs, particularly in the areas of numbers of employees and salaries, operating leases, and marketing expenses.

     By "economies of scale" we mean that, as the number of subscribers we serve increases, the costs and expenses per subscriber decrease. There can be no assurance that we will achieve these anticipated cost reductions in a timely manner or at all. If the cost reductions are lower than anticipated, other costs increase, and/or revenues decline, our EBITDA and net income would also decline, which would have a material adverse effect on our business, results of operations and financial condition, including our liquidity and capital resources.

     Revenues. MindSpring derives revenue primarily from monthly subscriptions from individuals for dial-up access to the Internet. Monthly subscription fees vary by billing plan. Under MindSpring's current pricing plans, customers have a choice of two "flat rate" plans (The Works and Unlimited Access) and two "usage-sensitive" plans (Standard and Light). MindSpring also has a prepayment plan available to all dial-up subscribers which allows subscribers to prepay their access fees for either one or two years at a discounted rate. For the years ended December 31, 1998 and 1997, the average monthly recurring revenue per dial-up subscriber was approximately $20. Average monthly recurring revenue is calculated by dividing monthly recurring revenue plus usage charges for non-"flat rate" subscribers by the total number of subscribers. Start-up fees for new subscribers vary depending upon the promotional method by which the subscriber is acquired, ranging from $0 up to a maximum of $25. Aggregate subscriber start-up fees are sufficient to cover the aggregate costs of direct materials, mailing expenses, and licensing fees associated with new subscribers. A majority of MindSpring's individual subscribers pay their MindSpring fees automatically by pre-authorized monthly charges to the subscriber's credit card.

     In addition, MindSpring earns revenue by providing Web-hosting, full-time dedicated access connections to the Internet, other value-added services such as Web page design, domain name registration and Web-server co-location. MindSpring's Web-hosting services allow a business or individual to post information on the World Wide Web so that the information is available to anyone who has access to the Internet. MindSpring currently offers three price plans for Web hosting subscribers ranging from $19.95 to $99.95 per month. MindSpring had approximately 21,000 Web-hosting subscribers as of December 31, 1998, not including approximately 22,000 Web-hosting subscribers acquired from NETCOM. Through our domain registration services, MindSpring offers subscribers the ability to personalize electronic mail addresses and URLs (Uniform Resource Locators). The services described in this paragraph have been classified as business services in MindSpring's statements of operations and in the "Results of Operations" table shown below.

     Costs. MindSpring's costs include (1) costs of revenue that are primarily related to the number of subscribers; (2) selling, general and administrative expenses that are associated more generally with operations; and (3) depreciation and amortization, which are related to the number of MindSpring-owned POPs and servers, and the deferred costs associated with acquired customer bases.

     Costs of revenue that are primarily related to the number of subscribers include both recurring costs and subscriber start-up expenses. Recurring costs of revenue consist primarily of the costs of telecommunications facilities necessary to provide service to subscribers. Telecommunications facilities costs include (1) the costs of providing local telephone lines into each MindSpring-owned POP; (2) costs related to the use of third-party networks; and
(3) costs associated with leased lines connecting each MindSpring-owned POP and third-party network to MindSpring's hub and connecting MindSpring's hub to the Internet backbone. Start-up expenses for each subscriber include primarily the cost of diskettes and other product media, manuals, and packaging and delivery costs associated with the materials provided to new subscribers. MindSpring does not defer any subscriber start-up expenses.

     Selling, general and administrative costs are incurred in the areas of sales and marketing, customer service and support, network operations and maintenance, engineering, accounting and administration. Selling, general and administrative costs will increase over time as MindSpring's scope of operations increases. We may determine to significantly increase the level of marketing activity to increase the rate of subscription growth. A significant increase in marketing activity would have a short-term negative impact on net income. We believe that these increased costs would be more than offset by anticipated increases in revenue attributable to overall subscriber growth. However, there can be no assurance that we will be able build, increase or maintain our subscriber base in a given market to the extent necessary to generate sufficient revenues to offset these marketing expenses. MindSpring does not defer any sales or marketing expenses.

     As MindSpring expands into new markets, both costs of revenue and selling, general and administrative expenses will increase. To the extent MindSpring opens MindSpring POPs in new markets, these costs and expenses may also increase as a percentage of revenue in the short-term for the period immediately after a new MindSpring POP is opened. Many of the fixed costs of providing service in a new market through a new MindSpring POP are incurred before significant revenue can be expected from that market. However, to the extent that we expand into new markets by using third-party POPs instead of opening our own POPs, MindSpring's incremental monthly recurring costs will consist primarily of the fees to be paid to third parties under network services agreements. In general, the margins on those subscribers will initially be higher than if we had opened our own POP in new markets. When a market matures, if the market is served through purchased, third-party network services rather than MindSpring-owned POPs, costs of revenue as a percentage of revenue will tend to be higher, and therefore, margins on subscribers will tend to be lower. This is because the full costs of using third-party networks is included in costs of revenue, as compared to the costs of using MindSpring-owned POPs, a portion of which is included in depreciation and amortization. In addition, in more mature markets, where we have greater concentrations of subscribers, we generally can provide services at a lower cost per subscriber through MindSpring-owned POPs after the initial period when related expenses are higher. This depends in part on how much we must pay for local area telecommunications charges.


     For the first year of the network services agreement with ICG PST, we will pay for use of ICG PST's POPs at rates that are generally comparable to the costs of using MindSpring POPs. We have an option for a second year under that agreement, but on potentially different terms to be negotiated and agreed upon by both parties. The ICG PST network services agreement should also contribute to our ability to reduce future net losses. However, the cost advantages of providing services to MindSpring subscribers through the ICG PST network services agreement may be offset if there are operating inefficiencies, network reliability issues or technical support difficulties due to the fact that ICG PST is just beginning to offer network services as a third-party provider for companies such as MindSpring.


     We have added, and may in the future continue to add, MindSpring subscribers by purchasing customer bases from other ISPs. MindSpring amortizes such purchased customer bases using the straight-line method over a period of three years, commencing when the purchase is completed. This amortization has a negative effect on net income. Therefore, to the extent we continue to expand our subscriber base through acquisitions such as the Spry and NETCOM acquisitions, we will continue to experience increased amortization expense.


     The board of directors has authorized an additional 1.5 million shares of common stock for issuance pursuant to the exercise of stock options granted under the 1995 Stock Option Plan, as amended, raising the total number of shares that may be issued under the plan to 4.5 million. The board intends to submit this increase in shares to the MindSpring stockholders for approval at the 1999 annual meeting to be held in May 1999. The board has granted options to purchase approximately 300,000 shares of common stock in excess of the number of shares currently approved by MindSpring's stockholders for issuance under the plan.



     For accounting purposes, these excess grants have not occurred until stockholder approval is obtained which is when over 50% of the stockholders approve the necessary increase of shares at or before the annual stockholder meeting scheduled for May 1999. Accordingly, we are currently evaluating various alternatives to reduce our exposure to such potential additional expense. We believe that we will be able to resolve this matter through negotiated arrangements with a sufficient number of the employees who received such options, such that the related compensation expense will not have a material impact on the Company.



     If we do not take any actions to reduce, or are unsuccessful in reducing, our exposure to this additional expense, we will be required to record additional compensation expense over the remaining vesting period of these options, which is approximately 33 to 45 months. The additional compensation expense would be the number of additional options, multiplied by the difference between the exercise price for those options and the market price of the common stock on the date stockholder approval is obtained. Based on our current stock price, the amount of such compensation expense would be approximately $4.2 million in the aggregate or approximately $115,000 per month over approximately 33 to 45 months. If we are unable to negotiate arrangements with respect to a sufficient number of such options and/or if the price of our common stock on the applicable measurement date is higher than the current price, the amount of additional compensation expense could be materially greater, which may have a material adverse effect on our business, financial condition, and results of operations, including EBITDA and net income.

RESULTS OF OPERATIONS

     The following table shows financial data for the years ended December 31, 1998, 1997, and 1996. Operating results shown for 1998 do not reflect the NETCOM acquisition. Operating results for any period are not necessarily indicative of results for any future period. Dollar amounts (except per share data) are shown in thousands.

                                              YEAR ENDED          YEAR ENDED           YEAR ENDED
                                          DECEMBER 31, 1998    DECEMBER 31, 1997   DECEMBER 31, 1996
                                          ------------------   -----------------   ------------------
                                                      % OF                % OF                 % OF
                                          (000'S)    REVENUE   (000'S)   REVENUE   (000'S)    REVENUE
                                          --------   -------   -------   -------   --------   -------
STATEMENTS OF OPERATIONS DATA:
Revenues:
  Dial-up access to Internet............  $ 95,852      84     $40,925      78     $ 13,420      74
  Business services.....................    14,735      13       7,711      15        2,286      13
  Start-up fees.........................     4,086       3       3,920       7        2,426      13
                                          --------     ---     -------     ---     --------     ---
         Total revenue..................  $114,673     100     $52,556     100     $ 18,132     100
Cost and expenses:
  Cost of revenues-recurring............  $ 31,724      28     $15,202      29     $  6,332      35
  Cost of revenues-start-up fees........     2,612       2       1,620       3        1,876      10
  Selling, general, and
    administrative......................    57,324      50      30,784      59       14,161      78
                                          --------     ---     -------     ---     --------     ---
  Customer base amortization............  $  7,048       6     $ 4,210       8     $  1,521       8
  Depreciation..........................     8,179       7       4,485       9        1,764      10
                                          --------     ---     -------     ---     --------     ---
Operating income (loss).................     7,786       7      (3,745)     (7)      (7,522)    (42)
  Interest income (expense), net........     1,214       1        (338)     (1)         (90)     (1)
                                          --------     ---     -------     ---     --------     ---
Pre tax income (loss)...................     9,000       8      (4,083)     (8)      (7,612)    (42)
  Provision for income taxes............     1,544       1          --      --           --      --
                                          --------     ---     -------     ---     --------     ---
Net income (loss).......................  $ 10,544       9     $(4,083)     (8)    $ (7,612)    (42)
                                          ========     ===     =======     ===     ========     ===
PER SHARE DATA:
Diluted net income (loss) per share.....  $   0.41             $ (0.18)            $  (0.48)
Weighted average common shares
  outstanding...........................    25,431              22,542               15,758
OPERATING DATA:
Approximate number of subscribers at end
  of year...............................   693,000             278,300              121,794
Number of MindSpring employees at end of
  year..................................       977                 502                  321
EBITDA(1)...............................  $ 23,013      20     $ 4,950       9     $ (4,237)    (23)
                                          --------     ---     -------     ---     --------     ---
CASH FLOW DATA:
Cash Flow (used in) from operations.....  $ 35,501             $11,354             $ (2,005)
Cash flow (used in) from investing
  activities............................  $(47,647)            $(9,002)            $(21,336)
Cash flow (used in) from financing
  activities............................  $170,503             $(2,619)            $ 32,569

---------------
(1) EBITDA represents operating income (loss) plus depreciation and amortization. EBITDA is provided because it is a measure commonly used by investors to analyze and compare companies on the basis of operating performance. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be construed as a substitute for operating income, net income or cash flows from operating activities for purposes of analyzing MindSpring's operating performance, financial position and cash flows. EBITDA is not necessarily comparable with similarly titled measures for other companies.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Revenues. Revenue for the year ended December 31, 1998 totaled approximately $114.7 million, as compared to approximately $52.6 million for the year ended December 31, 1997. This approximately 118% increase in period revenues resulted primarily from an approximately 150% increase in subscribers. The greater proportional increase in subscribers was principally due to the acquisition of Spry subscribers from AOL during the fourth quarter of 1998. Revenues from dial-up access to the Internet for the year ended December 31, 1998 represented approximately 84% of the revenue, compared to approximately 78% for the year ended December 31, 1997. Business services revenue decreased as a percentage of revenue to approximately 13% for the year ended December 31, 1998, compared to approximately 15% for the year ended December 31, 1997. This decrease is primarily attributable to the large amount of dial-up customers added through acquisitions in 1998. Subscriber start-up fees accounted for 3% of revenue for the year ended December 31, 1998, as compared to approximately 7% for the year ended December 31, 1997. MindSpring anticipates that as its customer base continues to expand, subscriber start-up fees will progressively represent a smaller percentage of revenue.

     Cost of revenues-recurring. For the year ended December 31, 1998, cost of revenues-recurring decreased to approximately 28% of total revenue, compared to approximately 29% of total revenue for the year ended December 31, 1997. Cost of revenues-recurring also decreased as a percentage of dial-up access revenue to approximately 33% for the year ended December 31, 1998 from approximately 37% for the year ended December 31, 1997. Not taking into account approximately $2 million in discounts we received in 1998 under our network services agreement with PSINet, Inc., cost of revenues-recurring would have been approximately 35% of total dial-up access revenue. Not taking into account approximately $2.1 million in discounts we received in 1997 under the network services agreement with PSINet, Inc., cost of revenues-recurring would have been approximately 42% of total dial-up access revenue. The discounts earned under the network services agreement with PSINet ended in October 1998. This decrease of cost of revenues-recurring as a percentage of total revenue and as a percentage of dial-up access revenue resulted primarily from increased efficiency and reduced network costs associated with MindSpring-owned POPs.

     Selling, general, and administrative expenses. Selling, general, and administrative expenses were approximately 50% of revenue for the year ended December 31, 1998, compared to approximately 59% of revenue for the year ended December 31, 1997. The decrease in selling, general, and administrative expenses as a percentage of revenue resulted from economies of scale with respect to costs such as payroll that do not increase in direct proportion to increases in revenue and from cost control efforts implemented by MindSpring's management.

     EBITDA margin. EBITDA margin refers to EBITDA as a percentage of revenues. EBITDA margin increased to approximately 20% for the year ended December 31, 1998, compared to 9% for the year ended December 31, 1997. The increase is attributable to the significant revenue growth outpacing the related cost increases principally as a result of economies of scale related to selling, general, and administrative expenses as well as efficiencies and economies of scale associated with MindSpring-owned POPs.

     Depreciation and amortization. Depreciation and amortization expenses decreased to approximately 13% of revenues for the year ended December 31, 1998, compared to approximately 17% of revenues for the year ended December 31, 1997. Amortization expense declined slightly to 6% of total revenues for the year ended December 31, 1998, compared to approximately 8% for the year ended December 31, 1997. Amortization expense resulted solely from acquired subscriber bases, which are being amortized over three years. Depreciation expense was approximately 7% of total revenues for the year ended December 31, 1998, compared to approximately 9% for the year ended December 31, 1997. The decrease in depreciation expense as a percentage of total revenues resulted from adding capacity through increased use of network services purchased from third-party providers, as opposed to increasing capacity by building additional MindSpring-owned POPs, and from reductions in the cost of new equipment and improved operating efficiencies within MindSpring's network. MindSpring anticipates amortization expense to increase as a percentage of revenues as a result of the Spry and NETCOM acquisitions.

     Interest income (expense). The following table details the increase in interest income in 1998 compared to 1997:

                                                            1998        1997
                                                         ----------   ---------
Interest on capital leases.............................  $ (754,000)  $(473,000)
Interest on PSINet notes...............................    (136,000)   (276,000)
Interest income -- other...............................   2,104,000     411,000
                                                         ----------   ---------
Interest income (expense) net..........................  $1,214,000   $(338,000)
                                                         ==========   =========

     Interest on capital leases increased for the year ended December 31, 1998, compared to the year ended December 31, 1997, because MindSpring entered into several new capital leases for equipment at the end of 1997. Interest income increased in 1998 due to the increase in outstanding cash balances available for investment as a result of positive operating cash flows and two public equity offerings completed during the year. See "Liquidity and Capital Resources".

     Income tax provision. For the year ended December 31, 1998 MindSpring recorded a benefit for income taxes due to a one time benefit taken in the fourth quarter of the year as a result of the removal of the valuation allowance associated with MindSpring's deferred tax assets. MindSpring is continually assessing its income tax situation and management believes that it is "more likely than not" that the deferred tax assets will be realized in the future. In the future, MindSpring expects to report taxable earnings, even though we expect to be incurring net losses at the same time. This is principally due to the requirement that, for tax purposes, subscriber acquisition costs must be amortized over 15 years, compared to the three-year period applied for accounting purposes. For the year ended December 31, 1997, no income tax benefit was recognized as MindSpring had a net taxable loss for the year.

     Net income (loss) and income (loss) per share. As a result of the factors discussed above, MindSpring's net income for the year ended December 31, 1998 was $10.5 million, or $0.41 income per diluted share, compared to a net loss of $4.1 million, or $0.18 basic and diluted loss per share, for the year ended December 31, 1997.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Revenues. Revenues for the year ended December 31, 1997 totaled approximately $52.6 million, as compared to approximately $18.1 million for the year ended December 31, 1996. The approximately 190% increase in revenues resulted primarily from an approximately 129% increase in subscribers. Revenues increased in a greater proportion than subscribers due to the subscribers acquired from PSINet Inc. during the fourth quarter of 1996. Revenues from dial-up access to the Internet for the year ended December 31, 1997 represented approximately 78% of the revenue, compared to approximately 74% for the year ended December 31, 1996. Business services revenue increased slightly to approximately 15% of revenues for the year ended December 31, 1997, compared to approximately 13% for the year ended December 31, 1996. This increase is primarily attributable to the increase in the number of MindSpring's Web hosting customers. Subscriber start-up fees accounted for 7% of revenues for the year ended December 31, 1997, as compared to approximately 13% for the year ended December 31, 1996. MindSpring anticipates that as its customer base continues to expand, subscriber start-up fees will progressively represent a smaller percentage of revenues.


     Cost of revenues-recurring. For the year ended December 31, 1997, cost of revenues-recurring decreased to approximately 29% of total revenues, compared to approximately 35% of total revenues for the year ended December 31, 1996. Cost of revenues-recurring also decreased as a percentage of dial-up access revenue from approximately 47% for the year ended December 31, 1996 to approximately 37% for the year ended December 31, 1997. Not taking into account approximately $2.1 million in discounts we received in 1997 under the PSINet Services Agreement, cost of revenues-recurring would have been approximately 42% of total dial-up revenue for the year ended December 31, 1997, compared to approximately 47% for the year ended December 31, 1996. This decrease in cost of revenues-recurring as a percentage of total revenues and as a percentage of dial-up access revenues resulted primarily from increased efficiency and reduced network costs associated with MindSpring-owned POPs.

     Selling, general, and administrative expenses. Selling, general, and administrative expenses were approximately 59% of revenues for the year ended December 31, 1997, compared to approximately 78% of revenues for the year ended December 31, 1996. The decrease in selling, general, and administrative expenses as a percentage of revenues resulted from economies of scale with respect to costs such as payroll that do not increase in direct proportion to increases in revenue and to cost control efforts implemented by MindSpring's management.

     EBITDA margin. EBITDA margin increased to approximately 9% for the year ended December 31, 1997, compared to (23)% for the year ended December 31, 1996. The increase is attributable to the significant revenue growth outpacing the related cost increases principally as a result of economies of scale related to selling, general, and administrative expenses, as well as efficiencies and economies of scale associated with MindSpring-owned POPs.

     Depreciation and amortization. Depreciation and amortization expenses decreased to approximately 16% of revenues for the year ended December 31, 1997, compared to approximately 18% of revenues for the year ended December 31, 1996. Amortization expense remained steady at approximately 8% of revenue for both the years ended December 31, 1997 and December 31, 1996. Amortization expense resulted primarily from acquired customer bases which are being amortized over three years. Depreciation expense was approximately 8% of total revenues for the year ended December 31, 1997, compared to approximately 10% for the year ended December 31, 1996. The decrease in depreciation expense as a percentage of total revenues resulted from adding capacity through increased use of network services purchased from third-party providers, as opposed to increasing capacity by building additional MindSpring-owned POPs, and from reductions in cost of new equipment and improved operating efficiencies within MindSpring's network.

     Interest income (expense). The following table details the increase in interest expense in 1997 compared to 1996:

                                                             1997        1996
                                                           ---------   --------
Interest on capital leases...............................  $(473,000)  $(91,000)
Interest on PSINet notes.................................   (276,000)  (324,000)
Interest income -- other.................................    411,000    325,000
                                                           ---------   --------
Interest expense, net....................................  $(338,000)  $(90,000)
                                                           =========   ========

Interest on capital leases increased for the year ended December 31, 1997, compared to the year ended December 31, 1996, because MindSpring entered into several new capital leases for equipment. Interest income increased in 1997 due to the increase in outstanding cash balances available for investment as a result of positive operating cash flows.

     Income tax provision. For the years ended December 31, 1997 and 1996, no income tax benefit was recognized because MindSpring had a net taxable loss for the year.

     Net income (loss) and income (loss) per share. As a result of the factors discussed above, MindSpring's net loss for the year ended December 31, 1997 was $4.1 million, or $(0.18) basic and diluted loss per share, compared to a net loss of $7.6 million, or $(0.48) basic and diluted loss per share, for the year ended December 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES


     For the year ended December 31, 1998, MindSpring generated net cash from operations of approximately $35.5 million, compared to $11.4 million for the year ended December 31, 1997, an increase of approximately 212.7%. During 1998, we used approximately $27.3 million from cash flows from operations to fund purchases of subscriber bases. $25 million of this amount was paid to AOL on October 15, 1998 in partial payment for the Spry acquisition with the balance of $7 million paid in March 1999. During 1998, we spent a total of approximately $20.2 million related to purchases of telecommunications equipment necessary for the provision of service to subscribers. We did not enter into any capital lease agreements in 1998, compared to approximately $8.4 million incurred in 1997 under capital leases for equipment acquisition. At December 31, 1998, MindSpring's capital lease obligations and minimum rental commitments under non-cancelable operating leases with initial or remaining terms of more than one year amounted to approximately $5.7 million for capital leases, and approximately $10 million for non-cancelable operating leases.


     During 1998, MindSpring generated approximately $170.5 million from financing activities, consisting primarily of two public equity offerings. In June 1998, MindSpring sold 3,000,000 shares of common stock at a public offering price of $17.67 per share. Proceeds from the June offering, net of underwriting discounts and offering expenses, were approximately $49.8 million. In December 1998, MindSpring sold 2,300,000 shares of common stock at a public offering price of $57 per share. Proceeds from the December offering, net of underwriting discounts and offering expenses, were approximately $124.8 million. Cash used for financing activities consisted of approximately $4.6 million for capital lease obligations and the final payment to PSINet Inc. due under a promissory note issued in connection with MindSpring's 1996 purchase from PSINet of subscribers and other assets and rights related to PSINet's U.S. consumer dial-up Internet access business. The final payment to PSINet was made in December 1998. During 1997, cash used for financing activities consisted primarily of approximately $2.6 million in payments for capital lease obligations and repayments of promissory notes to PSINet.


     As of December 31, 1998, MindSpring had cash on hand of approximately $167.7 million. On February 17, 1999, we paid $215 million in cash in connection with the closing of the NETCOM acquisition, approximately $80 million of which we borrowed under our $100 million secured revolving credit facility. After paying the amounts indicated for the NETCOM acquisition on February 17, 1999, we had remaining cash on hand of approximately $35 million, of which we paid approximately $7 million to AOL in March 1999 for the balance of the purchase price for the Spry acquisition.


     MindSpring's future capital requirements depend on various factors including, without limitation:

     - our ability to integrate successfully the subscribers and assets acquired from Spry and NETCOM, which requires us to reduce the costs previously associated with those subscribers and assets to approximate MindSpring's historical cost structure;

     - the rate of market acceptance of MindSpring's services;

     - our ability to maintain and expand our subscriber base;

     - the rate of expansion of MindSpring's network infrastructure;

     - the resources required to expand our marketing and sales efforts, and

     - the availability of hardware and software provided by third-party vendors.


     We currently estimate that our cash and financing needs for 1999, assuming reasonable internal growth, can be met by cash on hand, amounts available under the credit facility, additional capital financing arrangements, and cash flow from operations. We expect to repay all amounts outstanding under the credit facility with a portion of the net proceeds from this offering of common stock or, if necessary, a portion of the proceeds from the notes offering. See "Description of Secured Credit Facility."



     If our expectations change regarding our capital needs due to market conditions, strategic opportunities or otherwise, then our capital requirements may vary materially from those currently anticipated. We do not currently have any commitments for any additional financing, and there can be no assurance that if and when we need additional capital it will be available on terms that are acceptable to us, if at all. If additional capital financing arrangements, including public or private sales of debt or equity securities, or additional borrowings from commercial banks are insufficient or unavailable, or if we experience shortfalls in anticipated revenues or increases in anticipated expenses, we will be required to modify our growth and operating plans to match available funding. Any additional equity financing may be on terms that are dilutive or potentially dilutive to MindSpring's stockholders. Debt financing, if available, may involve restrictive covenants with respect to dividends, raising future capital and other financial and operational matters and incurring additional debt may further limit MindSpring's ability to raise additional capital. In addition, our credit facility contains restrictions on our ability to incur additional debt and to issue some types of convertible or redeemable capital stock.

     MindSpring frequently engages in discussions involving potential business acquisitions. Depending on the circumstances, MindSpring may not disclose material acquisitions until completion of a definitive agreement. MindSpring may determine to raise additional debt or equity capital to finance potential acquisitions and/or to fund accelerated growth. Any significant acquisitions or increases in MindSpring's growth rate could materially affect MindSpring's operating and financial expectations and results, liquidity and capital resources.

     Market Risks. We believe our exposure to market rate fluctuations on our investments is nominal due to the short-term nature of those investments. We have no material future earnings or cash flow exposures with respect to our outstanding capital leases, which are all at fixed rates. To the extent MindSpring has borrowings outstanding under the credit facility, we would have market risk relating to those amounts because the interest rates under the credit facility are variable. At present, we have no plans to enter into any hedging arrangements with respect to those borrowings.

RECENT ACCOUNTING PRONOUNCEMENTS

     In 1998, the provisions of Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income" and Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information" applied to MindSpring. Neither statement had any impact on MindSpring's financial statements as MindSpring does not have any "comprehensive income" type earnings (losses) and its financial statements reflect how the "key operating decisions maker" views the business. MindSpring will continue to review these statements over time, in particular, SFAS 131, to determine if any additional disclosures are necessary based on evolving circumstances.

YEAR 2000

     Introduction. The term "Year 2000 issue" is a general term used to describe the various problems that may result from the improper processing of dates and date-sensitive calculations by computers and other machinery as the year 2000 is approached and reached. These problems generally arise from the fact that most of the world's computer hardware and software have historically used only two digits to identify the year in a date, often meaning that the computer will fail to distinguish dates in the "2000's" from dates in the "1900's." These problems may also arise from other sources as well, such as the use of special codes and conventions in software that make use of the date field.

     State of Readiness. MindSpring has established a Year 2000 Program Office to coordinate appropriate activity and report to the Board of Directors on a continuing basis with regard to the Year 2000 issue. MindSpring's Year 2000 Program Office has developed and is currently implementing a comprehensive plan (the "Year 2000 Program") for MindSpring to become Year 2000 ready. The Year 2000 Program consists of six phases: (1) project planning and inventory of all of MindSpring's assets, (2) assessment, (3) renovation (whether by upgrade or replacement), (4) testing and validation, (5) implementation and (6) creation of contingency plans in the event of year 2000 failures.

     The Year 2000 Program covers: (1) software products which are supplied by MindSpring to its customers, (2) MindSpring's information technology and operating systems ("IT Systems"), and (3) MindSpring's non-information technology systems, including embedded technology ("Non-IT Systems"). In addition, the Program calls for MindSpring to identify and assess the systems and services of MindSpring's major vendors, third party network service providers and other material service providers ("Third Party Systems"), and take appropriate remedial actions and develop contingency plans where appropriate in connection with such Third Party Systems.

     MindSpring supplies its customers with a software package which, among other things, allows its customers to access MindSpring's services. The software package consists of internally developed software (e.g., the MindSpring Internet Desktop interface) which is bundled with third party software (collectively, the "Access Product"). MindSpring believes that the current shipping version of its software package (including the MindSpring Internet Desktop) is Year 2000 ready.

     MindSpring has substantially completed the inventory phase of the Year 2000 Program for both its IT Systems and Non-IT Systems and has completed a majority of the assessment phase of the Year 2000 Program for the IT Systems and Non-IT Systems. MindSpring anticipates that it will complete the first two phases for those systems during the second quarter of 1999. The Year 2000 Program calls for the completion of all six phases for both IT and Non-IT Systems by the end of the second quarter of 1999.

     MindSpring has performed a technical review of many of the more critical Third Party Systems and has surveyed the publicly available statements issued by the vendors of those systems. Additionally, MindSpring has recently sent inquiry letters to its significant providers of Third Party Systems requesting information regarding their vulnerability to Year 2000 issues and whether the products and services purchased from those entities are Year 2000 compliant. MindSpring intends to pursue appropriate responses to those inquiries and will evaluate the responses it receives.

     MindSpring recently completed the Spry and NETCOM acquisitions. MindSpring is developing appropriate plans to identify and address Year 2000 related concerns with Spry and NETCOM as part of the natural integration of the Spry and NETCOM operations into MindSpring. Management believes that the Spry and NETCOM operations will not present any significant Year 2000 issues to MindSpring.

     MindSpring has not deferred any specific IT project due to the Year 2000 Program. MindSpring has engaged a consulting firm to assist it in completing the inventory and assessment phases of its Year 2000 Program, and to assist it in its Year 2000 Program management.

     Costs. As of December 31, 1998, MindSpring has incurred expenses of approximately $75,000 in connection with the implementation of the Year 2000 Program Office and Year 2000 Program. MindSpring estimates that an additional $250,000 to $300,000 in expenses will be incurred by MindSpring through the remainder of the Year 2000 Program. These costs will be expensed as incurred. The costs and estimates provided include MindSpring's estimate of the cost of internal resources directly attributable to MindSpring's Year 2000 Program, but do not yet include additional costs which may be incurred in connection with expanding the Year 2000 Program to include the systems and products acquired in the Spry and NETCOM transactions. MindSpring has funded, and anticipates that it will continue funding, the costs of the Year 2000 Program from cash flows. The estimates for the costs of the Year 2000 Program are based upon management's best estimates and may be updated or revised as additional information becomes available. MindSpring currently believes these costs will not have a material effect on MindSpring's financial condition, liquidity or results of operations. MindSpring's estimates of Year 2000-related costs may change, however, depending on MindSpring's Year 2000 evaluation of the assets acquired from NETCOM.

     Risks. The failure by MindSpring to correct a material Year 2000 problem could result in an interruption in, or a failure of, normal business activities or operations. Presently, however, MindSpring perceives that its most reasonably likely worst case scenario related to the Year 2000 is associated with potential concerns with third party services or products.

     Specifically, MindSpring is heavily dependent on a significant number of third party vendors to provide both network services and equipment. A significant Year 2000-related disruption of the network services or equipment provided to MindSpring by third party vendors could cause customers to consider seeking alternate providers or cause an unmanageable burden on customer service and technical support, which in turn could materially and adversely affect MindSpring's results of operations, liquidity and financial condition. MindSpring is not presently aware of any vendor related Year 2000 issue that is likely to result in this type of disruption.

     Furthermore, MindSpring's business depends on the continued operation of, and widespread access to, the Internet. To the extent that the normal operation of the Internet is disrupted by the Year 2000 issue, MindSpring's results of operations, liquidity and financial condition could be materially and adversely affected.

     Although there is inherent uncertainty in the Year 2000 issue, MindSpring expects that as it progresses in its Year 2000 Program the level of uncertainty about the impact of the Year 2000 issue on MindSpring will be reduced significantly and MindSpring should be better positioned to identify the nature and extent of material risk to MindSpring as a result of any Year 2000 disruptions.

     Contingency Plans. The Year 2000 Program calls for the development of contingency plans for at-risk functions. MindSpring has established a Contingency Plan Committee to monitor and address the development of contingency plans. Due to the current phase in which MindSpring is in of its Year 2000 Program, MindSpring is currently unable at this time to fully assess its risks and determine what contingency plans, if any, need to be implemented by MindSpring. As MindSpring progresses in its Year 2000 Program and identifies specific risk areas, MindSpring intends to timely implement appropriate remedial actions and contingency plans.

     The estimates and conclusions included in this discussion contain forward-looking statements and are based on management's best estimates of future events. MindSpring's expectations about risks, future costs and the timely completion of its Year 2000 modifications may turn out to be incorrect and any variance from these expectations could cause actual results to differ materially from what has been discussed above. Factors that could influence risks, amount of future costs and the effective timing of remediation efforts include MindSpring's success in identifying and correcting potential Year 2000 issues and the ability of third parties to appropriately address their Year 2000 issues. The foregoing Year 2000 discussion and the information contained herein is provided as a "Year 2000 Readiness Disclosure" as defined in the Year 2000 Information and Readiness Disclosure Act of 1998 (Public Law 105-271, 112 Stat.
2386) enacted on October 19, 1998.

                                    BUSINESS

     MindSpring is a leading national Internet service provider, or ISP. We focus on serving individuals and small businesses. Our primary service offerings are dial-up Internet access and business services, which we offer in various price and usage plans designed to meet the needs of our subscribers. Our business services include Web hosting, which entails maintaining a customer's Internet Web site; high-speed, dedicated Internet access; Web page design; domain name registration and customer Web server co-location. Web hosting, our principal business service, complements our Internet access business and is one of the fastest growing segments of the Internet marketplace.

     MindSpring offers subscribers complete Internet access and Web hosting solutions, placing an emphasis on user-friendly and easy to install software, network reliability, highly responsive customer service and superior technical support. Through our nationwide network of MindSpring-owned and third-party provider-owned points of presence, or POPs, our subscribers are able to access the Internet in the 48 contiguous U.S. states and the District of Columbia via a local telephone call.

     Over the past three years, we have rapidly increased our subscriber base and revenues by:

     - providing superior customer service and technical support;

     - expanding our marketing and distribution activities;

     - making strategic acquisitions; and

     - creating additional revenue streams by offering value-added services such as Web hosting that build on our basic operating capabilities and services.

     Our subscriber base has grown from approximately 12,000 subscribers at December 31, 1995, to over 693,000 subscribers at December 31, 1998, including over 21,000 Web hosting subscribers. In February 1999, we completed the NETCOM acquisition, which increased our subscriber base to approximately 1.1 million subscribers, including approximately 45,000 Web hosting subscribers. As a result, MindSpring is currently the fourth largest ISP in the U.S. in terms of the number of subscribers.

     By providing superior service and support to our subscribers, making good build-versus-buy network decisions and achieving significant market penetration in a number of our target markets, we have achieved profitability ahead of many other national ISPs. In the last quarter of 1998, we had revenues of $39.5 million, EBITDA of $7.3 million and net income of $3.7 million. At that time, our EBITDA margin, meaning EBITDA as a percentage of revenues, was 18% and our earnings per share were $0.13.

     MindSpring was incorporated in Georgia in February 1994, and was reincorporated in Delaware in December 1995. Our executive offices are located at 1430 West Peachtree St., Suite 400, Atlanta, Georgia 30309 and our telephone number at that address is (404) 815-0770. We also maintain an Internet site on the World Wide Web at www.mindspring.net. Information contained at our Web site is not, and should not be deemed to be, a part of this prospectus supplement.

INDUSTRY BACKGROUND

GROWTH OF THE INTERNET

     Internet access and enhanced Internet services represent two of the fastest growing segments of the telecommunications services marketplace. The Internet has emerged as a significant global communications medium, enabling millions of people to, among other things, communicate, publish and retrieve information, and conduct business electronically. Due to increased public awareness, lower prices for access devices, increased functionality and improving content, International Data Corporation estimates that the number of users accessing the World Wide Web will increase from approximately 97 million at the end of 1998, to approximately 320 million by the end of 2002. Total ISP revenues in the United States are projected to grow from $10.7 billion in 1998 to $37.4 billion in 2003.

ROLE OF THE ISP

     Internet access services are the means by which ISPs interconnect either businesses or individual consumers to the Internet's resources or to corporate intranets and extranets. Access services include dial-up access for individuals and small businesses and high-speed dedicated access designed primarily for mid-sized and larger organizations. In addition to Internet access services, an increasing number of Internet users are taking advantage of value-added services, such as Web hosting and Web page design. We believe that value-added services, such as those included in MindSpring's business service offerings, are among the fastest growing segments of the ISP marketplace. According to International Data Corporation, revenues attributable to value-added services are projected to increase in the United States at a compounded annual growth rate of approximately 34%, from $3 billion in 1998, to $12.9 billion in 2003.

INTERNET USERS AND THEIR NEEDS

     The rapid development and growth of the Internet has resulted in a highly fragmented industry of over 5,000 national and local ISPs in the U.S. ISPs vary widely in geographic coverage, customer focus and levels of Internet access provided to subscribers. For example, access providers may concentrate on certain types of subscribers (such as businesses or individuals) that differ substantially in the type of service and support required by the relevant customer constituency.

     MindSpring focuses on the individual and small business segments of the Internet marketplace. We believe that the demand for Internet service in our target subscriber markets will grow substantially from current levels. In addition to broad demographic and economic trends driving the overall growth of the Internet market, the individual and small business markets are expanding as a function of falling access costs, lower prices for access devices, more simplified operational procedures and improved content.

USER PROFILE

     Users currently accessing the Internet do so primarily by means of dial-up services, although as described below, new ways of connecting to the Internet are becoming more common, particularly those that take advantage of higher speeds and broader bandwidth capacity. Access to the Internet using dial-up services requires the user to have access to a local telephone line, the use of a modem and an ISP account, such as a MindSpring account, through which access can be obtained. Many of the industry's early-stage dial-up users were technologically sophisticated users. These "early adopters" generally have not demanded significant or intensive customer service and technical support. We believe this is changing and will continue to change, with first-time Internet users being much less technologically sophisticated and requiring more user-friendly software and more intensive and responsive customer service and technical support, all of which are the cornerstones of MindSpring's business.

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GROWING NEEDS OF CURRENT USERS

     We believe that, in addition to requiring more intensive customer service and technical support, both individual and business users of Internet access will increasingly demand Web hosting and other services. We believe that this demand will grow as these businesses and individuals become more familiar with the Internet and recognize the value of maintaining an Internet presence as a way to enable other users around the world to communicate with and access information about them.

     The Web hosting market represents a rapidly growing area of the Internet marketplace. Web hosting enables individuals and small businesses to increase their presence on the World Wide Web by creating a Web site, which is "hosted" by companies such as MindSpring, without the responsibility or expense associated with maintaining a Web server or high-speed Internet connection. We believe that services relating to e-commerce, which is the means by which businesses offer and sell their services and products over the Internet, will be an important outgrowth of Web hosting services. MindSpring believes that the individual and small business markets represent a significant area for continued growth at MindSpring.

NEXT GENERATION SERVICES

     Several different types of communications services have been delivered to homes, including voice, video and data transmissions. Each of these communications services was delivered to homes using separate modes of transmissions and infrastructure. With advancing technology, many different types of services can now be delivered over the same infrastructure with many new devices. MindSpring believes that this phenomenon has distinct advantages for providers of services who may take advantage of their existing customer base to sell additional products. We further believe that this trend is likely to accelerate as the owners of cable, telephone, and data backbone assets upgrade their equipment to permit additional means of delivering voice, video and data services over existing infrastructure.

     As a provider of Internet services, which involves the transmission of data in packets over a data network backbone, MindSpring is well positioned to be a leading service provider of the additional services that are likely to become available over the packet-switched network. While applications such as Internet telephony are in their infancy, we believe that there are significant growth opportunities related to the use of voice and other telephony services over the packet-switched network. In addition, as new devices are created for data transmission over the Internet, the demand for technical support for these devices will increase. With our reputation for excellence in this area, we believe we are well positioned to serve this market.

MINDSPRING STRATEGY

     MindSpring's objective is to strengthen our position as a leading national provider of high quality Internet access, Web hosting and other value-added services to individuals and small businesses, as measured by customer satisfaction, subscriber growth and financial performance. Key elements of our business strategy include:

CONTINUING TO PROVIDE SUPERIOR CUSTOMER SERVICE AND TECHNICAL SUPPORT

     MindSpring believes that, over time, individual consumers seeking broader access to the Internet will face increasing and significant technological challenges, in part because the Internet is an evolving and growing medium. In addition, as new and more complex applications designed for the Internet proliferate, we believe that even sophisticated users, including those that have been MindSpring subscribers for years, will periodically encounter problems. Consequently, we intend to continue to focus on providing high levels of customer service and technical support in an effort to achieve maximum levels of customer satisfaction. Historically, this strategic focus has resulted in low churn rates, significant subscriber growth from customer referrals and industry recognition. We have received numerous customer service awards, including PC Computing's 1998 MVP Award for Best National ISP. Currently, over half of our employees are engaged in a customer service or technical support function, and are available 24 hours a day, seven days a week, except for major holidays.

EFFICIENTLY EXPANDING OUR NATIONAL NETWORK

     MindSpring intends to continue to efficiently increase the capacity and geographic reach of our network in order to support subscriber growth, enter new markets and accommodate increased customer usage. We pursue a hybrid network strategy of (1) owning POPs in mature markets where we can efficiently deliver high quality access services and (2) leasing POPs and capacity from third-party network service providers in new or developing markets. This strategy allows us the flexibility to modify our network cost structure on a market-by-market basis. As of December 31, 1998, approximately 61% of MindSpring's subscribers accessed the Internet through a MindSpring-owned POP. As a result of the NETCOM acquisition, this percentage has decreased significantly because most of the approximately 400,000 subscribers we acquired from NETCOM access the Internet using third-party POPs to which we have access under our network services agreement with ICG PST, Inc., formerly known as NETCOM.

EXPANDING OUR TARGETED MARKETING AND DISTRIBUTION ACTIVITIES

     We plan to expand our targeted marketing and distribution efforts in markets where there is the opportunity for substantial market penetration. We believe that high geographic concentrations of subscribers improve network economics and reduce subscriber acquisition costs, thereby resulting in higher margins. While continuing to encourage referrals from existing subscribers, we plan to increase our print publication, radio, television and direct mail advertising in certain targeted metropolitan areas throughout the U.S. In addition, we will continue to pursue nationwide strategic alliances and retail opportunities to broaden our distribution. We currently have such relationships with, among others, Microsoft, 3Com(R) Corporation, Compaq and IBM.

INCREASING OUR REVENUES FROM VALUE-ADDED SERVICES

     We intend to continue to build on our current sales, marketing and network capabilities to create additional revenue opportunities from value-added services such as Web hosting, Web page design and co-location services. We believe that value-added services are among the fastest growing segments of the Internet marketplace. We began offering Web hosting services in 1995 and currently have approximately 45,000 Web hosting subscribers, including approximately 22,000 Web hosting accounts acquired from NETCOM in February 1999. Web hosting represents approximately 13% of our revenues and is an area of strategic growth for MindSpring.

ENGAGING IN SELECTED ACQUISITIONS

     Since early 1996, we have supplemented our internal expansion efforts through selected acquisitions of complementary businesses and subscriber accounts. As MindSpring continues to expand, we may continue to pursue this strategy. We believe that as the ISP market evolves, customers will place ever greater emphasis on ISP performance, network coverage, reliability, and support. As a result, smaller ISPs may be unable to remain competitive on a national or regional basis, unless they significantly expand the scope of their operations. These trends could lead to greater industry consolidation and, consequently, acquisition opportunities. We intend to continue to evaluate acquisition opportunities as they become available.

     We recently completed two substantial acquisitions:

          In October 1998, we purchased substantially all of Spry, Inc.'s subscriber base of individual dial-up Internet access customers in the United States and Canada, including approximately 130,000 individual access accounts. We also acquired various assets used in serving those customers, including a leased customer support facility and a leased network operations facility in Seattle, Washington and all rights to the "Sprynet" name. Spry was a wholly-owned subsidiary of America Online, Inc. The purchase price for these assets was approximately $32 million.


          In February 1999, we purchased substantially all of NETCOM On-Line Communication Services, Inc.'s subscriber accounts in the U.S., including approximately 371,000 individual access accounts, approximately 3,000 dedicated Internet access accounts and approximately 22,000 Web hosting accounts. NETCOM, now known as ICG PST, Inc., is a wholly owned subsidiary of ICG Communications, Inc. MindSpring also acquired assets used in serving those customers, including leased operations facilities in San Jose, California and Dallas, Texas and ICG PST's rights to the "NETCOM" name (except in Canada, the United Kingdom and Brazil). ICG PST retained all of its assets used in connection with its network operations. Under a separate network services agreement with ICG PST, we purchase access to ICG PST's network. We paid $245 million for the NETCOM assets, consisting of $215 million in cash and $30 million in MindSpring common stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."


MINDSPRING SERVICES

     Our services include dial-up Internet access and business services, which consist of Web hosting and other services such as high-speed dedicated Internet access for small to medium-sized businesses, Web page design and Web-server co-location. MindSpring's primary service offerings, dial-up Internet access and Web hosting, are offered in various price and usage plans designed to meet the needs of our customers. We continuously evaluate the need to add additional product offerings and modify our service features based upon market demands.

INTERNET ACCESS


     Dial-Up Internet Access. MindSpring's primary service offering is dial-up Internet access. As of December 31, 1998, approximately 84% of our total revenues were attributable to dial-up Internet access. The basic equipment requirements for an individual dial-up subscriber are a Windows 3.1 or later operating system or Macintosh computer with at least 8MB of RAM and a modem of
14.4 Kbps speed or faster. The subscriber's MindSpring connection is a direct, point-to-point protocol, or "PPP," connection to the Internet. A direct PPP connection enables a subscriber to use any standard Internet capable software that will run on the subscriber's computer.

     MindSpring currently offers the following five price plans for dial-up subscription, taking account of demand for both heavy and light Internet usage. Each plan requires a start-up fee of up to $25 (except for the Commercial plan, which has a start-up fee of $50), which is waived in certain instances depending upon the promotional method by which the subscriber is acquired.

     The Works. For $26.95 per month, individual subscribers receive unlimited usage (not intended to be a full-time connection) as well as 10MB of Web space, a personal Web page editor that permits subscribers to create and upload their own Web pages, and two additional mailboxes.

     Unlimited Access. Individual subscribers pay $19.95 per month for unlimited usage and 5MB of Web space. As with the Works Plan, the subscriber must disconnect when not actively accessing the Internet. The subscriber is not permitted, for example, to maintain a full-time computer connection as a World Wide Web server.

     Standard. Subscribers pay $14.95 per month for 20 hours of use and $1 per hour for each additional hour. Subscribers also receive 5MB of Web space.

     Light. Subscribers pay $6.95 per month for 5 hours of use and $2 per hour for each additional hour. Subscribers also receive 5MB of Web space.

     Commercial. Designed for small businesses, subscribers pay a $50 start-up fee and $99 per month thereafter in exchange for 160 hours of usage and $.75 for each additional hour. Subscribers receive 10 mailboxes and are not charged for simultaneous usage, which would permit several employees to be on-line at once without paying additional fees.

     Subscribers to each plan can also purchase additional features such as extra mailboxes for specified fees.

     Substantially all of our subscribers are on month-to-month subscriptions. MindSpring offers a 30-day money-back satisfaction guarantee for new subscribers. Billing is monthly, with payments made by the majority of subscribers by a monthly charge to the subscriber's credit card. Payment is made at the beginning of each billing cycle, although some subscribers are invoiced (for an extra charge). Subscribers, as well as MindSpring, may cancel an account at any time, with the cancellation taking effect as of the first day of the following billing month.

     A subscriber who is within local dialing range of one of the MindSpring POPs or a designated third-party provider POP can access the Internet with a local telephone call. MindSpring also offers access to its services through an "800" number for an additional charge. All dial-up subscribers can connect to the MindSpring network (including the third-party provider POPs) via modem at speeds up to 33.6 Kbps and over 90% of MindSpring's subscribers can connect at speeds up to 56 Kbps. In a majority of the cities that MindSpring serves, individual subscribers, except subscribers to the Unlimited Access and Commercial plans, can also choose to connect via ISDN at 64 Kbps or 128 Kbps. There is a one-time extra start-up fee of $25 for ISDN users who subscribe to the Standard and Light plans; otherwise, 64K ISDN pricing is the same as for modem subscribers, and 128K users pay a small surcharge. All dial-up subscribers also have the option of using MindSpring servers to publish information on the Internet through the World Wide Web or FTP. MindSpring subscribers may use the space made available on MindSpring's servers to make World Wide Web pages or computer data files available to the Internet.

     MindSpring recently introduced high-speed cable modem Internet access on a very limited basis in the Montgomery, Alabama area. We provide this service through an agreement with KNOLOGY Holdings, Inc., an affiliate of ITC Holding Company, Inc., one of our principal stockholders. Our ability to expand our geographic offering of this service will depend on KNOLOGY's enhancement and expansion of its network infrastructure and our access to other third-party cable and broadband networks. See "-- Competition -- Broadband Technologies" and "Risk Factors -- The Internet access and Web hosting markets are very competitive -- Broadband Technologies."

BUSINESS SERVICES

     MindSpring's business services consist of:

     - Web hosting, the business of maintaining a customer's Internet Web site,

     - high-speed, dedicated Internet access,

     - Web page design,

     - domain name registration,

     - customer Web server co-locations, and

     - e-commerce services.

     As of December 31, 1998, business services revenues, which were derived almost entirely from Web hosting services, accounted for approximately 13% of our total revenues.

     Web Hosting. MindSpring offers Web hosting accounts for companies and other organizations that wish to create their own World Wide Web sites without maintaining their own Web servers and high-speed Internet connections. Web hosting subscribers can use their own domain names in their World Wide Web addresses. This type of Web hosting is called "virtual hosting." Web hosting subscribers create their Web sites themselves and then upload the pages to a MindSpring Web server. MindSpring's Web hosting service features state-of-the-art Web servers for high speed and reliability, a high-quality connection to the Internet, specialized customer support, advanced services features, such as secure transactions and VRML, or Virtual Reality Markup Language, a feature used to make Web pages seem three-dimensional, and reporting on site usage. MindSpring currently offers three price plans for Web hosting subscribers ranging from $19.95 to $99.95 per month. MindSpring has approximately 45,000 Web hosting subscribers, including approximately 22,000 Web hosting accounts acquired from NETCOM in February 1999.

     Web Page Design. Our web page design services consist of four standard design packages from which a subscriber can choose or the subscriber can create a custom web page from scratch. The subscriber provides the text for the Web site, and custom design work is available from MindSpring, including logo design, additional HTML pages, and database integration.


     E-commerce. We recently introduced our e-commerce hosting service, which enables even unsophisticated subscribers to set up an Internet storefront in virtually minutes. We offer merchants a complete suite of commercial hosting options including:


     - Web hosting,

     - Web site or Web page design,

     - domain name registration,

     - store front and back office applications,

     - customer-to-merchant e-mail services,

     - search engine registration,

     - encryption security certificates to assure confidentiality of transactions, and

     - credit card and on-line payment processing services.

     Dedicated Access, Domain Registration and Web Server
Co-location. MindSpring also offers domain registration services and, in some markets, high-speed dedicated access connections to the Internet, including for the approximately 3,000 dedicated access accounts we purchased in the NETCOM acquisition. We also offer Web-server co-location services at our Atlanta headquarters and at our Dallas call center for subscribers who want to maintain their own Web servers in MindSpring's state-of-the-art telephony environment and receive a high-speed, full-time connection to the Internet. MindSpring's co-location services include (1) 24-hour security monitoring, (2) an uninterrupted power supply, (3) climate control, (4) remote access for the subscriber, (5) tape swap, and (6) secure tape storage.

CUSTOMER SERVICE AND TECHNICAL SUPPORT


     CUSTOMER SERVICE. MindSpring believes that excellent customer service and technical support is critical to our success in retaining and in attracting new subscribers. We currently provide customer service and technical support through our call centers located in Atlanta, Georgia; Harrisburg, Pennsylvania; Phoenix, Arizona; Seattle, Washington; San Jose, California; and Dallas, Texas. In February 1999, we acquired approximately 3,000 dedicated access accounts and related support personnel from NETCOM. These subscribers are generally small to medium-sized businesses that require full-time, dedicated connections to the Internet. We are in the process of integrating these subscribers into MindSpring's operations. Dedicated access subscribers generally require technical and customer support relating to the quality of and interruptions in the full-time Internet connection, which in turn will require MindSpring staff to interact and coordinate with the telephone company or other dedicated line providers. We believe that our ability to successfully integrate and support these acquired customers profitably will determine the extent to which we will seek to expand this line of business.


     MindSpring's customer service staff handles all questions regarding a subscriber's account and are available from 9 a.m. to 9 p.m. eastern time seven days a week, except for major holidays. As of February 28, 1999, we had approximately 200 customer service employees.

     Our technical support staff handles questions related to the provision of our services such as questions regarding installation of MindSpring's service, connection to our network and use of various software applications. MindSpring's technical support staff is available 24 hours a day, seven days a week, except for major holidays. As of February 28, 1999, we had approximately 820 technical support employees. In the NETCOM acquisition, we assumed a third-party technical support service contract through which NETCOM had provided technical support to the subscribers we acquired. We plan to continue to provide technical support to the acquired NETCOM subscribers under this contract until approximately the last quarter of 1999, when we expect that substantially all of these subscribers will have transitioned to the MindSpring software.

     Subscribers can call any of our call center facilities for customer service and technical support through a local telephone number, for those cities local to a call center, or a toll-free "800" number. Subscribers can also e-mail their questions directly to a customer service and technical support address at MindSpring. In addition, we maintain MindSpring-specific newsgroups on the Internet where subscribers can post requests for help and other subscribers, as well as MindSpring support personnel, can respond.

SALES AND MARKETING

     MindSpring believes that the market for individual Internet access is heavily influenced by person-to-person referrals. Accordingly, our marketing efforts have been geared, among other things, toward generating positive referrals and stimulating subscriber growth and retention by providing exceptionally high-quality service to our existing subscribers. We also offer a $10 credit to existing subscribers each time a new subscriber names the existing subscriber as the referral source. A significant number of MindSpring's new subscribers indicate that an existing subscriber referred them.


     We also engage in targeted marketing and distribution efforts in markets where there is the opportunity for substantial market penetration. We believe that high geographic concentrations of subscribers improve network economics and reduce subscriber acquisition costs, thereby resulting in higher margins. While continuing to encourage referrals from existing subscribers, we plan to increase our print publication, radio, television and direct mail advertising in certain targeted major metropolitan areas throughout the United States in order to achieve greater density in our subscriber base.



     In addition, we have pursued nationwide strategic alliances available to MindSpring as a result of the our nationwide access and reputation for reliability and high quality. Such nationwide marketing opportunities may include, among others, entering into large-scale bundling arrangements with complementary products, such as computers, software products, multimedia books, and CD-ROM merchandise, and seeking strategic alliances available with complementary businesses operating in our service areas, such as Internet-oriented training organizations and consulting firms, World Wide Web content developers, computer networking firms, media companies, telecommunications companies, local area network and World Wide Web consulting companies, and other Internet access companies that specialize in providing dedicated connections. The nature and terms of these alliances vary.



     We intend to continue to expand our marketing and distribution efforts. We will continue to closely monitor the results of our marketing techniques as part of an ongoing effort to increase the cost-effectiveness of our marketing efforts.


     We have attempted to maintain a high degree of personal contact with the communities that we serve, and we have a staff of territory managers who are responsible for generating interest in MindSpring in these communities. MindSpring marketing personnel spend considerable time meeting with and making presentations to groups representing potential subscribers, such as computer user associations, high-technology business associations, and educational institutions. We plan to continue these efforts in the southeastern United States, New York, California, Phoenix, Arizona and Chicago, Illinois and to selectively expand them to include key metropolitan areas in other regions of the country.

     Sales are consummated by MindSpring's telephone sales force, which responds to incoming subscription inquiries, as well as through an on-line sign-up procedure. The on-line registration module, which is available in MindSpring's retail software package, through MindSpring's Web site and through various Original Equipment Manufacturer, or OEM, arrangements, enables a user to become a MindSpring subscriber by selecting service plans and billing methods on-line, without the need to speak to a MindSpring employee.

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NETWORK INFRASTRUCTURE

     Geographic Coverage. Through our nationwide network of MindSpring-owned and third-party provider-owned points of presence, or POPs, our subscribers are able to access the Internet in the 48 contiguous U.S. states and the District of Columbia via a local telephone call. We purchase access to third-party provider POPs through network services agreements with PSINet, Worldcom Advanced Networks (formerly Gridnet International, L.L.C.), GTE Internetworking Incorporated (formerly BBN Planet Corporation) and ICG PST.

     We believe that using a combination of MindSpring-owned POPs and POPs owned by third-party network providers enables us to provide Internet access services on a nationwide basis while managing the timing and magnitude of our capital expenditures. We employ a strategy of leasing POPs from third-party providers in locations where it is more economical to do so. These are typically geographic areas where MindSpring has lower market penetration than areas we serve through MindSpring POPs. We periodically reevaluate the economics of this strategy and, if warranted, we may install a MindSpring POP to replace or overlap with a leased POP.

     MindSpring POPs. Each MindSpring POP typically consists of data communications equipment such as 3Com(R) Total Control modem chassis, 3Com(R) or Bay Networks switches and Cisco Systems routers, the majority of which are currently co-located with a local telecommunications or media company. The 3Com(R) modem chassis employed by MindSpring support both ISDN and analog terminations. MindSpring has upgraded all modem chassis to support the new international 56Kb modem standard, V.90.

     Each MindSpring POP is connected to MindSpring's Atlanta Network Data Center. These connections consist of either a private line point-to-point Internet Protocol, or "IP" connection, or a frame relay connection. In addition, we use private peering points to more efficiently manage our network traffic. A private peering point is a point where our network connects to the network of one of our third-party network providers. This enables us to route network traffic along the shortest path feasible.

     We refer to some of our POPs as "super-POPs." A super-POP is a POP where MindSpring co-locates its equipment with a competitive local exchange carrier, or "CLEC". By co-locating with a CLEC, we are able to aggregate Internet traffic from multiple local calling areas into a single modem pool via local telephone numbers. This creates, in effect, a "super-POP," enabling MindSpring to offer local dial-up access out of a single POP to areas that would otherwise require co-location sites in each local dial-up area -- that is, multiple POPs -- to accomplish the same task. As part of our strategy, we intend to open additional super-POPs where demand and other economic factors warrant.

     Atlanta Network Hub. MindSpring's Atlanta Network Data Center is connected to Internet backbone providers such as GTE Internetworking via large leased telecommunications lines called DS-3s. MindSpring's Atlanta Network Data Center is supported by dual SONET rings provided by BellSouth Corporation and MediaOne. The Data Center has a back-up generator for emergency use in the event of a prolonged loss of electric power. In addition to dial-up subscribers, most of MindSpring's Web hosting and Web-server co-location customers are served from this location.

     Network Operations Center. MindSpring maintains a Network Operations Center at our Atlanta headquarters through which our technical staff monitors network traffic, service quality, and security, as well as equipment at individual POPs, to ensure reliable Internet access. The Network Operations Center is staffed 24 hours a day, 7 days a week. We also monitor network operations through our facilities in Seattle, Washington and Dallas, Texas.

In the future, we may use our other call center facilities to supplement or add redundancy to this network monitoring capability. In addition, we continue to invest in improved network monitoring software and hardware systems.

MINDSPRING SOFTWARE

     An important component of our service offering for dial-up subscribers is the MindSpring starter kit. The starter kit includes the MindSpring installation program, front-end software and documentation, an on-line registration module (retail version only), network software that enables a subscriber to connect to the Internet, and application programs. See "-- Subscriber Applications." Our subscribers acquired from Spry and NETCOM connect to the Internet using software that we acquired in those acquisitions. Those subscribers may switch to MindSpring software at their option at any time.

     Our objectives in developing and providing the MindSpring starter kit are to:

          Simplify Installation. MindSpring's software package automatically configures all the individual Internet access programs after one-time entry by the user of a few required fields of information (name, user name, password, etc.).

          Provide a Convenient and Intuitive Starting Place for
     Subscribers. MindSpring's front-end software allows subscribers to connect and disconnect, see any current messages from MindSpring, check their monthly usage, see if they have any e-mail, and launch any of their Internet application programs, all from one screen. "Help" files and the accompanying documentation contain information on troubleshooting and things to do on the Internet. Links to the most popular content sites are also provided.

          Enhance Efficiency of MindSpring's Support Services. High-quality software with which our technical support representatives are familiar makes it easier for MindSpring to provide fast and efficient customer service and technical support. Software that is reliable and easy to install and use also tends to reduce subscriber need for extensive customer service and technical support services.


          Provide State-of-the-Art Applications. MindSpring uses existing applications developed by third parties in its software package. We believe that this approach will enable us to include state-of-the-art software in our package and to keep pace with technology developments by replacing applications with newer or better programs as they become available without diverting resources by attempting to develop new applications programs.


SUBSCRIBER APPLICATIONS

     MindSpring subscribers use their accounts for, among other things, communicating, retrieving information, and publishing information on the Internet. In our surveys of our subscribers, a substantial number of MindSpring's individual subscribers report that they use their MindSpring accounts for personal as well as business purposes. The subscriber's MindSpring connection is a direct PPP connection, enabling subscribers to use any standard Internet-capable software that will run on their computers. A complete set of the most popular Internet applications are part of the MindSpring starter kit software package, including:

     Electronic Mail. E-mail allows subscribers to exchange electronic messages with anyone else who has an Internet e-mail address. These messages are usually text only but can also include other kinds of computer files (such as images, computer programs, or word processing documents), which are sent as attachments. MindSpring's software package includes the Eudora Light(R) e-mail application.

     The World Wide Web. The World Wide Web allows a multimedia presentation of material (i.e., text, graphic, sound, and video). Users can move from one World Wide Web site to another by clicking on hypertext links and can interact with the World Wide Web information providers through typed input. The software programs that allow users to explore the World Wide Web are known as "browsers." The browser applications currently included in MindSpring's software package are Microsoft's Internet Explorer(R) and Netscape Navigator(R).

     Network News. Network News provides Internet-wide, subject-specific forums on thousands of different subjects, where users can post information and review posted information from other users.

     FTP. File transfer protocol, or FTP, is a standard Internet tool that allows users to send and retrieve computer files. FTP is often used for retrieving software from various archive sites on the Internet.

     Internet Relay Chat. Internet Relay Chat allows users to participate in chat sessions, in which typed comments from all participants appear on the screen, allowing simultaneous multiperson real-time conversations.

     MindSpring has obtained permission and, in certain cases, licenses from each manufacturer of the software that we bundle in MindSpring's front-end software product for Windows and Macintosh subscribers. See "Proprietary Rights."

BILLING AND MANAGEMENT INFORMATION SYSTEMS

     A majority of our individual subscribers pay their MindSpring fees automatically by credit card each month. MindSpring generally sends monthly invoices to commercial accounts with multiple users. Billing calculations and payment transactions are managed on our automated billing system. We expect to continue to modify and upgrade our billing system as needed in order to maintain our ability to bill and collect amounts due and to be responsive to changes in the market.

PROPRIETARY RIGHTS

     General. Although we believe that our success is more a function of our technical expertise and customer service than our proprietary rights, MindSpring's success and ability to compete depends in part upon our technology. We rely on a combination of copyright, trademark and trade secret laws, and contractual restrictions to establish and protect our technology. It is our policy to require employees and consultants and, when possible, suppliers to execute confidentiality agreements upon the commencement of their relationships with MindSpring. These agreements provide that confidential information developed or made known during the course of a relationship with MindSpring must be kept confidential and not disclosed to third parties except in specific circumstances. We cannot provide any assurances that the steps we have taken will be adequate to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology.

     Licenses. We have obtained authorization to use the products of each manufacturer of software that we bundle in MindSpring's front-end software product for Windows and Macintosh subscribers. The particular applications included in the MindSpring starter-kit have, in some cases, been licensed. MindSpring currently intends to maintain or negotiate renewals of, as the case may be, all existing software licenses and authorizations as necessary. MindSpring may also want or need to license other applications in the future. License fees charged to MindSpring upon enrollment of additional subscribers are included in the cost of subscriber start-up fees. Other applications included in the MindSpring starter kit are shareware that MindSpring has obtained permission to distribute or that are from the public domain and are freely distributable. MindSpring developed the front-end software programs in MindSpring's starter kit for Windows 3.1, Windows 95, and Macintosh. We have acquired some software, trademarks and other proprietary technology from Spry and NETCOM which we may continue to use for acquired subscribers. See "Risk Factors."

COMPETITION


     The markets for the provision of Internet access and business services to individuals and small businesses are extremely competitive and highly fragmented. There are no substantial barriers to entry, and we expect that competition will continue to intensify. We may not be able to compete successfully against current or future competitors, many of whom may have financial resources greater than ours. Increased competition could cause us to increase our selling and marketing expenses and related subscriber acquisition costs and could also result in increased subscriber attrition. We may not be able to offset the effects of these increased costs through an increase in the number of our subscribers or higher revenue from enhanced services, and we may not have the resources to continue to compete successfully. These developments could adversely affect our business, financial condition and results of operations.



     Competitive Factors. We believe that the primary competitive factors determining success in the Internet access and business services markets are a reputation for reliability and service, effective customer support, pricing, easy-to-use software, and geographic coverage. Other important factors include the timing of introductions of new products and services and industry and general economic trends. Our current and prospective competitors include many large companies that have substantially greater market presence and financial, technical, marketing, and other resources. In addition, every local market that we have entered or intend to enter is served by multiple local ISPs.


     Our Competitors. We currently compete or expect to compete with the following types of companies:

     - established on-line commercial information service providers, such as AOL;

     - national long-distance carriers, such as AT&T Corp. and MCI WorldCom, Inc.;

     - national commercial ISPs, such as EarthLink Network, Inc.;

     - computer hardware and software and other technology companies, such as IBM Corp. and Microsoft Corporation;

     - numerous regional and local commercial ISPs which vary widely in quality, service offerings, and pricing;

     - national and regional Web hosting companies that focus primarily on providing Web hosting services;

     - cable operators and on-line cable services;

     - local telephone companies and regional Bell operating companies; and

     - nonprofit or educational ISPs.

     We believe that new competitors, including large computer hardware and software, media, and telecommunications companies, will continue to enter the Internet access and business services markets. As consumer awareness of the Internet grows, existing competitors are likely to further increase their emphasis on their Internet access and business services, resulting in even greater competition for us. In addition, telecommunications companies may be able to offer customers reduced communications costs in connection with these services, reducing the overall cost of their Internet access and business services solutions and significantly increasing pricing pressures on us. The ability of our competitors to acquire other ISPs, to enter into strategic alliances or joint ventures or to bundle other services and products with Internet access or business services could also put us at a significant competitive disadvantage.



     Broadband Technologies. We also face competition from companies that provide broadband connections to consumers' homes, including local and long-distance telephone companies, cable television companies, electric utility companies, and wireless communications companies. These companies may include Internet access or business services such as Web hosting using broadband technologies in their basic bundle of services or may offer Internet access or business services for a nominal additional charge. Broadband technologies enable consumers to transmit and receive print, video, voice and data in digital form at significantly faster access speeds than existing dial-up modems.



     The companies that own these broadband networks could prevent us from delivering Internet access through the wire and cable connections that they own. Cable television companies are not currently required to allow ISPs to access their broadband facilities and the availability and terms of ISP access to broadband local telephone company networks are under regulatory review. Our ability to compete with telephone and cable television companies that are able to support broadband transmission, and to provide better Internet services and products, may depend on future regulation to guarantee open access to the broadband networks. However, in January 1999, the Federal Communications Commission, or FCC, declined to take any action to mandate or otherwise regulate access by ISPs to broadband cable facilities at this time. It is unclear whether and to what extent local and state regulatory agencies will take any initiatives to implement this type of regulation, and whether they will be successful in establishing their authority to do so. Similarly, the FCC is considering proposals that could limit the right of ISPs to connect with their customers over broadband local telephone lines. In addition to competing directly in the ISP market, both cable and telephone facilities operators are also aligning themselves with certain ISPs who would receive preferential or exclusive use of broadband local connections to end users. If high-speed, broadband facilities increasingly become the preferred mode by which customers access the Internet and we are unable to gain access to these facilities on reasonable terms, our business, financial condition and results of operations could be materially adversely affected.


     No International Operations. We do not currently compete internationally, except we have a small number of Canadian subscribers obtained in the Spry acquisition. If the ability to provide Internet access internationally becomes a competitive advantage in the Internet access industry, we may be at a competitive disadvantage relative to our competitors.

GOVERNMENT REGULATION

     As an Internet service provider, we are not currently directly regulated by the FCC or any other agency, other than regulations applicable to businesses generally. In a report to Congress adopted on April 10, 1998, the FCC reaffirmed that Internet service providers should be classified as unregulated "information service providers" rather than regulated "telecommunications providers" under the terms of the Telecommunications Act of 1996.

     This finding is important because it means that regulations that apply to telephone companies and similar carriers do not apply to us. We also are not required to contribute a percentage of our gross revenues to support "universal service" subsidies for local telephone services and other public policy objectives, such as enhanced communications systems for schools, libraries, and some health care providers. The FCC action is also likely to discourage states from regulating Internet service providers as telecommunications carriers or imposing similar subsidy obligations.

     Nevertheless, Internet-related regulatory policies are continuing to develop, and it is possible that we could be exposed to regulation in the future. For example, in the same report to Congress, the FCC stated its intention to consider whether to regulate voice and fax telephony services provided over the Internet as "telecommunications" even though Internet access itself would not be regulated. We cannot predict whether in the future the FCC will modify its current policies against regulation of ISPs.

     MindSpring also could be affected by any change in the ability of customers to reach our network through a dial-up telephone call without any additional charges. This practice has allowed ISPs to offer flat-rate, non-usage-sensitive pricing, and has been an important reason for the growth in Internet use. Recently, the FCC ruled that connections linking end users to their ISPs are jurisdictionally interstate rather than local, but the FCC did not subject such calling to the access charges that apply to traditional telecommunications companies. Local telephone companies assess access charges to long distance companies for the use of the local telephone network to originate and terminate long distance calls, generally on a per-minute basis. MindSpring could be adversely affected by any regulatory change that would result in application of access charges to Internet service because this would substantially increase the cost of using the Internet. However, the FCC Chairman has stated that he opposes Internet-related access charges, and we believe that this development is unlikely, with one possible exception that is not currently relevant to our business. Specifically, there is substantial debate as to whether carrier access charges, or the universal support obligations discussed above, should apply to Internet-based telephone services that substitute for conventional telephony. We have no current plans to install gateway equipment and offer telephony, and so we do not believe we would be directly affected by these developments were they to occur.

     The law relating to the liability of Internet service providers and on-line services companies for information carried on, stored on, or disseminated through their network is unsettled, even with the recent enactment of the Digital Millennium Copyright Act. While no one has ever filed a claim against us relating to information carried on, stored on, or disseminated through our network, someone may file a claim of that type in the future and may be successful in imposing liability on us. If that happens, we may have to spend significant amounts of money to defend ourselves against these claims and, if we are not successful in our defense, the amount of damages that we will have to pay may be significant. Any costs that we incur as a result of defending these claims or the amount of liability that we may suffer if our defense is not successful could materially adversely affect our business, financial condition and results of operations.

     If, as the law in this area develops, we become liable for information carried on, stored on, or disseminated through our network, we may decide to take actions to reduce our exposure to this type of liability. This may require us to spend significant amounts of money for new equipment and may also require us to discontinue offering some of our products or services.

     Due to the increasing popularity and use of the Internet, it is possible that additional laws and regulations may be adopted with respect to the Internet, covering issues such as content, privacy, access to some types of content by minors, pricing, bulk e-mail or "spam," encryption standards, consumer protection, electronic commerce, taxation, copyright infringement, and other intellectual property issues. We cannot predict the impact, if any, that any future regulatory changes or developments may have on our business, financial condition, and results of operations. Changes in the regulatory environment relating to the Internet access industry, including regulatory changes that directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition from regional telephone companies or others, could have a material adverse effect on our business, financial condition and results of operations.

EMPLOYEES

     As of February 28, 1999, MindSpring had approximately 1,600 employees, of which approximately 300 were added in the NETCOM acquisition. None of MindSpring's current employees is represented by a labor organization, and we consider our relations with our employees to be good.

PROPERTIES

     Our corporate headquarters are located in Atlanta, Georgia. The leases for this space expire on March 31, 2001 and July 14, 2002. We also lease additional office space in the vicinity of our Atlanta headquarters in order to meet MindSpring's existing and anticipated space requirements. The lease for this additional office space expires on March 31, 2002. We believe that these facilities will provide sufficient capacity for MindSpring's operations for the foreseeable future. Equipment for POPs other than the Atlanta POP site is generally co-located with and in space leased from other companies operating in the area of the particular POP.

     We also maintain call center and/or network operations facilities in the following locations:

     - Harrisburg, Pennsylvania -- The lease for this facility expires on December 15, 1999. We have the option to extend this lease for one additional year.

     - Phoenix, Arizona -- The lease for this facility expires on October 31, 2004. We have the option to extend this lease for two successive five-year terms.

     - Seattle, Washington -- The lease for this facility expires on February 29, 2000. We have the option to extend this lease for one additional year.

     - Bellevue, Washington -- The lease for this facility expires on December 31, 2000. We have the option to extend this lease for one five-year term.

     - Dallas, Texas -- The lease for this facility expires on April 30, 2003. We have the option to extend this lease for two successive three-year terms.

     - San Jose, California -- The lease for this facility expires on October 31, 1999. We have the option to extend this lease for two successive three-year terms.

LEGAL PROCEEDINGS

     We are not currently involved in any pending legal proceedings that are likely to have a material impact on MindSpring.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Directors of MindSpring are elected at the annual meeting of stockholders. Officers of MindSpring are appointed at the first meeting of the board of directors after each annual meeting of stockholders. Directors and executive officers of MindSpring are elected to serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified. The ages of the persons set forth below are as of March 1, 1999.

                                                                                  TERM AS
                                                                                  DIRECTOR
                NAME                  AGE       POSITION(S) WITH MINDSPRING       EXPIRES
                ----                  ---   ------------------------------------  --------
Charles M. Brewer...................  40    Chairman, Chief Executive Officer       2001
                                            and Director
Michael S. McQuary..................  39    President, Chief Operating Officer      2000
                                            and Director
Juliet M. Reising(1)................  48    Executive Vice President, Chief         --
                                            Financial Officer and Treasurer
Samuel R. DeSimone, Jr. ............  39    Executive Vice President, General       --
                                            Counsel and Secretary
Lance Weatherby.....................  39    Executive Vice President of Sales       --
                                            and Marketing
Gregory J. Stromberg................  46    Executive Vice President                --
O. Gene Gabbard(2)(3)...............  58    Director                                1999
Campbell B. Lanier, III(2)(3).......  48    Director                                2001
William H. Scott, III(2)(3).........  51    Director                                2000

---------------
(1) Ms. Reising became an executive officer on February 19, 1999.

(2) Member of the Audit Committee.

(3) Member of the Compensation Committee.

     Charles M. Brewer founded MindSpring and has served as Chief Executive Officer and Director of MindSpring since its inception in February 1994 and as Chairman since March 1996. He also served as the President of MindSpring from its inception until March 1996 and as the Secretary and Treasurer of MindSpring from its inception until January 1995. From May 1993 to January 1994, Mr. Brewer developed the concept for MindSpring and evaluated its prospects. Prior to starting MindSpring, he served as Chief Executive Officer of AudioFax, Inc., a software company providing fax server software, from May 1992 to April 1993 and was the Chief Financial Officer of AudioFax from May 1989 to April 1992. Mr. Brewer received a BA in Economics from, and was a Phi Beta Kappa graduate of, Amherst College and received an MBA from Stanford University.

     Michael S. McQuary has been the President of MindSpring since March 1996, the Chief Operating Officer of MindSpring since September 1995, and a Director of MindSpring since December 1995. He also served as MindSpring's Executive Vice President from October 1995 to March 1996 and MindSpring's Executive Vice President of Sales and Marketing from July 1995 to September 1995. Prior to joining MindSpring, Mr. McQuary served in a variety of management positions with Mobil Chemical Co., a petrochemical company, from August 1984 to June 1995, including Regional Sales Manager from April 1991 to February 1994 and Manager of Operations (Reengineering) from

February 1994 to June 1995. Mr. McQuary received a BA in Psychology from the University of Virginia and an MBA from Pepperdine University.

     Juliet M. Reising has served as Executive Vice President, Chief Financial Officer and Treasurer of MindSpring since February 1999. From September 1998 to February 1999, Ms. Reising served as Chief Financial Officer with AvData Systems, Inc. ("AvData"), a provider of network management services. From September 1997 to January 1998, Ms. Reising served as Vice President and Chief Financial Officer of Composit Communications International, a start-up call center software developer. From August 1995 to August 1997, she served as Vice President and Chief Financial Officer of InterServ Services Corp., a marketing services provider. From September 1994 to August 1995, she served as Senior Vice President and Chief Financial Officer of Media Marketing Services, a promotional travel incentive company. From July 1993 to September 1994, she was a financial consultant and from June 1992 to June 1993, she served as Executive Vice President and Chief Financial Officer of Coin, Inc., a computer systems developer. Ms. Reising started her career as a CPA with Ernst & Young and received a BBA in Accounting from the University of Georgia.

     Samuel R. DeSimone, Jr. has served as the Executive Vice President, General Counsel and Secretary of MindSpring since November 1998. From September 1995 to August 1998, Mr. DeSimone served as Vice President of Corporate Development with Merix Corporation of Forest Grove, Oregon, a printed circuit board manufacturer. From June 1990 to August 1995, he was an associate attorney and partner with Lane Powell Spears Lubersky of Portland, Oregon. Mr. DeSimone received a BA from, and was a Phi Beta Kappa graduate of, Amherst College and received a JD from New York University School of Law.

     Lance Weatherby has served as MindSpring's Executive Vice President of Sales and Marketing since April 1998. Mr. Weatherby served as MindSpring's Vice President of Business Development from September 1996 to April 1998, MindSpring's Acting Vice President of Business Development from August 1996 to September 1996, and a Market Development Manager from September 1995 to August 1996. Mr. Weatherby held a variety of sales, sales management and marketing positions with Mobil from October 1990 to September 1995, including District Sales Manager from December 1992 to September 1995. Mr. Weatherby received a BBA in Marketing from Eastern Kentucky University and an MBA from Indiana University.

     Gregory J. Stromberg has served as MindSpring's Executive Vice President and has managed the Netcom customer integration into MindSpring since January 1999. Mr. Stromberg served as MindSpring's Executive Vice President of Technology from August 1998 until January 1999, Executive Vice President of Call Centers from March 1998 until August 1998, Vice President of Call Centers from June 1996 to March 1998, and Vice President of Technical Support from October 1995 until June 1996. From June 1993 to September 1994, Mr. Stromberg worked as a Regional Manager for Digital Financial Services, a subsidiary of GE Capital. Mr. Stromberg worked in various sales, product management, operations and management positions with Digital Equipment Corporation from June 1983 to June 1993. Mr. Stromberg received a BS in Business Management and an MBA from the University of Utah.

     O. Gene Gabbard has been a Director of MindSpring since December 1995. He has worked independently as an entrepreneur and consultant since February 1993. Mr. Gabbard currently serves as a director of ITC Holding and several of its subsidiaries, as well as ITC(+)DeltaCom, Inc. ("ITC(+)DeltaCom"), a carriers' carrier and retail telecommunications company, and Powertel, Inc. ("Powertel"), a wireless telecommunications company formerly known as InterCel, Inc. and as a director and Chairman of ClearSource, Inc., a provider of broadband telecommunications services. From August 1990 through January 1993, he served as Executive Vice President and Chief Financial Officer of MCI Communications Corporation ("MCI"), a telecommunications company. Mr. Gabbard has served as a Managing Director of South Atlantic Private Equity Fund IV, Limited Partnership since 1997.

     Campbell B. Lanier, III has served as a Director of MindSpring since November 1994. Mr. Lanier has served as Chairman of the Board and Chief Executive Officer of ITC Holding (or its predecessors) since its inception in 1985. In addition, Mr. Lanier is an officer and director of several ITC Holding subsidiaries. He is also the Chairman of ITC(+)DeltaCom and is a director of ITC(+)DeltaCom, KNOLOGY Holdings, Inc. ("KNOLOGY"), a broadband telecommunications services company formerly known as CyberNet Holding, Inc., Vista Eyecare, Inc., a full service optical retailer, K&G Men's Centers, a discount retailer of men's clothing, Innotrac Corporation ("Innotrac"), which provides customized, technology-based marketing support services, and is Vice Chairman of the Board of AvData and Chairman of the Board of Powertel. Mr. Lanier has served as a Managing Director of South Atlantic Private Equity Fund IV, Limited Partnership since 1997.


     William H. Scott, III has been a Director of MindSpring since November 1994. Mr. Scott has served as President of ITC Holding (or its predecessors) since December 1991 and has been a director of ITC Holding (or its predecessors) since May 1989. He is also an officer and director of several ITC Holding subsidiaries. Mr. Scott is a director of ITC(+)DeltaCom, KNOLOGY, Powertel, Innotrac and AvData.


BOARD OF DIRECTORS

     Our Certificate of Incorporation provides for a classified board of directors consisting of three classes of directors with each class required to be as nearly equal in number as possible. The number of directors is determined from time to time by the board of directors and is currently fixed at six. A single class of directors is elected each year at MindSpring's annual meeting of stockholders. Subject to transition provisions, each director elected at each such meeting will serve for a term ending on the date of the third annual meeting of stockholders after his election and until his successor has been elected and qualified. Mr. Gabbard is serving for a term expiring in 1999, Messrs. McQuary and Scott are serving for terms expiring in 2000 and Messrs. Brewer and Lanier are serving for terms expiring in 2001. Effective February 19, 1999, Michael G. Misikoff resigned his position as director. Mr. Misikoff's term was to have expired in 1999. Officers of MindSpring are appointed annually by the board of directors and serve at its discretion.

     The board of directors currently has two committees, the audit committee and the compensation committee. The audit committee, among other things, recommends the firm to be appointed as independent accountants to audit MindSpring's financial statements, discusses the scope and results of the audit with the independent accountants, reviews with management and the independent accountants MindSpring's interim and year-end operating results, considers the adequacy of the internal accounting controls and audit procedures of MindSpring and reviews the non-audit services to be performed by the independent accountants. The current members of the audit committee are Messrs. Gabbard, Lanier, and Scott.

     The compensation committee reviews and recommends the compensation arrangements for management of MindSpring and administers MindSpring's 1995 Stock Option Plan, as amended. The members of the compensation committee for the year ended December 31, 1998 were Messrs. Gabbard, Lanier, and Scott.

DIRECTOR COMPENSATION

     Since MindSpring's inception, members of the board of directors have not received any compensation for their service on the board of directors except pursuant to MindSpring's Directors Stock Option Plan (the "Directors Plan"). Under the Directors Plan, 210,000 shares of common stock are authorized for issuance to non-employee directors (in the form of grants of 30,000 options per director) upon their initial election or appointment to the board, or, in the case of Messrs. Lanier, Scott and Gabbard, who joined the board prior to the creation of the Directors Plan, upon the adoption of the Directors Plan by the board. Options are exercisable at the fair market value of the common stock (as determined by the board) on the date of grant. The Directors Plan was amended in 1998 to provide for discretionary option grants. Upon adoption of this amendment, each of Messrs. Lanier, Scott and Gabbard received a grant of 15,000 options.

              IMPORTANT U.S. TAX CONSEQUENCES TO NON-U.S. HOLDERS

     The following is a general discussion of certain United States federal income and estate tax consequences of the ownership and disposition of MindSpring common stock by a Non-U.S. Holder. For purposes of this summary:

     (1) the Internal Revenue Code of 1986, as amended, is referred to as "the Code,"

     (2) the Internal Revenue Service is referred to as "the IRS" and

     (3) a "Non-U.S. Holder" is any beneficial owner of common stock other than a person that is for United States federal income tax purposes:

        - a citizen or resident of the United States,

        - a corporation, partnership or other entity created or organized in or under the laws of the United States or of any political subdivision thereof, other than a partnership that is not treated as a United States person under any applicable Treasury regulations,

        - an estate whose income is subject to United States federal income tax regardless of its source or

        - a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust. In addition, certain trusts treated as United States persons for federal income tax purposes on August 20, 1996 may elect to continue to be so treated to the extent permitted in applicable Treasury regulations and will not be Non-U.S. Holders if they make such an election.

This discussion does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state and local consequences that may be relevant to Non-U.S. Holders of common stock in light of their particular personal circumstances. Furthermore, this discussion is based on provisions of the Code, existing and proposed regulations promulgated under the Code and administrative and judicial interpretations of the Code and those regulations, as of the date hereof, all of which are subject to change, possibly on a retroactive basis. EACH PROSPECTIVE PURCHASER OF MINDSPRING COMMON STOCK IN THE OFFERING IS ADVISED TO CONSULT A TAX ADVISOR WITH RESPECT TO CURRENT AND POSSIBLE FUTURE TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF COMMON STOCK AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY U.S. STATE, MUNICIPALITY OR OTHER TAXING JURISDICTION.

DIVIDENDS

     MindSpring does not currently pay cash dividends on its common stock. See "Price Range of Common Stock and Dividend Policy." Dividends paid to a Non-U.S. Holder of common stock generally will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty if the Non-U.S. Holder is treated as a resident of such foreign country within the meaning of the applicable treaty. However, dividends that are effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States and if a tax treaty applies, are attributable to a United States permanent establishment maintained by the Non-U.S. Holder, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at the regular graduated individual or corporate rates. Any such effectively connected dividends received by a foreign corporation may, under some circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     Under current law, dividends paid to an address outside the United States are presumed to be paid to a resident of such country, unless the payer has knowledge to the contrary, for purposes of the withholding tax discussed above and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under final United States Treasury regulations issued on October 7, 1997 (the "Final Regulations"), effective for payments made after December 31, 1999, a Non-U.S. Holder of common stock who wishes to claim the benefit of an applicable treaty rate, and avoid back-up withholding as discussed below, would be required to satisfy applicable certification and other requirements. Currently, a Non-U.S. Holder must comply with certification and disclosure requirements to be exempt from withholding under the effectively connected income exemption discussed above.

     A Non-U.S. Holder of common stock eligible for a reduced rate of United States withholding tax under an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

GAIN ON DISPOSITION OF COMMON STOCK

     A Non-U.S. Holder generally will not be subject to United States federal income tax with respect to gain recognized on a sale or other disposition of MindSpring common stock unless

     (1) the gain is effectively connected with a trade or business of the Non-U.S. Holder in the United States and, if a tax treaty applies, is attributable to a permanent establishment maintained by the Non-U.S. Holder if a tax treaty applies,

     (2) in the case of a Non-U.S. Holder who is an individual and holds the common stock as a capital asset, the holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or

     (3) MindSpring is or has been a "U.S. real property holding corporation" for United States federal income tax purposes at any time within the shorter of the five-year period preceding such disposition or the period the Non-U.S. Holder held the common stock.

     MindSpring has not determined whether it is or has been within the prescribed period a "U.S. real property holding corporation," or USRPHC, for federal income tax purposes. In general, MindSpring will be treated as a U.S. real property holding corporation if the fair market value of its U.S. real property interests equals or exceeds 50% of the total fair market value of its U.S. and non-U.S. real property interests and its other assets used or held in a trade or business. If MindSpring is, has been or becomes a U.S. real property holding corporation, so long as the common stock continues to be regularly traded on an established securities market within the meaning of Section 897(c)(3), only a Non-U.S. Holder who holds or held, at any time during the shorter of the five-year period preceding the date of disposition or the holder's holding period, more than 5% of the common stock will be subject to U.S. federal income tax on the disposition of the common stock.

     An individual Non-U.S. Holder described in clause (1) above will be taxed on the net gain derived from the sale under regular graduated United States federal income tax rates. An individual Non-U.S. Holder described in clause (2) above will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by United States capital losses, notwithstanding the fact that the individual is not considered a resident of the United States. If a Non-U.S. Holder that is a foreign corporation falls under clause (1) above, it will be taxed on its gain under regular graduated United States federal income tax rates and, in addition, may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits within the meaning of the Code for the taxable year, as adjusted for specified items, unless it qualifies for a lower rate under an applicable income tax treaty.

FEDERAL ESTATE TAX

     Common stock owned or treated as owned by an individual Non-U.S. Holder at the time of death will be includable in the individual's gross estate for United States federal estate tax purposes unless an applicable estate tax treaty provides otherwise and, therefore, may be subject to United States federal estate tax.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     MindSpring must report annually to the IRS and to each Non-U.S. Holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding also may be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

     Under current law, backup withholding, which generally is a withholding tax imposed at the rate of 31% on certain payments to persons that fail to furnish certain information under the United States information reporting requirements, generally will not apply to

     (1) dividends paid to Non-U.S. Holders that are subject to withholding at the 30% rate, or lower treaty rate, discussed above or

     (2) dividends paid to a Non-U.S. Holder at an address outside the United States, unless the payer has knowledge that the payee is a U.S. person.

Under the Final Regulations, however, a Non-U.S. holder generally will be subject to back-up withholding at a 31% rate unless it meets applicable certification requirements.

     Payment of the proceeds of a sale of common stock by or through a United States office of a broker is subject to both backup withholding and information reporting unless the beneficial owner certifies under penalties of perjury that it is a Non-U.S. Holder, or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of common stock by or through a foreign office of a broker. If, however, such broker is, for United States federal income tax purposes a U.S. person, a controlled foreign corporation, or a foreign person that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, such payments will be subject to information reporting, but not backup withholding, unless

     (1) such broker has documentary evidence in its records that the beneficial owner is a Non-U.S. Holder and certain other conditions are met or

     (2) the beneficial owner otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against the holder's United States federal income tax liability provided the required information is furnished to the IRS.

                     DESCRIPTION OF SECURED CREDIT FACILITY

     We have a credit agreement, dated as of February 17, 1999, with First Union National Bank as lender and as administrative agent for the other lenders, which agreement provides for a $100,000,000 secured revolving credit facility. The credit facility will mature on February 17, 2002. The credit facility may be increased at our option to $200,000,000 with the approval of lenders holding at least 51% of the aggregate unpaid principal amount of the notes thereunder or, if no amounts are outstanding, lenders holding at least 51% of the aggregate commitment of the lenders. We are obligated under the credit agreement to deliver to the lenders specific consents and related documents in connection with eleven significant operating contracts by May 19, 1999. If we fail to do so, then on May 20, 1999,

     (1) our option to increase the commitment to $200,000,000 will terminate,

     (2) the commitment will be automatically and permanently reduced to $20,000,000 plus an incremental amount based upon the extent of our compliance with the requirement concerning consents and related documents (with the exception that if we do not deliver the consents and related documents for our Atlanta, Georgia leased property, no incremental amount will be added to the $20,000,000 amount); and

     (3) the applicable margin will be increased between .375% and 1.00% for both Base Rate borrowings and LIBOR rate borrowings.

     While at present we do not anticipate difficulties in obtaining the consents and related documents by the specified deadline, there can be no assurance that we will be able to do so.


     On February 17, 1999, we borrowed $80 million under the credit facility to finance the NETCOM acquisition. We intend to repay all amounts outstanding under the credit facility, approximately $80.8 million including accrued interest, through April 7, 1999, with a portion of the proceeds from this offering, or, if we do not complete this offering, with a portion of the proceeds from the notes offering. See "Use of Proceeds." Assuming we obtain the necessary consents described above, the total commitment under the credit facility will be $100 million.



     The credit facility may also be used to finance permitted acquisitions and for working capital and general corporate requirements. The following summary of the material provisions of the credit agreement does not purport to be complete and is qualified in its entirety by reference to the credit agreement. Some of the capitalized terms used in this description of the credit facility are defined at the end of this section.


     Amounts drawn under the credit facility will bear interest, at our option, at either the Base Rate or the reserve adjusted LIBOR rate, plus an applicable margin. The applicable margin will be an annual rate which will fluctuate based on our ratio of total debt to EBITDA and which will be between 0.25% and 1.00% for Base Rate borrowings and between 1.25% and 2.00% for LIBOR rate borrowings.


     The credit agreement requires us to repay indebtedness outstanding under the credit facility with the net cash proceeds from all debt issuances, other than the proceeds from the notes offering, from some types of sales of our assets, and from some types of insurance proceeds. In addition, the total loan commitment will be reduced by the amount of net cash proceeds from debt issuances, other than the proceeds from the notes offering, and, to the extent not reinvested in similar assets or used to finance the repair or replacement of damaged assets, as the case may be, within 120 days after receipt of those proceeds, by the amount of net cash proceeds from some types of asset sales and from some types of insurance proceeds.

     Our obligations under the credit facility will be guaranteed by all of our future subsidiaries. Our obligations are secured by a first priority lien on all of our current and future assets and properties and will be secured by a first priority pledge of the capital stock of any subsidiary that we organize or acquire.

     The credit agreement contains negative covenants limiting our ability and that of our future subsidiaries to:


     - incur debt, excluding the notes from the notes offering;


     - guaranty obligations;

     - create liens;

     - make loans, advances, investments and acquisitions;

     - engage in mergers and liquidations;

     - sell assets;

     - pay dividends and make distributions;

     - exchange and issue some types of convertible or redeemable capital stock;

     - engage in transactions with affiliates;

     - amend subordinated debt; and

     - enter into restrictive agreements and change our fiscal year or accounting method.

In addition, the credit agreement contains affirmative covenants, including

     - covenants requiring compliance with laws and material contracts;

     - maintenance of corporate existence, properties and insurance;

     - payment of taxes and all other obligations;

     - year 2000 compatibility; and

     - the delivery of financial and other information.

     The credit agreement also requires us to comply with specific financial tests and to maintain specific financial ratios. We must maintain

     (1) as of the end of any fiscal quarter, a ratio of EBITDA to interest expense for the immediately preceding four consecutive fiscal quarters of no less than 3.0:1.0;

     (2) a maximum total debt to EBITDA ratio no greater than 3.0:1.0 and

     (3) a net worth not less than $175,000,000 plus 50% of net income, to the extent positive, plus 75% of the net cash proceeds of equity issuances.

     Failure to satisfy any of the financial covenants constitutes an event of default under the credit facility, notwithstanding our ability to meet our debt service obligations. The credit agreement also includes other customary events of default, including, without limitation, cross default to other debt and material contracts; insolvency or bankruptcy; occurrence of certain ERISA events; material undischarged judgments and change in control.

     "Base Rate" means the greater of First Union National Bank's prime lending rate or the overnight federal funds rate plus 0.50%.

     "EBITDA" means, for any period, the sum of the following on a consolidated basis, without duplication, for MindSpring and our Subsidiaries, as defined in the credit agreement, in accordance with generally accepted accounting principles:

     (A) net income for such period plus

     (B) the sum of the following to the extent deducted in determining net income:

          (1) income and franchise taxes,

          (2) interest expense,

          (3) amortization, depreciation and other non-cash charges less

     (C) interest income and any extraordinary gains.

     EBITDA will be adjusted in a manner reasonably satisfactory to First Union National Bank to include on a pro forma basis as of the first day of any calculation period any acquisition consummated during that period as permitted by the credit agreement and exclude on a pro forma basis as of the first day of any calculation any Subsidiary or assets sold during that period as permitted by the credit agreement.

     "LIBOR" means the rate of interest per annum determined on the basis of the rate for deposits in dollars in minimum amounts of at least $5,000,000 for a period equal to the applicable Interest Period, as defined in the credit agreement, which appears on the Telerate Page 3750 at approximately 11:00 a.m. (London time) two business days prior to the first day of the applicable Interest Period. If, for any reason, the rate does not appear on Telerate Page 3750, then "LIBOR" will be determined by First Union National Bank to be the arithmetic average of the rate per annum at which deposits in dollars would be offered by first class banks in the London interbank market to First Union National Bank at approximately 11:00 a.m. (London time) two business days prior to the first day of the applicable Interest Period for a period equal to that Interest Period and in an amount substantially equal to the amount of the applicable loan.

                                  UNDERWRITING

     MindSpring and the underwriters for the offering named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., ING Baring Furman Selz LLC, J.C. Bradford & Co., Donaldson, Lufkin & Jenrette Securities Corporation, First Union Capital Markets Corp. and Jefferies & Company, Inc. are the representatives of the underwriters.

                     Underwriters                       Number of Shares
                     ------------                       ----------------
Goldman, Sachs & Co...................................
ING Baring Furman Selz LLC............................
J.C. Bradford & Co....................................
Donaldson, Lufkin & Jenrette
  Securities Corporation..............................
First Union Capital Markets Corp......................
Jefferies & Company, Inc..............................
                                                           ---------
          Total.......................................
                                                           =========

     If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 300,000 shares from MindSpring to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

     The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by MindSpring. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

                                                 Paid by MindSpring
                                            ----------------------------
                                            No Exercise    Full Exercise
                                            ------------   -------------
Per Share.................................  $              $
Total.....................................  $              $

     Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be
sold at a discount of up to $     per share from the initial public offering
price. Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to
$     per share from the initial public offering price. If all the shares are not sold at the initial offering price, the representatives of the underwriters may change the offering price and the other selling terms.

     MindSpring, its executive officers and directors and certain stockholders of MindSpring have agreed, subject to certain exceptions, not to: (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or (2) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock (regardless of whether any of the transactions described in clause (1) or (2) is to be settled by the delivery of common stock, or such other securities, in cash or otherwise) for a period of 90 days after the date of this prospectus supplement without the prior written consent of Goldman, Sachs & Co. In addition, during such period, MindSpring has also agreed not to file any registration statement with respect to, and its executive officers, directors and certain stockholders of MindSpring have agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Goldman, Sachs & Co.


     In connection with MindSpring's acquisition of NETCOM on February 17, 1999, MindSpring issued to NETCOM 376,116 shares of common stock in a private placement. As required by the terms of the acquisition, in order to permit public resales of these shares, MindSpring has filed a registration statement with the SEC, which permits continuous public sales of those shares for a 60-day period beginning April 6, 1999, the date that the NETCOM registration statement was declared effective by the SEC. NETCOM is not a party to a lock-up agreement as described in the preceding paragraph.


     In June 1998, MindSpring issued and sold 3,000,000 shares of its common stock in a public offering underwritten by Donaldson, Lufkin & Jenrette Securities Corporation, J.C. Bradford & Co., Furman Selz LLC (now known as ING Baring Furman Selz LLC) and Wheat First Securities, Inc. (now known as First Union Capital Markets Corp.) for which such underwriters received customary compensation. In December 1998, MindSpring issued and sold 2,300,000 shares of its common stock in a public offering underwritten by the underwriters, other than Goldman, Sachs & Co., for which such underwriters received customary compensation. In addition, in February 1999, MindSpring paid ING Baring Furman Selz a cash fee of $2.45 million for advising MindSpring in connection with the NETCOM acquisition.

     Affiliates of Goldman, Sachs & Co., First Union Capital Markets Corp., and ING Baring Furman Selz, LLC are among the lenders under MindSpring's credit agreement. MindSpring intends to use more than 10% of the net proceeds from the sale of the common stock to repay indebtedness owed by it to the lenders under the credit agreement. See "Use of Proceeds." Accordingly, the offering is being made in compliance with the requirements of Rule 2710(c)(8) of the National Association of Securities Dealers, Inc.

     In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while this offering is in progress.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

     As permitted by Rule 103 under the Exchange Act, and to the extent that the common stock does not constitute an excepted security under Regulation M under the Exchange Act, certain underwriters (and selling group members, if any) that are market makers ("passive market makers") in the common stock may make bids for or purchases of the common stock in the Nasdaq National Market until such time, if any, when a stablizing bid for such securities has been made. Rule 103 generally provides that (1) a passive market maker's net daily purchases of the common stock may not exceed 30% of its average daily trading volume in such securities for the two full consecutive calendar months (or any 60 consecutive days ending within the 10 days) immediately preceding the filing date of the registration statement of which this prospectus forms a part, (2) a passive market maker may not effect transactions or display bids for the common stock at a price that exceeds the highest independent bid for the common stock by persons who are not passive market makers and (3) bids made by passive market makers must be identified as such.

     Each underwriter has also agreed that (a) it has not offered or sold and prior to the date six months after the date of issue of the shares of common stock will not offer or sell any shares of common stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (b) it has complied, and will comply with, all applicable provisions of the Financial Services Act 1986 of Great Britain with respect to anything done by it in relation to the shares of common stock in, from or otherwise involving the United Kingdom, and (c) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of the shares of common stock to a person who is of a kind described in
Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) of Great Britain or is a person to whom the document may otherwise lawfully be issued or passed on.

     MindSpring estimates that its share of the total expenses of this offering, excluding underwriting discounts and commissions, will be approximately $500,000.

     MindSpring has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.


     Concurrently with this offering and by a separate prospectus supplement,
MindSpring is offering $155,000,000 principal amount of   % convertible
subordinated notes due 2006, plus up to an additional $23,250,000 principal amount of notes to cover over-allotments by the underwriters for that offering. The completion of the notes offering and the common stock offering are not dependent on one another. The underwriters for the notes offering are the same underwriters for the common stock offering. The underwriters will receive customary compensation in connection with the notes offering.


                                 LEGAL MATTERS

     The validity of the common stock offered by this prospectus supplement is being passed upon for MindSpring by Hogan & Hartson L.L.P., Washington, D.C., counsel for MindSpring. Hogan & Hartson L.L.P. provides legal services to ITC Holding, its affiliated companies and Campbell B. Lanier, III, Chairman and Chief Executive Officer of ITC Holding. With the consent of MindSpring, Hogan & Hartson L.L.P. has represented ITC Holding in certain transactions with MindSpring. Anthony S. Harrington, a partner of Hogan & Hartson L.L.P., beneficially owns 115,568 shares of ITC Holding common stock. Certain legal matters are being passed upon for the underwriters by Alston & Bird LLP, Atlanta, Georgia. Alston & Bird LLP also provides legal services to ITC Holding and certain of its affiliated companies, including MindSpring.

                                    EXPERTS

     The financial statements of MindSpring as of December 31, 1997 and 1998 and for the three years ended December 31, 1998, and the financial statement schedule of MindSpring for the two years ended December 31, 1997; the financial statements of Spry, Inc. as of April 30, 1997 and January 31, 1998 and for the years ended April 30, 1996 and 1997 and the nine months ended January 31, 1998, and the financial statements of NETCOM On-Line Communication Services, Inc. Domestic Subscriber Operations as of December 31, 1997 and 1998, and for the three years ended December 31, 1998 that are included or incorporated by reference in this prospectus supplement, the accompanying prospectus and the related registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect to these financial statements, and are included in this prospectus supplement, the accompanying prospectus and the related registration statement in reliance upon the authority of Arthur Andersen LLP as experts in giving these reports.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
MINDSPRING ENTERPRISES, INC.
Report of Independent Public Accountants....................   F-2
Balance Sheets as of December 31, 1998 and 1997.............   F-3
Statement of Operations for the years ended December 31,
  1998, 1997 and 1996.......................................   F-4
Statement of Stockholders' Equity for the years ended
  December 31, 1998, 1997 and 1996..........................   F-5
Statement of Cash Flows for the years ended December 31,
  1998, 1997 and 1996.......................................   F-6
Notes to Financial Statements...............................   F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To MindSpring Enterprises, Inc.:

     We have audited the accompanying balance sheets of MINDSPRING ENTERPRISES, INC. (a Delaware corporation) as of December 31, 1998 and 1997 and the related statements of operations, stockholders' equity, and cash flows for the three years ended December 31, 1998, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MindSpring Enterprises, Inc. as of December 31, 1998 and 1997 and the results of its operations and its cash flows for the three years ended December 31, 1998, 1997 and 1996 in conformity with generally accepted accounting principles.

Arthur Andersen LLP

Atlanta, Georgia
February 17, 1999

                          MINDSPRING ENTERPRISES, INC.

                                 BALANCE SHEETS
                        AS OF DECEMBER 31, 1998 AND 1997
                                 (IN THOUSANDS)

                                                                1998       1997
                                                              --------   --------
ASSETS

CURRENT ASSETS:
Cash and cash equivalents...................................  $167,743   $  9,386
Trade receivables, net of allowance for doubtful accounts of
  $1,224 and $751 at December 31, 1998 and 1997,
  respectively..............................................     3,278      2,002
Deferred income taxes (Note 8)..............................     3,421         --
Prepaids and other current assets...........................       758      1,042
                                                              --------   --------
  Total current assets......................................   175,200     12,430
                                                              --------   --------

PROPERTY AND EQUIPMENT:
Computer and telecommunications equipment...................    35,580     18,050
Assets under capital lease..................................     9,546      9,916
Other.......................................................     4,821      1,805
                                                              --------   --------
                                                                49,947     29,771
Less: accumulated depreciation..............................   (14,106)    (6,133)
                                                              --------   --------
  Property and equipment, net...............................    35,841     23,638
                                                              --------   --------

OTHER ASSETS:
Acquired customer base, net (Notes 1 and 2).................    34,742      7,478
Deferred income taxes (Note 8)..............................     1,123         --
Other.......................................................       693        740
                                                              --------   --------
  Total other assets........................................    36,558      8,218
                                                              --------   --------
                                                              $247,599   $ 44,286
                                                              ========   ========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Trade accounts payable......................................  $  3,462   $  4,306
Current portion of capital lease liability (Note 7).........     2,695      2,607
Telecommunications costs payable............................     2,831      2,233
Deferred revenue (Note 1)...................................     7,443      2,198
Current portion of notes payable (Note 6)...................        --      2,043
Other accrued expenses......................................     5,105      1,776
Due to America Online, Inc. (Note 2)........................     7,000         --
Accrued compensation expense................................     2,550      1,404
Income tax payable..........................................     2,566         --
Network services payable....................................     4,442      1,216
                                                              --------   --------
  Total current liabilities.................................    38,094     17,783
                                                              --------   --------

LONG-TERM LIABILITIES:
Capital lease liability (Note 7)............................     2,424      5,090
                                                              --------   --------
  Total long-term liabilities...............................     2,424      5,090
                                                              --------   --------
  Total liabilities.........................................    40,518     22,873
                                                              --------   --------

COMMITMENTS AND CONTINGENCIES (NOTE 7)

STOCKHOLDERS' EQUITY (NOTE 3):
Common stock, $.01 par value; 60,000 and 45,000 shares
  authorized at December 31, 1998 and 1997 and 28,284 and
  22,603 issued and outstanding at December 31, 1998 and
  1997, respectively........................................       283        226
Additional paid-in capital..................................   209,983     34,916
Accumulated deficit.........................................    (3,185)   (13,729)
                                                              --------   --------
  Total stockholders' equity................................   207,081     21,413
                                                              --------   --------
                                                              $247,599   $ 44,286
                                                              ========   ========

The accompanying Notes to Financial Statements are an integral part of these statements.

                          MINDSPRING ENTERPRISES, INC.

                            STATEMENT OF OPERATIONS
             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                               1998      1997      1996
                                                             --------   -------   -------
REVENUES:
Access.....................................................  $ 95,852   $40,925   $13,420
Business services..........................................    14,735     7,711     2,286
Subscriber start-up fees...................................     4,086     3,920     2,426
                                                             --------   -------   -------
  Total revenues...........................................   114,673    52,556    18,132
                                                             --------   -------   -------

COST AND EXPENSES:
Cost of revenues -- recurring..............................    31,724    15,203     6,332
Cost of subscriber start-up fees...........................     2,612     1,619     1,876
General and administrative.................................    38,443    22,265    10,072
Selling....................................................    18,881     8,519     4,089
Depreciation and amortization..............................    15,227     8,695     3,285
                                                             --------   -------   -------
  Total operating expenses.................................   106,887    56,301    25,654
                                                             --------   -------   -------

OPERATING INCOME (LOSS)....................................     7,786    (3,745)   (7,522)
INTEREST INCOME (EXPENSE), NET.............................     1,214      (338)      (90)
                                                             --------   -------   -------
INCOME (LOSS) BEFORE TAXES.................................  $  9,000   $(4,083)  $(7,612)
                                                             --------   -------   -------
INCOME TAX BENEFIT.........................................     1,544        --        --
                                                             --------   -------   -------
NET INCOME (LOSS)..........................................  $ 10,544   $(4,083)  $(7,612)
                                                             ========   =======   =======

NET INCOME (LOSS) PER SHARE:
Basic......................................................  $   0.43   $ (0.18)  $ (0.48)
                                                             ========   =======   =======
Diluted....................................................  $   0.41   $ (0.18)  $ (0.48)
                                                             ========   =======   =======

SHARES USED FOR COMPUTING NET INCOME (LOSS) PER SHARE:
Basic......................................................    24,611    22,542    15,758
                                                             ========   =======   =======
Diluted....................................................    25,431    22,542    15,758
                                                             ========   =======   =======

The accompanying Notes to Financial Statements are an integral part of these statements.

                          MINDSPRING ENTERPRISES, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996
                                 (IN THOUSANDS)

                                             COMMON STOCK     ADDITIONAL   PREFERRED STOCK                      TOTAL
                                            ---------------    PAID-IN     ----------------   ACCUMULATED   STOCKHOLDERS'
                                            SHARES   AMOUNT    CAPITAL     SHARES   AMOUNT      DEFICIT        EQUITY
                                            ------   ------   ----------   ------   -------   -----------   -------------
Balance, December 31, 1995................   3,802    $ 38     $     95     1,933   $ 2,383    $ (2,034)      $    482
Conversion of Class A preferred stock to
  common..................................   3,563      36          709    (1,188)     (745)         --             --
Conversion of Class B preferred stock to
  common..................................   1,937      19          981      (645)   (1,000)         --             --
Issuance of additional common stock, net
  of related offering expenses............   6,075      60       14,089        --        --          --         14,149
Conversion of Class C preferred stock to
  common..................................     300       3          635      (100)     (638)         --             --
Issuance of additional common stock, net
  of related offering expenses............   6,750      68       18,319        --        --          --         18,387
Issuance of common stock pursuant to
  exercise of options.....................       4      --            1        --        --          --              1
      Net loss............................      --      --           --        --        --      (7,612)        (7,612)
                                            ------    ----     --------    ------   -------    --------       --------
Balance, December 31, 1996................  22,431    $224     $ 34,829        --   $    --    $ (9,646)      $ 25,407
Issuance of common stock pursuant to
  exercise of options.....................     172       2           87        --        --          --             89
      Net loss............................      --      --           --        --        --      (4,083)        (4,083)
                                            ------    ----     --------    ------   -------    --------       --------

Balance, December 31, 1997................  22,603    $226     $ 34,916        --   $    --    $(13,729)      $ 21,413
Issuance of additional common stock, net
  of related offering expenses............   3,000      30       49,726        --        --          --         49,756
Issuance of additional common stock, net
  of related offering expenses............   2,300      23      124,761        --        --          --        124,784
Issuance of common stock pursuant to
  exercise of options.....................     381       4          580        --        --          --            584
Net income................................      --      --           --        --        --      10,544         10,544
                                            ------    ----     --------    ------   -------    --------       --------

Balance, December 31, 1998................  28,284    $283     $209,983        --   $    --    $ (3,185)      $207,081
                                            ======    ====     ========    ======   =======    ========       ========

The accompanying Notes to Financial Statements are an integral part of these statements.

                          MINDSPRING ENTERPRISES, INC.

                            STATEMENT OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996
                                 (IN THOUSANDS)

                                                                1998      1997       1996
                                                              --------   -------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...........................................  $ 10,544   $(4,083)  $ (7,612)
                                                              --------   -------   --------
Adjustments to reconcile net loss to net cash provided by
  (used in) operating activities:
Depreciation and amortization...............................    15,227     8,695      3,285
  Deferred income taxes.....................................    (4,544)       --         --
  Changes in operating assets and liabilities:
    Trade receivables.......................................    (1,276)       (5)    (1,477)
    Other current assets....................................       284      (565)      (158)
    Trade accounts payable..................................      (844)    2,352      1,106
    Telecommunications cost payable.........................       598     1,332        700
    Deferred revenue........................................     5,245     1,782         80
    Other accrued expenses..................................     3,329     1,166        246
    Accrued compensation expense............................     1,146       769        520
    Income taxes payable....................................     2,566        --         --
    Network services payable................................     3,226       (89)     1,305
                                                              --------   -------   --------
         Total adjustments..................................    24,957    15,437      5,607
                                                              --------   -------   --------
           Net Cash Provided By (Used In) Operating
              Activities....................................    35,501    11,354     (2,005)
                                                              --------   -------   --------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment.........................   (20,176)   (8,042)    (8,298)
Purchase of customer base...................................   (27,312)     (960)   (12,249)
Other.......................................................      (159)       --       (789)
                                                              --------   -------   --------
           Net Cash Used In Investing Activities............   (47,647)   (9,002)   (21,336)
                                                              --------   -------   --------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds of loan from preferred stockholder.................        --        --      1,000
Payments of loan from preferred stockholder.................        --        --     (3,500)
Proceeds from notes payable.................................        --        --     11,488
Payments of notes payable...................................    (2,043)     (624)    (8,822)
Payments of capital lease obligations.......................    (2,578)   (2,084)      (134)
Issuance of common stock....................................   175,124        89     32,537
                                                              --------   -------   --------
           Net Cash Provided By (Used In) Financing
              Activities....................................   170,503    (2,619)    32,569
                                                              --------   -------   --------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........   158,357      (267)     9,228
CASH AND CASH EQUIVALENTS, beginning of year................     9,386     9,653        425
                                                              --------   -------   --------
CASH AND CASH EQUIVALENTS, end of year......................  $167,743   $ 9,386   $  9,653
                                                              ========   =======   ========

SUPPLEMENTAL DISCLOSURE FOR CASH FLOW INFORMATION:
Interest paid...............................................  $    890   $   749   $    402
                                                              ========   =======   ========
Income taxes paid...........................................  $    434   $    --   $     --
                                                              ========   =======   ========

SUPPLEMENTAL NONCASH DISCLOSURES:
Assets acquired under capital lease.........................  $     --   $ 8,443   $  1,473
                                                              ========   =======   ========
Noncash accrual for acquired subscriber base................  $  7,000   $    --   $     --
                                                              ========   =======   ========

The accompanying Notes to Financial Statements are an integral part of these statements.

                          MINDSPRING ENTERPRISES, INC.

                         NOTES TO FINANCIAL STATEMENTS
                       DECEMBER 31, 1998, 1997, AND 1996

1. ORGANIZATION AND NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     MindSpring Enterprises, Inc. ("MindSpring" or the "Company") is a national provider of Internet access. The Company was incorporated in Georgia on February 24, 1994 and began marketing its services in June 1994. The Company reincorporated in Delaware and effected a recapitalization in December 1995.

ESTIMATES AND ASSUMPTIONS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results could differ from those estimates.

PRESENTATION

     Certain amounts in the prior year financial statements have been reclassified to conform to the current year presentation.

SOURCES OF SUPPLIES

     The Company relies on third-party networks, local telephone companies, and other companies to provide data communications capacity. Although management feels alternative telecommunications facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.

CASH AND CASH EQUIVALENTS

     The Company considers all short-term, highly liquid investments with an original maturity date of three months or less to be cash equivalents. Cash and cash equivalents are stated at cost, which approximates fair value.

CREDIT RISK

     The Company's accounts receivable potentially subject the Company to credit risk, as collateral is generally not required. The Company's risk of loss is limited due to advance billings to customers for services, the use of preapproved charges to customer credit cards, and the ability to terminate access on delinquent accounts. In addition, the concentration of credit risk is mitigated by the large number of customers comprising the customer base. The carrying amount of the Company's receivables approximates their fair value.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation and amortization are provided for using the straight-line method over the estimated useful lives of the assets, commencing when assets are installed or placed in service. The estimated useful life for all assets is five years or, for leasehold improvements, the life of the lease, if shorter.

                          MINDSPRING ENTERPRISES, INC.

EQUIPMENT UNDER CAPITAL LEASE

     The Company leases certain of its data communication and other equipment under lease agreements accounted for as capital. The assets and liabilities under capital leases are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets under lease. Assets under capital lease are depreciated over their estimated useful lives of five years, which are longer than the terms of the leases.

ACQUIRED CUSTOMER BASE

     The Company capitalizes specific costs incurred for the purchase of customer bases from other Internet Service Providers ("ISPs"). The customer acquisition costs include the actual fee paid to the selling ISP, as well as legal and other expenses specifically related to the transactions. Subscriber acquisition costs capitalized at December 31, 1998 and 1997 were $47,521,000 and $13,209,000, respectively. Amortization is provided using the straight-line method over three years commencing when the customer base is received. Amortization expense for the years ended December 31, 1998, 1997, and 1996 was $7,048,000, $4,210,000, and $1,521,000, respectively. See Note 2 for further discussion.

LONG-LIVED ASSETS

     The Company periodically reviews the values assigned to long-lived assets, such as property and equipment and acquired customer bases, to determine whether any impairments are other than temporary. Management believes that the long-lived assets in the accompanying balance sheets are appropriately valued.

INCOME TAXES

     Deferred income taxes are recorded using enacted tax laws and rates for the years in which the taxes are expected to be paid. Deferred income taxes are provided for items when there is a temporary difference in recording such items for financial reporting and income tax reporting.

STOCK-BASED COMPENSATION PLANS

     The Company accounts for its stock-based compensation plans under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." The disclosure option of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" requires that companies which do not choose to account for stock-based compensation as prescribed by this statement shall disclose the pro forma effects on earnings and earnings per share as if SFAS No. 123 had been adopted.

REVENUE RECOGNITION

     The Company recognizes revenue when services are provided. Services are generally billed one month in advance. During 1998, the Company began offering prepaid services. Advance billings including prepaid services and collections relating to future access services are recorded as deferred revenue and recognized as revenue when earned.

                          MINDSPRING ENTERPRISES, INC.

BARTER TRANSACTIONS

     The Company engages in certain exchanges of services for advertising and promotional services. The Company records these transactions at the market value of the services provided. Such transactions are not material for the periods presented.

ADVERTISING COSTS

     The Company expenses all advertising costs as incurred.

NET INCOME (LOSS) PER SHARE

     The Company calculates net income (loss) per share as required by SFAS No. 128, "Earnings Per Share." Basic earnings (loss) per common share ("EPS") was computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the year ended. The effect of the Company's stock options (using the treasury stock method) was included in the computation of diluted EPS for the year ended December 31, 1998. For the years ended December 31, 1997 and 1996, the effect of the options is excluded as their effect is anti-dilutive. The following table summarizes the shares used in the calculations:

                                                                TWELVE MONTHS ENDED
                                                              ------------------------
                                                               1998     1997     1996
                                                              ------   ------   ------
(IN THOUSANDS)
Weighted average shares outstanding -- basic................  24,611   22,542   15,758
Effect of dilutive stock options............................     820       --       --
                                                              ------   ------   ------
Shares used for diluted earnings per share..................  25,431   22,542   15,758
                                                              ======   ======   ======

RECENT ACCOUNTING PRONOUNCEMENTS

     In 1998, the Company was subject to the provisions of Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income" and Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information." Neither statement had any impact on the Company's financial statements as the Company does not have any "comprehensive income" type earnings (losses) and its financial statements reflect how the "key operating decisions maker" views the business. The Company will continue to review these statements over time, in particular SFAS 131, to determine if any additional disclosures are necessary based on evolving circumstances.

2.  CUSTOMER BASE ACQUISITIONS

     On June 28, 1996, the Company entered into a purchase agreement (as amended on January 27, 1997, the "Purchase Agreement") with PSINet Inc. ("PSINet"), pursuant to which the Company agreed to acquire certain of the tangible and intangible assets and rights related to the consumer dial-up Internet access services provided by PSINet in the United States, including (i) certain of PSINet's individual subscriber accounts and (ii) the lease for a customer support call center near Harrisburg, Pennsylvania (the "Harrisburg

                          MINDSPRING ENTERPRISES, INC.

Facility"), and all related telephone switches and other equipment (the "Assets") for $12,929,000 (excluding accrued interest and increases in principal amount under the First and Second PSINet Notes previously paid by the Company) (the "Purchase Price"). In connection with fixing the aggregate amount of the Purchase Price, the Company and PSINet amended the Second PSINet Note to, among other things, reduce the principal amount owed thereunder to $3,078,000, an amount equal to the remaining balance of the Purchase Price as of January 24, 1997. As amended, the Second PSINet Note no longer accrued interest, was payable over a two-year period, and was discounted for financial statement purposes using the same rate of interest (Prime + 3%) as the prior PSINet Notes. The Company accreted the difference between the principal and total payable amount of $3,078,000 over the two years of the note.

     In connection with the PSINet transaction, the parties also entered into a network services agreement (as amended, the "Services Agreement") which enables MindSpring to offer nationwide Internet access through PSINet's network of over 200 points of presence ("POPs"). The term of the Services Agreement is 5 years commencing on June 28, 1996 and is automatically renewable annually thereafter unless either party notifies the other in writing not less than 12 months prior to the end of such 5-year period or any 12-month extension thereof. Either party may terminate the Services Agreement at any time upon 60 days' written notice without penalty. The Company and PSINet amended the Services Agreement effective January 1, 1997 to provide for certain discounts to the monthly service fees which otherwise would have been payable by the Company to PSINet. The Company earned credits of $2,000,000 and $2,050,000 during 1998 and 1997, respectively, and the discounts are reflected as reductions of cost of revenue. This arrangement ended in October 1998.

     On September 10, 1998, MindSpring entered into an Asset Purchase Agreement with America Online, Inc. ("AOL") and Spry, Inc. ("Spry"), a wholly owned subsidiary of AOL, to purchase certain assets used in connection with the consumer dial-up Internet access business operated by Spry (the "Spry Agreement"). Pursuant to the Spry Agreement, MindSpring acquired Spry's subscriber base of individual Internet access customers in the United States and Canada as well as various assets used in serving those customers, including a customer support facility and a network operations facility in Seattle, Washington. MindSpring also acquired all rights held by Spry to the "Spry" name. The acquisition was closed on October 15, 1998 and in accordance with the agreement MindSpring paid the initial payment of $25,000,000 in cash to AOL The ultimate purchase price for these assets was based primarily upon the number of acquired subscribers who remain active with MindSpring as continuing users in good standing as of December 31, 1998. The Company has calculated the final purchase price to be approximately $32,000,000 and has accordingly accrued an additional $7,000,000 in the accompanying balance sheet. The transaction is being accounted for as a purchase. See Note 10 for further discussion.

3.  STOCKHOLDERS' EQUITY

     At the annual meeting of stockholders in May 1998 the Company voted to approve and adopt an amendment to Article 4 of the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of $.01 par value common stock from 15,000,000 to 60,000,000 and to eliminate the Company's Class C Preferred Stock.

                          MINDSPRING ENTERPRISES, INC.

STOCK SPLIT

     On June 24, 1998 the Company effected a three-for-one stock split of the outstanding shares of common stock in the form of a stock dividend. Accordingly, all data shown in the accompanying financial statements and notes has been retroactively adjusted to reflect the stock split.

COMMON STOCK

     In June 1998, the Company issued 3,000,000 shares at a public offering price of $17.67. The total proceeds of the offering, net of underwriting discounts and offering expenses, were approximately $49,756,000.

     In December 1998, the Company issued 2,300,000 shares at a public offering price of $57.00. The total proceeds of the offering, net of underwriting discounts and offering expenses were approximately $124,784,000.

4.  STOCK-BASED COMPENSATION PLANS

EMPLOYEE STOCK OPTION PLAN

     Under the Company's 1995 Stock Option Plan, as amended (the "Stock Option Plan"), 3,000,000 shares of common stock are reserved and authorized for issuance upon the exercise of options. All employees of the Company are eligible to receive options under the Stock Option Plan. The compensation committee of the board of directors administers the Stock Option Plan. Options granted under the Stock Option Plan are intended to qualify as incentive stock options under
Section 422 of the Internal Revenue Code of 1986, as amended. Options generally become exercisable as follows: (i) 50% of the options become exercisable two years after the date of grant or, in certain cases, the commencement date of the holder's employment; (ii) an additional 25% of the options become exercisable three years after the date of grant or, in certain cases, the commencement date of the holder's employment; and (iii) the remaining 25% of the options become exercisable four years after the date of grant or, in certain cases, the commencement date of the holder's employment. Except as noted in the next sentence, all options were granted at an exercise price equal to the estimated fair value of the common stock on the dates of grant as determined by the board of directors based on equity transactions and other analyses. Options granted to holders of 10% or more of the outstanding common stock were granted at an exercise price equal to 110% of the estimated fair value of the common stock on the dates of grant as determined by the board of directors based on equity transactions and other analyses. The options expire ten years from the date of grant or, in certain circumstances, the commencement date of the option holder's employment.

                          MINDSPRING ENTERPRISES, INC.

DIRECTORS' STOCK OPTION PLAN

     Under the Company's Directors' Stock Option Plan (the "Directors' Plan"), adopted in December 1995, 210,000 shares of common stock are authorized for issuance to nonemployee directors (in the form of 30,000 options per director) upon their initial election or appointment to the board or, in the case of directors who joined the board prior to the creation of the Directors' Plan, upon the adoption of the Directors' Plan by the board of directors. The Directors' Plan, as amended by the board of directors on March 25, 1998 and approved by the stockholders on May 20, 1998, provides for discretionary option grants. Options become exercisable as follows: (i) 50% of the options become exercisable two years after the date of grant, (ii) an additional 25% of the options become exercisable three years after the date of grant, and (iii) the remaining 25% of the options become exercisable four years after the date of grant. All options were granted at an exercise price equal to the estimated fair value of the common stock at the dates of grant as determined by the board of directors based upon equity transactions and other analyses. The options expire ten years from the date of grant.

STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123

     During 1995, the Financial Accounting Standards Board issued SFAS No. 123, which defines a fair value-based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock-based compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed by APB No. 25. Entities electing to remain with the accounting in APB No. 25 must make pro forma disclosures of net income and, if presented, earnings per share as if the fair value-based method of accounting defined in this statement had been applied.

     The Company has elected to account for its stock-based compensation plans under APB No. 25; however, the Company has computed for pro forma disclosure purposes the value of all options granted during 1998, 1997, and 1996 using the Black-Scholes option-pricing model as prescribed by SFAS No. 123 using the following weighted average assumptions used for grants in 1998, 1997, and 1996:

                                                           1998        1997        1996
                                                         ---------   ---------   ---------
Risk-free interest rate................................       5.3%        6.4%        6.4%
Expected dividend yield................................         0%          0%          0%
Expected lives.........................................  3.5 years   3.5 years   3.5 years
Expected volatility....................................      95.0%       58.4%       69.3%

                          MINDSPRING ENTERPRISES, INC.

     The total value of options granted during 1998, 1997, and 1996 was computed as approximately $38,679,000, $3,735,000 and $601,000, respectively, which would be amortized on a pro forma basis over the four-year vesting period of the options. If the Company had accounted for these plans in accordance with SFAS No. 123, the Company's net income (loss) and pro forma net income (loss) per share for the years ended December 31, 1998, 1997 and 1996 would have been as follows:

                                                              AS REPORTED    PRO FORMA
                                                              -----------    ---------
(IN THOUSANDS EXCEPT PER SHARE DATA)
1996
Net loss....................................................    $(7,612)      $(7,836)
Net loss per share..........................................    $ (0.48)      $ (0.50)
1997
Net loss....................................................    $(4,083)      $(5,402)
Net loss per share..........................................    $ (0.18)      $ (0.24)
1998
Net income..................................................    $10,544       $ 2,291
Net income per diluted share................................    $  0.41       $  0.09

     A summary of the status of the Company's two stock options plans at December 31, 1998, 1997 and 1996 and changes during the years then ended are presented in the following table:

                                                                               WEIGHTED
                                                                                AVERAGE
                                                                  SHARES       PRICE PER
                                                              (IN THOUSANDS)     SHARE
                                                              --------------   ---------
December 31, 1995...........................................       1,071        $ 0.62
Grants......................................................         756          2.87
Exercised...................................................          (3)         0.21
Forfeitures.................................................         (90)         2.01
                                                                  ------        ------
December 31, 1996...........................................       1,734          1.53
Grants......................................................         453          4.21
Exercised...................................................        (171)         0.29
Forfeitures.................................................        (174)         3.12
                                                                  ------        ------
December 31, 1997...........................................       1,842          2.15
Grants......................................................         861         37.53
Exercised...................................................        (382)         1.53
Forfeitures.................................................        (198)         7.96
                                                                  ------        ------
December 31, 1998...........................................       2,123         16.10
                                                                  ======        ======
Weighted average fair value of options granted in 1998......      $   45
                                                                  ======

                          MINDSPRING ENTERPRISES, INC.

     The following table summarizes the number of options outstanding by year of grant:

                                                                               WEIGHTED
                                       NUMBER                                   AVERAGE
                                         OF           EXERCISE     WEIGHTED    REMAINING
                                       SHARES          PRICE       AVERAGE    CONTRACTUAL
          YEAR OF GRANT            (IN THOUSANDS)      RANGE        PRICE        LIFE
          -------------            --------------   ------------   --------   -----------
1998.............................       808         $10.94-60.69    $38.59      9.6 years
1997.............................       341           2.33- 9.71      4.40      8.4
1996.............................       388           2.13- 4.13      2.79      7.6
1995.............................       586           0.21- 2.13      0.67      6.5

     The following table summarizes the options exercisable as of December 31, 1998, 1997 and 1996:

                                                                               WEIGHTED
                                                      NUMBER                    AVERAGE
                                                        OF         WEIGHTED    REMAINING
                                                      SHARES       AVERAGE    CONTRACTUAL
                     AS OF                        (IN THOUSANDS)    PRICE        LIFE
                     -----                        --------------   --------   -----------
Dec. 31, 1998...................................       537          $1.16       6.8 years
Dec. 31, 1997...................................       366          $0.73       7.5
Dec. 31, 1996...................................       210          $0.21       8.1

EMPLOYEE BENEFIT PLAN

     The Company has a savings plan (the "Savings Plan") that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the Savings Plan, participating employees may defer a portion of their pretax earnings, up to the Internal Revenue Service annual contribution limit. Annually, the Company determines whether to make a discretionary matching contribution equal to a percentage, determined by the Company, of the employee's deferred compensation contribution. The Company has not made any matching contributions to the Savings Plan.

5.  RELATED-PARTY TRANSACTIONS

     The Company has entered into certain business relationships with several subsidiaries and affiliates of ITC Holding Company, Inc. ("ITC Holding"). Except as noted below, none of these transactions were material for the periods presented.

     The Company purchases long-distance telephone services and wide area network transport service from ITC/\DeltaCom, Inc. ("ITC/\DeltaCom"), a related party through relationships with ITC Holding. Long-distance charges from ITC/\DeltaCom totaled approximately $3,672,000, $1,942,000 and $677,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

                          MINDSPRING ENTERPRISES, INC.

6.  DEBT

     The Company's only debt obligation for the periods presented is a promissory note issued in connection with the PSINet transaction. The final payment on this note was made in December 1998.

                                                               1998       1997
                                                              -------    -------
                                                                (IN THOUSANDS)
PSINet Note, due October, 1998..............................  $    --    $ 2,043
Less current maturities.....................................       --     (2,043)
                                                              -------    -------
Long-term obligations.......................................  $    --    $    --
                                                              =======    =======

     The carrying value of the PSINet Note approximated the market value as of December 31, 1997.

7.  COMMITMENTS AND CONTINGENCIES

LEASES

     The Company leases certain equipment under agreements, which are classified as capital leases. These leases have original terms of three years or less and contain bargain purchase options at the end of the original lease terms. The Company also has operating leases, which relate to the lease of office and equipment space. Rental expense attributable to these operating leases was approximately $1,953,000, $1,420,000, and $519,000 for the year ended December 31, 1998, 1997 and 1996, respectively.

     At December 31, 1998, the Company's capital lease obligations and minimum rental commitments under non-cancelable operating leases with initial or remaining terms of more than one year were as follows:

                                                              CAPITAL   OPERATING
                                                              LEASES     LEASES
                                                              -------   ---------
                                                                (IN THOUSANDS)
1999........................................................  $ 3,103    $ 3,385
2000........................................................    2,595      3,392
2001........................................................       --      1,441
2002........................................................       --        829
2003 and thereafter.........................................       --        963
                                                              -------    -------
          Total minimum lease payments......................  $ 5,698    $10,010
                                                              =======    =======
Amounts representing interest...............................     (579)
                                                              -------
Present value of net minimum payments.......................    5,119
Current portion.............................................   (2,695)
                                                              -------
Long-term capitalized lease obligations.....................  $ 2,424
                                                              =======

LEGAL PROCEEDINGS

     The Company is subject to legal proceedings and claims that arise in the ordinary course of business. As of December 31, 1998, management is not aware of any asserted or

                          MINDSPRING ENTERPRISES, INC.

pending litigation or claims against the Company that would have a material adverse effect on the Company's financial condition, results of operations, or liquidity.

8.  INCOME TAXES

     The provision for income taxes is attributable to:

                                                              1998      1997      1996
                                                             -------   -------   -------
                                                                   (IN THOUSANDS)
Current....................................................  $ 3,000   $    --   $    --
Deferred...................................................      654    (1,574)   (2,915)
Increase in (reversal of) valuation allowance..............   (5,198)    1,574     2,915
                                                             -------   -------   -------
     Income tax provision (benefit)........................  $(1,544)  $    --   $    --
                                                             =======   =======   =======

     A reconciliation of the income tax provision (benefit) computed at statutory tax rates to the income tax benefit for the year ended December 31, 1998, 1997 and 1996 is as follows:

                                                              1998       1997       1996
                                                              ----       ----       ----
Income tax benefit at statutory rate........................   34%       (34)%      (34)%
State income taxes, net of federal benefit..................    4         (4)        (4)
Other.......................................................    2          0          0
Valuation allowance.........................................  (57)        38         38
                                                              ---        ---        ---
          Total income tax provision (benefit)..............  (17)%        0%         0%
                                                              ===        ===        ===

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company's deferred tax assets and liabilities as of December 31, 1998 and 1997 are as follows:

                                                               1998      1997
                                                              -------   -------
                                                               (IN THOUSANDS)
Deferred tax assets:
  Net operating loss carryforwards..........................  $    --   $ 3,866
  Acquired customer base....................................    3,902     1,742
  Deferred revenue..........................................    2,221       835
  Allowance for doubtful accounts...........................      465       285
  Prepaid revenue...........................................      608        --
  Accrued vacation..........................................      371        --
  Other accrued liabilities.................................       --       126
                                                              -------   -------
          Total deferred tax assets.........................  $ 7,567   $ 6,854
                                                              -------   -------

                          MINDSPRING ENTERPRISES, INC.

                                                               1998      1997
                                                              -------   -------
                                                               (IN THOUSANDS)
Deferred tax liabilities:
  Depreciation..............................................  $(2,779)  $(1,608)
  Other.....................................................     (244)      (48)
                                                              -------   -------
          Total deferred tax liabilities....................   (3,023)   (1,656)
                                                              -------   -------
Net deferred tax asset......................................    4,544     5,198
Valuation allowance for deferred tax assets.................       --    (5,198)
                                                              -------   -------
Net deferred taxes..........................................  $ 4,544   $    --
                                                              =======   =======

     The Company's net operating loss carryforwards will expire between 2009 and 2012 unless utilized. Due to the fact that prior to 1998 the Company incurred losses since inception, the Company did not recognize the income tax benefit of the net operating loss carryforwards. Management provided a 100% valuation reserve against its net deferred tax asset, consisting primarily of net operating loss carryforwards. Management reviewed this position based on the net income generated in 1998 as well as the projections of future income and determined that it was more likely than not that the deferred tax assets would be realized. Accordingly, the Company reversed its entire valuation allowance in 1998. In addition, the Company's ability to recognize the benefit from the net operating loss carryforwards could be limited under Section 382 of the Internal Revenue Code if ownership of the Company changes by more than 50%, as defined.

9.  QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following is a summary of the unaudited quarterly results for 1998, 1997, and 1996:

                                                                               NET INCOME
(IN THOUSANDS EXCEPT PER SHARE DATA)                                           (LOSS) PER
                                                                                  SHARE
                                               OPERATING          NET        ---------------
          QUARTER ENDED            REVENUE   INCOME (LOSS)   INCOME (LOSS)   BASIC   DILUTED
          -------------            -------   -------------   -------------   -----   -------
December 31, 1998................  $39,534      $ 1,299         $ 3,679      $ .14    $ .13
September 30, 1998...............   28,695        3,440           3,985        .15      .15
June 30, 1998....................   25,060        1,994           2,020        .09      .08
March 31, 1998...................   21,384        1,053             860        .04      .04

December 31, 1997................  $17,209      $   646         $   498      $ .02    $ .02
September 30, 1997...............   13,967         (465)           (626)      (.03)    (.03)
June 30, 1997....................   11,600       (1,421)         (1,430)      (.06)    (.06)
March 31, 1997...................    9,780       (2,505)         (2,525)      (.11)    (.11)

December 31, 1996................  $ 8,524      $(2,378)        $(2,411)     $(.11)   $(.11)
September 30, 1996...............    5,301       (2,601)         (2,702)      (.18)    (.18)
June 30, 1996....................    2,495       (1,577)         (1,460)      (.10)    (.10)
March 31, 1996...................    1,812         (966)         (1,039)      (.10)    (.10)

               See Note 1 for a discussion of earnings per share.

                          MINDSPRING ENTERPRISES, INC.

10.  SUBSEQUENT EVENT

ACQUISITION

     On February 17, 1999, MindSpring acquired certain tangible and intangible assets and rights used in connection with the Internet services business operated in the United States by NETCOM On-Line Communication Services, Inc. ("NETCOM"), a Delaware corporation and an indirect wholly owned subsidiary of ICG Communications, Inc. including, (i) approximately 400,000 of NETCOM's individual Internet access accounts; (ii) approximately 3,000 dedicated Internet access accounts; (iii) approximately 18,000 Web hosting accounts; and (iv) various assets used in serving those subscribers, including leased operations facilities in San Jose, California and Dallas, Texas and all of NETCOM's rights to the "NETCOM" name (except in Brazil, Canada and the United Kingdom). The acquisition was effected pursuant to an Asset Purchase Agreement dated January 5, 1999 between MindSpring and NETCOM. MindSpring paid NETCOM approximately $245,000,000, including $215,000,000 in cash and $30,000,000 in MindSpring stock.

     The NETCOM operations outside the United States are not included in this transaction. In addition, NETCOM (which will change its name in the near future) will retain all of the assets used in connection with its network operations. Under a separate network services agreement, NETCOM (operating under a new corporate name) will sell MindSpring wholesale access to its network. The agreement has an initial term of one year, with an option for a second year on potentially different terms to be negotiated and accepted by both parties.

     The transaction will be accounted for as a purchase. The purchase price will be allocated to the underlying assets purchased and liabilities assumed based on their fair market values at the acquisition date.

     The following table summarizes the net assets purchased in connection with the NETCOM and Spry acquisitions and the amount attributable to cost in excess of net assets acquired in millions:

                                                              NETCOM   SPRY
                                                              ------   -----
Working capital.............................................  $(3.0)   $  --
Property and equipment......................................   17.2       --
Other assets................................................    0.2       --
Acquired customer base......................................  230.6     32.0

     The preliminary estimate of net assets represents management's best estimate based on currently available information; however, such estimate may be revised up to one year from the acquisition date. Acquired subscriber bases are amortized over 3 years.

                          MINDSPRING ENTERPRISES, INC.

     The following unaudited pro forma condensed statements of operations (in millions) assumes the NETCOM and Spry acquisitions occurred on January 1, 1997. In the opinion of management, all adjustments necessary to present fairly such unaudited pro forma condensed statements of operations have been made.

                                                               1998      1997
                                                              -------   -------
Revenue.....................................................  $ 294.9   $ 250.3
Net Loss....................................................   (101.5)   (101.0)
Net Loss per share..........................................    (3.57)    (3.58)

CREDIT FACILITY

     Subsequent to year end, the Company obtained a $100 million secured revolving credit facility from First Union National Bank and certain other lenders. The credit facility may be increased to $200 million with the approval of 51% of the lenders. The credit facility has an interest rate of either the bank rate plus 25 to 100 basis points (defined as the banks prime rate or the overnight federal funds rate plus 50 basis points) or LIBOR plus 125-200 basis points depending upon the ratio of total debt to EBITDA. The facility is available for 36 months and contains certain restrictive covenants including certain financial ratios. Additionally, borrowings are secured by all assets and properties. To complete the NETCOM acquisition, the Company borrowed $80 million under this facility. The proceeds from any future debt issuances and certain sales of assets and insurance proceeds must be used to repay any outstanding borrowings.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  Subject to Completion. Dated April 7, 1999.



           Prospectus Supplement to Prospectus Dated April   , 1999.



                                  $155,000,000

                               (Mindspring LOGO)

                       % Convertible Subordinated Notes due 2006
                             ----------------------


    You may convert the notes into shares of common stock of MindSpring Enterprises, Inc. at any time before their maturity or their redemption by
MindSpring. The notes will mature on         , 2006. The conversion rate is
         shares per each $1,000 principal amount of notes, subject to adjustment
in certain circumstances. This is equivalent to a conversion price of $    per
share. On April 6, 1999, the last reported sale price for the common stock on the Nasdaq National Market was $105.38 per share. The common stock is listed under the symbol "MSPG."


    MindSpring will pay interest on the notes on          and          of each
year. The first interest payment will be made on          , 1999. The notes are
subordinated in right of payment to all senior debt of MindSpring. The notes will be issued only in denominations of $1,000 and integral multiples of $1,000.

    MindSpring may redeem the notes before          , 2002, in whole or in part,
at a redemption price equal to $1,000 per $1,000 note plus accrued and unpaid interest, if any, to the redemption date, if the closing price for MindSpring's common stock has exceeded 150% of the conversion price for at least 20 trading days within a period of 30 consecutive trading days ending on the trading day prior to the date of the mailing of the notice of redemption. MindSpring will make an additional payment in cash with respect to the notes called for
redemption of $    per $1,000 note, less the amount of interest actually paid on such note prior to the call for redemption.

    On or after          , 2002, MindSpring has the option to redeem all or a
portion of the notes which have not been previously converted, at the redemption prices set forth in this prospectus supplement. You have the option, subject to certain conditions, to require MindSpring to repurchase any notes held by you in the event of a "Change in Control," as described in this prospectus supplement, at a price equal to 100% of the principal amount of the notes, plus accrued interest to the date of repurchase.

    Concurrently with this notes offering, and by a separate prospectus supplement, MindSpring is offering 2,000,000 shares of its common stock, plus up to an additional 300,000 shares of common stock to cover over-allotments by the underwriters for that offering. The completion of the notes offering and the common stock offering are not dependent on one another.

    See "Risk Factors" beginning on page S-15 of this prospectus supplement to read about important factors you should consider before purchasing the notes.
                             ----------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ----------------------

                                                              Per Note   Total
                                                              --------  --------
Initial public offering price...............................         %  $
Underwriting discount.......................................         %  $
Proceeds, before expenses, to MindSpring....................         %  $

    The initial public offering price set forth above does not include accrued
interest, if any. Interest on the notes will accrue from          , 1999 and
must be paid by the purchaser if the notes are purchased after          , 1999.
    The underwriters may, under certain circumstances, purchase up to an
additional          notes from MindSpring at the initial public offering price less the underwriting discount.

                             ----------------------

    The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company against payment in New York, New
York on          , 1999.

GOLDMAN, SACHS & CO.
         ING BARING FURMAN SELZ LLC
                   J.C. BRADFORD & CO.
                             DONALDSON, LUFKIN & JENRETTE
                                      FIRST UNION CAPITAL MARKETS CORP.
                                              JEFFERIES & COMPANY, INC.
                             ----------------------

                 Prospectus Supplement dated           , 1999.

      THIS PROSPECTUS SUPPLEMENT INCLUDES PRODUCT NAMES AND TRADEMARKS OF
            MINDSPRING ENTERPRISES, INC. AND OF OTHER ORGANIZATIONS.
                            ------------------------


     There are restrictions on the offer and sale of the notes in the United Kingdom. All applicable provisions of the Financial Services Act 1986 and the Public Offers of Securities Regulations 1995 with respect to anything done by any person in relation to the notes in, from or otherwise involving the United Kingdom must be complied with. See "Underwriting".

                            ------------------------


     IN CONNECTION WITH THIS ISSUE GOLDMAN, SACHS & CO. AND ITS AFFILIATES MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES AT LEVELS ABOVE THOSE WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED IN THE OVER-THE-COUNTER MARKETS OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                    SUMMARY

     This summary highlights more detailed information contained elsewhere in this prospectus supplement. This summary is not complete and does not contain all of the information that you should consider before investing in the notes. You should read the entire prospectus supplement and the accompanying prospectus carefully, especially the risks of investing in the notes discussed under "Risk Factors." Unless otherwise stated, all of the information in this prospectus supplement assumes that the underwriters' over-allotment option is not exercised. All share data in this prospectus supplement reflect a 3-for-1 stock split of our common stock effected on July 24, 1998.

                                ABOUT MINDSPRING

OUR BUSINESS

     MindSpring is a leading national Internet service provider, or ISP. We focus on serving individuals and small businesses. Our primary service offerings are dial-up Internet access and business services, which we offer in various price and usage plans designed to meet the needs of our subscribers. Our business services include Web hosting, which entails maintaining a customer's Internet Web site; high-speed, dedicated Internet access; Web page design; domain name registration and customer Web server co-location. Web hosting, our principal business service, complements our Internet access business and is one of the fastest growing segments of the Internet marketplace.

     We offer our subscribers complete Internet access and Web hosting solutions, emphasizing:

     - user-friendly and easy to install software, containing a complete set of the most popular Internet applications including electronic mail, World Wide Web access, Network News, File Transfer Protocol and Internet Relay Chat;

     - highly responsive customer service and technical support, which is available 24 hours a day, seven days a week; and

     - a reliable nationwide network that enables subscribers in the 48 contiguous U.S. states and the District of Columbia to access the Internet via a local telephone call.

OUR GROWTH HISTORY AND PROFITABILITY

     Over the past three years, we have rapidly increased our subscriber base and revenues by:

     - providing superior customer service and technical support;

     - expanding our marketing and distribution activities;

     - making strategic acquisitions; and

     - creating additional revenue streams by offering value-added services such as Web hosting that build on our basic operating capabilities and services.

     Our subscriber base has grown from approximately 12,000 subscribers at December 31, 1995, to over 693,000 subscribers at December 31, 1998, including over 21,000 Web hosting customers. In February 1999, we completed the NETCOM acquisition, which increased our subscriber base to approximately 1.1 million subscribers, including approximately 45,000 Web hosting subscribers. As a result, MindSpring is currently the fourth largest ISP in the U.S. in terms of the number of subscribers.

     By providing superior service and support to our subscribers, making good build-versus-buy network decisions and achieving significant market penetration in a number of our target markets, we have achieved profitability ahead of many other national ISPs. In the last quarter of 1998, we had revenues of $39.5 million, EBITDA of $7.3 million and net income of $3.7 million. At that time, our EBITDA margin, meaning EBITDA as a percentage of revenues, was 18% and our earnings per share were $0.13.

     Our executive offices are located at 1430 West Peachtree St., Suite 400, Atlanta, Georgia 30309 and our telephone number at that address is (404) 815-0770. We also maintain an Internet site on the World Wide Web at www.mindspring.net. Information contained at our Web site is not, and should not be deemed to be, a part of this prospectus supplement.

OUR TARGET SUBSCRIBER GROUP AND MARKET DEMAND

     The demand for Internet access and business services by MindSpring's target subscriber group of individuals and small businesses is increasing rapidly. Trends contributing to this growth in demand include:

     - heightened consumer awareness of the Internet;

     - the increasing number of people who have computers with modems due in part to lower prices; and

     - the expanding diversity of information, entertainment and commercial offerings available on the Internet and the World Wide Web.

     According to International Data Corporation, total United States ISP revenues are projected to grow from approximately $10.7 billion in 1997 to approximately $37.4 billion in 2003. In addition, International Data Corporation estimates that the number of users accessing the World Wide Web will increase from approximately 97 million at the end of 1998 to approximately 320 million in 2002.

     In addition to Internet access services, an increasing number of Internet users are taking advantage of value-added services such as Web hosting and Web page design. We believe that value-added services, such as those included in MindSpring's business service offerings, are among the fastest growing segments of the ISP marketplace. International Data Corporation estimates that revenues attributable to value-added services are projected to increase in the United States at a compounded annual growth rate of approximately 34%, from $3 billion in 1998, to $12.9 billion in 2003. MindSpring believes that there is a growing and unsatisfied demand among individuals and small businesses for high-quality Internet access, Web hosting and other value-added Internet services such as Web page design and e-commerce services.

MINDSPRING STRATEGY

     MindSpring's objective is to strengthen our position as a leading national provider of high quality Internet access, Web hosting and other value-added services to individuals and small businesses, as measured by customer satisfaction, subscriber growth and financial performance. Key elements of our business strategy include:

Continuing to Provide Superior Customer Service and Technical Support

     MindSpring believes that, over time, individual consumers seeking broader access to the Internet will face increasing and significant technological challenges, in part because the Internet is an evolving and growing medium. In addition, as new and more complex applications designed for the Internet proliferate, we believe that even sophisticated users, including those that have been MindSpring subscribers for years, will periodically encounter problems. Consequently, we intend to continue to focus on providing high levels of customer service and technical support in an effort to achieve maximum levels of customer satisfaction. Historically, this strategic focus has resulted in low churn rates, significant subscriber growth from customer referrals and industry recognition. We have received numerous customer service awards, including PC Computing's 1998 MVP Award for Best National ISP. Currently, over half of our employees are engaged in a customer service or technical support function and are available 24 hours a day, seven days a week, except for major holidays.

Efficiently Expanding Our National Network

     MindSpring intends to continue to efficiently increase the capacity and geographic reach of our network in order to support subscriber growth, enter new markets and accommodate increased customer usage. We pursue a hybrid network strategy of (1) owning POPs in mature markets where we can efficiently deliver high quality access services and (2) leasing POPs and capacity from third-party network service providers in new or developing markets. This strategy allows us the flexibility to modify our network cost structure on a market-by-market basis. As of December 31, 1998, approximately 61% of MindSpring's subscribers accessed the Internet through a MindSpring-owned POP. As a result of the NETCOM acquisition, this percentage has decreased significantly because most of the approximately 400,000 subscribers we acquired from NETCOM access the Internet using third-party POPs to which we have access under our network services agreement with ICG PST, Inc., formerly known as NETCOM.

Expanding Our Targeted Marketing and Distribution Activities

     We plan to expand our targeted marketing and distribution efforts in markets where there is the opportunity for substantial market penetration. We believe that high geographic concentrations of subscribers improve network economics and reduce subscriber acquisition costs, thereby resulting in higher margins. While continuing to encourage referrals from existing subscribers, we plan to increase our print publication, radio, television and direct mail advertising in certain targeted metropolitan areas throughout the U.S. In addition, we will continue to pursue nationwide strategic alliances and retail opportunities to broaden our distribution. We currently have such relationships with, among others, Microsoft, 3Com(R) Corporation, Compaq and IBM.

Increasing Our Revenues from Value-Added Services

     We intend to continue to build on our current sales, marketing and network capabilities to create additional revenue opportunities from value-added services such as Web hosting, Web page design and co-location services. We believe that value-added services are among the fastest growing segments of the Internet marketplace. We began offering Web hosting services in 1995 and currently have approximately 45,000 Web hosting subscribers, including approximately 22,000 Web hosting accounts acquired from NETCOM in February 1999. Web hosting represents approximately 13% of our revenues and is an area of strategic growth for MindSpring.

Engaging in Selected Acquisitions

     Since early 1996, we have supplemented our internal expansion efforts through selected acquisitions of complementary businesses and subscriber accounts. As MindSpring continues to expand, we may continue to pursue this strategy. We believe that as the ISP market evolves, customers will place ever greater emphasis on ISP performance, network coverage, reliability, and support. As a result, smaller ISPs may be unable to remain competitive on a national or regional basis, unless they significantly expand the scope of their operations. These trends could lead to greater industry consolidation and, consequently, acquisition opportunities. We intend to continue to evaluate acquisition opportunities as they become available.

RECENT DEVELOPMENTS

     - Acquisitions

     We recently completed two substantial acquisitions:

          Spry Acquisition. In October 1998, we purchased substantially all of Spry, Inc.'s subscriber base of individual dial-up Internet access customers in the United States and Canada, including approximately 130,000 individual access accounts. We also acquired various assets used in serving those customers, including a leased customer support facility and a leased network operations facility in Seattle, Washington and all rights to the "Sprynet" name. Spry is a wholly owned subsidiary of America Online, Inc. The purchase price for these assets was approximately $32 million.


          NETCOM Acquisition. In February 1999, we purchased substantially all of NETCOM On-Line Communication Services, Inc.'s subscriber accounts in the U.S., including approximately 371,000 individual access accounts, approximately 3,000 dedicated Internet access accounts and approximately 22,000 Web hosting accounts. NETCOM, now known as ICG PST, Inc., is a wholly owned subsidiary of ICG Communications, Inc. MindSpring also acquired assets used in serving those customers, including leased operations facilities in San Jose, California and Dallas, Texas and ICG PST's rights to the "NETCOM" name (except in Canada, the United Kingdom and Brazil). ICG PST retained all of its assets used in connection with its network operations. Under a separate network services agreement with ICG PST, we purchase access to ICG PST's network. We paid $245 million for the NETCOM assets, consisting of $215 million in cash and $30 million in MindSpring common stock.


     - Credit Facility

     On February 17, 1999, we entered into a credit agreement with First Union National Bank and certain other lenders. The credit agreement provides for a $100 million revolving credit facility that may be increased at our option to $200 million with the approval of First Union National Bank and the other lenders under the credit agreement. The credit facility will mature on February 17, 2002. The credit facility is to be used to fund working capital and for general corporate purposes including permitted acquisitions. On February 17, 1999, we borrowed approximately $80 million under the credit facility to finance the NETCOM acquisition, which we intend to repay in full with a portion of the proceeds from the common stock offering that we are undertaking concurrently with this offering. Our obligations under the credit facility are secured by substantially all of our assets. See "Description of Secured Credit Facility" and "Use of Proceeds."

                                  THE OFFERING


Securities offered............   $155,000,000 aggregate principal amount of
                                      % convertible subordinated notes due 2006,
                                 not including $23,250,000 aggregate principal amount of notes subject to the underwriters' over-allotment option.


Offering price................   100% of the principal amount plus accrued
                                 interest, if any, from           , 1999.

Interest......................   Interest on the notes is payable semiannually
                                 on           1, and           1, of each year,
                                 commencing           1, 1999.

Conversion....................   The notes will be convertible at the option of
                                 the holder into shares of common stock at a
                                 rate of        shares of common stock per
                                 $1,000 principal amount of notes, which is
                                 equivalent to a conversion price of $     per
                                 share, subject to adjustment in certain events.

                                 The notes will be convertible at any time after the initial issuance of the notes and before the close of business on the business day immediately preceding the maturity date, unless previously redeemed or repurchased, at the conversion rate set forth above. Holders of notes called for redemption or repurchase will be entitled to convert the notes up to and including, but not after, the business day immediately preceding the date fixed for redemption or repurchase, as the case may be. See "Description of Notes -- Conversion Rights."

Subordination.................   The notes are subordinated to present and
                                 future "senior debt," as that term is defined in this prospectus supplement, of MindSpring.
                                 If MindSpring establishes any subsidiaries, the notes will also effectively be subordinated in right of payment to all indebtedness and other liabilities of our subsidiaries. As of February
                                 28, 1999, the aggregate amount of outstanding
                                 "senior debt" was approximately $84.8 million.
                                 The indenture under which the notes will be issued will not restrict the incurrence of "senior debt" by MindSpring or any of our subsidiaries. See "Description of Notes --
                                 Subordination."

Global note; Book-entry
  system......................   The notes offered hereby will be issued only in
                                 fully registered form without coupons and in minimum denominations of $1,000. The notes will be evidenced by a global note, in fully registered form and without coupons, deposited with the trustee for the notes, as custodian for DTC. Beneficial interests in the global note will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants and indirect participants. See
                                 "Description of Notes -- Form, Denomination,
                                 Transfer, Exchange and Book-Entry Procedures."


Provisional redemption by
  MindSpring..................   The notes may be redeemed at the option of
                                 MindSpring (the "Provisional Redemption"),
                                 in whole or in part, at any time prior to
                                            , 2002, at a redemption price equal
                                 to $1,000 per Note to be redeemed plus accrued
                                 and unpaid interest, if any, to the date of
                                 redemption (the "Provisional Redemption Date")
                                 if the closing price of the Common Stock shall
                                 have exceeded 150% of the conversion price then
                                 in effect for at least 20 trading days in any
                                 consecutive 30-trading day period ending on the
                                 trading day prior to the date of mailing of the
                                 notice of Provisional Redemption (the "Notice
                                 Date"). Upon any Provisional Redemption,
                                 MindSpring will make an additional payment in
                                 cash (the "Make-Whole Payment") with respect to
                                 the notes called for redemption in an amount
                                 equal to $     per $1,000 note, less the amount
                                 of any interest actually paid on such note prior to the call for redemption. MINDSPRING
                                 WILL BE OBLIGATED TO MAKE THE MAKE-WHOLE
                                 PAYMENT ON ALL NOTES CALLED FOR PROVISIONAL
                                 REDEMPTION, INCLUDING ANY NOTES CONVERTED AFTER
                                 THE NOTICE DATE AND PRIOR TO THE PROVISIONAL
                                 REDEMPTION DATE. If the secured credit facility is in effect at the time of any such proposed redemption, MindSpring may be required to obtain the prior consent of the lenders under the secured credit facility or terminate the credit facility to redeem the notes. See
                                 "Description of Notes -- Provisional Redemption by MindSpring."


Optional redemption by
  MindSpring..................   The notes may be redeemed at the option of
MindSpring, in whole or in part, on or after           , 2002, at the redemption
                                 prices set forth herein plus accrued interest to the redemption date. If the secured credit facility is in effect at the time of any such proposed redemption, MindSpring may be required to obtain the prior consent of the lenders under the secured credit facility or terminate the credit facility to redeem the notes. See
                                 "Description of Notes -- Optional Redemption."

Repurchase at option of
holders upon a change in
  control.....................   Upon a "change in control," as that term is
                                 defined in the notes, you will have the right, subject to certain conditions and restrictions, to require MindSpring to repurchase your notes, in whole or in part, at 100% of the principal amount thereof, plus accrued interest to the repurchase date. The repurchase price is payable in cash or, at the option of MindSpring but subject to the satisfaction by MindSpring of certain conditions, in shares of common stock, valued at 95% of the average closing sales prices of the common stock for the five trading days preceding and including the third trading day prior to the repurchase date. A change in control would currently be an event of default under the secured credit facility, and may be an event of default under any future bank credit facility or senior debt.
                                 In such circumstances, the subordination provisions of the applicable supplemental indenture would likely restrict MindSpring's ability to repurchase the notes prior to the repayment in full of all amounts outstanding under such credit facility or senior debt. See
                                 "Description of Notes -- Repurchase at Option of Holders Upon a Change in Control."


Use of proceeds...............   For use in expansion of our business, as
                                 additional working capital for general
                                 corporate purposes and for possible strategic acquisitions of subscriber accounts and complementary businesses.

Events of default.............   Events of default include:

                                 (1) failure to pay principal of or premium, if any, on any note when due, whether or not such payment is prohibited by the subordination provisions of the notes and the indenture;

                                 (2) failure to pay any interest on any note when due, continuing for 30 days, whether or not such payment is prohibited by the subordination provisions of the notes and the indenture;

                                 (3) default in MindSpring's obligation to provide notice of a "change in control," whether or not prohibited by the subordination provisions of the notes and the indenture;

                                 (4) failure to perform any other covenant of MindSpring in the indenture, continuing for 60 days, plus an additional 60 days in the case of defaults subject to cure, provided MindSpring commences such cure within the initial 60 days and is diligently pursuing such cure, after written notice as provided in the indenture;

                                 (5) any indebtedness under any bonds,
                                 debentures, notes or other evidences of
                                 indebtedness for money borrowed by MindSpring in an aggregate principal amount in excess of $25,000,000 is not paid at final maturity thereof, either at its stated maturity or upon acceleration thereof, and such indebtedness is not discharged, or such acceleration is not rescinded or annulled, within a period of 30 days after notice as provided in the notes indenture; and

                                 (6) certain events of bankruptcy, insolvency or reorganization. See "Description of
                                 Notes -- Events of Default."

Nasdaq National Market symbol
  for MindSpring common
  stock.......................   MSPG

Listing.......................   The notes will not be listed on any securities
                                 exchange or quoted on the Nasdaq National
                                 Market. The underwriters have advised
                                 MindSpring that they intend to make a market in the notes. The underwriters are not obligated, however, to make a market in the notes, and any such market making may be discontinued at any time at the sole discretion of the underwriters without notice. See "Underwriting."

Governing law.................   The notes indenture and the notes are governed
                                 by the laws of the State of New York.

RISK FACTORS..................   YOU SHOULD READ THE "RISK FACTORS" SECTION,
                                 BEGINNING ON PAGE S-15 OF THIS PROSPECTUS
                                 SUPPLEMENT, AS WELL AS THE OTHER CAUTIONARY
                                 STATEMENTS THROUGHOUT THE ENTIRE PROSPECTUS
                                 SUPPLEMENT AND THE PROSPECTUS, SO THAT YOU
                                 UNDERSTAND THE RISKS ASSOCIATED WITH AN
                                 INVESTMENT IN THE NOTES.

CONCURRENT COMMON STOCK
OFFERING......................   CONCURRENTLY WITH THIS NOTES OFFERING AND BY
                                 MEANS OF A SEPARATE PROSPECTUS SUPPLEMENT,
                                 MINDSPRING IS OFFERING 2,000,000 SHARES OF
                                 COMMON STOCK, PLUS AN ADDITIONAL 300,000 SHARES
                                 TO COVER OVER-ALLOTMENTS BY THE UNDERWRITERS
                                 FOR THAT OFFERING. THE COMPLETION OF THIS NOTES
                                 OFFERING AND THE COMMON STOCK OFFERING ARE NOT
                                 DEPENDENT ON ONE ANOTHER.

                      SUMMARY FINANCIAL AND OPERATING DATA

     You should read the following summary historical financial and operating data along with the sections entitled "Use of Proceeds," "Selected Financial and Operating Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and MindSpring's financial statements and notes thereto and other financial and operating data included elsewhere in this prospectus supplement and the accompanying prospectus or incorporated into this prospectus supplement and the accompanying prospectus by reference.

     The Inception Period referred to in the table below is the period from February 24, 1994, MindSpring's inception, to December 31, 1994.

     The balance sheet data presented below excludes the effects of the NETCOM acquisition and borrowings under our secured credit facility, both of which occurred on February 17, 1999. See note 10 to MindSpring's audited Financial Statements for the fiscal year ended December 31, 1998 included in this prospectus supplement at page F-18 for certain pro forma and other information concerning these and other events. Also see our Current Report on Form 8-K filed with the SEC on February 25, 1999 for more detailed pro forma information.


     The adjusted balance sheet data contained in the following table gives effect to the sale of the notes offered by MindSpring by this prospectus supplement and the accompanying prospectus. This assumes an increase to cash and cash equivalents and working capital of $150.1 million upon completion of this offering, which amount equals the aggregate estimated net proceeds of the offering. See the section entitled "Use of Proceeds" in this prospectus supplement for a description of MindSpring's specific plans for the application of the net proceeds from this offering.



     The "as further adjusted" balance sheet data reflects the concurrent sale by MindSpring of 2,000,000 shares of common stock offered by MindSpring by a separate prospectus supplement and the accompanying prospectus assuming a price to the public of $105 per share. This assumes an increase to cash and cash equivalents and working capital of $200.6 million upon completion of this offering, which amount equals the aggregate estimated net proceeds of the offering.


     The total debt information included in the balance sheet data presented below contains the current portion of related indebtedness and the stockholders' equity information included in the balance sheet data presented below excludes approximately 2,123,000 shares of common stock reserved for issuance upon exercise of stock options granted as of December 31, 1998.

                                                          FISCAL YEAR ENDED DECEMBER 31,
                                          INCEPTION   ---------------------------------------
                                           PERIOD      1995       1996      1997       1998
                                          ---------   -------   --------   -------   --------
                                             (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Access................................    $  70     $ 1,455   $ 13,420   $40,925   $ 95,852
  Business services.....................       --         260      2,286     7,711     14,735
  Subscribers start-up fees.............       33         512      2,426     3,920      4,086
                                            -----     -------   --------   -------   --------
       Total revenues...................      103       2,227     18,132    52,556    114,673
Cost and expenses:
  Cost of revenues -- recurring.........       37         627      6,332    15,203     31,724
  Cost of subscriber start-up fees......       15         339      1,876     1,619      2,612
  Selling, general and administrative...      121       2,230     14,161    30,784     57,324
  Depreciation and amortization.........        5         265      3,285     8,695     15,227
                                            -----     -------   --------   -------   --------
       Total operating expenses.........      178       3,461     25,654    56,301    106,887
                                            -----     -------   --------   -------   --------
Operating gain (loss)...................      (75)     (1,234)    (7,522)   (3,745)     7,786
Interest income (expense), net..........       --        (725)       (90)     (338)     1,214
                                            -----     -------   --------   -------   --------
Income before income taxes..............      (75)     (1,959)    (7,612)   (4,083)     9,000
Income tax provision....................       --          --         --        --      1,544
                                            -----     -------   --------   -------   --------
Net income (loss).......................    $ (75)    $(1,959)  $ (7,612)  $(4,083)  $ 10,544
                                            =====     =======   ========   =======   ========
Diluted earnings (loss) per share.......              $ (0.20)  $  (0.48)  $ (0.18)  $   0.41
Diluted weighted average common shares
  outstanding...........................                9,930     15,758    22,542     25,431
OTHER OPERATING DATA:
Approximate number of subscribers at end
  of period.............................    1,000      12,000    122,000   278,000    693,000
Approximate number of employees at end
  of period.............................        8          95        321       502        977
EBITDA(1)...............................    $ (70)    $  (969)  $ (4,237)  $ 4,950   $ 23,013
EBITDA margin(1)........................       (68)%      (44)%      (23)%       9%        20%
CASH FLOW DATA:
Operations..............................      (33)        (70)    (2,005)   11,354     35,501
Investing...............................     (127)     (3,724)   (21,336)   (9,002)   (47,647)
Financing...............................      745       3,634     32,569    (2,619)   170,503


                                                                    DECEMBER 31, 1998
                                                             --------------------------------
                                                                                        AS
                                                                             AS      FURTHER
                                                             HISTORICAL   ADJUSTED   ADJUSTED
                                                             ----------   --------   --------
BALANCE SHEET DATA(2):
Cash and cash equivalents..................................   $167,743    $317,843   $518,417
Working capital............................................    137,106     287,206    487,870
Total assets...............................................    247,599     402,599    603,173
Total debt, including current maturities...................      5,119     160,119    160,119
Total stockholders' equity.................................    207,081     207,081    407,655


-------------------------
(1) EBITDA represents operating gain (loss) plus depreciation and amortization. EBITDA is provided because it is a measure commonly used by investors to analyze and compare companies on the basis of operating performance. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be construed as a substitute for operating income, net income or cash flows from operating activities for purposes of analyzing MindSpring's operating performance, financial position and cash flows. EBITDA is not necessarily comparable with similarly titled measures for other companies.

(2) The balance sheet data presented excludes the effects of the NETCOM acquisition and borrowings under our secured credit facility, both of which occurred on February 17, 1999. These transactions would (1) reduce cash and cash equivalents by $135 million, (2) increase total debt by $80 million and
    (3) increase stockholders' equity by $30 million on a historical basis. On an "adjusted basis," and on an "as further adjusted basis," cash and cash equivalents would decrease by approximately $215 million and stockholders' equity would increase by $30 million. See note 10 to MindSpring's audited Financial Statements for the fiscal year ended December 31, 1998 included in this prospectus supplement at page F-18 for certain pro forma and other information concerning these and other events. Also see our Current Report on Form 8-K filed with the SEC on February 25, 1999 for more detailed pro forma information.

                                  RISK FACTORS

     In addition to the other information contained in this prospectus supplement and the prospectus which it accompanies, you should carefully consider the following risk factors relating to MindSpring before purchasing our notes.

WE HAVE A LIMITED OPERATING HISTORY DURING WHICH WE HAVE INCURRED SIGNIFICANT ANNUAL OPERATING LOSSES.

     We started our business on February 24, 1994 and began offering Internet access in June 1994. Our limited historical operating data and rapid growth may make it more difficult for you to evaluate our performance. Before 1998, we had incurred annual operating losses in each year since we started our business. Our annual net losses since 1995 and our accumulated deficit as of December 31, 1998 are as follows:

                                                           ACCUMULATED
                                             ANNUAL       DEFICIT AS OF
                                            NET LOSS    DECEMBER 31, 1998
                                           ----------   -----------------
1995.....................................  $1,959,000
1996.....................................  $7,612,000
1997.....................................  $4,083,000
1998.....................................         N/A      $3,185,000

     Our ability to maintain profitability and positive cash flow depends upon a number of factors, including our ability to increase revenue while maintaining or reducing per subscriber costs. We may not succeed in increasing revenue while maintaining or reducing per subscriber costs or achieving or sustaining positive cash flow in the future, and our failure to do so could have a material adverse effect on our business, financial condition and results of operations, including our ability to repay the notes.

THERE ARE RISKS ASSOCIATED WITH OUR ACQUISITIONS OF SUBSCRIBER ACCOUNTS, INCLUDING THE SPRY AND NETCOM ACQUISITIONS.

     As part of our business strategy, we have acquired subscriber accounts and related assets from other companies. In October 1998, we acquired approximately 130,000 subscribers and related assets of Spry, Inc. from America Online, Inc. In February 1999, we completed the acquisition of approximately 400,000 subscribers from NETCOM On-Line Communication Services, Inc., now known as ICG PST, Inc., a wholly owned subsidiary of ICG Communications, Inc. We will continue to evaluate strategic acquisitions of businesses and subscriber accounts principally relating to our current operations. These transactions commonly involve risks. These risks include, among others, that:

     - we may experience difficulty in assimilating the acquired operations and personnel;

     - the acquisition may disrupt our ongoing business;

     - the acquisition may divert management's attention from our ongoing business;

     - we may not be able to successfully incorporate acquired assets and technology into our service offerings;

     - we may not be able to maintain uniform standards, controls, procedures, and policies;

     - we may lack the necessary experience to enter new markets and add new services; and

     - an acquisition may impair our relationships with employees and subscribers as a result of changes in management.

     We may not be successful in overcoming these risks or any other problems encountered in connection with the Spry and NETCOM acquisitions or any future transactions. In addition, these transactions and any future transaction could require us to (1) issue additional equity securities, which would dilute our stockholders, (2) incur additional debt, or (3) amortize acquisition or debt-related expenses for goodwill and other intangible assets. We were required to take each of these actions to complete the NETCOM acquisition. Any of these actions could have a material adverse effect on our business, operating results and financial condition, including our ability to repay the notes.

WE CANNOT ASSURE YOU THAT WE WILL EFFECTIVELY MANAGE OUR GROWTH.

     We may not be successful in effectively managing our growth. Our rapid growth has in the past placed, and may in the future place, a significant strain on our business and financial resources. The rapid expansion of our subscriber base, including through the Spry and NETCOM acquisitions, has placed increasing demands on our customer service and technical support resources. Failure to manage our recent and anticipated growth could have a material adverse effect on our business, results of operations and financial condition.

     For us to effectively (1) manage our rapidly growing operations, (2) successfully integrate newly acquired assets, including those acquired in the Spry and NETCOM acquisitions, and (3) continue to implement a nationwide strategy and network, we must:

     - continue to implement and improve our operational, financial, and management information systems;

     - closely monitor service quality, particularly through third-party points-of-presence, or "POPs";

     - integrate leased physical sites;

     - acquire and install necessary equipment and telecommunications facilities;

     - implement marketing efforts in new and existing markets, which may involve expanding our marketing strategy to include telemarketing and other methods;

     - add new services and provide related customer and technical support;

     - employ qualified personnel to provide technical and marketing support for new sites;

     - identify, attract, train, integrate, and retain other qualified personnel, including new management personnel;

     - develop additional expertise; and

     - continue to expand our operational and financial resources.

WE HAVE SIGNIFICANT DEBT AND WE MAY BE UNABLE TO SERVICE THAT DEBT.

     On February 17, 1999, we entered into a credit agreement with First Union National Bank and other lenders establishing a $100 million secured revolving credit facility. Also on February 17, 1999, we borrowed approximately $80 million under the credit facility to finance the NETCOM acquisition. At December 31, 1998, giving effect to the Spry acquisition, the NETCOM acquisition and the borrowings under the credit facility as if they had occurred on January 1, 1998:

     - we would have had $85.1 million of indebtedness;

     - stockholders' equity would have been $237.1 million; and

     - our earnings would have been insufficient to cover our fixed charges for the year ended December 31, 1998 by $96.2 million.

     Even if we repay all amounts outstanding under our credit facility, we will have significant additional debt upon completion of the notes offering. We cannot assure you that we will be able to improve our earnings before fixed charges or that we will be able to meet our debt service obligations under our credit facility or the notes. We will be in default under the terms of our credit facility if (1) we are unable to generate sufficient cash flow or otherwise obtain funds necessary to make required payments, or (2) we otherwise fail to comply with the various covenants in our debt obligations. A default would permit the holders of the indebtedness to accelerate its maturity. This, in turn, would have a material adverse effect on our business, financial condition and results of operations. In addition, we are required under the terms of the credit facility to obtain, by May 19, 1999, landlord consents under some of our operating leases. If we do not obtain these consents by the required date, the lenders' commitment under the credit facility could be reduced to $20 million, which could have a material adverse effect on our business, financial condition and results of operations, including our ability to repay the notes.

     Even if we are able to meet our debt service obligations, the amount of debt we have could adversely affect us in a number of ways, including by:

     - limiting our ability to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements or other purposes;

     - limiting our flexibility in planning for, or reacting to, changes in our business;

     - placing us at a competitive disadvantage to those of our competitors having lower levels of debt;

     - making us more vulnerable to a downturn in our business or the economy generally; and

     - requiring us to use a substantial portion of our cash flow from operations to pay principal and interest on our debt, instead of contributing those funds to other purposes, such as working capital and capital expenditures.

     To be able to meet our obligations under our credit facility, we must successfully implement our business strategy, which includes:

     - expanding our network;

     - attracting or acquiring and retaining a significant number of subscribers; and

     - achieving significant and sustained growth in our cash flow.

     We cannot assure you that we will successfully implement our business strategy or that we will be able to generate sufficient cash flow from operating activities to meet our debt service obligations and working capital requirements. Our ability to meet our obligations will be dependent upon our future performance, which will in turn depend upon prevailing economic conditions and financial, business and other factors.

     If the implementation of our business strategy is delayed or unsuccessful, or if we do not generate sufficient cash flow to meet our debt service and working capital requirements, we may need to seek additional financing. If we are unable to obtain necessary financing on terms that are acceptable to us, we could be forced to dispose of assets to make up for any shortfall in the payments due on our indebtedness under circumstances that might not be favorable to realizing the highest price for those assets. A substantial portion of our assets consist of intangible assets, the value of which will depend upon a variety of factors, including the success of our business. As a result, we cannot assure you that our assets could be sold quickly enough, or for amounts sufficient, to meet our obligations.


VARIOUS FACTORS OUTSIDE OF OUR CONTROL MAY AFFECT OUR OPERATING RESULTS AND CAUSE POTENTIAL FLUCTUATIONS IN OUR QUARTERLY RESULTS.


     Our future success depends on a number of factors, many of which are beyond our control. In particular, our revenue depends on our ability to attract and keep subscribers. We normally offer our new subscribers a 30-day money-back satisfaction guarantee. In addition, our subscribers, including the recently acquired Spry and NETCOM subscribers, may discontinue their service at the end of any month for any reason. We incur some expenses based on our expectations of future revenue. If revenue is less than we expect, we may not be able to reduce expenses proportionately. If we do not do so, our operating results, cash flows, and liquidity will likely be adversely affected, including our ability to repay the notes.

     Our operating results, cash flows and liquidity may also fluctuate significantly in the future due to other factors beyond our control which include:

     - how quickly we are able to acquire new subscribers;

     - how expensive it will be to acquire new subscribers;

     - the impact of increased depreciation and amortization from acquisitions;

     - how much money we have to spend to improve our business and expand our operations;

     - how quickly we are able to develop new products and services that our subscribers require;

     - how our prices compare to those of our competitors;

     - whether customers accept our new and enhanced products and services;

     - how much our operating expenses increase;

     - the nature of changes in our strategy;

     - whether we lose key employees;

     - whether we experience business disruptions resulting from third parties encountering "Year 2000" computer problems;

     - whether and how quickly alternative technologies introduced by our competitors gain market acceptance;

     - whether our arrangements with third-party network providers under various services agreements prove to be viable;

     - changes in laws and regulations which affect our business;

     - the extent to which we experience increased competition in our markets;
       and

     - other general economic factors.

     Due to all of the foregoing factors, it is likely that in some future periods, our operating results and/or our growth rate will be below what public market analysts and investors expect. If that happens, the market price of our common stock could decline materially.

     Technology and industry standards relating to our business are constantly evolving and our success depends on our ability to keep pace with these developments.

     The market for Internet access and Web hosting is characterized by rapidly changing technology, evolving industry standards, changes in subscriber needs, and frequent new service and product introductions. Our future success will depend, in part, on our ability to use leading technologies effectively, to continue to develop our technical expertise, and to enhance our existing services and develop new services to meet changing subscriber needs on a timely and cost-effective basis. We may not be successful in achieving these goals.

     We believe that our ability to compete successfully will also depend upon the continued compatibility and interoperability of our services with products and architectures offered by various vendors. Although we intend to support emerging standards in the market for Internet access, industry standards may not be established or, if they are established, we may not be able to conform to these new standards in a timely fashion and maintain a competitive position in the market. In addition, others may develop services or technologies that will render our services or technology noncompetitive or obsolete.

     We are also at risk to fundamental changes in the way customers access the Internet. Currently, customers access Internet services primarily through computers connected by telephone lines. Several companies, however, have developed cable television modems that transmit data at substantially faster speeds than the modems that we and most of our subscribers currently use. As the Internet becomes accessible through these cable television modems and by screen-based telephones, wireless products, televisions, and other consumer electronic devices, or as subscriber requirements change the way Internet access is provided, we must develop new technology or modify our existing technology to accommodate these developments.

     We will have to continue to modify and expand the means by which we deliver our services. As discussed below, our ability to offer cable wire access to our subscribers may depend on our ability to negotiate agreements with cable companies and, therefore, may be very limited. Our pursuit of technological advances, such as a new technology called Digital Subscriber Lines, or "DSL," that uses telephone lines for high-speed data transfers, may require substantial time and expense. We may not succeed in adapting our Internet access business to alternate access devices and conduits.

WE MAY NEED ADDITIONAL CAPITAL TO FINANCE OUR GROWTH AND CAPITAL REQUIREMENTS.

     We must continue to enhance and develop our network to maintain our competitive position and continue to meet the increasing demands for service quality, availability, and competitive pricing. Despite the availability of additional network capacity from third-party network providers, we intend to maintain the flexibility to expand or open MindSpring POPs or make other capital investments as dictated by subscriber demand or strategic considerations. To open new MindSpring POPs, we must spend significant amounts of money for new equipment as well as for leased telecommunications facilities and advertising. In addition, to further expand our subscriber base nationwide, we will probably have to spend significant amounts of money on additional equipment to maintain the high speed and reliability of our Internet access services. We may also need to spend significant amounts of cash to:

     - fund growth, operating losses and increases in expenses;

     - take advantage of unanticipated opportunities, such as major strategic alliances or other special marketing opportunities, acquisitions of complementary businesses or assets, or the development of new products; or

     - otherwise respond to unanticipated developments or competitive pressures.

     If we do not have enough cash on hand, cash generated from our operations, or cash available under our credit facility to meet these cash requirements, we will need to seek alternative sources of financing to carry out our growth and operating plans. We may not be able to raise needed cash on terms acceptable to us or at all. Financings may be on terms that are dilutive or potentially dilutive to our stockholders. If alternative sources of financing are required, but are insufficient or unavailable, we will be required to modify our growth and operating plans to the extent of available funding and attempt to attain profitability in our existing operations.

OUR BUSINESS DEPENDS ON OUR NETWORK INFRASTRUCTURE, INCLUDING OUR ABILITY TO OBTAIN SUFFICIENT NETWORK CAPACITY.

     The future success of our business will depend on the capacity, reliability, and security of our network infrastructure, including the third-party POPs. We will need to use substantial financial, operational, and management resources to expand and adapt our network infrastructure to meet the needs of an increasing number of subscribers and to accommodate the expanding amount and type of information they wish to transfer. We may not be able to expand or adapt our network infrastructure to meet additional demand or changing subscriber requirements on a timely basis and at a commercially reasonable cost, or at all.

     In the past we have experienced shortages in bandwidth capacity, both at the level of particular POPs, which affects only subscribers attempting to use the particular POP, and in connection with system-wide services, such as e-mail and news group services. If we do not maintain sufficient bandwidth capacity in our network connections, subscribers will perceive a general slowdown of all services on the Internet. We will sometimes temporarily delay adding new subscribers in cities experiencing significant capacity constraints until the capacity constraints can be alleviated. This is done to protect the service levels for current subscribers. Similar problems can occur if we are unable to expand the capacity of our information servers for e-mail, news, and the World Wide Web fast enough to keep up with demand from our rapidly expanding subscriber base. If the capacity of our servers is exceeded, subscribers will experience delays when trying to use a particular service. While our objective is to maintain excess capacity, our failure to expand or enhance our network infrastructure on a timely basis or to adapt it to an expanding subscriber base, changing subscriber requirements, or evolving industry standards could materially adversely affect our business, financial condition, and results of operations, including our ability to repay the notes.

WE ARE DEPENDENT ON THIRD-PARTY NETWORK PROVIDERS.

     In a significant number of markets, we provide Internet access exclusively through third-party POPs. Our ability to provide Internet access to our subscribers will be limited if (1) third-parties are unable or unwilling to provide POP access to our subscribers, (2) we are unable to secure alternative POP arrangements upon partial or complete termination of third-party network provider agreements or (3) there is a loss of access to third-party POPs for other reasons. These events could also limit our ability to further expand nationally, which could, in turn, have a material adverse effect on our business. If we lose access to third-party POPs under our current arrangements, we may not be able to make alternative arrangements on terms acceptable to us, or at all. We do not currently have any plans or commitments with respect to alternative POP arrangements, although there are some geographic overlaps among our current arrangements. Moreover, while our contracts with the third-party providers require them to provide commercially reliable service to MindSpring's subscribers with a significant assurance of accessibility to the Internet, the performance of third-party providers may not meet our requirements, which could materially adversely affect our business, financial condition and results of operations, including our ability to repay the notes.


     In connection with the NETCOM acquisition, we entered into a network services agreement with NETCOM, which has changed its name to ICG PST, Inc. We expect to provide service to the majority of subscribers we acquired from NETCOM under this agreement which, at least for the first year of the agreement, will be at favorable rates. However, ICG PST is just beginning to offer network services as a third-party provider for companies like MindSpring. We cannot be sure that this network agreement will be adequate to provide the level of service we require for our subscribers, and there may be operating inefficiencies, network reliability issues or technical support difficulties that are outside of our control.

OUR OPERATIONS AND SERVICES ARE VULNERABLE TO NATURAL DISASTERS.

     Our operations and services depend on the extent to which our computer equipment and the computer equipment of our third-party network providers is protected against damage from fire, earthquakes, power loss, telecommunications failures, and similar events. A significant portion of our computer equipment, including critical equipment dedicated to our Internet access services, is located at a single facility in Atlanta, Georgia. Despite precautions taken by us and our third-party network providers, over which we have no control, a natural disaster or other unanticipated problems at our headquarters, network hub, or a MindSpring or third-party network provider POP could cause interruptions in the services that we provide. If disruptions occur, we may have no means of replacing these network elements on a timely basis or at all. We do not currently maintain fully redundant or back-up Internet services or backbone facilities or other fully redundant computing and telecommunications facilities. Any accident, incident, system failure, or discontinuance of operations involving our network or a third-party network that causes interruptions in our operations could have a material adverse effect on our ability to provide Internet services to our subscribers and, in turn, on our business, financial condition, and results of operations, including our ability to repay the notes.

WE ARE DEPENDENT ON TELECOMMUNICATIONS CARRIERS AND OTHER SUPPLIERS.

     We rely on local telephone companies and other companies to provide data communications capacity via local telecommunications lines and leased long-distance lines. We may experience disruptions or capacity constraints in these telecommunications services. If disruptions or capacity constraints occur, we may have no means of replacing these services, on a timely basis or at all. In addition, local phone service is sometimes available only from the local monopoly telephone company in each of the markets we serve. We believe that the federal Telecommunications Act of 1996 generally will lead to increased competition in the provision of local telephone service, but we cannot predict when or to what extent this will occur or the effect of increased competition on pricing or supply.

     We depend on a few third-party suppliers of hardware components. Currently, we acquire some components we use to provide our networking services from only one source, including modems and terminal servers manufactured by 3Com(R) Corporation and high-performance routers manufactured by Cisco Systems, Inc. The expansion of our network infrastructure and the expansion of Internet services in general is placing, and will continue to place, a significant demand on our suppliers, some of which have limited resources and production capacity. From time to time, we have experienced delayed delivery from suppliers of new telephone lines, modems, terminal servers, and other equipment. If delays of this nature are severe, all incoming modem lines may become full during peak times, resulting in busy signals for subscribers who are trying to connect to MindSpring. If our suppliers cannot adjust to meet increasing demand, the higher demand levels may prevent them from continuing to supply components and products in the quantities, at the quality levels and at the times we require, or at all. If we are unable to develop alternative sources of supply, if required, we could experience delays and increased costs in expanding our network infrastructure.

     Our suppliers and telecommunications carriers also sell or lease products and services to our competitors and may be, or in the future may become, competitors themselves. Our suppliers and telecommunications carriers may enter into exclusive arrangements with our competitors or stop selling or leasing their products or services to us at commercially reasonable prices, or at all.

OUR NETWORK IS VULNERABLE TO SECURITY BREACHES AND INAPPROPRIATE USE BY INTERNET USERS WHICH COULD DISRUPT OUR SERVICE.

     The future success of our business will depend on the security of our network and, in part, on the security of the network infrastructures of our third-party providers, over which we have no control. Despite the implementation of security measures, our infrastructure and the infrastructures of our network providers are vulnerable to computer viruses or similar disruptive problems caused by our or their subscribers or other Internet users. Computer viruses or problems caused by third parties, such as the sending of excessive volumes of unsolicited bulk e-mail or "spam," could lead to interruptions, delays, or cessation in service to our subscribers. Third parties could also potentially jeopardize the security of confidential information stored in our computer systems or our subscribers' computer systems by their inappropriate use of the Internet, which could cause losses to us or our subscribers or deter persons from subscribing to our services. Inappropriate use of the Internet includes attempting to gain unauthorized access to information or systems, commonly known as "cracking" or "hacking." Although we intend to continue to implement security measures to prevent this, "hackers" have circumvented security measures in the past, and others may be able to circumvent our security measures or the security measures of our third-party network providers in the future.

     To alleviate problems caused by computer viruses or other inappropriate uses or security breaches, we may have to interrupt, delay, or cease service to our subscribers, which could have a material adverse effect on our business, financial condition, and results of operations. In addition, we expect that our subscribers will increasingly use the Internet for commercial transactions in the future. Any network malfunction or security breach could cause these transactions to be delayed, not completed at all, or completed with compromised security. Subscribers or others may assert claims of liability against us as a result of any failure by us to prevent these network malfunctions and security breaches. Until more comprehensive security technologies are developed, the security and privacy concerns of existing and potential subscribers may inhibit the growth of the Internet service industry in general and our subscriber base and revenue in particular.

THE INTERNET ACCESS AND WEB HOSTING MARKETS ARE VERY COMPETITIVE.


     The markets for the provision of Internet access and business services to individuals and small businesses are extremely competitive and highly fragmented. There are no substantial barriers to entry, and we expect that competition will continue to intensify. We may not be able to compete successfully against current or future competitors, many of whom may have financial resources greater than ours. Increased competition could cause us to increase our selling and marketing expenses and related subscriber acquisition costs and could also result in increased subscriber attrition. We may not be able to offset the effects of these increased costs through an increase in the number of our subscribers or higher revenue from enhanced services and we may not have the resources to continue to compete successfully. These developments could adversely affect our business, financial condition and results of operations, including our ability to repay the notes.



     COMPETITIVE FACTORS. We believe that the primary competitive factors determining success in the Internet access and business services markets are a reputation for reliability and service, effective customer support, pricing, easy-to-use software, and geographic coverage. Other important factors include the timing of introductions of new products and services and industry and general economic trends. Our current and prospective competitors include many large companies that have substantially greater market presence and financial, technical, marketing, and other resources. In addition, every local market that we have entered or intend to enter is served by multiple local ISPs.

     OUR COMPETITORS. We currently compete or expect to compete with the following types of companies:

     - established on-line commercial information service providers, such as AOL;

     - national long-distance carriers, such as AT&T Corp. and MCI WorldCom, Inc.;

     - national commercial ISPs, such as EarthLink Network, Inc.;

     - computer hardware and software and other technology companies, such as IBM Corp. and Microsoft Corporation;

     - numerous regional and local commercial ISPs which vary widely in quality, service offerings, and pricing;

     - national and regional Web hosting companies that focus primarily on providing Web hosting services;

     - cable operators and on-line cable services;

     - local telephone companies and regional Bell operating companies; and

     - nonprofit or educational Internet service providers.


     We believe that new competitors, including large computer hardware and software, media, and telecommunications companies, will continue to enter the Internet access and business services markets. As consumer awareness of the Internet grows, existing competitors are likely to further increase their emphasis on their Internet access and business services, resulting in even greater competition for us. In addition, telecommunications companies may be able to offer customers reduced communications costs in connection with these services, reducing the overall cost of their Internet access and business services solutions and significantly increasing pricing pressures on us. The ability of our competitors to acquire other ISPs, to enter into strategic alliances or joint ventures or to bundle other services and products with Internet access or business services could also put us at a significant competitive disadvantage.



     BROADBAND TECHNOLOGIES. We also face competition from companies that provide broadband connections to consumers' homes, including local and long-distance telephone companies, cable television companies, electric utility companies, and wireless communications companies. These companies may use broadband technologies to include Internet access or business services such as Web hosting in their basic bundle of services or may offer Internet access or business services for a nominal additional charge. Broadband technologies enable consumers to transmit and receive print, video, voice and data in digital form at significantly faster access speeds than existing dial-up modems.


     The companies that own these broadband networks could prevent us from delivering Internet access through the wire and cable connections that they own. Cable television companies are not currently required to allow ISPs to access their broadband facilities and the availability and terms of ISP access to broadband local telephone company networks are under regulatory review. Our ability to compete with telephone and cable television companies that are able to support broadband transmission, and to provide better Internet services and products, may depend on future regulation to guarantee open access to the broadband networks. However, in January 1999, the Federal Communications Commission declined to take any action to mandate or otherwise regulate access by ISPs to broadband cable facilities at this time. It is unclear whether and to what extent local and state regulatory agencies will take any initiatives to implement this type of regulation, and whether they will be successful in establishing their authority to do so. Similarly, the FCC is considering proposals that could limit the right of ISPs to connect with their customers over broadband local telephone lines. In addition to competing directly in the ISP market, both cable and telephone facilities operators are also aligning themselves with certain ISPs who would receive preferential or exclusive use of broadband local connections to end users. If high-speed, broadband facilities increasingly become the preferred mode by which customers access the Internet and we are unable to gain access to these facilities on reasonable terms, our business, financial condition and results of operations could be materially adversely affected, including our ability to repay the notes.

     NO INTERNATIONAL OPERATIONS. We do not currently compete internationally, except that we have a small number of Canadian subscribers obtained in the Spry acquisition. If the ability to provide Internet access internationally becomes a competitive advantage in the Internet access industry, we may be at a competitive disadvantage relative to our competitors.

WE MAY NOT BE SUCCESSFUL IN PROTECTING OUR PROPRIETARY RIGHTS OR AVOIDING CLAIMS THAT WE INFRINGE THE PROPRIETARY RIGHTS OF OTHERS.

     Our success depends in part upon our software and related documentation. We principally rely upon copyright, trade secret, and contract laws to protect our proprietary technology. We cannot be certain that we have taken adequate steps to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology.

     We have permission and, in some cases, licenses from each manufacturer of the software that we bundle in MindSpring's front-end software product for subscribers. Although we do not believe that the software or the trademarks we use or any of the other elements of our business infringe on the proprietary rights of any third parties, third parties may assert claims against us for infringement of their proprietary rights and these claims may be successful. We might also face third party claims as a result of our acquisition of software, trademarks and other proprietary technology from Spry and NETCOM.

     We could incur substantial costs and diversion of management resources in the defense of any claims relating to proprietary rights, which could materially adversely affect our business, financial condition, and results of operations. Parties making these claims could secure a judgment awarding substantial damages as well as injunctive or other equitable relief that could effectively block our ability to license our products in the United States or abroad. Such a judgment could have a material adverse effect on our business, financial condition and results of operations. If a third party asserts a claim relating to proprietary technology or information against us, we may seek licenses to the intellectual property from the third party. We cannot be certain, however, that third parties will extend licenses to us on commercially reasonable terms, or at all. If we fail to obtain the necessary licenses or other rights, it could materially adversely affect our business, financial condition and results of operations, including our ability to repay the notes.

OUR SUCCESS DEPENDS UPON OUR ABILITY TO ATTRACT AND RETAIN KEY PERSONNEL.

     Our success depends upon the continued efforts of our senior management team and our technical, marketing, and sales personnel. These employees may voluntarily terminate their employment with us at any time. Our success also depends on our ability to attract and retain additional highly qualified management, technical, marketing, and sales personnel. The process of hiring employees with the combination of skills and attributes required to carry out our strategy can be extremely competitive and time-consuming. We may not be able to successfully retain or integrate existing personnel or identify and hire additional personnel. If we lose the services of key personnel or are unable to attract additional qualified personnel, our business, financial condition and results of operations could be materially and adversely affected, including our ability to repay the notes.

ITC HOLDING COMPANY, INC., ONE OF OUR PRINCIPAL STOCKHOLDERS, AND OUR MANAGEMENT CAN EXERCISE SIGNIFICANT INFLUENCE OVER MINDSPRING.


     ITC Holding Company, Inc. indirectly owns approximately 18.5% of our common stock as of February 28, 1999. MindSpring's executive officers and directors own an aggregate of approximately 9.6% of our common stock as of the same date. As a result, if ITC Holding and management act together, they would be able to exercise significant influence over most matters requiring stockholder approval, including the election of directors and the approval of significant corporate matters, such as some types of change-of-control transactions. The common stock of MindSpring owned by ITC Holding is pledged to ITC Holding's lenders in connection with a credit facility. If ITC Holding's subsidiaries default under the credit facility, ITC Holding could lose ownership of all of its stock in MindSpring and someone unknown to us would become a significant stockholder of MindSpring.


SOME OF OUR DIRECTORS HAVE CONFLICTS OF INTEREST INVOLVING ITC HOLDING.

     ITC Holding, as a significant stockholder of MindSpring, and Campbell B. Lanier, III, William H. Scott, III, and O. Gene Gabbard, who are directors of MindSpring and directors, stockholders, and, in the case of Messrs. Lanier and Scott, officers of ITC Holding, are in positions involving the possibility of conflicts of interest with respect to transactions concerning MindSpring. Some decisions concerning our operations or financial structure may present conflicts of interest between us and ITC Holding and/or its affiliates. For example, if we are required to raise additional capital from public or private sources to finance our anticipated growth and contemplated capital expenditures, our interests might conflict with those of ITC Holding and/or its affiliates with respect to the particular type of financing sought. In addition, we may have an interest in pursuing acquisitions, divestitures, financings, or other transactions that, in our judgment, could be beneficial to us, even though the transactions might conflict with the interests of ITC Holding and/or its affiliates. If these conflicts do occur, ITC Holding and its affiliates may exercise their influence in their own best interests.

     We currently engage and expect in the future to engage in transactions with ITC Holding and/or its affiliates. In addition, we provide Internet access to various companies controlled by ITC Holding, although the revenue we derive from these sources is not substantial. We have a policy that requires any material transaction with our officers, directors, or principal stockholders, or their affiliates, to be on terms no less favorable to MindSpring than we reasonably could have obtained in arm's-length transactions with independent third parties. We believe that each current transaction in which we are engaged with an affiliate complies with this policy.

THE ABILITY OF OUR STOCKHOLDERS TO EFFECT CHANGES IN CONTROL OF MINDSPRING IS LIMITED.

     There are provisions in our Amended and Restated Certificate of Incorporation, as amended, our Amended and Restated Bylaws, and the Delaware General Corporation Law that could delay or impede the removal of incumbent directors and could make more difficult a merger, tender offer, or proxy contest involving MindSpring or could discourage a third-party from attempting to acquire control of MindSpring, even if these events would be beneficial to the interests of the stockholders. In particular, our board of directors could delay a change in control of MindSpring. In addition, our Amended and Restated Certificate of Incorporation authorizes the board of directors to provide for the issuance of shares of preferred stock of MindSpring, in one or more series, which the board of directors could issue without further stockholder approval and with terms and conditions and rights, privileges, and preferences determined by the board of directors. We have no current plans to issue any shares of preferred stock. We are also governed by Section 203 of the Delaware Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless specified conditions are met. These factors could have the effect of delaying, deferring, or preventing a change of control of MindSpring.

WE MAY BECOME REGULATED BY THE FEDERAL COMMUNICATIONS COMMISSION OR OTHER GOVERNMENT AGENCIES.

     As an Internet service provider, we are not currently directly regulated by the Federal Communications Commission or any other agency, other than regulations applicable to businesses generally. In a report to Congress adopted on April 10, 1998, the FCC reaffirmed that Internet service providers should be classified as unregulated "information service providers" rather than regulated "telecommunications providers" under the terms of the Telecommunications Act of 1996.

     This finding is important because it means that regulations that apply to telephone companies and similar carriers do not apply to us. We also are not required to contribute a percentage of our gross revenues to support "universal service" subsidies for local telephone services and other public policy objectives, such as enhanced communications systems for schools, libraries, and some health care providers. The FCC action is also likely to discourage states from regulating Internet service providers as telecommunications carriers or imposing similar subsidy obligations.

     Nevertheless, Internet-related regulatory policies are continuing to develop, and it is possible that we could be exposed to regulation in the future. For example, in the same report to Congress, the FCC stated its intention to consider whether to regulate voice and fax telephony services provided over the Internet as "telecommunications" even though Internet access itself would not be regulated. We cannot predict whether in the future the FCC will modify its current policies against regulation of ISPs.

     MindSpring also could be affected by any change in the ability of customers to reach our network through a dial-up telephone call without any additional charges. This practice has allowed ISPs to offer flat-rate, non-usage-sensitive pricing, and has been an important reason for the growth in Internet use. Recently, the FCC ruled that connections linking end users to their ISPs are jurisdictionally interstate rather than local, but the FCC did not subject such calling to the access charges that apply to traditional telecommunications companies. Local telephone companies assess access charges to long distance companies for the use of the local telephone network to originate and terminate long distance calls, generally on a per-minute basis. MindSpring could be adversely affected by any regulatory change that would result in application of access charges to Internet service because this would substantially increase the cost of using the Internet. However, the FCC Chairman has stated that he opposes Internet-related access charges, and we believe that this development is unlikely, with one possible exception that is not currently relevant to our business. Specifically, there is substantial debate as to whether carrier access charges, or the universal support obligations discussed above, should apply to Internet-based telephone services that substitute for conventional telephony. We have no current plans to install gateway equipment and offer telephony, and so we do not believe we would be directly affected by these developments were they to occur.

     The law relating to the liability of Internet service providers and on-line services companies for information carried on, stored on, or disseminated through their network is unsettled, even with the recent enactment of the Digital Millennium Copyright Act. While no one has ever filed a claim against us relating to information carried on, stored on, or disseminated through our network, someone may file a claim of that type in the future and may be successful in imposing liability on us. If that happens, we may have to spend significant amounts of money to defend ourselves against these claims and, if we are not successful in our defense, the amount of damages that we will have to pay may be significant. Any costs that we incur as a result of defending these claims or the amount of liability that we may suffer if our defense is not successful could materially adversely affect our business, financial condition and results of operations, including our ability to repay any of our debt securities.

     If, as the law in this area develops, we become liable for information carried on, stored on, or disseminated through our network, we may decide to take actions to reduce our exposure to this type of liability. This may require us to spend significant amounts of money for new equipment and may also require us to discontinue offering some of our products or services.

     Due to the increasing popularity and use of the Internet, it is possible that additional laws and regulations may be adopted with respect to the Internet, covering issues such as content, privacy, access to some types of content by minors, pricing, bulk e-mail or "spam," encryption standards, consumer protection, electronic commerce, taxation, copyright infringement, and other intellectual property issues. We cannot predict the impact, if any, that any future regulatory changes or developments may have on our business, financial condition, and results of operations. Changes in the regulatory environment relating to the Internet access industry, including regulatory changes that directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition from regional telephone companies or others, could have a material adverse effect on our business, financial condition and results of operations, including our ability to repay the notes.

FAILURE TO ACHIEVE YEAR 2000 COMPLIANCE MAY HAVE ADVERSE EFFECTS ON MINDSPRING.

     Most of the world's computer hardware and software have historically used only two digits to identify the year in a date, often meaning that the computer will fail to distinguish dates in the 21st century from dates in the 20th century. As a result, various problems may arise from the improper processing of dates and date-sensitive calculations by computers and other machinery as the Year 2000 is approached and reached.

     Our failure, or the failure of third parties on which we rely, to adequately address Year 2000 readiness issues could result in an interruption, or a failure, of some normal business activities or operations. Presently, we believe that the primary risks that we face with regard to the Year 2000 are those arising from third party services or products.

     In particular, MindSpring depends heavily on a significant number of third party vendors to provide both network services and equipment. A significant Year 2000-related disruption of these network services or equipment could cause our customers to consider seeking alternate providers or cause an unmanageable burden on customer service and technical support. This in turn could materially and adversely affect MindSpring's results of operations, liquidity and financial condition.

     Furthermore, our business depends on the continued operation of, and widespread access to, the Internet. To the extent that the normal operation of the Internet is disrupted by the Year 2000 issue, or if a large portion of our customers are unable to access the Internet due to Year-2000 related issues in connection with their own systems, MindSpring's results of operations, liquidity and financial condition could be materially and adversely affected.

     We also face Year 2000 risks related to the acquisitions we make. If we fail to identify and address Year 2000 issues in connection with our acquisitions, our results of operations, liquidity and financial condition could be materially and adversely affected.

     We have established a Year 2000 readiness program to coordinate appropriate activity to be taken to address the Year 2000 issue. As of December 31, 1998, we had incurred approximately $75,000 in connection with the implementation of the program. We expect to incur an additional $250,000 to $300,000 of expenses to implement the remainder of the Year 2000 readiness program. These estimates do not include additional costs which may be incurred in connection with expanding the program to include the systems and products acquired in the Spry and NETCOM transactions. These are our best estimates, and we do not believe that the total costs will have a material affect on our business. However, if the actual costs resulting from implementation of the Year 2000 readiness program significantly exceed our estimates, they may have a material adverse effect on our results of operations, liquidity and financial condition, including our ability to repay the notes.

OUR CREDIT FACILITY CONTAINS RESTRICTIVE COVENANTS.

     Our credit facility contains restrictions on MindSpring and any of our future subsidiaries that affect, and in some cases prohibit or significantly limit, our ability and the ability of our future subsidiaries, if any, to:


     - incur additional indebtedness, excluding the notes from this offering;


     - create liens;

     - make investments;

     - declare and pay cash dividends;

     - issue some types of convertible and redeemable stock; and

     - sell assets.

     Our credit facility also requires us to maintain specified financial ratios and satisfy financial condition tests. Our ability to meet those financial ratios and tests can be affected by events beyond our control. We can offer no assurance that we will meet those tests. In addition, these restrictive covenants may adversely affect our ability to finance our future operations or capital needs, or to engage in other business activities that may be in our interest. A breach of any of these covenants could result in a default under the credit facility. Upon the occurrence of an event of default under the credit facility, our lenders could elect to declare all amounts outstanding under the credit facility, together with any accrued interest, to be immediately due and payable. If we were unable to repay those amounts, our lenders could proceed against the collateral granted to them to secure that indebtedness. Substantially all of our assets are pledged as collateral under the credit facility. If the credit facility were to be accelerated, we can offer no assurance that our assets would be sufficient to repay in full that indebtedness. An event of default or acceleration of the credit facility could have a material adverse effect on our business, financial condition and results of operations, including our ability to repay the notes.

THE NOTES WILL RANK BELOW OUR EXISTING AND FUTURE SENIOR DEBT AND WE MAY BE UNABLE TO REPAY OUR OBLIGATIONS UNDER THE NOTES.

     The notes will be unsecured and subordinated in right of payment to all of our existing and future senior debt, including borrowings under our secured credit facility. Because the notes are subordinate to our senior debt, in the event of (1) our bankruptcy, liquidation or reorganization, (2) upon the acceleration of the notes due to an event of default under the indenture and (3) in certain other events, we will make payments on the notes only after we have satisfied all of our senior debt obligations. Therefore, we may not have sufficient assets remaining to pay amounts on any or all of the notes. In addition, although we currently do not have any subsidiaries, the notes will be subordinate to all liabilities, including trade payables, of any subsidiaries that we may in the future acquire or establish. Consequently, our right to receive assets of any future subsidiaries upon their liquidation or reorganization, and the rights of the holders of the notes to share in those assets, would be subordinate to the claims of the subsidiaries' creditors.

     The notes will be our obligations exclusively. The notes indenture does not limit our ability, or that of any of our future subsidiaries, to incur senior debt, other indebtedness and other liabilities. We may have difficulty paying our obligations under the notes if we, or any future subsidiary, incur additional indebtedness or liabilities. As of February 28, 1999, before giving effect to the use of proceeds from this notes offering and the concurrent common stock offering, we had approximately $84.8 million of senior debt outstanding, including the $80 million we borrowed under our credit facility to finance the NETCOM acquisition. We anticipate that from time to time we may incur additional indebtedness, including senior debt, which could adversely affect our ability to pay our obligations under the notes.

WE MAY BE UNABLE TO REPURCHASE THE NOTES.

     There is no sinking fund with respect to the notes, and at maturity the entire outstanding principal amount of the notes will become due and payable by MindSpring. If a change of control, as defined in this prospectus supplement, of MindSpring occurs, each holder of the notes may require that we repurchase all or a portion of the notes. At maturity or if a change of control does occur, we can not assure you that we would have sufficient funds or would be able to arrange for additional financing to pay the repurchase price for all the notes tendered to us or due at maturity. Under the terms of the notes indenture, we may elect, subject to certain conditions, to pay the repurchase price with shares of common stock. Our existing credit facility contains, and any future borrowing arrangements or agreements relating to senior debt to which we become a party, including any refinancings of our existing credit facility, may contain restrictions on, or prohibitions against, our repurchase of the notes, regardless of whether such repurchase is made with cash or common stock. In the event that the maturity date or a change of control occurs at a time when we are prohibited from repurchasing the notes, we could try to obtain the consent of the lenders under those arrangements to purchase the notes or we could attempt to refinance the borrowings that contain the restrictions. If we do not obtain the necessary consents or refinance these borrowings, we will be unable to repurchase the notes. In that case, our failure to repurchase any tendered notes or notes due upon maturity would constitute an event of default under the notes indenture. Any such default, in turn, may cause a default under the terms of our senior debt, including under the credit facility. As a result, in such circumstances, the subordination provisions of the notes indenture would, absent a waiver, prohibit any repurchase of the notes until we pay in full the senior debt.

THERE MAY BE NO PUBLIC MARKET FOR THE NOTES.

     The notes will be a new issue of securities with no established trading market. Although the underwriters for this notes offering have advised us that they intend to make a market in the notes, they have no obligation to do so and may discontinue any such market making, at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act and Exchange Act. Accordingly, we cannot assure you that any market for the notes will develop or, if it does develop, that it will be maintained. Various factors could have a materially adverse effect on the trading price of the notes, including (1) the failure of an active market to develop and (2) fluctuations in the prevailing interest rates. In addition, our operating results and prospects, could from time to time be below the expectations of public market analysts and investors, which could adversely affect public perception of our creditworthiness and therefore, the trading price of the notes.

OUR STOCK PRICE WILL FLUCTUATE, AND COULD FLUCTUATE SIGNIFICANTLY.

     Since our common stock has been publicly traded, the market price of our common stock has fluctuated over a wide range and may continue to do so in the future. Significant fluctuations in the market price of our common stock may occur in response to various factors and events, including, among other things:

     - the depth and liquidity of the trading market for our common stock;

     - quarterly variations in actual or anticipated operating results;

     - growth rates;

     - changes in estimates by analysts;

     - market conditions in the industry, including demand for Internet access;

     - announcements by competitors;

     - regulatory actions; and

     - general economic conditions.

     In addition, the stock market has from time to time experienced significant price and volume fluctuations, which have particularly affected the market prices of the stocks of high-technology companies and which may be unrelated to the operating performance of particular companies. Furthermore, our operating results and prospects from time to time may be below the expectations of public market analysts and investors. The occurrence of any of these events could result in a material decline in the price of our common stock.

WE DO NOT ANTICIPATE THAT WE WILL PAY CASH DIVIDENDS.

     We have never declared or paid any cash dividends on our capital stock and do not anticipate paying cash dividends in the foreseeable future. In addition, our credit facility contains limits on our ability to declare and pay cash dividends.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus supplement, the accompanying prospectus and the information incorporated by reference, include "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy and our financing plans are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend." Known and unknown risks, uncertainties and other factors could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions.

     Although we believe that our expectations that are expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations include, without limitation:

     - that MindSpring will not retain or grow its subscriber base,

     - that MindSpring will not be able to successfully integrate new subscribers and/or assets obtained through acquisitions,

     - that MindSpring will fail to be competitive with existing and new competitors,

     - that MindSpring will not be able to sustain its current growth,

     - that MindSpring will not adequately respond to technological developments affecting the Internet, and

     - that financing will not be available to MindSpring if and as needed.

     The above list is intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included elsewhere in this report. These factors are not intended to represent a complete list of all risks and uncertainties inherent in MindSpring's business, and should be read in conjunction with the more detailed cautionary statements included in this prospectus supplement under the caption "Risk Factors."

                                USE OF PROCEEDS


     We estimate that we will receive net proceeds from the sale of the notes offered with this prospectus supplement and accompanying prospectus of approximately $150.1 million, or approximately $172.7 million if the underwriters' over-allotment option is exercised in full. This estimate includes the deduction of the estimated underwriting discounts and commissions and other fees and expenses payable by us of approximately $250,000.


     We intend to use the net proceeds from this offering to fund expansion of our business, including for additional working capital and general corporate purposes. In addition, we may apply a portion of the net proceeds from this offering to acquire complementary businesses, subscriber accounts, products or technologies. Depending on the nature of any such acquisitions, we could apply all or substantially all of the net proceeds from this offering to those acquisitions. As part of our ongoing corporate development activities, we expect that we will continue to consider acquisition opportunities. We are not currently evaluating any acquisition opportunities. We cannot assure you, however, that we will identify suitable acquisition candidates or that we will consummate any acquisition.

     We currently intend to allocate substantial proceeds to each of the foregoing uses. However, the precise allocation of funds among these uses will depend on future technological, regulatory, and other developments in or affecting our business, the competitive climate in which we operate and the emergence of future opportunities. Pending such uses, we intend to invest the net proceeds from this offering in short-term, interest-bearing securities.


     Concurrently with the notes offering, we are offering 2,000,000 shares of common stock, plus an additional 300,000 shares to cover over-allotments by the underwriters for that offering, by means of a separate prospectus supplement. The completion of this notes offering and the common stock offering are not dependent on one another. We intend to use a portion of the net proceeds from the common stock offering to repay all amounts outstanding under our credit facility of approximately $80.8 million, which includes approximately $800,000 of interest as of April 7, 1999. If we do not complete the common stock offering, we intend to use a portion of the proceeds from this notes offering to repay the amounts outstanding under the credit facility. This indebtedness bears interest, at our option, at either (a) a base rate equal to the greater of First Union National Bank's prime lending rate or the overnight federal funds rate plus 0.50% or (b) the reserve adjusted LIBOR rate, plus an applicable margin. The applicable margin is an annual rate which fluctuates based on our ratio of total debt to EBITDA and which is between 0.25% and 1.00% for base rate borrowings and between 1.25% and 2.00% for LIBOR rate borrowings. We incurred this indebtedness to fund a portion of the NETCOM acquisition. Our credit facility expires on February 17, 2002.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Our common stock is traded on the Nasdaq National Market under the symbol "MSPG." The following table shows for the periods indicated the high and low sales prices per share of our common stock as reported by the Nasdaq National Market (as adjusted for our 3-for-1 stock split effected on July 24, 1998).

                        1997                            HIGH      LOW
                        ----                           -------   ------
First Quarter........................................  $  3.42   $ 1.92
Second Quarter.......................................     3.79     2.21
Third Quarter........................................     8.21     3.54
Fourth Quarter.......................................    11.54     6.08

                        1998                            HIGH      LOW
                        ----                           -------   ------
First Quarter........................................  $ 23.00   $ 9.20
Second Quarter.......................................    34.75    16.17
Third Quarter........................................    52.38    25.31
Fourth Quarter.......................................    79.00    23.13


                        1999                            HIGH      LOW
                        ----                           -------   ------
First Quarter (through April 6, 1999)................  $125.00   $62.50



     On April 6, 1999, the last reported sale price of the common stock on the Nasdaq National Market was $105.38 per share. At April 5, 1999, there were approximately 718 holders of record of our common stock.


     We have never declared or paid any cash dividends on our capital stock and do not anticipate paying cash dividends on our common stock in the foreseeable future. The current policy of our board of directors is to retain earnings to finance the expansion of our operations. Our board of directors will determine future declaration and payment of dividends, if any, in light of the then-current conditions, including our earnings, operations, capital requirements, financial condition, restrictions in financing agreements, and other factors that they deem are relevant. In addition, our ability to pay dividends is limited by the terms of our credit facility.

                                 CAPITALIZATION


     The following table sets forth our capitalization as of December 31, 1998
(1) on a historical basis, (2) as adjusted to reflect the sale of $155,000,000 principal amount of notes and (3) as further adjusted to reflect the sale of 2,000,000 shares of our common stock at an assumed offering price of $105.00 per share and the application of the proceeds from that offering, in each case net of MindSpring's estimated offering expenses and the underwriting discount. You should read this table together with the section entitled "Use of Proceeds" and our financial statements and notes thereto and other financial and operating data included elsewhere in this prospectus supplement and the accompanying prospectus or incorporated into this prospectus supplement and the accompanying prospectus by reference.



                                                                DECEMBER 31, 1998
                                                    -----------------------------------------
                                                                        AS        AS FURTHER
                                                    HISTORICAL(1)   ADJUSTED(1)   ADJUSTED(1)
                                                    -------------   -----------   -----------
                                                             (DOLLARS IN THOUSANDS)
Cash or cash equivalents..........................    $167,743       $317,843      $518,417
                                                      ========       ========      ========
Indebtedness(2):
  Capital leases..................................       5,119          5,119         5,119
  Debt............................................           0        155,000       155,000
                                                      --------       --------      --------
       Total indebtedness.........................       5,119        160,119       160,119
                                                      --------       --------      --------
Stockholders' equity:
  Preferred Stock, $0.01 par value, 1,000 shares
     authorized; 0 shares issued and
     outstanding..................................          --             --            --
  Common Stock, $.01 par value, 60,000 shares
     authorized; 30,284 shares issued and
     outstanding historical and as adjusted;
     30,284 shares issued and outstanding as
     further adjusted(3)..........................         283            283           303
Additional paid-in capital(3).....................     209,983        209,983       410,537
Accumulated deficit...............................      (3,185)        (3,185)       (3,185)
                                                      --------       --------      --------
       Total stockholders' equity.................     207,081        207,081       407,655
                                                      --------       --------      --------
Total capitalization..............................    $212,200       $367,200      $567,774
                                                      ========       ========      ========


---------------
(1) Excludes the effects of the NETCOM acquisition and related borrowings under our secured credit facility in February 1999 which would decrease cash and cash equivalents by approximately $135 million, increase indebtedness by $80 million and increase stockholders' equity by $30 million on a historical basis. On an "adjusted basis" and on an "as further adjusted basis," cash and cash equivalents would decrease by approximately $215 million and stockholders' equity would increase by $30 million. See note 10 to MindSpring's audited financial statements for the fiscal year ended December 31, 1998 included in this prospectus supplement at page F-18 for certain pro forma and other information concerning these and other events. Also see our Current Report on Form 8-K filed with the SEC on February 25, 1999 for more detailed pro forma information.

(2) Includes current portion of related indebtedness.


(3) Excludes approximately 2,123,000 shares of common stock reserved for issuance upon exercise of stock options granted as of December 31, 1998. There were 2,486,974 shares of common stock reserved for issuance upon exercise of stock options granted as of March 31, 1999.

                     SELECTED FINANCIAL AND OPERATING DATA

     The following table contains selected financial and operating data for MindSpring. The selected historical statements of operations data for the period from February 24, 1994, MindSpring's inception, to December 31, 1994 and the years ended December 31, 1995, 1996, 1997 and 1998 and the selected historical balance sheet data as of December 31, 1994, 1995, 1996, 1997 and 1998 have been derived from financial statements of MindSpring, which have been audited by Arthur Andersen LLP, independent public accountants, whose report with respect to these financial statements is included elsewhere in this prospectus supplement or the accompanying prospectus. The inception period referred to in the table below is the period from February 24, 1994, MindSpring's inception, to December 31, 1994.

     The information presented in the table excludes the effects of the NETCOM acquisition and borrowings under our secured credit facility, both of which occurred on February 17, 1999. See note 10 to MindSpring's audited Financial Statements for the fiscal year ended December 31, 1998 included in this prospectus supplement at page F-18 for certain pro forma and other information concerning these and other events. Also see our Current Report on Form 8-K filed with the SEC on February 25, 1999 for more detailed pro forma information.

     You should read the following selected historical financial and operating data with the sections entitled "Summary Financial and Operating Data," "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and MindSpring's financial statements and notes thereto and other financial and operating data included elsewhere in this prospectus supplement and the accompanying prospectus or incorporated into this prospectus supplement and the accompanying prospectus by reference.

     The total debt information included in the balance sheet data presented below contains the current portion of related indebtedness and the stockholders' equity information included in the balance sheet data presented below excludes approximately 2,123,000 shares of common stock reserved for issuance upon exercise of stock options granted as of December 31, 1998.

                                                                   FISCAL YEAR ENDED DECEMBER 31,
                                                  INCEPTION   ----------------------------------------
                                                   PERIOD      1995       1996       1997       1998
                                                  ---------   -------   --------   --------   --------
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Access........................................    $  70     $ 1,455   $ 13,420   $ 40,925   $ 95,852
  Business services.............................       --         260      2,286      7,711     14,735
  Subscribers start-up fees.....................       33         512      2,426      3,920      4,086
                                                    -----     -------   --------   --------   --------
      Total revenues............................      103       2,227     18,132     52,556    114,673
Cost and expenses:
  Cost of revenues -- recurring.................       37         627      6,332     15,203     31,724
  Cost of subscriber start-up fees..............       15         339      1,876      1,619      2,612
  Selling, general and administrative...........      121       2,230     14,161     30,784     57,324
  Depreciation and amortization.................        5         265      3,285      8,695     15,227
                                                    -----     -------   --------   --------   --------
      Total operating expenses..................      178       3,461     25,654     56,301    106,887
                                                    -----     -------   --------   --------   --------

                                                                   FISCAL YEAR ENDED DECEMBER 31,
                                                  INCEPTION   ----------------------------------------
                                                   PERIOD      1995       1996       1997       1998
                                                  ---------   -------   --------   --------   --------
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Operating gain (loss)...........................      (75)     (1,234)    (7,522)    (3,745)     7,786
Interest income (expense), net..................       --        (725)       (90)      (338)     1,214
                                                    -----     -------   --------   --------   --------
Income (loss) before taxes......................      (75)     (1,959)    (7,612)    (4,083)     9,000
Income tax provision............................       --          --         --         --      1,544
                                                    -----     -------   --------   --------   --------
Net income (loss)...............................    $ (75)    $(1,959)  $ (7,612)  $ (4,083)  $ 10,544
                                                    =====     =======   ========   ========   ========
PER SHARE DATA:
Basic earnings (loss) per share.................              $ (0.23)  $  (0.48)  $  (0.18)  $   0.43
Diluted earnings (loss) per share...............              $ (0.20)  $  (0.48)  $  (0.18)  $   0.41
WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic...........................................                8,664     15,758     22,542     24,611
Diluted.........................................                9,930     15,758     22,542     25,431
OTHER OPERATING DATA:
Approximate number of subscribers at end of
  period........................................    1,000      12,000    122,000    278,000    693,000
Approximate number of employees at end of
  period........................................        8          95        321        502        977
EBITDA(1).......................................    $ (70)    $  (969)  $ (4,237)  $  4,950   $ 23,013
EBITDA margin(1)................................      (68)%       (44)%      (23)%        9%        20%
CASH FLOW DATA:
Operations......................................      (33)        (70)    (2,005)    11,354     35,501
Investing.......................................     (127)     (3,724)   (21,336)    (9,002)   (47,647)
Financing.......................................      745       3,634     32,569     (2,619)   170,503

                                                                       DECEMBER 31,
                                                    --------------------------------------------------
                                                    INCEPTION
                                                     PERIOD      1995      1996      1997       1998
                                                    ---------   -------   -------   -------   --------
BALANCE SHEET DATA:
Cash and cash equivalents.........................    $585      $   425   $ 9,653   $ 9,386   $167,743
Working capital...................................     547       (3,100)    5,027    (5,353)   137,106
Total assets......................................     722        4,845    35,232    44,286    247,599
Total debt, including current maturities..........      --        2,500     4,005     9,740      5,119
Total stockholders' equity........................     670          482    25,407    21,413    207,081

---------------
(1) EBITDA represents operating gain (loss) plus depreciation and amortization. EBITDA is provided because it is a measure commonly used by investors to analyze and compare companies on the basis of operating performance. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be construed as a substitute for operating income, net income or cash flows from operating activities for purposes of analyzing MindSpring's operating performance, financial position and cash flows. EBITDA is not necessarily comparable with similarly titled measures for other companies.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     All common stock numbers and per share amounts in this report give effect to a 3-for-1 stock split effected by MindSpring in June 1998.

OVERVIEW

     MindSpring is a leading national Internet service provider, or ISP. We focus on serving individuals and small businesses. Our subscribers use their MindSpring accounts to, among other things, communicate, retrieve information, and publish information on the Internet. Our primary service offerings are dial-up Internet access and business services which we offer in various price and usage plans designed to meet the needs of our subscribers. Our business services include Web hosting, which entails maintaining a customer's Web site; high-speed, dedicated Internet access; Web page design; domain name registration and customer Web server co-location. Web hosting, our principal business service, complements our Internet access business and is one of the fastest growing segments of the Internet marketplace.

     We offer our subscribers:

     - user-friendly and easy to install software, containing a complete set of the most popular Internet applications including electronic mail, World Wide Web access, Network News, File Transfer Protocol and Internet Relay Chat;

     - highly responsive customer service, and technical support which is available 24 hours a day, seven days a week; and

     - a reliable nationwide network that enables subscribers in the 48 contiguous United States and the District of Columbia to access the Internet via a local telephone call.

     Our nationwide network consists of MindSpring-owned points of presence, or "POPs," and POPs that are owned by other companies with which we have service agreements. Through these service agreements, we have the flexibility to offer Internet access in a particular market through a MindSpring-owned POP, a third-party network provider's POP or a combination of the two. As part of our efforts to control quality and cost, we typically seek to increase the number of MindSpring-owned POPs in markets where we have higher numbers of subscribers.

     MindSpring has grown rapidly by:

     - providing superior customer service and technical support;

     - expanding marketing and distribution activities;

     - making strategic acquisitions; and

     - creating additional revenue streams by offering value-added services such as Web hosting that build on our basic operating capabilities and services.


     We have increased our subscriber base from approximately 12,000 subscribers at December 31, 1995 to approximately 693,000 subscribers at December 31, 1998, including over 21,000 Web hosting customers. In February 1999, we completed the NETCOM acquisition, which increased our subscriber base to approximately 1.1 million subscribers, including approximately 45,000 Web hosting subscribers. This acquisition is described below.

     In addition, we have rapidly increased revenues and have achieved profitability ahead of other national ISPs. We believe that providing superior service and support to our subscribers has contributed to our achieving significant market penetration in a number of our target markets. We also believe that high geographic concentrations of satisfied subscribers in a particular market reduces the costs of adding new subscribers in that market relative to revenues. This tends to result in higher margins and greater profitability in these markets.

     From our inception in February 1994 through 1997, we experienced annual net operating losses, as a result of efforts to build our network infrastructure and internal staffing, develop our systems, and expand into new markets. During 1997, we generated positive cash flows from operations, with EBITDA of approximately $5 million. We had our first year of profitability in 1998. For the year ended December 31, 1998, we had revenues of approximately $115 million, EBITDA of approximately $23 million, net income of approximately $8.8 million and earnings per share of $0.35, in each case excluding a one-time tax benefit of approximately $1.7 million. Including the one-time tax benefit, our net income for 1998 was approximately $10.5 million and our earnings per share were $0.41.

     We expect to continue to focus on increasing our subscriber base. Increases in our subscriber base will cause our revenues to increase, but will also cause our costs of revenue, selling, general and administrative expenses, capital expenditures, and depreciation and amortization to increase. Our purchases of subscriber bases such as the Spry and NETCOM acquisitions cause an immediate increase in our amortization expense. We generally amortize subscriber acquisitions over a three-year period in approximately equal amounts each year. As more fully described below, we anticipate that, while we will continue to generate positive cash flows from operations and EBITDA during 1999 and 2000, we expect to incur net losses into 2000, principally as a result of amortization expenses related to the Spry and NETCOM acquisitions. If our assumptions are incorrect, our business plans change and/or we undertake additional acquisitions of subscriber bases in the near future, we could continue to incur net losses for a longer period of time. We do not currently have any agreements to do additional acquisitions. There can be no assurance that we will be able to sustain growth in our subscriber base, revenues, cash flows or EBITDA. Also, there can be no assurance that we will be able to achieve or sustain net income in the future.


     Spry Acquisition. On September 10, 1998, we entered into an Asset Purchase Agreement with AOL and Spry, a wholly owned subsidiary of AOL, to purchase assets used in connection with the consumer dial-up Internet access business operated by Spry. In that transaction, we acquired Spry's subscriber base of approximately 130,000 individual Internet access customers in the United States and Canada as well as various assets used in serving those customers. These assets included a leased customer support facility and a leased network operations facility in Seattle, Washington. MindSpring also acquired all rights held by Spry to the "Sprynet" name. On October 15, 1998, we completed the Spry acquisition and we made an initial cash payment to AOL of $25 million. In March 1999, we made an additional and final payment to AOL of approximately $7 million. The total purchase price of approximately $32 million for the Spry subscribers and assets was primarily a function of the number of acquired subscribers who remained active with MindSpring as continuing users in good standing after two billing cycles, measured as of December 31, 1998.


     NETCOM Acquisition. On January 5, 1999, we entered into an Asset Purchase Agreement with NETCOM, which has changed its name to ICG PST, Inc., a wholly owned subsidiary of ICG Communications, Inc., to purchase assets used in connection with the

United States Internet access and Web hosting business operated by NETCOM. In that transaction, we acquired NETCOM's subscriber base of approximately 371,000 individual Internet access accounts, 22,000 Web hosting accounts, and 3,000 dedicated Internet access accounts in the United States. The acquisition closed on February 17, 1999. We paid NETCOM approximately $245 million, consisting of $215 million in cash and $30 million in MindSpring common stock (376,116 shares, at a price per share of $79.76). In addition to the NETCOM subscriber base, MindSpring also acquired various assets used in serving those subscribers, including leased operations facilities in San Jose, California and Dallas, Texas and all of NETCOM's rights to the "NETCOM" name (except in Canada, the United Kingdom and Brazil). ICG PST has retained the network assets used to serve those subscribers. We purchase access to that network under a network services agreement with ICG PST at rates that are generally comparable to the costs of using MindSpring POPs. This network services agreement has a term of one year with an option for a second year on potentially different terms to be agreed upon by the parties. During the first year under this network services agreement, we are obligated to pay at least $27 million for network services, as long as the services provided meet specified performance levels.


     Credit Facility. On February 17, 1999, we entered into a credit agreement with First Union National Bank and several other lenders. The credit agreement provides for a $100 million revolving credit facility that may be increased at our option to $200 million with the approval of First Union and the other lenders under the credit agreement. The credit facility will mature on February 17, 2002. The credit facility is to be used to fund working capital and for general corporate purposes, including permitted acquisitions. On February 17, 1999, we borrowed approximately $80 million under the credit facility to finance the NETCOM acquisition. Our obligations under the credit facility are secured by substantially all of MindSpring's assets. We intend to repay all amounts outstanding under the credit facility with a portion of the net proceeds from the offering of common stock that we are undertaking concurrently with this notes offering. If we do not complete the common stock offering, we intend to use a portion of the proceeds from this notes offering to repay those amounts. See "Use of Proceeds."


     Anticipated Effects of the Spry and NETCOM Acquisitions. The Spry and NETCOM acquisitions represent significant growth opportunities and challenges for MindSpring. Both acquisitions were of large customer bases and related assets which, as previously operated stand-alone entities, were historically unprofitable. We expect to incur net losses into 2000, primarily as a result of the amortization expense associated with the Spry and NETCOM acquisitions. We expect that annual amortization expense attributable to these transactions will be between approximately $85 million and $90 million per year for the next three years. In addition, we face the significant challenge of integrating the acquired customers and assets into MindSpring's operations. The integration process is most time and resource intensive during the sixty- to ninety-day period immediately after completion of an acquisition, and involves, among other things:

     - communication with and increased technical and customer support to acquired subscribers;

     - network supervision, provisioning and maintenance, including of third-party networks;

     - increased management time and resources related to hiring and integration of new employees to support acquired subscribers;

     - integration of acquired subscribers into MindSpring's billing systems;
       and

     - attempting to bring the cost structures associated with the acquired subscribers and assets into alignment with MindSpring's historical cost structure.

     The Spry subscribers and assets were substantially integrated into MindSpring's operations as of December 31, 1998. Net income for the fourth quarter of 1998 was $1.9 million, excluding a one-time tax benefit of $1.8 million, compared to approximately $4.0 million for the third quarter of 1998. This decrease resulted primarily from $2.3 million in amortization costs during the fourth quarter attributable to the Spry acquisition.

     The NETCOM acquisition has significantly increased MindSpring's customer base from approximately 693,000 to approximately 1,100,000. Principally as a result of the NETCOM acquisition, we expect that we will incur net losses into 2000. Even though we expect to incur net losses, we expect to continue to generate increased revenues and EBITDA as we continue to increase our subscriber base. We believe that reducing the historical costs associated with the acquired NETCOM subscribers to levels that approximate MindSpring's historical costs of providing Internet access to its subscribers will contribute to our ability to reduce net losses in the future. We expect that these cost reductions will be achieved in part as a function of:

     - the ICG PST network agreement, through which MindSpring expects initially to provide service to the majority of the acquired NETCOM subscribers and which MindSpring expects will be at a lower cost than that reported by NETCOM; and

     - economies of scale in selling, general and administrative costs, particularly in the areas of numbers of employees and salaries, operating leases, and marketing expenses.

     By "economies of scale" we mean that, as the number of subscribers we serve increases, the costs and expenses per subscriber decrease. There can be no assurance that we will achieve these anticipated cost reductions in a timely manner or at all. If the cost reductions are lower than anticipated, other costs increase, and/or revenues decline, our EBITDA and net income would also decline, which would have a material adverse effect on our business, results of operations and financial condition, including our liquidity and capital resources.

     Revenues. MindSpring derives revenue primarily from monthly subscriptions from individuals for dial-up access to the Internet. Monthly subscription fees vary by billing plan. Under MindSpring's current pricing plans, customers have a choice of two "flat rate" plans (The Works and Unlimited Access) and two "usage-sensitive" plans (Standard and Light). MindSpring also has a prepayment plan available to all dial-up subscribers which allows subscribers to prepay their access fees for either one or two years at a discounted rate. For the years ended December 31, 1998 and 1997, the average monthly recurring revenue per dial-up subscriber was approximately $20. Average monthly recurring revenue is calculated by dividing monthly recurring revenue plus usage charges for non-"flat rate" subscribers by the total number of subscribers. Start-up fees for new subscribers vary depending upon the promotional method by which the subscriber is acquired, ranging from $0 up to a maximum of $25. Aggregate subscriber start-up fees are sufficient to cover the aggregate costs of direct materials, mailing expenses, and licensing fees associated with new subscribers. A majority of MindSpring's individual subscribers pay their MindSpring fees automatically by pre-authorized monthly charges to the subscriber's credit card.

     In addition, MindSpring earns revenue by providing Web-hosting, full-time dedicated access connections to the Internet, other value-added services such as Web page design, domain registration, Web-server co-location. MindSpring's Web-hosting services allow a business or individual to post information on the World Wide Web so that the information is available to anyone who has access to the Internet. MindSpring currently offers three price plans for Web hosting subscribers ranging from $19.95 to $99.95 per month. MindSpring had approximately 21,000 Web-hosting subscribers as of December 31, 1998, not including approximately 22,000 Web-hosting subscribers acquired from NETCOM. Through our domain registration services, MindSpring offers subscribers the ability to personalize electronic mail addresses and URLs (Uniform Resource Locators). The services described in this paragraph have been classified as business services in MindSpring's statements of operations and in the "Results of Operations" table shown below.

     Costs. MindSpring's costs include (1) costs of revenue that are primarily related to the number of subscribers; (2) selling, general and administrative expenses that are associated more generally with operations; and (3) depreciation and amortization, which are related to the number of MindSpring-owned POPs and servers, and the deferred costs associated with acquired customer bases.

     Costs of revenue that are primarily related to the number of subscribers include both recurring costs and subscriber start-up expenses. Recurring costs of revenue consist primarily of the costs of telecommunications facilities necessary to provide service to subscribers. Telecommunications facilities costs include (1) the costs of providing local telephone lines into each MindSpring-owned POP; (2) costs related to the use of third-party networks; and
(3) costs associated with leased lines connecting each MindSpring-owned POP and third-party network to MindSpring's hub and connecting MindSpring's hub to the Internet backbone. Start-up expenses for each subscriber include primarily the cost of diskettes and other product media, manuals, and packaging and delivery costs associated with the materials provided to new subscribers. MindSpring does not defer any subscriber start-up expenses.

     Selling, general and administrative costs are incurred in the areas of sales and marketing, customer service and support, network operations and maintenance, engineering, accounting and administration. Selling, general and administrative costs will increase over time as MindSpring's scope of operations increases. We may determine to significantly increase the level of marketing activity to increase the rate of subscription growth. A significant increase in marketing activity would have a short-term negative impact on net income. We believe that these increased costs would be more than offset by anticipated increases in revenue attributable to overall subscriber growth. However, there can be no assurance that we will be able build, increase or maintain our subscriber base in a given market to the extent necessary to generate sufficient revenues to offset these marketing expenses. MindSpring does not defer any sales or marketing expenses.

     As MindSpring expands into new markets, both costs of revenue and selling, general and administrative expenses will increase. To the extent MindSpring opens MindSpring POPs in new markets, these costs and expenses may also increase as a percentage of revenue in the short-term for the period immediately after a new MindSpring POP is opened. Many of the fixed costs of providing service in a new market through a new MindSpring POP are incurred before significant revenue can be expected from that market. However, to the extent that we expand into new markets by using third-party POPs instead of opening our own POPs, MindSpring's incremental monthly recurring costs will consist primarily of the fees to be paid to third parties under network services agreements. In general, the margins on those subscribers will initially be higher than if we had opened our own POP in new markets. When a market matures, if the market is served through purchased, third-party network services rather than MindSpring-owned POPs, costs of revenue as a percentage of revenue will tend to be higher, and therefore, margins on subscribers will tend to be lower. This is because the full costs of using third-party networks is included in costs of revenue, as compared to the costs of using MindSpring-owned POPs, a portion of which is included in depreciation and amortization. In addition, in more mature markets, where we have greater concentrations of subscribers, we generally can provide services at a lower cost per subscriber through MindSpring-owned POPs after the initial period when related expenses are higher. This depends in part on how much we must pay for local area telecommunications charges.


     For the first year of the network services agreement with ICG PST, we will pay for use of ICG PST's POPs at rates that are generally comparable to the costs of using MindSpring POPs. We have an option for a second year under that agreement, but on potentially different terms to be negotiated and agreed upon by both parties. The ICG PST network services agreement should also contribute to our ability to reduce future net losses. However, the cost advantages of providing services to MindSpring subscribers through the ICG PST network services agreement may be offset if there are operating inefficiencies, network reliability issues or technical support difficulties due to the fact that ICG PST is just beginning to offer network services as a third-party provider for companies such as MindSpring.


     We have added, and may in the future continue to add, MindSpring subscribers by purchasing customer bases from other ISPs. MindSpring amortizes such purchased customer bases using the straight-line method over a period of three years, commencing when the purchase is completed. This amortization has a negative effect on net income. Therefore, to the extent we continue to expand our subscriber base through acquisitions such as the Spry and NETCOM acquisitions, we will continue to experience increased amortization expense.


     The board of directors has authorized an additional 1.5 million shares of common stock for issuance pursuant to the exercise of stock options granted under the 1995 Stock Option Plan, as amended, raising the total number of shares that may be issued under the plan to 4.5 million. The board intends to submit this increase in shares to the MindSpring stockholders for approval at the 1999 annual meeting to be held in May 1999. The board has granted options to purchase approximately 300,000 shares of common stock in excess of the number of shares currently approved by MindSpring's stockholders for issuance under the plan.



     For accounting purposes, these excess grants have not occurred until stockholder approval is obtained which is when over 50% of the stockholders approve the necessary increase of shares at or before the annual stockholder meeting scheduled for May 1999. Accordingly, we are currently evaluating various alternatives to reduce our exposure to such potential additional expense. We believe that we will be able to resolve this matter through negotiated arrangements with a sufficient number of the employees who received such options, such that the related compensation expense will not have a material impact on the Company.



     If we do not take any actions to reduce, or are unsuccessful in reducing, our exposure to this additional expense, we will be required to record additional compensation expense over the remaining vesting period of these options, which is approximately 33 to 45 months. The additional compensation expense would be the number of additional options, multiplied by the difference between the exercise price for those options and the market price of the common stock on the date stockholder approval is obtained. Based on our current stock price, the amount of such compensation expense would be approximately $4.2 million in the aggregate or approximately $115,000 per month over 33 to 45 months. If we are unable to negotiate arrangements with respect to a sufficient number of such options and/or the price of our common stock on the applicable measurement date is higher than the current price, the amount of additional compensation expense could be materially greater, which may have a material adverse effect on our business, financial condition, and results of operations, including EBITDA and net income.



RESULTS OF OPERATIONS


     The following table shows financial data for the years ended December 31, 1998, 1997, and 1996. Operating results shown for 1998 do not reflect the NETCOM acquisition. Operating results for any period are not necessarily indicative of results for any future period. Dollar amounts (except per share data) are shown in thousands.

                                              YEAR ENDED            YEAR ENDED           YEAR ENDED
                                           DECEMBER 31, 1998    DECEMBER 31, 1997     DECEMBER 31, 1996
                                          -------------------   ------------------   -------------------
                                                       % OF                 % OF                  % OF
                                           (000'S)    REVENUE   (000'S)    REVENUE    (000'S)    REVENUE
                                          ---------   -------   --------   -------   ---------   -------
STATEMENTS OF OPERATIONS DATA:
Revenues:
  Dial-up access to Internet............  $ 95,852       84     $40,925       78     $ 13,420       74
  Business services.....................    14,735       13       7,711       15        2,286       13
  Start-up fees.........................     4,086        3       3,920        7        2,426       13
                                          --------      ---     -------      ---     --------      ---
      Total revenue.....................  $114,673      100     $52,556      100     $ 18,132      100
Cost and expenses:
  Cost of revenues-recurring............  $ 31,724       28     $15,202       29     $  6,332       35
  Cost of revenues-start-up fees........     2,612        2       1,620        3        1,876       10
  Selling, general, and
    administrative......................    57,324       50      30,784       59       14,161       78
                                          --------      ---     -------      ---     --------      ---
  Customer base amortization............  $  7,048        6     $ 4,210        8     $  1,521        8
  Depreciation..........................     8,179        7       4,485        9        1,764       10
                                          --------      ---     -------      ---     --------      ---
Operating income (loss).................     7,786        7      (3,745)      (7)      (7,522)     (42)
  Interest income (expense), net........     1,214        1        (338)      (1)         (90)      (1)
                                          --------      ---     -------      ---     --------      ---
Pre tax income (loss)...................     9,000        8      (4,083)      (8)      (7,612)     (42)
  Provision for income taxes............     1,544        1          --       --           --       --
                                          --------      ---     -------      ---     --------      ---
Net income (loss).......................  $ 10,544        9     $(4,083)      (8)    $ (7,612)     (42)
                                          ========      ===     =======      ===     ========      ===
PER SHARE DATA:
Diluted net income (loss) per share.....  $   0.41              $ (0.18)             $  (0.48)
Weighted average common shares
  outstanding...........................    25,431               22,542                15,758
OPERATING DATA:
Approximate number of subscribers at end
  of year...............................   693,000              278,300               121,794
Number of MindSpring employees at end of
  year..................................       977                  502                   321
EBITDA (1)..............................  $ 23,013       20     $ 4,950        9     $ (4,237)     (23)
                                          --------      ---     -------      ---     --------      ---

                                              YEAR ENDED            YEAR ENDED           YEAR ENDED
                                           DECEMBER 31, 1998    DECEMBER 31, 1997     DECEMBER 31, 1996
                                          -------------------   ------------------   -------------------
                                                       % OF                 % OF                  % OF
                                           (000'S)    REVENUE   (000'S)    REVENUE    (000'S)    REVENUE
                                          ---------   -------   --------   -------   ---------   -------
CASH FLOW DATA:
Cash Flow (used in) from operations.....  $ 35,501              $11,354              $ (2,005)
Cash flow (used in) from investing
  activities............................  $(47,647)             $(9,002)             $(21,336)
Cash flow (used in) from financing
  activities............................  $170,503              $(2,619)             $ 32,569

---------------
(1) EBITDA represents operating income (loss) plus depreciation and amortization. EBITDA is provided because it is a measure commonly used by investors to analyze and compare companies on the basis of operating performance. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be construed as a substitute for operating income, net income or cash flows from operating activities for purposes of analyzing MindSpring's operating performance, financial position and cash flows. EBITDA is not necessarily comparable with similarly titled measures for other companies.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Revenues. Revenue for the year ended December 31, 1998 totaled approximately $114.7 million, as compared to approximately $52.6 million for the year ended December 31, 1997. This approximately 118% increase in period revenues resulted primarily from an approximately 150% increase in subscribers. The greater proportional increase in subscribers was principally due to the acquisition of Spry subscribers from AOL during the fourth quarter of 1998. Revenues from dial-up access to the Internet for the year ended December 31, 1998 represented approximately 84% of the revenue, compared to approximately 78% for the year ended December 31, 1997. Business services revenue decreased as a percentage of revenue to approximately 13% for the year ended December 31, 1998, compared to approximately 15% for the year ended December 31, 1997. This decrease is primarily attributable to the large amount of dial-up customers added through acquisitions in 1998. Subscriber start-up fees accounted for 3% of revenue for the year ended December 31, 1998, as compared to approximately 7% for the year ended December 31, 1997. MindSpring anticipates that as its customer base continues to expand, subscriber start-up fees will progressively represent a smaller percentage of revenue.

     Cost of revenues-recurring. For the year ended December 31, 1998, cost of revenues-recurring decreased to approximately 28% of total revenue, compared to approximately 29% of total revenue for the year ended December 31, 1997. Cost of revenues-recurring also decreased as a percentage of dial-up access revenue to approximately 33% for the year ended December 31, 1998 from approximately 37% for the year ended December 31, 1997. Not taking into account approximately $2 million in discounts we received in 1998 under our network services agreement with PSINet, Inc., cost of revenues-recurring would have been approximately 35% of total dial-up access revenue. Not taking into account approximately $2.1 million in discounts we received in 1997 under the network services agreement with PSINet, Inc., cost of revenues-recurring would have been approximately 42% of total dial-up access revenue. The discounts earned under the network services agreement with PSINet ended in October 1998. This decrease of cost of revenues-recurring as a percentage of total revenue and as a percentage of dial-up access revenue resulted primarily from increased efficiency and reduced network costs associated with MindSpring-owned POPs.

     Selling, general, and administrative expenses. Selling, general, and administrative expenses were approximately 50% of revenue for the year ended December 31, 1998, compared to approximately 59% of revenue for the year ended December 31, 1997. The decrease in selling, general, and administrative expenses as a percentage of revenue resulted from economies of scale with respect to costs such as payroll that do not increase in direct proportion to increases in revenue and from cost control efforts implemented by MindSpring's management.

     EBITDA margin. EBITDA margin refers to EBITDA as a percentage of revenues. EBITDA margin increased to approximately 20% for the year ended December 31, 1998, compared to 9% for the year ended December 31, 1997. The increase is attributable to the significant revenue growth outpacing the related cost increases principally as a result of economies of scale related to selling, general, and administrative expenses as well as efficiencies and economies of scale associated with MindSpring-owned POPs.

     Depreciation and amortization. Depreciation and amortization expenses decreased to approximately 13% of revenues for the year ended December 31, 1998, compared to approximately 17% of revenues for the year ended December 31, 1997. Amortization expense declined slightly to 6% of total revenues for the year ended December 31, 1998, compared to approximately 8% for the year ended December 31, 1997. Amortization expense resulted solely from acquired subscriber bases, which are being amortized over three years. Depreciation expense was approximately 7% of total revenues for the year ended December 31, 1998, compared to approximately 9% for the year ended December 31, 1997. The decrease in depreciation expense as a percentage of total revenues resulted from adding capacity through increased use of network services purchased from third-party providers, as opposed to increasing capacity by building additional MindSpring-owned POPs, and from reductions in the cost of new equipment and improved operating efficiencies within MindSpring's network. MindSpring anticipates amortization expense to increase as a percentage of revenues as a result of the Spry and NETCOM acquisitions.

     Interest income (expense). The following table details the increase in interest income in 1998 compared to 1997:

                                                            1998        1997
                                                         ----------   ---------
Interest on capital leases.............................  $ (754,000)  $(473,000)
Interest on PSINet notes...............................    (136,000)   (276,000)
Interest income -- other...............................   2,104,000     411,000
                                                         ----------   ---------
Interest income (expense) net..........................  $1,214,000   $(338,000)
                                                         ==========   =========

     Interest on capital leases increased for the year ended December 31, 1998, compared to the year ended December 31, 1997, because MindSpring entered into several new capital leases for equipment at the end of 1997. Interest income increased in 1998 due to the increase in outstanding cash balances available for investment as a result of positive operating cash flows and two public equity offerings completed during the year. See "Liquidity and Capital Resources".

     Income tax provision. For the year ended December 31, 1998 MindSpring recorded a benefit for income taxes due to a one time benefit taken in the fourth quarter of the year as a result of the removal of the valuation allowance associated with MindSpring's deferred tax assets. MindSpring is continually assessing its income tax situation and management believes that it is "more likely than not" that the deferred tax assets will be realized in the future. In the future, MindSpring expects to report taxable earnings, even though we expect to be incurring net losses at the same time. This is principally due to the requirement that, for tax purposes, subscriber acquisition costs must be amortized over 15 years, compared to the three-year period applied for accounting purposes. For the year ended December 31, 1997, no income tax benefit was recognized as MindSpring had a net taxable loss for the year.

     Net income (loss) and income (loss) per share. As a result of the factors discussed above, MindSpring's net income for the year ended December 31, 1998 was $10.5 million, or $0.41 income per diluted share, compared to a net loss of $4.1 million, or $0.18 basic and diluted loss per share, for the year ended December 31, 1997.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996


     Revenues. Revenues for the year ended December 31, 1997 totaled approximately $52.6 million, as compared to approximately $18.1 million for the year ended December 31, 1996. The approximately 190% increase in revenues resulted primarily from an approximately 129% increase in subscribers. Revenues increased in a greater proportion than subscribers due to the subscribers acquired from PSINet Inc. during the fourth quarter of 1996. Revenues from dial-up access to the Internet for the year ended December 31, 1997 represented approximately 78% of the revenue, compared to approximately 74% for the year ended December 31, 1996. Business services revenue increased slightly to approximately 15% of revenues for the year ended December 31, 1997, compared to approximately 13% for the year ended December 31, 1996. This increase is primarily attributable to the increase in the number of MindSpring's Web hosting customers. Subscriber start-up fees accounted for 7% of revenues for the year ended December 31, 1997, as compared to approximately 13% for the year ended December 31, 1996. MindSpring anticipates that as its customer base continues to expand, subscriber start-up fees will progressively represent a smaller percentage of revenues.


     Cost of revenues-recurring. For the year ended December 31, 1997, cost of revenues-recurring decreased to approximately 29% of total revenues, compared to approximately 35% of total revenues for the year ended December 31, 1996. Cost of revenues-recurring also decreased as a percentage of dial-up access revenue from approximately 47% for the year ended December 31, 1996 to approximately 37% for the year ended December 31, 1997. Not taking into account approximately $2.1 million in discounts we received in 1997 under the PSINet Services Agreement, cost of revenues-recurring would have been approximately 42% of total dial-up revenue for the year ended December 31, 1997, compared to approximately 47% for the year ended December 31, 1996. This decrease in cost of revenues-recurring as a percentage of total revenues and as a percentage of dial-up access revenues resulted primarily from increased efficiency and reduced network costs associated with MindSpring-owned POPs.

     Selling, general, and administrative expenses. Selling, general, and administrative expenses were approximately 59% of revenues for the year ended December 31, 1997, compared to approximately 78% of revenues for the year ended December 31, 1996. The decrease in selling, general, and administrative expenses as a percentage of revenues resulted from economies of scale with respect to costs such as payroll that do not increase in direct proportion to increases in revenue and to cost control efforts implemented by MindSpring's management.

     EBITDA margin. EBITDA margin increased to approximately 9% for the year ended December 31, 1997, compared to (23)% for the year ended December 31, 1996. The increase is attributable to the significant revenue growth outpacing the related cost increases principally as a result of economies of scale related to selling, general, and administrative expenses, as well as efficiencies and economies of scale associated with MindSpring-owned POPs.

     Depreciation and amortization. Depreciation and amortization expenses decreased to approximately 16% of revenues for the year ended December 31, 1997, compared to approximately 18% of revenues for the year ended December 31, 1996. Amortization expense remained steady at approximately 8% of revenue for both the years ended December 31, 1997 and December 31, 1996. Amortization expense resulted primarily from acquired customer bases which are being amortized over three years. Depreciation expense was approximately 8% of total revenues for the year ended December 31, 1997, compared to approximately 10% for the year ended December 31, 1996. The decrease in depreciation expense as a percentage of total revenues resulted from adding capacity through increased use of network services purchased from third-party providers, as opposed to increasing capacity by building additional MindSpring-owned POPs, and from reductions in cost of new equipment and improved operating efficiencies within MindSpring's network.

     Interest income (expense). The following table details the increase in interest expense in 1997 compared to 1996:

                                                             1997        1996
                                                           ---------   --------
Interest on capital leases...............................  $(473,000)  $(91,000)
Interest on PSINet notes.................................   (276,000)  (324,000)
Interest income -- other.................................    411,000    325,000
                                                           ---------   --------
Interest expense, net....................................  $(338,000)  $(90,000)
                                                           =========   ========

     Interest on capital leases increased for the year ended December 31, 1997, compared to the year ended December 31, 1996, because MindSpring entered into several new capital leases for equipment. Interest income increased in 1997 due to the increase in outstanding cash balances available for investment as a result of positive operating cash flows.

     Income tax provision. For the years ended December 31, 1997 and 1996, no income tax benefit was recognized because MindSpring had a net taxable loss for the year.

     Net income (loss) and income (loss) per share. As a result of the factors discussed above, MindSpring's net loss for the year ended December 31, 1997 was $4.1 million, or $(0.18) basic and diluted loss per share, compared to a net loss of $7.6 million, or $(0.48) basic and diluted loss per share, for the year ended December 31, 1996.

LIQUIDITY AND CAPITAL RESOURCES


     For the year ended December 31, 1998, MindSpring generated net cash from operations of approximately $35.5 million, compared to $11.4 million for the year ended December 31, 1997, an increase of approximately 212.7%. During 1998, we used approximately $27.3 million from cash flows from operations to fund purchases of subscriber bases. $25 million of this amount was paid to AOL on October 15, 1998 in partial payment for the Spry acquisition with the balance of $7 million paid in March 1999. During 1998, we spent a total of approximately $20.2 million related to purchases of telecommunications equipment necessary for the provision of service to subscribers. We did not enter into any capital lease agreements in 1998, compared to approximately $8.4 million incurred in 1997 under capital leases for equipment acquisition. At December 31, 1998, MindSpring's capital lease obligations and minimum rental commitments under non-cancelable operating leases with initial or remaining terms of more than one year amounted to approximately $5.7 million for capital leases, and approximately $10 million for non-cancelable operating leases.

     During 1998, MindSpring generated approximately $170.5 million from financing activities, consisting primarily of two public equity offerings. In June 1998, MindSpring sold 3,000,000 shares of common stock at a public offering price of $17.67 per share. Proceeds from the June offering, net of underwriting discounts and offering expenses, were approximately $49.8 million. In December 1998, MindSpring sold 2,300,000 shares of common stock at a public offering price of $57 per share. Proceeds from the December offering, net of underwriting discounts and offering expenses, were approximately $124.8 million. Cash used for financing activities consisted of approximately $4.6 million for capital lease obligations and the final payment to PSINet Inc. due under a promissory note issued in connection with MindSpring's 1996 purchase from PSINet of subscribers and other assets and rights related to PSINet's U.S. consumer dial-up Internet access business. The final payment to PSINet was made in December 1998. During 1997, cash used for financing activities consisted primarily of approximately $2.6 million in payments for capital lease obligations and repayments of promissory notes to PSINet.


     As of December 31, 1998, MindSpring had cash on hand of approximately $167.7 million. On February 17, 1999, we paid $215 million in cash in connection with the closing of the NETCOM acquisition, approximately $80 million of which we borrowed under our $100 million secured revolving credit facility. After paying the amounts indicated for the NETCOM acquisition on February 17, 1999, we had remaining cash on hand of approximately $35 million, of which we paid approximately $7 million to AOL in March 1999 for the balance of the purchase price for the Spry acquisition.


     MindSpring's future capital requirements depend on various factors including, without limitation:

     - our ability to integrate successfully the subscribers and assets acquired from Spry and NETCOM, which requires us to reduce the costs previously associated with those subscribers and assets to approximate MindSpring's historical cost structure;

     - the rate of market acceptance of MindSpring's services;

     - our ability to maintain and expand our subscriber base;

     - the rate of expansion of MindSpring's network infrastructure;

     - the resources required to expand our marketing and sales efforts, and

     - the availability of hardware and software provided by third-party vendors.


     We currently estimate that our cash and financing needs for 1999, assuming reasonable internal growth, can be met by cash on hand, amounts available under the credit facility, additional capital financing arrangements, and cash flow from operations. We expect to repay all amounts outstanding under the credit facility with a portion of the net proceeds from our offering of common stock or, if necessary, a portion of the proceeds from this notes offering. See "Description of Secured Credit Facility."



     If our expectations change regarding our capital needs due to market conditions, strategic opportunities or otherwise, then our capital requirements may vary materially from those currently anticipated. We do not currently have any commitments for any additional financing, and there can be no assurance that if and when we need additional capital it will be available on terms that are acceptable to us, if at all. If additional capital financing arrangements, including public or private sales of debt or equity securities, or additional borrowings from commercial banks are insufficient or unavailable, or if we experience shortfalls in anticipated revenues or increases in anticipated expenses, we will be required to modify our growth and operating plans to match available funding. Any additional equity financing may be on terms that are dilutive or potentially dilutive to MindSpring's stockholders. Debt financing, if available, may involve restrictive covenants with respect to dividends, raising future capital and other financial and operational matters and incurring additional debt may further limit MindSpring's ability to raise additional capital. In addition, our credit facility contains restrictions on our ability to incur additional debt and to issue some types of convertible or redeemable capital stock.

     MindSpring frequently engages in discussions involving potential business acquisitions. Depending on the circumstances, MindSpring may not disclose material acquisitions until completion of a definitive agreement. MindSpring may determine to raise additional debt or equity capital to finance potential acquisitions and/or to fund accelerated growth. Any significant acquisitions or increases in MindSpring's growth rate could materially affect MindSpring's operating and financial expectations and results, liquidity and capital resources.

     Market Risks. We believe our exposure to market rate fluctuations on our investments is nominal due to the short-term nature of those investments. We have no material future earnings or cash flow exposures with respect to our outstanding capital leases, which are all at fixed rates. To the extent MindSpring has borrowings outstanding under the credit facility, we would have market risk relating to those amounts because the interest rates under the credit facility are variable. At present, we have no plans to enter into any hedging arrangements with respect to those borrowings.

RECENT ACCOUNTING PRONOUNCEMENTS

     In 1998, the provisions of Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income" and Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information" applied to MindSpring. Neither statement had any impact on MindSpring's financial statements as MindSpring does not have any "comprehensive income" type earnings (losses) and its financial statements reflect how the "key operating decisions maker" views the business. MindSpring will continue to review these statements over time, in particular, SFAS 131, to determine if any additional disclosures are necessary based on evolving circumstances.

YEAR 2000

     Introduction. The term "Year 2000 issue" is a general term used to describe the various problems that may result from the improper processing of dates and date-sensitive calculations by computers and other machinery as the year 2000 is approached and reached. These problems generally arise from the fact that most of the world's computer hardware and software have historically used only two digits to identify the year in a date, often meaning that the computer will fail to distinguish dates in the "2000's" from dates in the "1900's." These problems may also arise from other sources as well, such as the use of special codes and conventions in software that make use of the date field.

     State of Readiness. MindSpring has established a Year 2000 Program Office to coordinate appropriate activity and report to the Board of Directors on a continuing basis with regard to the Year 2000 issue. MindSpring's Year 2000 Program Office has developed and is currently implementing a comprehensive plan (the "Year 2000 Program") for MindSpring to become Year 2000 ready. The Year 2000 Program consists of six phases: (1) project planning and inventory of all of MindSpring's assets, (2) assessment, (3) renovation (whether by upgrade or replacement), (4) testing and validation, (5) implementation and (6) creation of contingency plans in the event of year 2000 failures.

     The Year 2000 Program covers: (1) software products which are supplied by MindSpring to its customers, (2) MindSpring's information technology and operating systems ("IT Systems"), and (3) MindSpring's non-information technology systems, including embedded technology ("Non-IT Systems"). In addition, the Program calls for MindSpring to identify and assess the systems and services of MindSpring's major vendors, third party network service providers and other material service providers ("Third Party Systems"), and take appropriate remedial actions and develop contingency plans where appropriate in connection with such Third Party Systems.

     MindSpring supplies its customers with a software package which, among other things, allows its customers to access MindSpring's services. The software package consists of internally developed software (e.g., the MindSpring Internet Desktop interface) which is bundled with third party software (collectively, the "Access Product"). MindSpring believes that the current shipping version of its software package (including the MindSpring Internet Desktop) is Year 2000 ready.


     MindSpring has substantially completed the inventory phase of the Year 2000 Program for both its IT Systems and Non-IT Systems and has completed a majority of the assessment phase of the Year 2000 Program for the IT Systems and Non-IT Systems. MindSpring anticipates that it will complete the first two phases for those systems during the second quarter of 1999. The Year 2000 Program calls for the completion of all six phases for both IT and Non-IT Systems by the end of the second quarter of 1999.


     MindSpring has performed a technical review of many of the more critical Third Party Systems and has surveyed the publicly available statements issued by the vendors of those systems. Additionally, MindSpring has recently sent inquiry letters to its significant providers of Third Party Systems requesting information regarding their vulnerability to Year 2000 issues and whether the products and services purchased from those entities are Year 2000 compliant. MindSpring intends to pursue appropriate responses to those inquiries and will evaluate the responses it receives.

     MindSpring recently completed its acquisition of Spry, Inc. MindSpring is developing appropriate plans to identify and address Year 2000 related concerns with Spry as part of the natural integration of the Spry operation into MindSpring. Management believes that the Spry operation will not present any significant Year 2000 issues to MindSpring.

     MindSpring also recently acquired customers and assets of NETCOM, and intends to develop plans to identify and address Year 2000 related concerns with NETCOM as part of the natural integration of the NETCOM operation into MindSpring.

     MindSpring has not deferred any specific IT project due to the Year 2000 Program. MindSpring has engaged a consulting firm to assist it in completing the inventory and assessment phases of its Year 2000 Program, and to assist it in its Year 2000 Program management.

     Costs. As of December 31, 1998, MindSpring has incurred expenses of approximately $75,000 in connection with the implementation of the Year 2000 Program Office and Year 2000 Program. MindSpring estimates that an additional $250,000 to $300,000 in expenses will be incurred by MindSpring through the remainder of the Year 2000 Program. These costs will be expensed as incurred. The costs and estimates provided include MindSpring's estimate of the cost of internal resources directly attributable to MindSpring's Year 2000 Program, but do not yet include additional costs which may be incurred in connection with expanding the Year 2000 Program to include the systems and products acquired in the Spry and NETCOM transactions. MindSpring has funded, and anticipates that it will continue funding, the costs of the Year 2000 Program from cash flows. The estimates for the costs of the Year 2000 Program are based upon management's best estimates and may be updated or revised as additional information becomes available. MindSpring currently believes these costs will not have a material effect on MindSpring's financial condition, liquidity or results of operations. MindSpring's estimates of Year 2000-related costs may change, however, depending on MindSpring's Year 2000 evaluation of the assets acquired from NETCOM.

     Risks. The failure by MindSpring to correct a material Year 2000 problem could result in an interruption in, or a failure of, normal business activities or operations. Presently, however, MindSpring perceives that its most reasonably likely worst case scenario related to the Year 2000 is associated with potential concerns with third party services or products.

     Specifically, MindSpring is heavily dependent on a significant number of third party vendors to provide both network services and equipment. A significant Year 2000-related disruption of the network services or equipment provided to MindSpring by third party vendors could cause customers to consider seeking alternate providers or cause an unmanageable burden on customer service and technical support, which in turn could materially and adversely affect MindSpring's results of operations, liquidity and financial condition. MindSpring is not presently aware of any vendor related Year 2000 issue that is likely to result in this type of disruption.

     Furthermore, MindSpring's business depends on the continued operation of, and widespread access to, the Internet. To the extent that the normal operation of the Internet is disrupted by the Year 2000 issue, MindSpring's results of operations, liquidity and financial condition could be materially and adversely affected.

     Although there is inherent uncertainty in the Year 2000 issue, MindSpring expects that as it progresses in its Year 2000 Program the level of uncertainty about the impact of the Year 2000 issue on MindSpring will be reduced significantly and MindSpring should be better positioned to identify the nature and extent of material risk to MindSpring as a result of any Year 2000 disruptions.

     Contingency Plans. The Year 2000 Program calls for the development of contingency plans for at-risk functions. MindSpring has established a Contingency Plan Committee to monitor and address the development of contingency plans. Due to the current phase in which MindSpring is in of its Year 2000 Program, MindSpring is currently unable at this time to fully assess its risks and determine what contingency plans, if any, need to be implemented by MindSpring. As MindSpring progresses in its Year 2000 Program and identifies specific risk areas, MindSpring intends to timely implement appropriate remedial actions and contingency plans.

     The estimates and conclusions included in this discussion contain forward-looking statements and are based on management's best estimates of future events. MindSpring's expectations about risks, future costs and the timely completion of its Year 2000 modifications may turn out to be incorrect and any variance from these expectations could cause actual results to differ materially from what has been discussed above. Factors that could influence risks, amount of future costs and the effective timing of remediation efforts include MindSpring's success in identifying and correcting potential Year 2000 issues and the ability of third parties to appropriately address their Year 2000 issues. The foregoing Year 2000 discussion and the information contained herein is provided as a "Year 2000 Readiness Disclosure" as defined in the Year 2000 Information and Readiness Disclosure Act of 1998 (Public Law 105-271, 112 Stat.
2386) enacted on October 19, 1998.

                                    BUSINESS

     MindSpring is a leading national Internet service provider, or ISP. We focus on serving individuals and small businesses. Our primary service offerings are dial-up Internet access and business services, which we offer in various price and usage plans designed to meet the needs of our subscribers. Our business services include Web hosting, which entails maintaining a customer's Internet Web site; high-speed, dedicated Internet access; Web page design; domain name registration and customer Web server co-location. Web hosting, our principal business service, complements our Internet access business and is one of the fastest growing segments of the Internet marketplace.

     MindSpring offers subscribers complete Internet access and Web hosting solutions, placing an emphasis on user-friendly and easy to install software, network reliability, highly responsive customer service and superior technical support. Through our nationwide network of MindSpring-owned and third-party provider-owned points of presence, or POPs, our subscribers are able to access the Internet in the 48 contiguous U.S. states and the District of Columbia via a local telephone call.

     Over the past three years, we have rapidly increased our subscriber base and revenues by:

     - providing superior customer service and technical support;

     - expanding our marketing and distribution activities;

     - making strategic acquisitions; and

     - creating additional revenue streams by offering value-added services such as Web hosting that build on our basic operating capabilities and services.

     Our subscriber base has grown from approximately 12,000 subscribers at December 31, 1995, to over 693,000 subscribers at December 31, 1998, including over 21,000 Web hosting subscribers. In February 1999, we completed the NETCOM acquisition, which increased our subscriber base to approximately 1.1 million subscribers, including approximately 45,000 Web hosting subscribers. As a result, MindSpring is currently the fourth largest ISP in the U.S. in terms of the number of subscribers.

     By providing superior service and support to our subscribers, making good build-versus-buy network decisions and achieving significant market penetration in a number of our target markets, we have achieved profitability ahead of many other national ISPs. In the last quarter of 1998, we had revenues of $39.5 million, EBITDA of $7.3 million and net income of $3.7 million. At that time, our EBITDA margin, meaning EBITDA as a percentage of revenues, was 18% and our earnings per share were $0.13.

     MindSpring was incorporated in Georgia in February 1994, and was reincorporated in Delaware in December 1995. Our executive offices are located at 1430 West Peachtree St., Suite 400, Atlanta, Georgia 30309 and our telephone number at that address is (404) 815-0770. We also maintain an Internet site on the World Wide Web at www.mindspring.net. Information contained at our Web site is not, and should not be deemed to be, a part of this prospectus supplement.

INDUSTRY BACKGROUND

GROWTH OF THE INTERNET

     Internet access and enhanced Internet services represent two of the fastest growing segments of the telecommunications services marketplace. The Internet has emerged as a significant global communications medium, enabling millions of people to, among other things, communicate, publish and retrieve information, and conduct business electronically. Due to increased public awareness, lower prices for access devices, increased functionality and improving content, International Data Corporation estimates that the number of users accessing the World Wide Web will increase from approximately 97 million at the end of 1998, to approximately 320 million by the end of 2002. Total ISP revenues in the United States are projected to grow from $10.7 billion in 1998 to $37.4 billion in 2003.

ROLE OF THE ISP

     Internet access services are the means by which ISPs interconnect either businesses or individual consumers to the Internet's resources or to corporate intranets and extranets. Access services include dial-up access for individuals and small businesses and high-speed dedicated access designed primarily for mid-sized and larger organizations. In addition to Internet access services, an increasing number of Internet users are taking advantage of value-added services such as Web hosting and Web page design. We believe that value-added services, such as those included in MindSpring's business service offerings, are among the fastest growing segments of the ISP marketplace. According to International Data Corporation, revenues attributable to value-added services are projected to increase in the United States at a compounded annual growth rate of approximately 34%, from $3 billion in 1998, to $12.9 billion in 2003.

INTERNET USERS AND THEIR NEEDS

     The rapid development and growth of the Internet has resulted in a highly fragmented industry of over 5,000 national and local ISPs in the U.S. ISPs vary widely in geographic coverage, customer focus and levels of Internet access provided to subscribers. For example, access providers may concentrate on certain types of subscribers (such as businesses or individuals) that differ substantially in the type of service and support required by the relevant customer constituency.

     MindSpring focuses on the individual and small business segments of the Internet marketplace. We believe that the demand for Internet service in our target subscriber markets will grow substantially from current levels. In addition to broad demographic and economic trends driving the overall growth of the Internet market, the individual and small business markets are expanding as a function of falling access costs, lower prices for access devices, more simplified operational procedures and improved content.

USER PROFILE

     Users currently accessing the Internet do so primarily by means of dial-up services, although as described below, new ways of connecting to the Internet are becoming more common, particularly those that take advantage of higher speeds and broader bandwidth capacity. Access to the Internet using dial-up services requires the user to have access to a local telephone line, the use of a modem and an ISP account, such as a MindSpring account, through which access can be obtained. Many of the industry's early-stage dial-up users were technologically sophisticated users. These "early adopters" generally have not demanded significant or intensive customer service and technical support. We believe this is changing and will continue to change, with first-time Internet users being much less technologically sophisticated and requiring more user-friendly software and more intensive and responsive customer service and technical support, all of which are the cornerstones of MindSpring's business.

GROWING NEEDS OF CURRENT USERS

     We believe that, in addition to requiring more intensive customer service and technical support, both individual and business users of Internet access will increasingly demand Web hosting and other services. We believe that this demand will grow as these businesses and individuals become more familiar with the Internet and recognize the value of maintaining an Internet presence as a way to enable other users around the world to communicate with and access information about them.

     The Web hosting market represents a rapidly growing area of the Internet marketplace. Web hosting enables individuals and small businesses to increase their presence on the World Wide Web by creating a Web site, which is "hosted" by companies such as MindSpring, without the responsibility or expense associated with maintaining a Web server or high-speed Internet connection. We believe that services relating to e-commerce, which is the means by which businesses offer and sell their services and products over the Internet, will be an important outgrowth of Web hosting services. MindSpring believes that the individual and small business markets represent a significant area for continued growth at MindSpring.

NEXT GENERATION SERVICES

     Several different types of communications services have been delivered to homes, including voice, video and data transmissions. Each of these communications services was delivered to homes using separate modes of transmissions and infrastructure. With advancing technology, many different types of services can now be delivered over the same infrastructure with many new devices. MindSpring believes that this phenomenon has distinct advantages for providers of services who may take advantage of their existing customer base to sell additional products. We further believe that this trend is likely to accelerate as the owners of cable, telephone, and data backbone assets upgrade their equipment to permit additional means of delivering voice, video and data services over existing infrastructure.

     As a provider of Internet services, which involves the transmission of data in packets over a data network backbone, MindSpring is well positioned to be a leading service provider of the additional services that are likely to become available over the packet-switched network. While applications such as Internet telephony are in their infancy, we believe that there are significant growth opportunities related to the use of voice and other telephony services over the packet-switched network. In addition, as new devices are created for data transmission over the Internet, the demand for technical support for these devices will increase. With our reputation for excellence in this area, we believe we are well positioned to serve this market.

MINDSPRING STRATEGY

     MindSpring's objective is to strengthen our position as a leading national provider of high quality Internet access, Web hosting and other value-added services to individuals and small businesses, as measured by customer satisfaction, subscriber growth and financial performance. Key elements of our business strategy include:

CONTINUING TO PROVIDE SUPERIOR CUSTOMER SERVICE AND TECHNICAL SUPPORT

     MindSpring believes that, over time, individual consumers seeking broader access to the Internet will face increasing and significant technological challenges, in part because the Internet is an evolving and growing medium. In addition, as new and more complex applications designed for the Internet proliferate, we believe that even sophisticated users, including those that have been MindSpring subscribers for years, will periodically encounter problems. Consequently, we intend to continue to focus on providing high levels of customer service and technical support in an effort to achieve maximum levels of customer satisfaction. Historically, this strategic focus has resulted in low churn rates, significant subscriber growth from customer referrals and industry recognition. We have received numerous customer service awards, including PC Computing's 1998 MVP Award for Best National ISP. Currently, over half of our employees are engaged in a customer service or technical support function, and are available 24 hours a day, seven days a week, except for major holidays.

EFFICIENTLY EXPANDING OUR NATIONAL NETWORK

     MindSpring intends to continue to efficiently increase the capacity and geographic reach of our network in order to support subscriber growth, enter new markets and accommodate increased customer usage. We pursue a hybrid network strategy of (1) owning POPs in mature markets where we can efficiently deliver high quality access services and (2) leasing POPs and capacity from third-party network service providers in new or developing markets. This strategy allows us the flexibility to modify our network cost structure on a market-by-market basis. As of December 31, 1998, approximately 61% of MindSpring's subscribers accessed the Internet through a MindSpring-owned POP. As a result of the NETCOM acquisition, this percentage has decreased significantly because most of the approximately 400,000 subscribers we acquired from NETCOM access the Internet using third-party POPs to which we have access under our network services agreement with ICG PST, Inc., formerly known as NETCOM.

EXPANDING OUR TARGETED MARKETING AND DISTRIBUTION ACTIVITIES

     We plan to expand our targeted marketing and distribution efforts in markets where there is the opportunity for substantial market penetration. We believe that high geographic concentrations of subscribers improve network economics and reduce subscriber acquisition costs, thereby resulting in higher margins. While continuing to encourage referrals from existing subscribers, we plan to increase our print publication, radio, television and direct mail advertising in certain targeted metropolitan areas throughout the U.S. In addition, we will continue to pursue nationwide strategic alliances and retail opportunities to broaden our distribution. We currently have such relationships with, among others, Microsoft, 3Com(R) Corporation, Compaq and IBM.

INCREASING OUR REVENUES FROM VALUE-ADDED SERVICES

     We intend to continue to build on our current sales, marketing and network capabilities to create additional revenue opportunities from value-added services such as Web hosting, Web page design and co-location services. We believe that value-added services are among the fastest growing segments of the Internet marketplace. We began offering Web hosting services in 1995 and currently have approximately 45,000 Web hosting subscribers, including approximately 22,000 Web hosting accounts acquired from NETCOM in February 1999. Web hosting represents approximately 13% of our revenues and is an area of strategic growth for MindSpring.

ENGAGING IN SELECTED ACQUISITIONS

     Since early 1996, we have supplemented our internal expansion efforts through selected acquisitions of complementary businesses and subscriber accounts. As MindSpring continues to expand, we may continue to pursue this strategy. We believe that as the ISP market evolves, customers will place ever greater emphasis on ISP performance, network coverage, reliability, and support. As a result, smaller ISPs may be unable to remain competitive on a national or regional basis, unless they significantly expand the scope of their operations. These trends could lead to greater industry consolidation and, consequently, acquisition opportunities. We intend to continue to evaluate acquisition opportunities as they become available.

     We recently completed two substantial acquisitions:

          In October 1998, we purchased substantially all of Spry, Inc.'s subscriber base of individual dial-up Internet access customers in the United States and Canada, including approximately 130,000 individual access accounts. We also acquired various assets used in serving those customers, including a leased customer support facility and a leased network operations facility in Seattle, Washington and all rights to the "Sprynet" name. Spry was a wholly-owned subsidiary of America Online, Inc. The purchase price for these assets was approximately $32 million.


          In February 1999, we purchased substantially all of NETCOM On-Line Communication Services, Inc.'s subscriber accounts in the U.S., including approximately 371,000 individual access accounts, approximately 3,000 dedicated Internet access accounts and approximately 22,000 Web hosting accounts. NETCOM, now known as ICG PST, Inc., is a wholly owned subsidiary of ICG Communications, Inc. MindSpring also acquired assets used in serving those customers, including leased operations facilities in San Jose, California and Dallas, Texas and ICG PST's rights to the "NETCOM" name (except in Canada, the United Kingdom and Brazil). ICG PST retained all of its assets used in connection with its network operations. Under a separate network services agreement with ICG PST, we purchase access to ICG PST's network. We paid $245 million for the NETCOM assets, consisting of $215 million in cash and $30 million in MindSpring common stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview."


MINDSPRING SERVICES

     Our services include dial-up Internet access and business services, which consist of Web hosting and other services such as high-speed, dedicated Internet access for small to medium-sized businesses, Web page design and Web-server co-location. MindSpring's primary service offerings, dial-up Internet access and Web hosting, are offered in various price and usage plans designed to meet the needs of our customers. We continuously evaluate the need to add additional product offerings and modify our service features based upon market demands.

INTERNET ACCESS


     Dial-Up Internet Access. MindSpring's primary service offering is dial-up Internet access. As of December 31, 1998, approximately 84% of our total revenues were attributable to dial-up Internet access. The basic equipment requirements for an individual dial-up subscriber are a Windows 3.1 or later operating system or Macintosh computer with at least 8MB of RAM and a modem of
14.4 Kbps speed or faster. The subscriber's MindSpring connection is a direct, point-to-point protocol, or "PPP," connection to the Internet. A direct PPP connection enables a subscriber to use any standard Internet capable software that will run on the subscriber's computer.

     MindSpring currently offers the following five price plans for dial-up subscription, taking account of demand for both heavy and light Internet usage. Each plan requires a start-up fee of up to $25 (except for the Commercial plan, which has a start-up fee of $50), which is waived in certain instances depending upon the promotional method by which the subscriber is acquired.

     The Works. For $26.95 per month, individual subscribers receive unlimited usage (not intended to be a full-time connection) as well as 10MB of Web space, a personal Web page editor that permits subscribers to create and upload their own Web pages, and two additional mailboxes.

     Unlimited Access. Individual subscribers pay $19.95 per month for unlimited usage and 5MB of Web space. As with the Works Plan, the subscriber must disconnect when not actively accessing the Internet. The subscriber is not permitted, for example, to maintain a full-time computer connection as a World Wide Web server.

     Standard. Subscribers pay $14.95 per month for 20 hours of use and $1 per hour for each additional hour. Subscribers also receive 5MB of Web space.

     Light. Subscribers pay $6.95 per month for 5 hours of use and $2 per hour for each additional hour. Subscribers also receive 5MB of Web space.

     Commercial. Designed for small businesses, subscribers pay a $50 start-up fee and $99 per month thereafter in exchange for 160 hours of usage and $.75 for each additional hour. Subscribers receive 10 mailboxes and are not charged for simultaneous usage, which would permit several employees to be on-line at once without paying additional fees.

     Subscribers to each plan can also purchase additional features such as extra mailboxes for specified fees.

     Substantially all of our subscribers are on month-to-month subscriptions. MindSpring offers a 30-day money-back satisfaction guarantee for new subscribers. Billing is monthly, with payments made by the majority of subscribers by a monthly charge to the subscriber's credit card. Payment is made at the beginning of each billing cycle, although some subscribers are invoiced (for an extra charge). Subscribers, as well as MindSpring, may cancel an account at any time, with the cancellation taking effect as of the first day of the following billing month.

     A subscriber who is within local dialing range of one of the MindSpring POPs or a designated third-party provider POP can access the Internet with a local telephone call. MindSpring also offers access to its services through an "800" number for an additional charge. All dial-up subscribers can connect to the MindSpring network (including the third-party provider POPs) via modem at speeds up to 33.6 Kbps and over 90% of MindSpring's subscribers can connect at speeds up to 56 Kbps. In a majority of the cities that MindSpring serves, individual subscribers, except subscribers to the Unlimited Access and Commercial plans, can also choose to connect via ISDN at 64 Kbps or 128 Kbps. There is a one-time extra start-up fee of $25 for ISDN users who subscribe to the Standard and Light plans; otherwise, 64K ISDN pricing is the same as for modem subscribers, and 128K users pay a small surcharge. All dial-up subscribers also have the option of using MindSpring servers to publish information on the Internet through the World Wide Web or FTP. MindSpring subscribers may use the space made available on MindSpring's servers to make World Wide Web pages or computer data files available to the Internet.

     MindSpring recently introduced high-speed cable modem Internet access on a very limited basis in the Montgomery, Alabama area. We provide this service through an

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agreement with KNOLOGY Holdings, Inc., an affiliate of ITC Holding Company,
Inc., one of our principal stockholders. Our ability to expand our geographic offering of this service will depend on KNOLOGY's enhancement and expansion of its network infrastructure and our access to other third-party cable and broadband networks. See "-- Competition -- Broadband Technologies" and "Risk Factors -- The Internet access and Web hosting markets are very competitive. -- Broadband Technologies."

BUSINESS SERVICES

     MindSpring's business services consist of:

        - Web hosting, the business of maintaining a customer's Internet Web site,

        - high-speed, dedicated Internet access,

        - Web page design,

        - domain name registration,

        - customer Web server co-location, and

        - e-commerce services.

     As of December 31, 1998, our business services accounted for approximately 13% of total revenues, which were derived almost entirely from Web hosting services.

     Web Hosting. MindSpring offers Web hosting accounts for companies and other organizations that wish to create their own World Wide Web sites without maintaining their own Web servers and high-speed Internet connections. Web hosting subscribers can use their own domain names in their World Wide Web addresses. This type of Web hosting is called "virtual hosting." Web hosting subscribers create their Web sites themselves and then upload the pages to a MindSpring Web server. MindSpring's Web hosting service features state-of-the-art Web servers for high speed and reliability, a high-quality connection to the Internet, specialized customer support, advanced services features, such as secure transactions and VRML, or Virtual Reality Markup Language, a feature used to make Web pages seem three-dimensional, and reporting on site usage. MindSpring currently offers three price plans for Web hosting subscribers ranging from $19.95 to $99.95 per month. MindSpring has approximately 45,000 Web hosting subscribers, including approximately 22,000 Web hosting accounts acquired from NETCOM in February 1999.

     Web Page Design. Our web page design services consist of four standard design packages from which a subscriber can choose or the subscriber can create a custom web page from scratch. The subscriber provides the text for the Web site, and custom design work is available from MindSpring, including logo design, additional HTML pages, and database integration.


     E-commerce. We recently introduced our e-commerce hosting service, which enables even unsophisticated subscribers to set up an Internet storefront in virtually minutes. We offer merchants a complete suite of commercial hosting options including:


     - Web hosting,

     - Web site or Web page design,

     - domain name registration,

     - store front and back office applications,

     - customer-to-merchant e-mail services,

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     - search engine registration,

     - encryption security certificates to assure confidentiality of transactions, and

     - credit card and on-line payment processing services.

     Dedicated Access, Domain Registration and Web Server Co-location. MindSpring also offers domain registration services and, in some markets, high-speed dedicated access connections to the Internet, including for the approximately 3,000 dedicated access accounts we purchased in the NETCOM acquisition. We also offer Web-server co-location services at our Atlanta headquarters and at our Dallas call center for subscribers who want to maintain their own Web servers in MindSpring's state-of-the-art telephony environment and receive a high-speed, full-time connection to the Internet. MindSpring's co-location services include (1) 24-hour security monitoring, (2) an uninterrupted power supply, (3) climate control, (4) remote access for the subscriber, (5) tape swap, and (6) secure tape storage.

CUSTOMER SERVICE AND TECHNICAL SUPPORT


     CUSTOMER SERVICE. MindSpring believes that excellent customer service and technical support is critical to our success in retaining and in attracting new subscribers. We currently provide customer service and technical support through our call centers located in Atlanta, Georgia; Harrisburg, Pennsylvania; Phoenix, Arizona; Seattle, Washington; San Jose, California; and Dallas, Texas. In February 1999, we acquired approximately 3,000 dedicated access accounts and related support personnel from NETCOM. These subscribers are generally small to medium-sized businesses that require full-time, dedicated connections to the Internet. We are in the process of integrating these subscribers into MindSpring's operations. Dedicated access subscribers generally require technical and customer support relating to the quality of and interruptions in the full-time Internet connection, which in turn will require MindSpring staff to interact and coordinate with the telephone company or other dedicated line providers. We believe that our ability to successfully integrate and support these acquired customers profitably will determine the extent to which we will seek to expand this line of business.


     MindSpring's customer service staff handles all questions regarding a subscriber's account and are available from 9 a.m. to 9 p.m. eastern time seven days a week, except for major holidays. As of February 28, 1999, we had approximately 200 customer service employees.

     Our technical support staff handles questions related to the provision of our services such as questions regarding installation of MindSpring's service, connection to our network and use of various software applications. MindSpring's technical support staff is available 24 hours a day, seven days a week, except for major holidays. As of February 28, 1999, we had approximately 820 technical support employees. In the NETCOM acquisition, we assumed a third-party technical support service contract through which NETCOM had provided technical support to the subscribers we acquired. We plan to continue to provide technical support to the acquired NETCOM subscribers under this contract until approximately the last quarter of 1999, when we expect that substantially all of these subscribers will have transitioned to the MindSpring software.

     Subscribers can call any of our call center facilities for customer service and technical support through a local telephone number, for those cities local to a call center, or a toll-free "800" number. Subscribers can also e-mail their questions directly to a customer service and technical support address at MindSpring. In addition, we maintain MindSpring-specific

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newsgroups on the Internet where subscribers can post requests for help and other subscribers, as well as MindSpring support personnel, can respond.

SALES AND MARKETING

     MindSpring believes that the market for individual Internet access is heavily influenced by person-to-person referrals. Accordingly, our marketing efforts have been geared, among other things, toward generating positive referrals and stimulating subscriber growth and retention by providing exceptionally high-quality service to our existing subscribers. We also offer a $10 credit to existing subscribers each time a new subscriber names the existing subscriber as the referral source. A significant number of MindSpring's new subscribers indicate that an existing subscriber referred them.


     We also engage in targeted marketing and distribution efforts in markets where there is the opportunity for substantial market penetration. We believe that high geographic concentrations of subscribers improve network economics and reduce subscriber acquisition costs, thereby resulting in higher margins. While continuing to encourage referrals from existing subscribers, we plan to increase our print publication, radio, television and direct mail advertising in certain targeted major metropolitan areas throughout the United States in order to achieve greater density in our subscriber base.



     In addition, we have pursued nationwide strategic alliances available to MindSpring as a result of the our nationwide access and reputation for reliability and high quality. Such nationwide marketing opportunities may include, among others, entering into large-scale bundling arrangements with complementary products, such as computers, software products, multimedia books, and CD-ROM merchandise, and seeking strategic alliances available with complementary businesses operating in our service areas, such as Internet-oriented training organizations and consulting firms, World Wide Web content developers, computer networking firms, media companies, telecommunications companies, local area network and World Wide Web consulting companies, and other Internet access companies that specialize in providing dedicated connections. The nature and terms of these alliances vary.



     We intend to continue to expand our marketing and distribution efforts. We will continue to closely monitor the results of our marketing techniques as part of an ongoing effort to increase the cost-effectiveness of our marketing efforts.


     We have attempted to maintain a high degree of personal contact with the communities that we serve, and we have a staff of territory managers who are responsible for generating interest in MindSpring in these communities. MindSpring marketing personnel spend considerable time meeting with and making presentations to groups representing potential subscribers, such as computer user associations, high-technology business associations, and educational institutions. We plan to continue these efforts in the southeastern United States, New York, California, Phoenix, Arizona and Chicago, Illinois and to selectively expand them to include key metropolitan areas in other regions of the country.

     Sales are consummated by MindSpring's telephone sales force, which responds to incoming subscription inquiries, as well as through an on-line sign-up procedure. The on-line registration module, which is available in MindSpring's retail software package, through MindSpring's Web site and through various Original Equipment Manufacturer, or OEM, arrangements, enables a user to become a MindSpring subscriber by selecting service plans and billing methods on-line, without the need to speak to a MindSpring employee.

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NETWORK INFRASTRUCTURE

     Geographic Coverage. Through our nationwide network of MindSpring-owned and third-party provider-owned points of presence, or POPs, our subscribers are able to access the Internet in the 48 contiguous U.S. states and the District of Columbia via a local telephone call. We purchase access to third-party provider POPs through network services agreements with PSINet, Worldcom Advanced Networks (formerly Gridnet International, L.L.C.), GTE Internetworking Incorporated (formerly BBN Planet Corporation) and ICG PST.

     We believe that using a combination of MindSpring-owned POPs and POPs owned by third-party network providers enables us to provide Internet access services on a nationwide basis while managing the timing and magnitude of our capital expenditures. We employ a strategy of leasing POPs from third-party providers in locations where it is more economical to do so. These are typically geographic areas where MindSpring has lower market penetration than areas we serve through MindSpring POPs. We periodically reevaluate the economics of this strategy and, if warranted, we may install a MindSpring POP to replace or overlap with a leased POP.

     MindSpring POPs. Each MindSpring POP typically consists of data communications equipment such as 3Com(Registered Trademark) Total Control modem chassis, 3Com(Registered Trademark) or Bay Networks switches and Cisco Systems routers, the majority of which are currently co-located with a local telecommunications or media company. The 3Com(Registered Trademark) modem chassis employed by MindSpring support both ISDN and analog terminations. MindSpring has upgraded all modem chassis to support the new international 56Kb modem standard, V.90.

     Each MindSpring POP is connected to MindSpring's Atlanta Network Data Center. These connections consist of either a private line point-to-point Internet Protocol, or "IP" connection, or a frame relay connection. In addition, we use private peering points to more efficiently manage our network traffic. A private peering point is a point where our network connects to the network of one of our third-party network providers. This enables us to route network traffic along the shortest path feasible.

     We refer to some of our POPs as "super-POPs." A super-POP is a POP where MindSpring co-locates its equipment with a competitive local exchange carrier, or "CLEC". By co-locating with a CLEC, we are able to aggregate Internet traffic from multiple local calling areas into a single modem pool via local telephone numbers. This creates, in effect, a "super-POP," enabling MindSpring to offer local dial-up access out of a single POP to areas that would otherwise require co-location sites in each local dial-up area -- that is, multiple POPs -- to accomplish the same task. As part of our strategy, we intend to open additional super-POPs where demand and other economic factors warrant.

     Atlanta Network Hub. MindSpring's Atlanta Network Data Center is connected to Internet backbone providers such as GTE Internetworking via large leased telecommunications lines called DS-3s. MindSpring's Atlanta Network Data Center is supported by dual SONET rings provided by BellSouth Corporation and MediaOne. The Data Center has a back-up generator for emergency use in the event of a prolonged loss of electric power. In addition to dial-up subscribers, most of MindSpring's Web hosting and Web-server co-location customers are served from this location.

     Network Operations Center. MindSpring maintains a Network Operations Center at our Atlanta headquarters through which our technical staff monitors network traffic, service quality, and security, as well as equipment at individual POPs, to ensure reliable Internet access. The Network Operations Center is staffed 24 hours a day, 7 days a week. We also monitor network operations through our facilities in Seattle, Washington and Dallas, Texas.

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In the future, we may use our other call center facilities to supplement or add redundancy to this network monitoring capability. In addition, we continue to invest in improved network monitoring software and hardware systems.

MINDSPRING SOFTWARE

     An important component of our service offering for dial-up subscribers is the MindSpring starter kit. The starter kit includes the MindSpring installation program, front-end software and documentation, an on-line registration module (retail version only), network software that enables a subscriber to connect to the Internet, and application programs. See "-- Subscriber Applications." Our subscribers acquired from Spry and NETCOM connect to the Internet using software that we acquired in those acquisitions. Those subscribers may switch to MindSpring software at their option at any time.

     Our objectives in developing and providing the MindSpring starter kit are to:

          Simplify Installation. MindSpring's software package automatically configures all the individual Internet access programs after one-time entry by the user of a few required fields of information (name, user name, password, etc.).

          Provide a Convenient and Intuitive Starting Place for
     Subscribers. MindSpring's front-end software allows subscribers to connect and disconnect, see any current messages from MindSpring, check their monthly usage, see if they have any e-mail, and launch any of their Internet application programs, all from one screen. "Help" files and the accompanying documentation contain information on troubleshooting and things to do on the Internet. Links to the most popular content sites are also provided.

          Enhance Efficiency of MindSpring's Support Services. High-quality software with which our technical support representatives are familiar makes it easier for MindSpring to provide fast and efficient customer service and technical support. Software that is reliable and easy to install and use also tends to reduce subscriber need for extensive customer service and technical support services.


          Provide State-of-the-Art Applications. MindSpring uses existing applications developed by third parties in its software package. We believe that this approach will enable us to include state-of-the-art software in our package and to keep pace with technology developments by replacing applications with newer or better programs as they become available without diverting resources by attempting to develop new applications programs.


SUBSCRIBER APPLICATIONS

     MindSpring subscribers use their accounts for, among other things, communicating, retrieving information, and publishing information on the Internet. In our surveys of our subscribers, a substantial number of MindSpring's individual subscribers report that they use their MindSpring accounts for personal as well as business purposes. The subscriber's MindSpring connection is a direct PPP connection, enabling subscribers to use any standard Internet-capable software that will run on their computers. A complete set of the most popular Internet applications are part of the MindSpring starter kit software package, including:

     Electronic Mail. E-mail allows subscribers to exchange electronic messages with anyone else who has an Internet e-mail address. These messages are usually text only but can also include other kinds of computer files (such as images, computer programs, or

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word processing documents), which are sent as attachments. MindSpring's software package includes the Eudora Light(R) e-mail application.

     The World Wide Web. The World Wide Web allows a multimedia presentation of material (i.e., text, graphic, sound, and video). Users can move from one World Wide Web site to another by clicking on hypertext links and can interact with the World Wide Web information providers through typed input. The software programs that allow users to explore the World Wide Web are known as "browsers." The browser applications currently included in MindSpring's software package are Microsoft's Internet Explorer(R) and Netscape Navigator(R).

     Network News. Network News provides Internet-wide, subject-specific forums on thousands of different subjects, where users can post information and review posted information from other users.

     FTP. File transfer protocol, or FTP, is a standard Internet tool that allows users to send and retrieve computer files. FTP is often used for retrieving software from various archive sites on the Internet.

     Internet Relay Chat. Internet Relay Chat allows users to participate in chat sessions, in which typed comments from all participants appear on the screen, allowing simultaneous multiperson real-time conversations.

     MindSpring has obtained permission and, in certain cases, licenses from each manufacturer of the software that we bundle in MindSpring's front-end software product for Windows and Macintosh subscribers. See "Proprietary Rights."

BILLING AND MANAGEMENT INFORMATION SYSTEMS

     A majority of our individual subscribers pay their MindSpring fees automatically by credit card each month. MindSpring generally sends monthly invoices to commercial accounts with multiple users. Billing calculations and payment transactions are managed on our automated billing system. We expect to continue to modify and upgrade our billing system as needed in order to maintain our ability to bill and collect amounts due and to be responsive to changes in the market.

PROPRIETARY RIGHTS

     General. Although we believe that our success is more a function of our technical expertise and customer service than our proprietary rights, MindSpring's success and ability to compete depends in part upon our technology. We rely on a combination of copyright, trademark and trade secret laws, and contractual restrictions to establish and protect our technology. It is our policy to require employees and consultants and, when possible, suppliers to execute confidentiality agreements upon the commencement of their relationships with MindSpring. These agreements provide that confidential information developed or made known during the course of a relationship with MindSpring must be kept confidential and not disclosed to third parties except in specific circumstances. We cannot provide any assurances that the steps we have taken will be adequate to prevent misappropriation of our technology or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technology.

     Licenses. We have obtained authorization to use the products of each manufacturer of software that we bundle in MindSpring's front-end software product for Windows and

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Macintosh subscribers. The particular applications included in the MindSpring starter-kit have, in some cases, been licensed. MindSpring currently intends to maintain or negotiate renewals of, as the case may be, all existing software licenses and authorizations as necessary. MindSpring may also want or need to license other applications in the future. License fees charged to MindSpring upon enrollment of additional subscribers are included in the cost of subscriber start-up fees. Other applications included in the MindSpring starter kit are shareware that MindSpring has obtained permission to distribute or that are from the public domain and are freely distributable. MindSpring developed the front-end software programs in MindSpring's starter kit for Windows 3.1, Windows 95, and Macintosh. We have acquired some software, trademarks and other proprietary technology from Spry and NETCOM which we may continue to use for acquired subscribers. See "Risk Factors."

COMPETITION


     The markets for the provision of Internet access and business services to individuals and small businesses are extremely competitive and highly fragmented. There are no substantial barriers to entry, and we expect that competition will continue to intensify. We may not be able to compete successfully against current or future competitors, many of whom may have financial resources greater than ours. Increased competition could cause us to increase our selling and marketing expenses and related subscriber acquisition costs and could also result in increased subscriber attrition. We may not be able to offset the effects of these increased costs through an increase in the number of our subscribers or higher revenue from enhanced services, and we may not have the resources to continue to compete successfully. These developments could adversely affect our business, financial condition and results of operations.



     Competitive Factors. We believe that the primary competitive factors determining success in the Internet access and business services markets are a reputation for reliability and service, effective customer support, pricing, easy-to-use software, and geographic coverage. Other important factors include the timing of introductions of new products and services and industry and general economic trends. Our current and prospective competitors include many large companies that have substantially greater market presence and financial, technical, marketing, and other resources. In addition, every local market that we have entered or intend to enter is served by multiple local ISPs.


     Our Competitors. We currently compete or expect to compete with the following types of companies:

     - established on-line commercial information service providers, such as AOL;

     - national long-distance carriers, such as AT&T Corp. and MCI WorldCom, Inc.;

     - national commercial ISPs, such as EarthLink Network, Inc.;

     - computer hardware and software and other technology companies, such as IBM Corp. and Microsoft Corporation;

     - numerous regional and local commercial ISPs which vary widely in quality, service offerings, and pricing;

     - national and regional Web hosting companies that focus primarily on providing Web hosting services;

     - cable operators and on-line cable services;

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     - local telephone companies and regional Bell operating companies; and

     - nonprofit or educational ISPs.


     We believe that new competitors, including large computer hardware and software, media, and telecommunications companies, will continue to enter the Internet access and business services markets. As consumer awareness of the Internet grows, existing competitors are likely to further increase their emphasis on their Internet access and business services, resulting in even greater competition for us. In addition, telecommunications companies may be able to offer customers reduced communications costs in connection with these services, reducing the overall cost of their Internet access and business services solutions and significantly increasing pricing pressures on us. The ability of our competitors to acquire other ISPs, to enter into strategic alliances or joint ventures or to bundle other services and products with Internet access or business services could also put us at a significant competitive disadvantage.



     Broadband Technologies. We also face competition from companies that provide broadband connections to consumers' homes, including local and long-distance telephone companies, cable television companies, electric utility companies, and wireless communications companies. These companies may include Internet access or business services such as Web hosting using broadband technologies in their basic bundle of services or may offer Internet access or business services for a nominal additional charge. Broadband technologies enable consumers to transmit and receive print, video, voice and data in digital form at significantly faster access speeds than existing dial-up modems.


     The companies that own these broadband networks could prevent us from delivering Internet access through the wire and cable connections that they own. Cable television companies are not currently required to allow ISPs to access their broadband facilities and the availability and terms of ISP access to broadband local telephone company networks are under regulatory review. Our ability to compete with telephone and cable television companies that are able to support broadband transmission, and to provide better Internet services and products, may depend on future regulation to guarantee open access to the broadband networks. However, in January 1999, the Federal Communications Commission, or FCC, declined to take any action to mandate or otherwise regulate access by ISPs to broadband cable facilities at this time. It is unclear whether and to what extent local and state regulatory agencies will take any initiatives to implement this type of regulation, and whether they will be successful in establishing their authority to do so. Similarly, the FCC is considering proposals that could limit the right of ISPs to connect with their customers over broadband local telephone lines. In addition to competing directly in the ISP market, both cable and telephone plant operators are also aligning themselves with certain ISPs who would receive preferential or exclusive use of broadband local connections to end users. If high-speed, broadband facilities increasingly become the preferred mode by which customers access the Internet and we are unable to gain access to these facilities on reasonable terms, our business, financial condition and results of operations could be materially adversely affected.

     No International Operations. We do not currently compete internationally, except that we have a small number of Canadian subscribers obtained in the Spry acquisition. If the ability to provide Internet access internationally becomes a competitive advantage in the Internet access industry, we may be at a competitive disadvantage relative to our competitors.

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GOVERNMENT REGULATION

     As an Internet service provider, we are not currently directly regulated by the FCC or any other agency, other than regulations applicable to businesses generally. In a report to Congress adopted on April 10, 1998, the FCC reaffirmed that Internet service providers should be classified as unregulated "information service providers" rather than regulated "telecommunications providers" under the terms of the Telecommunications Act of 1996.

     This finding is important because it means that regulations that apply to telephone companies and similar carriers do not apply to us. We also are not required to contribute a percentage of our gross revenues to support "universal service" subsidies for local telephone services and other public policy objectives, such as enhanced communications systems for schools, libraries, and some health care providers. The FCC action is also likely to discourage states from regulating Internet service providers as telecommunications carriers or imposing similar subsidy obligations.

     Nevertheless, Internet-related regulatory policies are continuing to develop, and it is possible that we could be exposed to regulation in the future. For example, in the same report to Congress, the FCC stated its intention to consider whether to regulate voice and fax telephony services provided over the Internet as "telecommunications" even though Internet access itself would not be regulated. We cannot predict whether in the future the FCC will modify its current policies against regulation of ISPs.

     MindSpring also could be affected by any change in the ability of customers to reach our network through a dial-up telephone call without any additional charges. This practice has allowed ISPs to offer flat-rate, non-usage-sensitive pricing, and has been an important reason for the growth in Internet use. Recently the FCC ruled that connections linking end users to their ISPs are jurisdictionally interstate rather than local, but the FCC did not subject such calling to the access charges that apply to traditional telecommunications companies. Local telephone companies assess access charges to long distance companies for the use of the local telephone network to originate and terminate long distance calls, generally on a per-minute basis. MindSpring could be adversely affected by any regulatory change that would result in application of access charges to Internet service because this would substantially increase the cost of using the Internet. However, the FCC Chairman has stated that he opposes Internet-related access charges, and we believe that this development is unlikely, with one possible exception that is not currently relevant to our business. Specifically, there is substantial debate as to whether carrier access charges, or the universal support obligations discussed above, should apply to Internet-based telephone services that substitute for conventional telephony. We have no current plans to install gateway equipment and offer telephony, and so we do not believe we would be directly affected by these developments were they to occur.

     The law relating to the liability of Internet service providers and on-line services companies for information carried on, stored on, or disseminated through their network is unsettled, even with the recent enactment of the Digital Millennium Copyright Act. While no one has ever filed a claim against us relating to information carried on, stored on, or disseminated through our network, someone may file a claim of that type in the future and may be successful in imposing liability on us. If that happens, we may have to spend significant amounts of money to defend ourselves against these claims and, if we are not successful in our defense, the amount of damages that we will have to pay may be significant. Any costs that we incur as a result of defending these claims or the amount of liability that we may suffer if our defense is not successful could materially adversely affect our business, financial condition and results of operations.

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     If, as the law in this area develops, we become liable for information carried on, stored on, or disseminated through our network, we may decide to take actions to reduce our exposure to this type of liability. This may require us to spend significant amounts of money for new equipment and may also require us to discontinue offering some of our products or services.

     Due to the increasing popularity and use of the Internet, it is possible that additional laws and regulations may be adopted with respect to the Internet, covering issues such as content, privacy, access to some types of content by minors, pricing, bulk e-mail or "spam," encryption standards, consumer protection, electronic commerce, taxation, copyright infringement, and other intellectual property issues. We cannot predict the impact, if any, that any future regulatory changes or developments may have on our business, financial condition, and results of operations. Changes in the regulatory environment relating to the Internet access industry, including regulatory changes that directly or indirectly affect telecommunication costs or increase the likelihood or scope of competition from regional telephone companies or others, could have a material adverse effect on our business, financial condition and results of operations.

EMPLOYEES

     As of February 28, 1999, MindSpring had approximately 1,600 employees, of which approximately 300 were added in connection with the NETCOM acquisition. None of MindSpring's current employees is represented by a labor organization, and we consider our relations with our employees to be good.

PROPERTIES

     Our corporate headquarters are located in Atlanta, Georgia. The leases for this space expire on March 31, 2001 and July 14, 2002. We also lease additional office space in the vicinity of our Atlanta headquarters in order to meet MindSpring's existing and anticipated space requirements. The lease for this additional office space expires on March 31, 2002. We believe that these facilities will provide sufficient capacity for MindSpring's operations for the foreseeable future. Equipment for POPs other than the Atlanta POP site is generally co-located with and in space leased from other companies operating in the area of the particular POP.

     We also maintain call center and/or network operations facilities in the following locations:

     - Harrisburg, Pennsylvania -- The lease for this facility expires on December 15, 1999. We have the option to extend this lease for one additional year.

     - Phoenix, Arizona -- The lease for this facility expires on October 31, 2004. We have the option to extend this lease for two successive five-year terms.

     - Seattle, Washington -- The lease for this facility expires on February 29, 2000. We have the option to extend this lease for one additional year.

     - Bellevue, Washington -- The lease for this facility expires on December 31, 2000. We have the option to extend this lease for one five-year term.

     - Dallas, Texas -- The lease for this facility expires on April 30, 2003. We have the option to extend this lease for two successive three-year terms.

     - San Jose, California -- The lease for this facility expires on October 31, 1999. We have the option to extend this lease for two successive three-year terms.

LEGAL PROCEEDINGS

     We are not currently involved in any pending legal proceedings that are likely to have a material impact on MindSpring.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     Directors of MindSpring are elected at the annual meeting of stockholders. Officers of MindSpring are appointed at the first meeting of the board of directors after each annual meeting of stockholders. Directors and executive officers of MindSpring are elected to serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified. The ages of the persons set forth below are as of March 1, 1999.

                                                                                  TERM AS
                                                                                  DIRECTOR
                NAME                  AGE       POSITION(S) WITH MINDSPRING       EXPIRES
                ----                  ---   ------------------------------------  --------
Charles M. Brewer...................  40    Chairman, Chief Executive Officer       2001
                                            and Director
Michael S. McQuary..................  39    President, Chief Operating Officer      2000
                                            and Director
Juliet M. Reising(1)................  48    Executive Vice President, Chief           --
                                            Financial Officer and Treasurer
Samuel R. DeSimone, Jr..............  39    Executive Vice President, General         --
                                            Counsel and Secretary
Lance Weatherby.....................  39    Executive Vice President of Sales         --
                                            and Marketing
Gregory J. Stromberg................  46    Executive Vice President                  --
O. Gene Gabbard(2)(3)...............  58    Director                                1999
Campbell B. Lanier, III(2)(3).......  48    Director                                2001
William H. Scott, III(2)(3).........  51    Director                                2000

---------------
(1) Ms. Reising became an executive officer on February 19, 1999.

(2) Member of the Audit Committee.

(3) Member of the Compensation Committee.

     Charles M. Brewer founded MindSpring and has served as Chief Executive Officer and Director of MindSpring since its inception in February 1994 and as Chairman since March 1996. He also served as the President of MindSpring from its inception until March 1996 and as the Secretary and Treasurer of MindSpring from its inception until January 1995. From May 1993 to January 1994, Mr. Brewer developed the concept for MindSpring and evaluated its prospects. Prior to starting MindSpring, he served as Chief Executive Officer of AudioFax, Inc., a software company providing fax server software, from May 1992 to April 1993 and was the Chief Financial Officer of AudioFax from May 1989 to April 1992. Mr. Brewer received a BA in Economics from, and was a Phi Beta Kappa graduate of, Amherst College and received a MBA from Stanford University.

     Michael S. McQuary has been the President of MindSpring since March 1996, the Chief Operating Officer of MindSpring since September 1995, and a Director of MindSpring since December 1995. He also served as MindSpring's Executive Vice President from October 1995 to March 1996 and MindSpring's Executive Vice President of Sales and Marketing from July 1995 to September 1995. Prior to joining MindSpring, Mr. McQuary served in a variety of management positions with Mobil Chemical Co., a petrochemical company, from August 1984 to June 1995, including Regional Sales Manager from

April 1991 to February 1994 and Manager of Operations (Reengineering) from February 1994 to June 1995. Mr. McQuary received a BA in Psychology from the University of Virginia and a MBA from Pepperdine University.

     Juliet M. Reising has served as Executive Vice President, Chief Financial Officer and Treasurer of MindSpring since February 1999. From September 1998 to February 1999, Ms. Reising served as Chief Financial Officer with AvData Systems, Inc. ("AvData"), a provider of network management services. From September 1997 to January 1998, Ms. Reising served as Vice President and Chief Financial Officer of Composit Communications International, a start-up call center software developer. From August 1995 to August 1997, she served as Vice President and Chief Financial Officer of InterServ Services Corp., a marketing services provider. From September 1994 to August 1995, she served as Senior Vice President and Chief Financial Officer of Media Marketing Services, a promotional travel incentive company. From July 1993 to September 1994, she was a financial consultant and from June 1992 to June 1993, she served as Executive Vice President and Chief Financial Officer of Coin, Inc., a computer systems developer. Ms. Reising started her career as a CPA with Ernst & Young and received a BBA in Accounting from the University of Georgia.

     Samuel R. DeSimone, Jr. has served as the Executive Vice President, General Counsel and Secretary of MindSpring since November 1998. From September 1995 to August 1998, Mr. DeSimone served as Vice President of Corporate Development with Merix Corporation of Forest Grove, Oregon, a printed circuit board manufacturer. From June 1990 to August 1995, he was an associate attorney and partner with Lane Powell Spears Lubersky of Portland, Oregon. Mr. DeSimone received a BA from, and was a Phi Beta Kappa graduate of, Amherst College and received a JD from New York University School of Law.

     Lance Weatherby has served as MindSpring's Executive Vice President of Sales and Marketing since April 1998. Mr. Weatherby served as MindSpring's Vice President of Business Development from September 1996 to April 1998, MindSpring's Acting Vice President of Business Development from August 1996 to September 1996, and a Market Development Manager from September 1995 to August 1996. Mr. Weatherby held a variety of sales, sales management and marketing positions with Mobil from October 1990 to September 1995, including District Sales Manager from December 1992 to September 1995. Mr. Weatherby received a BBA in Marketing from Eastern Kentucky University and an MBA from Indiana University.

     Gregory J. Stromberg has served as MindSpring's Executive Vice President and has managed the Netcom customer integration into MindSpring since January 1999. Mr. Stromberg served as MindSpring's Executive Vice President of Technology from August 1998 until January 1999, Executive Vice President of Call Centers from March 1998 until August 1998, Vice President of Call Centers from June 1996 to March 1998, and Vice President of Technical Support from October 1995 until June 1996. From June 1993 to September 1994, Mr. Stromberg worked as a Regional Manager for Digital Financial Services, a subsidiary of GE Capital. Mr. Stromberg worked in various sales, product management, operations and management positions with Digital Equipment Corporation from June 1983 to June 1993. Mr. Stromberg received a BS in Business Management and an MBA from the University of Utah.

     O. Gene Gabbard has been a Director of MindSpring since December 1995. He has worked independently as an entrepreneur and consultant since February 1993. Mr. Gabbard currently serves as a director of ITC Holding and several of its subsidiaries, as well as

ITC(+)DeltaCom, Inc. ("ITC(+)DeltaCom"), a carriers' carrier and retail telecommunications company, and Powertel, Inc. ("Powertel"), a wireless telecommunications company formerly known as InterCel, Inc., and as a director and Chairman of ClearSource, Inc., a provider of broadband telecommunications services. From August 1990 through January 1993, he served as Executive Vice President and Chief Financial Officer of MCI Communications Corporation ("MCI"), a telecommunications company. Mr. Gabbard has served as a Managing Director of South Atlantic Private Equity Fund IV, Limited Partnership since 1997.

     Campbell B. Lanier, III has served as a Director of MindSpring since November 1994. Mr. Lanier has served as Chairman of the Board and Chief Executive Officer of ITC Holding (or its predecessors) since its inception in 1985. In addition, Mr. Lanier is an officer and director of several ITC Holding subsidiaries. He is also the Chairman of ITC(+)DeltaCom and is a director of ITC(+)DeltaCom, KNOLOGY Holdings, Inc. ("KNOLOGY"), a broadband telecommunications services company formerly known as CyberNet Holding, Inc., Vista Eyecare, Inc., a full service optical retailer, K&G Men's Centers, a discount retailer of men's clothing, Innotrac Corporation ("Innotrac"), which provides customized, technology-based marketing support services, and is Vice Chairman of the Board of AvData and Chairman of the Board of Powertel. Mr. Lanier has served as a Managing Director of South Atlantic Private Equity Fund IV, Limited Partnership since 1997.


     William H. Scott, III has been a Director of MindSpring since November 1994. Mr. Scott has served as President of ITC Holding (or its predecessors) since December 1991 and has been a director of ITC Holding (or its predecessors) since May 1989. He is also an officer and director of several ITC Holding subsidiaries. Mr. Scott is a director of ITC(+)DeltaCom, KNOLOGY, Powertel, Innotrac and AvData.


BOARD OF DIRECTORS

     Our Certificate of Incorporation provides for a classified board of directors consisting of three classes of directors with each class required to be as nearly equal in number as possible. The number of directors is determined from time to time by the board of directors and is currently fixed at six. A single class of directors is elected each year at MindSpring's annual meeting of stockholders. Subject to transition provisions, each director elected at each such meeting will serve for a term ending on the date of the third annual meeting of stockholders after his election and until his successor has been elected and qualified. Mr. Gabbard is serving for a term expiring in 1999, Messrs. McQuary and Scott are serving for terms expiring in 2000 and Messrs. Brewer and Lanier are serving for terms expiring in 2001. Effective February 19, 1999, Michael G. Misikoff resigned his position as director. Mr. Misikoff's term was to have expired in 1999. Officers of MindSpring are appointed annually by the board of directors and serve at its discretion.

     The board of directors currently has two committees, the audit committee and the compensation committee. The audit committee, among other things, recommends the firm to be appointed as independent accountants to audit MindSpring's financial statements, discusses the scope and results of the audit with the independent accountants, reviews with management and the independent accountants MindSpring's interim and year-end operating results, considers the adequacy of the internal accounting controls and audit procedures of MindSpring and reviews the non-audit services to be performed by the independent accountants. The current members of the audit committee are Messrs. Gabbard, Lanier, and Scott.

     The compensation committee reviews and recommends the compensation arrangements for management of MindSpring and administers MindSpring's 1995 Stock Option Plan, as amended. The members of the compensation committee for the year ended December 31, 1998 were Messrs. Gabbard, Lanier, and Scott.

DIRECTOR COMPENSATION

     Since MindSpring's inception, members of the board of directors have not received any compensation for their service on the board of directors except pursuant to MindSpring's Directors Stock Option Plan (the "Directors Plan"). Under the Directors Plan, 210,000 shares of Common Stock are authorized for issuance to non-employee directors (in the form of grants of 30,000 options per director) upon their initial election or appointment to the board, or, in the case of Messrs. Lanier, Scott and Gabbard, who joined the board prior to the creation of the Directors Plan, upon the adoption of the Directors Plan by the board. Options are exercisable at the fair market value of the common stock (as determined by the board) on the date of grant. The Directors Plan was amended in 1998 to provide for discretionary option grants. Upon adoption of this amendment, each of Messrs. Lanier, Scott and Gabbard received a grant of 15,000 options.

                              DESCRIPTION OF NOTES

     THE NOTES WILL BE ISSUED UNDER AN INDENTURE DATED AS OF           , 1999,
BETWEEN MINDSPRING AND UNITED STATES TRUST COMPANY OF NEW YORK, AS TRUSTEE, A COPY OF WHICH IS FILED AS AN EXHIBIT TO THE REGISTRATION STATEMENT, AND A FIRST
SUPPLEMENTAL INDENTURE DATED AS OF           , 1999 (COLLECTIVELY REFERRED TO
HEREIN AS THE "NOTES INDENTURE" OR THE "INDENTURE") BETWEEN MINDSPRING AND THE TRUSTEE. WHEREVER PARTICULAR DEFINED TERMS OF THE NOTES INDENTURE (INCLUDING THE NOTES) ARE REFERRED TO, SUCH DEFINED TERMS ARE INCORPORATED HEREIN BY REFERENCE (THE NOTES ARE REFERRED TO IN THE NOTES INDENTURE AS "SECURITIES"). THE FOLLOWING SUMMARIES OF CERTAIN PROVISIONS OF THE NOTES INDENTURE DO NOT PURPORT TO BE COMPLETE AND ARE SUBJECT TO, AND ARE QUALIFIED IN THEIR ENTIRETY BY REFERENCE TO, THE DETAILED PROVISIONS OF THE NOTES AND THE NOTES INDENTURE, INCLUDING THE DEFINITIONS THEREIN OF CERTAIN TERMS.

GENERAL


     The notes will be unsecured, direct, general, subordinated obligations of MindSpring, will be limited to $155,000,000 aggregate principal amount, plus up to an additional $23,250,000 aggregate principal amount to cover
over-allotments, if any, and will mature on           1, 2006. Payment in full
of the principal amount of the notes will be due on           1, 2006 at a price
of 100% of the principal amount thereof.


     The notes will bear interest at the rate per annum shown on the front cover
of this prospectus supplement from           , 1999 or from the most recent
Interest Payment Date to which interest has been paid or provided for, payable
semi-annually on           1 and           1 of each year, commencing
1, 1999 until the principal thereof is paid or made available for payment, to the person in whose name the note is registered at the close of business on the
preceding           15 or           15, as the case may be.

     The notes will be convertible into shares of common stock initially at the conversion rate stated on the front cover of this prospectus supplement, subject to adjustment upon the occurrence of certain events described under "-- Conversion Rights," at any time following the initial issue date of the notes and before the close of business on the Business Day immediately preceding
          1, 2006, unless previously redeemed or repurchased.

     The notes are redeemable at the option of MindSpring, at any time on or
after           1, 2002, in whole or in part, at the redemption prices set forth below under " -- Optional Redemption by MindSpring," plus accrued and unpaid interest to the redemption date. Under certain circumstances, the notes are
subject to provisional redemption before           1, 2002, in whole or in part,
as specified below under "-- Provisional Redemption by MindSpring." The notes also are subject to repurchase by MindSpring at the option of the holders, as described below under "-- Repurchase at Option of Holders Upon a Change of Control."

     The principal of, premium, if any, and interest on the notes will be payable, and the notes may be surrendered for registration of transfer, exchange and conversion, at the office or agency of the trustee in the Borough of Manhattan, The City of New York. In addition, payment of interest may, at the option of MindSpring, be made by check mailed to the address of the person entitled thereto as it appears in the Security Register. See "-- Payment and Conversion." Payments, transfers, exchanges and conversions relating to beneficial interests in notes issued in book-entry form will be subject to the procedures applicable to global notes described below.

     MindSpring initially will appoint the trustee at its Corporate Trust Office as paying agent, transfer agent, registrar and conversion agent for the notes. In such capacities, the trustee will be responsible for, among other things, (1) maintaining a record of the aggregate holdings of notes represented by the global note, as defined below, and accepting notes for exchange and registration of transfer, (2) ensuring that payments of principal, premium, if any, and interest received by the trustee from MindSpring in respect of the notes are duly paid to DTC or its nominees, (3) transmitting to MindSpring any notices from holders of the notes, (4) accepting conversion notices and related documents and transmitting the relevant items to MindSpring and (5) delivering certificates for common stock issued upon conversion of the notes.

     MindSpring will cause each transfer agent to act as a registrar and will cause to be kept at the office of such transfer agent a register in which, subject to such reasonable regulations as it may prescribe, MindSpring will provide for registration of transfers of the notes. MindSpring may vary or terminate the appointment of any paying agent, transfer agent or conversion agent, or appoint additional or other such agents or approve any change in the office through which any such agent acts, provided that there shall at all times be maintained by MindSpring, a paying agent, a transfer agent and a conversion agent in the Borough of Manhattan, The City of New York. MindSpring will cause notice of any resignation, termination or appointment of the trustee or any paying agent, transfer agent or conversion agent, and of any change in the office through which any such agent will act, to be provided to holders of the notes.

     No service charge will be made for any registration of transfer or exchange of notes, but MindSpring may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

FORM, DENOMINATION, TRANSFER, EXCHANGE AND BOOK-ENTRY PROCEDURES

     Notes will be issued only in fully registered form, without interest coupons, in minimum denominations of $1,000 and integral multiples in excess thereof. Notes sold in the offering will be issued only against payment therefor in immediately available funds.

     The notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the "global notes" or "global note"). The global notes will be deposited upon issuance with the trustee as custodian for DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

     Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants, which may change from time to time.

     Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below under "-- Exchanges of Book-Entry Notes for Certificated Notes."

EXCHANGES OF BOOK-ENTRY NOTES FOR CERTIFICATED NOTES.

     A beneficial interest in a global note may not be exchanged for a note in certificated form unless (1) DTC (x) notifies MindSpring that it is unwilling or unable to continue as Depositary for the global note or (y) has ceased to be a clearing agency registered under the Exchange Act and in either case MindSpring thereupon fails to appoint a successor Depositary within 90 days, (2) MindSpring, at its option, notifies the trustee in writing that it elects to cause the issuance of the notes in certificated form or (3) there shall have occurred and be continuing an Event of Default or any event which after notice or lapse of time or both would be an Event of Default with respect to the notes. In all cases, certificated notes delivered in exchange for any global note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary, in accordance with its customary procedures.

     CERTAIN BOOK-ENTRY PROCEDURES FOR GLOBAL NOTES. THE DESCRIPTIONS OF THE OPERATIONS AND PROCEDURES OF DTC THAT FOLLOW ARE PROVIDED SOLELY AS A MATTER OF CONVENIENCE. THESE OPERATIONS AND PROCEDURES ARE SOLELY WITHIN THE CONTROL OF DTC AND ARE SUBJECT TO CHANGES BY THEM FROM TIME TO TIME. MINDSPRING TAKES NO RESPONSIBILITY FOR THESE OPERATIONS AND PROCEDURES AND URGES INVESTORS TO CONTACT DTC OR ITS PARTICIPANTS DIRECTLY TO DISCUSS THESE MATTERS.

     DTC has advised MindSpring as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants ("participants") and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Certain of such participants, or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     DTC has advised MindSpring that its current practice, upon the issuance of a global note, is to credit, on its internal system, the respective principal amount of the individual beneficial interests represented by such global note to the accounts with DTC of the participants through which such interests are to be held. Ownership of beneficial interests in the global note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominees, with respect to interests of participants, and the records of participants and indirect participants, with respect to interests of persons other than participants.

     AS LONG AS DTC, OR ITS NOMINEE, IS THE REGISTERED HOLDER OF A GLOBAL NOTE, DTC OR SUCH NOMINEE, AS THE CASE MAY BE, WILL BE CONSIDERED THE SOLE OWNER AND HOLDER OF THE NOTES REPRESENTED BY SUCH GLOBAL NOTE FOR ALL PURPOSES UNDER THE INDENTURE AND THE NOTES. Except in the limited circumstances described above under "-- Exchanges of Book-Entry Notes for Certificated Notes," owners of beneficial interests in a global note will not be entitled to have any portions of such global note registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders of the global note, or any notes represented thereby, under the notes indenture or the notes. Accordingly, each person owning a beneficial interest in the global note must rely on the procedures of DTC and, if such person is not a participant, those of the participant through which such person owns its interest, in order to exercise any rights of a holder under the indenture or such note.

     Investors may hold their interests in the global note directly through DTC, if they are participants in such system, or indirectly through organizations that are participants in such system. All interests in a global note will be subject to the procedures and requirements of DTC.

     The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a global note to such persons may be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a global note to pledge such interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

     Cash payment of the principal of, interest on, or the redemption or repurchase of the global note will be made to DTC or its nominee, as the case may be, as the registered owner of the global note by wire transfer of immediately available funds on each relevant payment date. Neither MindSpring, the trustee nor any of their respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global note including any delay by DTC or any participant or indirect participant in identifying the beneficial ownership interests, and MindSpring and the trustee may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes.

     MindSpring expects that DTC or its nominee, upon receipt of any cash payment of principal, interest or the redemption or repurchase price in respect of a global note representing any notes held by it or its nominee, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such global note for such notes as shown on the records of DTC or its nominee (adjusted as necessary so that such payments are made with respect of whole notes only), unless DTC has reason to believe that it will not receive payment on such payment date. MindSpring also expects that payments by participants to owners of beneficial interests in such global note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in "street name." Such payments will be the responsibility of such participants.

     Redemption notices will be sent to DTC or its nominee. If less than all notes are being redeemed, DTC's practice is to determine by lot the amount of the holdings of each participant in such issue to be redeemed.

     Neither DTC or its nominee will consent or vote with respect to the notes. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns DTC's, or its nominee's, consenting or voting rights to those participants to whose accounts the notes are credited on the record date identified in a listing attached to the omnibus proxy.

     Interests in the global notes will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

     DTC has advised MindSpring that it will take any action permitted to be taken by a holder of notes, including the presentation of notes for exchange as described below and the conversion of notes, only at the direction of one or more participants to whose account with DTC interests in the global notes are credited and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default, as defined below, under the notes, DTC reserves the right to exchange the global notes for notes in certificated form, and to distribute such notes to its participants.

     Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the global note among participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time.

     None of MindSpring, the trustee nor any of their respective agents will have any responsibility for the performance by DTC, its participants or indirect participants of their respective obligations under the rules and procedures governing its operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in global notes.

PAYMENT AND CONVERSION


     The principal of the notes will be payable in U.S. dollars, against surrender thereof at the Corporate Trust Office of the trustee in the Borough of Manhattan, The City of New York, in U.S. currency by dollar check or by transfer to a dollar account maintained by the holder with a bank in New York City. Payment of interest on a note may be made by dollar check mailed to the address of the person entitled thereto as such address shall appear in the Security Register, or, upon written application by the holder to the Security Registrar setting forth instructions not later than the relevant Record Date, by transfer to a dollar account maintained by the holder with a bank in the United States. Transfers to dollar accounts will be made only to holders of an aggregate principal amount of notes in excess of $2,000,000.


     Payments in respect of the principal of, and premium, if any, and interest on any global note registered in the name of DTC or its nominee will be payable by the trustee to DTC or its nominee in its capacity as the registered holder under the notes indenture. Under the terms of the notes indenture, MindSpring and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither MindSpring, the trustee nor any agent of MindSpring or the trustee has or will have any responsibility or liability for:

          (1) any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global notes, or

          (2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

     Any payment on a note due on any day that is not a Business Day need not be made on such day, but may be made on the next succeeding Business Day with the same force and effect as if made on such due date, and no interest shall accrue on such payment for the period from and after such date. "Business Day," when used with respect to any place of payment, place of conversion or any other place, as the case may be, means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in such place of payment, place of conversion or other place, as the case may be, are authorized or obligated by law or executive order to close.

     Notes may be surrendered for conversion at the Corporate Trust Office of the trustee in the Borough of Manhattan, The City of New York. In the case of global notes, conversion will be effected by DTC upon notice from the holder of a beneficial interest in a global note in accordance with its rules and procedures. notes surrendered for conversion must be accompanied by a conversion notice and any payments in respect of interest, as applicable, as described below under "-- Conversion Rights."

     All moneys (1) deposited with the trustee or any paying agent or (2) then held by MindSpring in trust for the payment of principal, premium, if any, or interest on any notes which remain unclaimed at the end of two years after such payment has become due and payable will be repaid to MindSpring, and the holder of such note will thereafter look only to MindSpring for payment thereof.

CONVERSION RIGHTS

     The holder of any note will have the right, at the holder's option, to convert any portion of the principal amount of a note that is an integral multiple of $1,000 into shares of common stock at any time following the original issue date of the notes and prior to the close of business on the Business Day immediately preceding the maturity date, unless previously redeemed or repurchased, at a conversion rate equal to the number of shares per $1,000 principal amount of notes shown on the front cover of this prospectus supplement (the "Conversion Rate"), subject to adjustment in certain events as described below. The right to convert a note called for redemption or delivered for repurchase will terminate at the close of business on the Business Day immediately preceding the Redemption Date or Repurchase Date for such note, unless MindSpring defaults in making the payment due upon redemption or repurchase, as the case may be.

     The right of conversion attaching to any note may be exercised by the holder by delivering the note at the Corporate Trust Office of the trustee in the Borough of Manhattan, The City of New York, accompanied by a duly signed and completed notice of conversion, a copy of which may be obtained from the trustee. The conversion date will be the date on which the note and the duly signed and completed notice of conversion are so delivered. As promptly as practicable on or after the conversion date, MindSpring will issue and deliver to the trustee a certificate or certificates for the number of full shares of common stock issuable upon conversion, together with payment in lieu of any fraction of a share; such certificate will be sent by the trustee to the Conversion Agent for delivery to the holder. Such shares of common stock issuable upon conversion of the notes, in accordance with the provisions of the notes indenture, will be fully paid and nonassessable and will also rank pari passu with the other shares of the common stock outstanding from time to time.

     Holders that surrender notes for conversion on a date that is not an Interest Payment Date are not entitled to receive any interest for the period from the next preceding Interest Payment Date to the date of conversion, except as described below. However, holders of notes on a Regular Record Date, including notes surrendered for conversion after the Regular Record Date, will receive the interest payable on such notes on the next succeeding Interest Payment Date. Accordingly, any note surrendered for conversion during the period from the close of business on a Regular Record Date to the opening of business on the next succeeding Interest Payment Date must be accompanied by payment of an amount equal to the interest payable on such Interest Payment Date on the principal amount of notes being surrendered for conversion; provided, however, that no such payment will be required upon the conversion of any note, or portion thereof, that has been called for redemption or that is eligible to be delivered for repurchase if, as a result, the right to convert such note would terminate during the period between such Regular Record Date and the close of business on the next succeeding Interest Payment Date.

     No other payment or adjustment for interest, or for any dividends in respect of common stock, will be made upon conversion. Holders of common stock issued upon conversion will not be entitled to receive any dividends payable to holders of common stock as of any record date before the close of business on the conversion date. No fractional shares will be issued upon conversion but, in lieu thereof, an appropriate amount will be paid in cash by MindSpring based on the market price of the common stock at the close of business on the date of conversion.

     A holder delivering a note for conversion will not be required to pay any taxes or duties in respect of the issue or delivery of common stock on conversion. However, MindSpring shall not be required to pay any tax or duty that may be payable in respect of any transfer involved in the issue or delivery of the common stock in a name other than that of the holder of the note. Certificates representing shares of common stock will not be issued or delivered unless the person requesting such issue has paid to MindSpring the amount of any such tax or duty or has established to the satisfaction of MindSpring that such tax or duty has been paid.

     The Conversion Rate is subject to adjustment in certain events, including without duplication:

          (a) dividends, and other distributions, payable in common stock on shares of capital stock of MindSpring,

          (b) the issuance to all holders of common stock of rights, options or warrants entitling them to subscribe for or purchase common stock at less than the then Current Market Price of such common stock as of the record date for holders entitled to receive such rights, options or warrants, provided, however, that if such rights, options or warrants are only exercisable upon the occurrence of certain triggering events, then the Conversion Rate will not be adjusted until such triggering events occur,

          (c) subdivisions, combinations and reclassifications of common stock,

          (d) distributions to all holders of common stock of evidences of indebtedness of MindSpring, shares of capital stock, cash or assets, including securities, but excluding those dividends, rights, options, warrants and distributions referred to in clauses (a) and (b) above, dividends and distributions paid exclusively in cash and distributions upon mergers or consolidations to which the next succeeding paragraph applies,

          (e) distributions consisting exclusively of cash, excluding any cash portion of distributions referred to in (d) above, or cash distributed upon a merger or consolidation to which the next succeeding paragraph applies, to all holders of common stock in an aggregate amount that, combined together with (1) other such all-cash distributions made within the preceding 12 months in respect of which no adjustment has been made and (2) any cash and the fair market value of other consideration payable in respect of any tender offer by MindSpring or any of its Subsidiaries for common stock concluded within the preceding 12 months in respect of which no adjustment has been made, exceeds 10% of MindSpring's market capitalization, being the product of the Current Market Price per share of the common stock on the record date for such distribution and the number of shares of common stock then outstanding),

          (f) the successful completion of a tender offer made by MindSpring or any of its subsidiaries for common stock which involves an aggregate consideration that, together with (1) any cash and other consideration payable in a tender offer by MindSpring or any of its subsidiaries for common stock expiring within the 12 months preceding the expiration of such tender offer in respect of which no adjustment has been made and (2) the aggregate amount of any such all-cash distributions referred to in (e) above to all holders of common stock within the 12 months preceding the expiration of such tender offer in respect of which no adjustments have been made, exceeds 10% of MindSpring's market capitalization on the expiration of such tender offer, and

          (g) payment in respect of a tender offer or exchange offer by a person other than MindSpring, any Subsidiary of MindSpring, ITC Holding Company, Inc. or any direct or indirect wholly owned subsidiary of ITC Holding Company, Inc. in which, as the closing of the offer, the Board of Directors of MindSpring is not recommending rejection of the offer.

The adjustment referred to in clause (g) above will only be made if the tender offer or exchange offer is for an amount which increases that person's ownership of common stock to more than 25% of the total shares of common stock outstanding, and only if the cash and value of any other consideration included in such payment per share of common stock exceeds the Current Market Price per share of the common stock on the business day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange. The adjustment referred to in clause (g) above will not be made, however, if, as of the closing of the offer, the offering documents with respect to such offer disclose a plan or an intention to cause MindSpring to engage in any transaction described below in "-- Mergers and Sales of Assets by MindSpring." MindSpring reserves the right to make such increases in the Conversion Rate in addition to those required in the foregoing provisions as it considers to be advisable in order that any event treated for United States federal income tax purposes as a dividend of stock or stock rights will not be taxable to the recipients. No adjustment of the Conversion Rate will be required to be made until the cumulative adjustments amount to 1.0% or more of the Conversion Rate. MindSpring shall compute any adjustments to the Conversion Rate pursuant to this paragraph and will give notice to the holders of any such adjustments.

     In case of any consolidation or merger of MindSpring with or into another person or any merger of another person into MindSpring, other than a merger which does not result in any reclassification, conversion, exchange or cancellation of the common stock, or in the case of any sale or transfer of all or substantially all of the assets of MindSpring, each note then outstanding will, without the consent of the holder of any note, become convertible only into the kind and amount of securities, cash and other property receivable upon such consolidation, merger, sale or transfer by a holder of the number of shares of common stock into which such note was convertible immediately prior thereto, assuming such holder of common stock failed to exercise any rights of election and that such note was then convertible.

     MindSpring from time to time may increase the Conversion Rate by any amount for any period of at least 20 days, in which case MindSpring shall give at least 15 days' notice of such increase, if the Board of Directors has made a determination that such increase would be in the best interests of MindSpring, which determination shall be conclusive. No such increase shall be taken into account for purposes of determining whether the closing price of the common stock exceeds the Conversion Price, as defined below, by 105% in connection with an event which otherwise would be a Change of Control.

     If at any time MindSpring makes a distribution of property to its shareholders that would be taxable to such shareholders as a dividend for United States federal income tax purposes, e.g., distributions of evidences of indebtedness or assets of MindSpring, but generally not stock dividends on common stock or rights to subscribe for common stock, and, pursuant to the anti-dilution provisions of the notes indenture, the number of shares into which notes are convertible is increased, such increase may be deemed for United States federal income tax purposes to be the payment of a taxable dividend to holders of notes. See "Certain United States Federal Tax
Considerations -- United States Holders".

SUBORDINATION

     The payment of the principal of, premium, if any, and interest on the notes, including amounts payable on any redemption or repurchase, will be subordinated in right of payment to the extent set forth in the notes indenture to the prior full and final payment of all Senior Debt of MindSpring. "Senior Debt" means the principal of, and premium, if any, and interest, including all interest accruing subsequent to the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding, on, and all fees and other amounts payable in connection with, the following, whether absolute or contingent, secured or unsecured, due or to become due, outstanding on the date of the notes indenture or thereafter created, incurred or assumed:

          (a) indebtedness of MindSpring evidenced by a credit or loan agreement, note, bond, debenture or other written obligation,

          (b) all obligations of MindSpring for money borrowed,

          (c) all obligations of MindSpring evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind,

          (d) obligations of MindSpring (1) as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles and (2) as lessee under other leases for facilities, capital equipment or related assets, whether or not capitalized, entered into or leased for financing purposes,

          (e) all obligations of MindSpring under interest rate and currency swaps, caps, floors, collars, hedge agreements, forward contracts or similar agreements or arrangements,

          (f) all obligations of MindSpring with respect to letters of credit, bankers' acceptances and similar facilities, including reimbursement obligations with respect to the foregoing,

          (g) all obligations of MindSpring issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business,

          (h) all obligations of the type referred to in clauses (a) through (g) above of another person and all dividends of another person, the payment of which, in either case, MindSpring has assumed or guaranteed, or for which MindSpring is responsible or liable, directly or indirectly, jointly or severally, as obligor, guarantor or otherwise, or which is secured by a lien on the property of MindSpring, and

          (i) renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any such indebtedness or obligation described in clauses (a) through
     (h) of this paragraph; provided, however, that Senior Debt shall not include (A) the note or any such indebtedness or obligation if the terms of such indebtedness or obligation, or the terms of the instrument under which, or pursuant to which it is issued expressly provide that such indebtedness or obligation is not superior in right of payment to the notes or (B) any particular indebtedness or obligation that is owed by MindSpring to any of its direct or indirect Subsidiaries.


     No payment on account of principal of or premium, if any, or interest on, or redemption or repurchase of, the notes may be made by MindSpring if (1) a default in the payment of principal, premium, if any, or interest, including a default under any repurchase or redemption obligation, or other amounts with respect to Senior Debt occurs and is continuing beyond the applicable grace period or (2) any other event of default occurs and is continuing with respect to Designated Senior Debt, as defined below, that permits the holders thereof to accelerate the maturity thereof, and the trustee receives a notice of such default (a "Payment Blockage Notice") from a holder of such Designated Senior Debt or other person permitted to give such notice under the notes indenture. Payments on the notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in the case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the Payment Blockage Notice is received, if the maturity of such Designated Senior Debt has not been accelerated. No new payment blockage period may be commenced unless and until (1) 365 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice and (2) all scheduled payments of principal, premium, if any, and interest on the notes that have come due have been paid in full in cash. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee shall be, or be made, the basis for any subsequent Payment Blockage Notice. "Designated Senior Debt" means MindSpring's obligations under (1) the credit facility as now in effect and as described below in "-- Description of Secured Credit Facility," and as the same may from time to time be amended, modified or supplemented, together with all extensions, replacements, refinancings and substitutions thereof, whether in whole or in part, and (2) any particular Senior Debt in which the instrument creating or evidencing the same or the assumption or guarantee thereof, or related agreements or documents to which MindSpring is a party, expressly provides that such indebtedness shall be "Designated Senior Debt" for purposes of the notes indenture, provided that such instrument, agreement or other document may place limitations and conditions on the right of such Senior Debt to exercise the rights of Designated Senior Debt. In addition, upon any acceleration of the principal due on the notes as a result of an Event of Default or payment or distribution of assets of MindSpring to creditors upon any dissolution, winding up, liquidation or reorganization, whether voluntary or involuntary, marshaling of assets, assignment for the benefit of credits, or in bankruptcy, insolvency, receivership or other similar proceedings, of MindSpring, all principal, premium, if any, interest and other amounts due on all Senior Debt must be paid in full before the holders of the notes are entitled to receive any payment. By reason of such subordination, in the event of insolvency, creditors of MindSpring who are holders of Senior Debt may recover more, ratably, than the holders of the notes, and such subordination may result in a reduction or elimination of payments to the holders of the notes. As of February 28, 1999 MindSpring had approximately $84.8 million of Senior Debt outstanding.

     In addition, the notes will be structurally subordinated to all indebtedness and other liabilities, including trade payables and lease obligations, of MindSpring's subsidiaries, as any right of MindSpring to receive any assets of its subsidiaries upon their liquidation or reorganization, and the consequent right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors, except to the extent that MindSpring itself is recognized as a creditor of such subsidiary, in which case the claims of MindSpring would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by MindSpring.

     The notes indenture does not limit the ability of MindSpring or any of its subsidiaries to incur indebtedness, including Senior Debt.

PROVISIONAL REDEMPTION BY MINDSPRING

     The notes may be redeemed by MindSpring, in whole or in part, at any time
prior to           1, 2002, at a redemption price equal to $1,000 per $1,000
note to be redeemed plus accrued and unpaid interest, if any, to the Redemption Date (the "Provisional Redemption Date") if the closing price of the common stock shall have exceeded 150% of the Conversion Price, as defined below, then in effect for at least 20 trading days in any consecutive 30-trading day period ending on the trading day prior to the date of mailing of the notice of provisional redemption (the "Notice Date," which such date shall be no more than 60 nor less than 30 days prior to the Provisional Redemption Date).

     Upon any Provisional Redemption, MindSpring will make an additional payment in cash (the "Make-Whole Payment") with respect to the notes called for
redemption to holders on the Notice Date in an amount equal to $     per $1,000
note, less the amount of any interest actually paid on such note prior to the Notice Date. MINDSPRING WILL BE OBLIGATED TO MAKE THE MAKE-WHOLE PAYMENT ON ALL NOTES CALLED FOR PROVISIONAL REDEMPTION, INCLUDING ANY NOTES CONVERTED AFTER THE NOTICE DATE AND PRIOR TO THE PROVISIONAL REDEMPTION DATE. If the secured credit facility is in effect at the time of any such proposed redemption, MindSpring may be required to obtain the prior consent of the lenders under the secured credit facility or terminate the credit facility to redeem the notes.

OPTIONAL REDEMPTION BY MINDSPRING

     On and after           1, 2002, the notes may be redeemed, in whole or in
part, at the option of MindSpring, at the redemption prices specified below, upon not less than 30 nor more than 60 days' prior notice as provided under
"-- Notices" below. The redemption price, expressed as a percentage of principal
amount, is as follows for the 12-month periods beginning on           1 of the
following years:

                                                             REDEMPTION
                           YEAR                                PRICE
                           ----                              ----------
2002.......................................................        %
2003.......................................................        %
2004.......................................................        %
2005.......................................................        %

and 100% of the principal amount on           1, 2006, in each case together
with accrued interest to the redemption date. If the secured credit facility is in effect at the time of any such proposed redemption, MindSpring may be required to obtain the prior consent of the lenders under the secured credit facility or terminate the credit facility to redeem the notes.

     No sinking fund is provided for the notes.

REPURCHASE AT OPTION OF HOLDERS UPON A CHANGE OF CONTROL

     If a Change of Control, as defined below, occurs, each holder of notes shall have the right, at the holder's option, to require MindSpring to repurchase all of such holder's notes not theretofore called for redemption, or any portion of the principal amount thereof that is equal to $5,000 or an integral multiple of $1,000 in excess thereof, on the date (the "Repurchase Date") that is 45 days after the date of the Company Notice, as defined below, at a price equal to 100% of the principal amount of the notes to be repurchased, together with interest accrued to the Repurchase Date (the "Repurchase Price").

     MindSpring may, at its option, in lieu of paying the Repurchase Price in cash, pay the Repurchase Price in common stock valued at 95% of the average of the closing sales prices of the common stock for the five trading days immediately preceding and including the third day prior to the Repurchase Date; provided that payment may not be made in common stock unless MindSpring satisfies certain conditions with respect thereto prior to the Repurchase Date as provided in the notes indenture.

     Within 30 days after the occurrence of a Change of Control, MindSpring is obligated to give to all holders of the notes notice, as provided in the notes indenture (the "Company Notice"), of the occurrence of such Change of Control and of the repurchase right arising as a result thereof. MindSpring must also deliver a copy of the Company Notice to the trustee. To exercise the repurchase right, a holder of notes must deliver on or before the 30th day after the date of the Company Notice irrevocable written notice to the trustee of the holder's exercise of such right, together with the notes with respect to which the right is being exercised.

     A Change of Control shall be deemed to have occurred at such time after the original issuance of the notes as there shall occur:

          (1) the acquisition by any person, including any syndicate or group deemed to be a "person" under Section 13(d) (3) of the Exchange Act of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of capital stock of MindSpring entitling such person to exercise 50% or more of the total voting power of all shares of capital stock of MindSpring entitled to vote generally in elections of directors, other than any such acquisition by MindSpring, any Subsidiary of MindSpring or any employee benefit plan of MindSpring; or

          (2) any consolidation or merger of MindSpring with or into any other person, any merger of another person into MindSpring, or any conveyance, transfer, sale, lease or other disposition of all or substantially all of the properties and assets of MindSpring to another person, other than (a) any such transaction (x) that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of capital stock of MindSpring and (y) pursuant to which holders of common stock immediately prior to such transaction have the entitlement to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in the election of directors of the continuing or surviving person immediately after such transaction and (b) any merger which is effected solely to change the jurisdiction of incorporation of MindSpring and results in a reclassification, conversion or exchange of outstanding shares of common stock solely into shares of common stock of the surviving entity;

provided, however, that a Change of Control shall not be deemed to have occurred if the closing sales price per share of the common stock for any five trading days within the period of 10 consecutive trading days ending immediately after the later of the Change of Control or the public announcement of the Change of Control, in the case of a Change of Control under clause (1) above, or the period of 10 consecutive trading days ending immediately before the Change of Control, in the case of a Change of Control under clause (2) above, shall equal or exceed 105% of the Conversion Price of the notes in effect on each such trading day. The "Conversion Price" is equal to $1,000 divided by the Conversion Rate. "Beneficial owner" shall be determined in accordance with Rule 13d-3 promulgated by the Commission under the Exchange Act. "Person" includes any syndicate or group which would be deemed to be a "person" under Section 13(d)(3) of the Exchange Act.

     Rule 13e-4 under the Exchange Act requires the dissemination of certain information to security holders in the event of an issuer tender offer and may apply in the event that the repurchase option becomes available to holders of the notes. MindSpring will comply with this rule to the extent applicable at that time.

     MindSpring may, to the extent permitted by applicable law, at any time purchase notes in the open market or by tender at any price or by private agreement. Any note so purchased by MindSpring may, to the extent permitted by applicable law, be reissued or resold or may, at MindSpring's option, be surrendered to the trustee for cancellation. Any notes surrendered as aforesaid may not be reissued or resold and will be canceled promptly.

     The foregoing provisions would not necessarily afford holders of the notes protection in the event of highly leveraged or other transactions involving MindSpring that may adversely affect holders.

     MindSpring's ability to repurchase notes upon the occurrence of a Change in Control is subject to important limitations. A Change in Control would be an event of default under the current terms of the secured credit facility. Moreover, the occurrence of a Change in Control could cause an event of default under, or be prohibited or limited by, the terms of other Senior Debt of MindSpring. As a result, in each case, any repurchase of the notes would, absent a waiver, be prohibited under the subordination provisions of the notes indenture until the Senior Debt is paid in full. Further, we cannot assure you that MindSpring would have the financial resources, or would be able to arrange financing, to pay the Repurchase Price for all the notes that might be delivered by holders of notes seeking to exercise the repurchase right. Moreover, although under the notes indenture MindSpring may elect, subject to satisfaction of certain conditions, to pay the repurchase price for the notes using shares of common stock, the terms of the Credit Facility would also prohibit this form of prepayment of any principal of, or interest on, the notes. MindSpring's ability to repurchase notes with cash may also be limited by the terms of its Subsidiaries' borrowing arrangements due to dividend restrictions. Any failure by MindSpring to repurchase the notes when required following a Change in Control would result in an Event of Default under the notes indenture whether or not such repurchase is permitted by the subordination provisions of the notes indenture. Any such default may, in turn, cause a default under Senior Debt of MindSpring. See "-- Subordination".

MERGERS AND SALES OF ASSETS BY MINDSPRING

     MindSpring may not consolidate with or merge into any other person or convey, transfer, sell or lease its properties and assets substantially as an entirety to any person, and MindSpring shall not permit any person to consolidate with or merge into MindSpring or convey, transfer, sell or lease such person's properties and assets substantially as an entirety to MindSpring, unless (a) the person formed by such consolidation or into or with which MindSpring is merged or the person to which the properties and assets of MindSpring are so conveyed, transferred, sold or leased, is a corporation, limited liability company, partnership or trust organized and existing under the laws of the United States, any State thereof or the District of Columbia and, if other than MindSpring, shall expressly assume the due and punctual payment of the principal of and, premium, if any, and interest on the notes and the performance of the other covenants of MindSpring under the notes indenture; (b) immediately after giving effect to such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion relating to the conditions described in (a) and (b) above is delivered to the trustee.

EVENTS OF DEFAULT

     The following will be Events of Default under the notes indenture:

          (a) failure to pay principal of or premium, if any, on any note when due, whether or not such payment is prohibited by the subordination provisions of the notes indenture,

          (b) failure to pay any interest on any note when due, continuing for 30 days, whether or not such payment is prohibited by the subordination provisions of the notes indenture;

          (c) failure to provide a Company Notice in the event of a Change of Control, whether or not such notice is prohibited by the subordination provisions of the notes indenture;

          (d) failure to perform any other covenant of MindSpring in the notes indenture, continuing for 60 days after written notice to MindSpring by the trustee or the holders of at least 25% in aggregate principal amount of outstanding notes;

          (e) failure to pay when due the principal of, or acceleration of, any indebtedness for money borrowed by MindSpring or any Subsidiary in excess of $25 million if such indebtedness is not discharged, or such acceleration is not annulled, within 30 days after written notice to MindSpring by the trustee or the holders of at least 25% in aggregate principal amount of outstanding notes; and

          (f) certain events of bankruptcy, insolvency or reorganization.

     Subject to the provisions of the notes indenture relating to the duties of the trustee in case an Event of Default shall occur and be continuing, the trustee will be under no obligation to exercise any of its rights or powers under the notes indenture at the request or direction of any of the holders, unless such holders shall have offered to the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee.

     If an Event of Default, other than an Event of Default specified in clause
(f) above, occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding notes may accelerate the maturity of all notes; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding notes may, under certain circumstances as set forth in the notes indenture, rescind and annul such acceleration if all Events of Default, other than the nonpayment of principal of the notes which have become due solely by such declaration of acceleration, have been cured or waived as provided in the notes indenture. If an Event of Default specified in clause (f) occurs and is continuing, then the principal of, and accrued interest on, all of the notes shall automatically become immediately due and payable without any declaration or other act on the part of the holders of the notes or the trustee. For information as to waiver of defaults, see "-- Modification and Waiver" below.

     No holder of any note will have any right to institute any proceeding with respect to the notes indenture or for any remedy thereunder, unless such holder shall have previously given to the trustee written notice of a continuing Event of Default and the holders of at least 25% in aggregate principal amount of the outstanding notes shall have made written request, and offered reasonable indemnity, to the trustee to institute such proceeding as trustee, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a note for the enforcement of payment of the principal of or premium, if any, or interest on such note on or after the respective due dates expressed in such note or of the right to convert such note in accordance with the notes indenture.

     MindSpring will be required to furnish to the trustee annually a statement as to the performance by MindSpring of certain of its obligations under the notes indenture and as to any default in such performance.

MODIFICATION AND WAIVER

     Certain limited modifications of the notes indenture may be made without the necessity of obtaining the consent of the holders of the notes. Other modifications and amendments of the notes indenture may be made, and certain past defaults by MindSpring may be waived, either (1) with the written consent of the holders of not less than a majority in aggregate principal amount of the notes at the time outstanding or (2) by the adoption of a resolution, at a meeting of holders of the notes at which a quorum is present, by the holders of at least 66 2/3% in aggregate principal amount of the notes represented at such meeting. However, no such modification or amendment may, without the consent of the holder of each outstanding note affected thereby

          (a) change the stated maturity of the principal of, or any installment of interest on, any note,

          (b) reduce the principal amount of, or the premium, if any, or interest on, any note,

          (c) reduce the amount payable upon a redemption or mandatory repurchase,

          (d) modify the provisions with respect to the repurchase right of the holders in a manner adverse to the holders,

          (e) change the place or currency of payment of principal of, premium, if any, or interest on, any note (including any payment of the Repurchase Price in respect of such note),

          (f) impair the right to institute suit for the enforcement of any payment on or with respect to any note,

          (g) modify the obligation of MindSpring to maintain an office or agency in New York City,

          (h) except as otherwise permitted or contemplated by provisions concerning consolidation, merger, conveyance, transfer, sale or lease of all or substantially all of the property and assets of MindSpring, adversely affect the right of holders to convert any of the notes or to require MindSpring to repurchase any note other than as provided in the notes indenture,

          (i) modify the subordination provisions in a manner adverse to the holders of the notes,

          (j) reduce the above-stated percentage of outstanding notes necessary to modify or amend the notes indenture,

          (k) reduce the percentage of aggregate principal amount of outstanding notes necessary for waiver of compliance with certain provisions of the notes indenture or for waiver of certain defaults, or

          (l) reduce the percentage in aggregate principal amount of outstanding notes required for the adoption of a resolution or the quorum required at any meeting of holders of notes at which a resolution is adopted. The quorum at any meeting called to adopt a resolution will be persons holding or representing a majority in aggregate principal amount of the notes at the time outstanding and, at any reconvened meeting adjourned for lack of a quorum, 25% of such aggregate principal amount.

     The holders of a majority in aggregate principal amount of the outstanding notes may waive compliance by MindSpring with certain restrictive provisions of the notes indenture by written consent or by the adoption of a resolution at a meeting. The holders of a majority in aggregate principal amount of the outstanding notes also may waive any past default under the notes indenture, except a default in the payment of principal, premium, if any, or interest, by written consent.

     The notes indenture contains provisions for convening meetings of holders of notes.

NOTICES

     Notice to holders of the notes will be given by mail to the addresses of such holders as they appear in the Security Register. Such notices will be deemed to have been given on the date of mailing of the notice.

     Notice of a redemption of notes will be given at least once not less than 30 nor more than 60 days prior to the Redemption Date, which notice shall be irrevocable, and will specify the Redemption Date.

REPLACEMENT OF NOTES

     Notes that become mutilated, destroyed, stolen or lost will be replaced by MindSpring at the expense of the holder upon delivery to the trustee of the mutilated notes or evidence of the loss, theft or destruction thereof satisfactory to MindSpring and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and MindSpring may be required at the expense of the holder of such note before a replacement note will be issued.

PAYMENT OF STAMP AND OTHER TAXES


     MindSpring shall pay all stamp and similar duties, if any, which may be imposed by the United States or the United Kingdom or any political subdivision thereof or taxing authority thereof or therein with respect to the issuance of the notes. MindSpring will not be required to make any payment with respect to any other tax, assessment or governmental charge imposed by any government or any political subdivision thereof or taxing authority thereof or therein.



SATISFACTION AND DISCHARGE



     The provisions in the indenture relating to defeasance, other than those relating to covenant defeasance, will be applicable to the notes.


GOVERNING LAW

     The notes indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

THE TRUSTEE

     The trustee for the holders of notes issued under the notes indenture will be United States Trust Company of New York. In case an Event of Default shall occur, and shall not be cured, the trustee will be required to use the degree of care of a prudent person in the conduct of his own affairs in the exercise of its powers. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the notes indenture at the request of any of the holders of notes, unless they shall have offered to the trustee reasonable security or indemnity.

     The notes indenture and the Trust Indenture Act contain limitations on the rights of the trustee, should the trustee become a creditor of MindSpring, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the trustee will be permitted to engage in other transactions with MindSpring or any affiliate of MindSpring; provided, that if the trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict or resign.

                     DESCRIPTION OF SECURED CREDIT FACILITY

     We have a credit agreement, dated as of February 17, 1999, with First Union National Bank as lender and as administrative agent for the other lenders, which agreement provides for a $100,000,000 secured revolving credit facility. The credit facility will mature on February 17, 2002. The credit facility may be increased at our option to $200,000,000 with the approval of lenders holding at least 51% of the aggregate unpaid principal amount of the notes thereunder or, if no amounts are outstanding, lenders holding at least 51% of the aggregate commitment of the lenders. We are obligated under the credit agreement to deliver to the lenders specific consents and related documents in connection with eleven significant operating contracts by May 19, 1999. If we fail to do so, then on May 20, 1999, (1) our option to increase the commitment to $200,000,000 will terminate, (2) the commitment will be automatically and permanently reduced to $20,000,000 plus an incremental amount based upon the extent of our compliance with the requirement concerning consents and related documents (with the exception that if we do not deliver the consents and related documents for our Atlanta, Georgia leased property, no incremental amount will be added to the $20,000,000 amount); and (3) the applicable margin will be increased between .375% and 1.00% for both Base Rate borrowings and LIBOR rate borrowings. While at present we do not anticipate difficulties in obtaining the consents and related documents by the specified deadline, there can be no assurance that we will be able to do so.


     On February 17, 1999, we borrowed $80 million under the credit facility to finance the NETCOM acquisition. We intend to repay all amounts outstanding under the credit facility, approximately $80.8 million including accrued interest, through April 7, 1999, with a portion of the proceeds from our common stock offering, or, if we do not complete the common stock offering, with a portion of the proceeds from this notes offering. See "Use of Proceeds." Assuming we obtain the necessary consents described above, the total commitment under the credit facility will be $100 million.



     The credit facility may also be used to finance permitted acquisitions and for working capital and general corporate requirements. The following summary of the material provisions of the credit agreement does not purport to be complete and is qualified in its entirety by reference to the credit agreement. Some of the capitalized terms used in this description of the credit facility are defined at the end of this section.


     Amounts drawn under the credit facility will bear interest, at our option, at either the Base Rate or the reserve adjusted LIBOR rate, plus an applicable margin. The applicable margin will be an annual rate which will fluctuate based on our ratio of total debt to EBITDA and which will be between 0.25% and 1.00% for Base Rate borrowings and between 1.25% and 2.00% for LIBOR rate borrowings.


     The credit agreement requires us to repay indebtedness outstanding under the credit facility with the net cash proceeds from all debt issuances, other than the proceeds from the notes offering, from some types of sales of our assets, and from some types of insurance proceeds. In addition, the total loan commitment will be reduced by the amount of net cash proceeds from debt issuances, other than the proceeds from the notes offering, and, to the extent not reinvested in similar assets or used to finance the repair or replacement of damaged assets, as the case may be, within 120 days after receipt of those proceeds, by the amount of net cash proceeds from some types of asset sales and from some types of insurance proceeds.

     Our obligations under the credit facility will be guaranteed by all of our future subsidiaries. Our obligations are secured by a first priority lien on all of our current and future assets and properties and will be secured by a first priority pledge of the capital stock of any subsidiary that we organize or acquire.

     The credit agreement contains negative covenants limiting our ability and that of our future subsidiaries to:


     -  incur debt, excluding the notes from this offering;



     -  guaranty obligations;



     -  create liens;



     -  make loans, advances, investments and acquisitions;



     -  engage in mergers and liquidations;



     -  sell assets;



     -  pay dividends and make distributions;



     - exchange and issue some types of convertible or redeemable capital stock;



     -  engage in transactions with affiliates;



     -  amend subordinated debt; and



     - enter into restrictive agreements and change our fiscal year or accounting method.


     In addition, the credit agreement contains affirmative covenants, including


     -  covenants requiring compliance with laws and material contracts;



     -  maintenance of corporate existence, properties and insurance;



     -  payment of taxes and all other obligations;



     -  year 2000 compatibility; and



     -  the delivery of financial and other information.


     The credit agreement also requires us to comply with specific financial tests and to maintain specific financial ratios. We must maintain

          (1) as of the end of any fiscal quarter, a ratio of EBITDA to interest expense for the immediately preceding four consecutive fiscal quarters of no less than 3.0:1.0;

          (2) a maximum total debt to EBITDA ratio no greater than 3.0:1.0 and

          (3) a net worth not less than $175,000,000 plus 50% of net income, to the extent positive) plus 75% of the net cash proceeds of equity issuances.

     Failure to satisfy any of the financial covenants constitutes an event of default under the credit facility, notwithstanding our ability to meet our debt service obligations. The credit agreement also includes other customary events of default, including, without limitation, cross default to other debt and material contracts; insolvency or bankruptcy; occurrence of certain ERISA events; material undischarged judgments and change in control.

     "Base Rate" means the greater of First Union National Bank's prime lending rate or the overnight federal funds rate plus 0.50%.

     "EBITDA" means, for any period, the sum of the following on a consolidated basis, without duplication, for MindSpring and our Subsidiaries, as defined in the credit agreement in accordance with generally accepted accounting principles:

          (A) net income for such period plus

          (B) the sum of the following to the extent deducted in determining net income:

             (1) income and franchise taxes,

             (2) interest expense,

             (3) amortization, depreciation and other non-cash charges less

          (C) interest income and any extraordinary gains.

     EBITDA will be adjusted in a manner reasonably satisfactory to First Union National Bank to include on a pro forma basis as of the first day of any calculation period any acquisition consummated during that period as permitted by the credit agreement and exclude on a pro forma basis as of the first day of any calculation any Subsidiary or assets sold during that period as permitted by the credit agreement.

     "LIBOR" means the rate of interest per annum determined on the basis of the rate for deposits in dollars in minimum amounts of at least $5,000,000 for a period equal to the applicable Interest Period, as defined in the credit agreement) which appears on the Telerate Page 3750 at approximately 11:00 a.m. (London time) two business days prior to the first day of the applicable Interest Period. If, for any reason, the rate does not appear on Telerate Page 3750, then "LIBOR" will be determined by First Union National Bank to be the arithmetic average of the rate per annum at which deposits in dollars would be offered by first class banks in the London interbank market to First Union National Bank at approximately 11:00 a.m. (London time) two business days prior to the first day of the applicable Interest Period for a period equal to that Interest Period and in an amount substantially equal to the amount of the applicable loan.

           IMPORTANT UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain United States federal income tax considerations relating to the purchase, ownership and disposition of the notes and of common stock into which notes may be converted. For purposes of this summary (1) the Internal Revenue Code of 1986, as amended, is referred to as "the Code" and (2) the Internal Revenue Service is referred to as "the IRS."

     This summary:

     - does not purport to be a complete analysis of all the potential tax considerations that may be relevant to holders in light of their particular circumstances;

     - is based on laws, rulings and decisions now in effect, all of which are subject to change, possibly on a retroactive basis;

     - deals only with holders that will hold notes and common stock into which notes may be converted as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended;

     - does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, or persons that will hold notes as a position in a hedging transaction, "straddle," or "conversion transaction" for tax purposes, or persons deemed to sell notes or common stock under the recently enacted constructive sale provisions of the Code.

     - discusses only the tax considerations applicable to the initial purchasers of the notes who purchase the notes at their "issue price" as defined in Section 1273 of the Code and does not discuss the tax considerations applicable to subsequent purchasers of the notes.

     MindSpring has not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary, and we cannot assure you that the IRS will agree with the statements and conclusions expressed in this summary. In addition, the IRS is not precluded from successfully adopting a contrary position. This summary does not consider the effect of any applicable foreign, state, local, or other tax laws.

     INVESTORS CONSIDERING THE PURCHASE OF NOTES SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

     As used herein, the term "United States Holder" means a beneficial owner of a note or common stock that is, for United States federal income tax purposes,

     - a citizen or resident, as defined in Section 7701(b) of the Code, of the United States,

     - a corporation, partnership or other entity created or organized under the laws of the United States or political subdivision thereof,

     - an estate the income of which is subject to federal income taxation regardless of its source, or

     - in general, a trust subject to the primary supervision of a United States court and the control of one or more United States persons.

A "Foreign Holder" is a beneficial owner of notes or common stock that is not a United States Holder.

UNITED STATES HOLDERS

PAYMENT OF INTEREST

     Interest on a note generally will be includable in the income of a United States Holder as ordinary income at the time such interest is received or accrued, in accordance with such United States Holder's regular method of accounting for United States federal income tax purposes.

SALE, EXCHANGE OR REDEMPTION OF A NOTE

     Upon the sale, exchange or redemption of a note, a United States Holder generally will recognize capital gain or loss equal to the difference between
(1) the amount of cash proceeds and the fair market value of any property received on the sale, exchange or redemption, except to the extent such amount is attributable to accrued interest not previously included in income, which is taxable as ordinary income, and (2) such United States Holder's adjusted tax basis in the note. A United States Holder's adjusted tax basis in a note generally will equal the cost of the note to such United States Holder, less any principal payments received by such United States Holder.

     For certain non-corporate taxpayers, including individuals, the rate of taxation of capital gains will depend upon:

          (1) the taxpayer's holding period in the capital asset, with preferential rates available for capital assets held for more than 12 months or 18 months, and

          (2) the taxpayer's marginal tax rate for ordinary income. The deductibility of capital losses is subject to limitations.

United States Holders are urged to consult their own tax advisors with respect to the rate of taxation of capital gains and the ability to deduct capital losses.

CONVERSION OF THE NOTES

     A United States Holder generally will not recognize any income, gain or loss upon conversion of a note into common stock except to the extent the common stock is considered attributable to accrued interest not previously included in income, which is taxable as ordinary income, or with respect to cash received in lieu of a fractional share of common stock. A United States Holder's tax basis in the Common Stock received on conversion of a note will be the same as such United States Holder's adjusted tax basis in the note at the time of conversion, reduced by any basis allocable to a fractional share interest, and the holding period for the common stock received on conversion will generally include the holding period of the note converted. However, a United States Holder's tax basis in shares of common stock considered attributable to accrued interest as described above generally will equal the amount of such accrued interest included in income, and the holding period for such shares shall begin on the date of conversion.

     Cash received in lieu of a fractional share of common stock upon conversion will be treated as a payment in exchange for the fractional share of common stock. Accordingly, the receipt of cash in lieu of a fractional share of common stock generally will result in capital gain or loss, measured by the difference between the cash received for the fractional share and the United States Holder's adjusted tax basis in the fractional share.

DIVIDENDS, ADJUSTMENTS TO CONVERSION RATE

     Dividends, if any, paid on the common stock generally will be includable in the income of a United States Holder as ordinary income to the extent of MindSpring's current or accumulated earnings and profits. Dividends paid to holders that are United States corporations may qualify for the dividends received deduction. To the extent, if any, that a United States Holder receives distributions on shares of common stock that would otherwise constitute dividends for United States federal income tax purposes but that exceed the current and accumulated earnings and profits of MindSpring, such distributions will be treated first as non-taxable return of capital reducing the holder's basis in the shares of common stock. Any such distributions in excess of the holder's basis in the shares of common stock generally will be treated as capital gain realized on the disposition of common stock.

     If at any time

          (1) MindSpring makes a distribution of cash or property to its stockholders or purchases common stock and such distribution or purchase would be taxable to such stock-holders as a dividend for United States federal income tax purposes -- for example, distributions of evidence of indebtedness or assets of MindSpring, but generally not stock dividends or rights to subscribe for common stock -- and, pursuant to the antidilution provisions of the notes indenture, the conversion rate of the notes is increased, or

          (2) the conversion rate of the notes is increased at the discretion of MindSpring,

such an increase in the conversion rate may be deemed be the payment of a taxable dividend to holders of notes under Section 305 of the Code. Holders of notes could therefore have taxable income as a result of an event pursuant to which they received no cash or property.

SALE OF COMMON STOCK

     Upon the sale or exchange of common stock, a United States Holder generally will recognize capital gain or loss equal to the difference between (1) the amount of cash and the fair market value of any property received upon the sale or exchange and (2) such United States Holder's adjusted tax basis in the common stock.

     For certain non-corporate taxpayers (including individuals), the rate of taxation of capital gains will depend upon (1) the taxpayer's holding period in the capital asset (with preferential rates available for capital assets held for more than 12 months or 18 months) and (2) the taxpayer's marginal tax rate for ordinary income. The deductibility of capital losses is subject to limitations.

FOREIGN HOLDERS

STATED INTEREST

     Payments of principal and interest on a note to a Foreign Holder will not be subject to United States federal withholding tax provided that

          (1) the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of MindSpring entitled to vote,

          (2) the holder is not a controlled foreign corporation that is related to MindSpring through stock ownership and

          (3) either (A) the beneficial owner of the note, under penalties of perjury, provides MindSpring or its agent with its name and address and certifies that it is not a United States person or (B) a securities clearing organization, bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") certifies to MindSpring or its agent, under penalties of perjury, that such a statement has been received from the beneficial owner by it or another financial institution and furnishes to MindSpring or its agent a copy thereof.

For purposes of this summary, we refer to this exemption from United States federal withholding tax as the "Portfolio Interest Exemption". Under United States Treasury regulations, which generally are effective for payments made after December 31, 1999, subject to certain transition rules, the certification described in clause (3) above may also be provided by a qualified intermediary on behalf of one or more beneficial owners or other intermediaries, provided that such intermediary has entered into a withholding agreement with the IRS and certain other conditions are met.

     The gross amount of payments to a Foreign Holder of interest that does not qualify for the Portfolio Interest Exemption and that is not effectively connected to a United States trade or business will be subject to United States federal withholding tax at the rate of 30%, unless a United States income tax treaty applies to reduce or eliminate withholding.

     A Foreign Holder will generally be subject to tax in the same manner as a United States corporation or resident with respect to payments of interest if such payments are effectively connected with the conduct or trade or business in the Unites States. Such effectively connected income received by a Foreign Holder which is a corporation may in certain circumstances be subject to an additional "branch profits tax" at a 30% rate or, if applicable, a lower treaty rate.

     Foreign Holders should consult their own tax advisors regarding applicable income tax treaties, which may provide different rules.

     To claim the benefit of a tax treaty or to claim exemption from withholding because the income is effectively connected with a U.S. trade or business, the Foreign Holder must provide a properly executed Form 1001 or 4224, as applicable, prior to the payment of interest. These forms must be periodically updated. United States Treasury regulations, which generally are effective for payments made after December 31, 1999, subject to certain transition rules, require Foreign Holders or, under certain circumstances, a qualified intermediary to file a withholding certificate with the Company's withholding agent to obtain the benefit of an applicable tax treaty providing for a lower rate of withholding tax. Such certificate must contain, among other information, the name and address of the Foreign Holder.

SALE, EXCHANGE OR REDEMPTION OF A NOTE

     A Foreign Holder generally will not be subject to United States federal income tax or withholding tax on gain realized on the sale or exchange of notes unless (1) the holder is an individual who was present in the United States for 183 days or more during the taxable year, such gain is U.S. source and certain other conditions are met, or (2) the gain is effectively connected with the conduct of a trade or business of the holder in the United States and, if a treaty applies, such gain is attributable to an office or other fixed place of business maintained in the United States by such holder.

     In general, no United States federal income tax or withholding tax will be imposed upon the conversion of a note into common stock by a Foreign Holder except (1) to the extent the common stock is considered attributable to accrued interest not previously included in income, which may be taxable under the rules set forth in "Foreign Holders -- Stated Interest," (2) with respect to the receipt of cash in lieu of fractional shares by Foreign Holders upon conversion of a note, in each case where either the conditions described in (1) or (2) above under "Foreign Holders -- Sale, Exchange or Redemption of a note" is satisfied or (3) MindSpring is a United States real property holding corporation as discussed below.

SALE OR EXCHANGE OF COMMON STOCK

     A Foreign Holder will generally not be subject to United States federal income tax or withholding tax on the sale or exchange of common stock unless either of the conditions described in (1) or (2) above under "Foreign
Holders -- Sale, Exchange or Redemption of a note" is satisfied or MindSpring is or has been a United States real property holding corporation, or a "USRPHC," for United States federal income tax purposes at any time within the shorter of the five year period preceding such disposition or such Foreign Holder's holding period. MindSpring has not determined whether it is or has been within the prescribed period a USRPHC. In general, MindSpring will be treated as a USRPHC if the fair market value of its U.S. real property interests equals or exceeds 50% of the total fair market value of its U.S. and non-U.S. real property and its other assets used or held in a trade or business. If MindSpring is, has been or becomes a USRPHC, so long as the common stock continues to be regularly traded on an established securities market within the meaning of Section 897(c)(3), only a Foreign Holder who holds or held, at any time during the shorter of the five-year period preceding the date of disposition or the holder's holding period, more than 5% of the common stock will be subject to U.S. federal income tax on the disposition of the common stock.

DIVIDENDS

     Distributions by MindSpring with respect to the common stock that are treated as dividends paid or deemed paid, as described above under "United States Holders -- Dividends, Adjustments to Conversion Rate", to a Foreign Holder, excluding dividends that are effectively connected with the conduct of a trade or business in the United States by such Holder which are taxable as described below, will be subject to United States federal withholding tax at a 30% rate, or lower rate provided under any applicable income tax treaty. Except to the extent that an applicable tax treaty otherwise provides, a Foreign Holder will be subject to tax in the same manner as a United States Holder on dividends paid or deemed paid that are effectively connected with the conduct of a trade or business in the United States by the Foreign Holder. If such Foreign Holder is a foreign corporation, it may also be subject to a United States "branch profits tax" on such effectively connected income at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. Even though such effectively connected dividends are subject to income tax, and may be subject to the branch profits tax, they will not be subject to U.S. withholding tax if the Foreign Holder delivers IRS Form 4224 to the payer.

     Under current United States Treasury regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country, unless the payer has knowledge to the contrary, for purposes of the withholding discussed above, and under the current interpretation of United States Treasury Regulations, for purposes of determining the applicability of a tax treaty rate. Under United States Treasury regulations, which generally are effective for payments made after December 31, 1999, subject to certain transition rules, however, a Foreign Holder of common stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification requirements. In addition, under current United States Treasury Regulations, in the case of common stock held by a foreign partnership, or other fiscally transparent entities, the certification requirement would generally be applied to the partners of the partnership and the partnership would be required to provide certain information, including a United States taxpayer identification number. The Treasury Regulations also provide look-through rules for tiered partnerships.

DEATH OF A FOREIGN HOLDER

     A note held by an individual who is not a citizen or resident of the United States at the time of death will not be includable in the decedent's gross estate for United States estate tax purposes, provided that such holder or beneficial owner did not at the time of death actually or constructively own 10% or more of the combined voting power of all classes of stock of MindSpring entitled to vote, and provided that, at the time of death, payments with respect to such note would not have been effectively connected with the conduct by such Foreign Holder of a trade or business within the United States.

     Common stock actually or beneficially held, other than through a foreign corporation, by an individual who is not a citizen or resident of the United States at the time of his or her death, or previously transferred subject to certain retained rights or powers, will be subject to United States federal estate tax unless otherwise provided by an applicable estate tax treaty.

INFORMATION REPORTING AND BACKUP WITHHOLDING

     In general, information reporting requirements will apply to payments of principal, premium, if any, and interest on a note, dividends on common stock, and payments of the proceeds of the sale of a note or common stock to certain non-corporate United States Holders, and a 31% backup withholding tax may apply to such payment if the United States Holder (1) fails to furnish or certify his correct taxpayer identification number to the payer in the manner required, (2) is notified by the IRS that he has failed to report payments of interest or dividends property or (3) under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest or dividend payments.

     Information reporting requirements will apply to payments of interest or dividends to Foreign Holders where such interest or dividends are subject to withholding or are exempt from United States withholding tax pursuant to a tax treaty, or where such interest is exempt from United States tax under the Portfolio Interest Exemption. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Foreign Holder resides.

     Treasury Regulations provide that backup withholding and information reporting will not apply to payments of principal on the notes by MindSpring to a Foreign Holder if the Foreign Holder certifies as to its status as a Foreign Holder under penalties of perjury or otherwise establishes an exemption (provided that neither MindSpring nor its paying agent has actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied.)

     The payment of the proceeds from the disposition of notes or common stock to or through the United States office of any broker, United States or foreign, will be subject to information reporting and possible backup withholding unless the owner certifies as to its non-United States status under penalty of perjury or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a United States person or that the conditions of any other exemption are not, in fact, satisfied. The payment of the proceeds from the disposition of a note or common stock to or through a non-United States office of a non-United States broker that is not a United States related person will not be subject to information reporting or backup withholding. For this purpose, a "United States related person" is

          (1) a "controlled foreign corporation" for United States federal income tax purposes or

          (2) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment, or for such part of the period that the broker has been in existence, is derived from activities that are effectively connected with the conduct of a United States trade or business.

     In the case of the payment of proceeds from the disposition of notes or common stock to or through a non-United States office of a broker that is either a United States person or a United States related person, Treasury Regulations require information reporting on the payment unless the broker has documentary evidence in its files that the owner is a Foreign Holder and the broker has no knowledge to the contrary.

     The preceding discussion of certain United States federal income tax consequences is for general information only and is not tax advice. Accordingly, holders of the notes should consult their own tax advisers as to particular tax consequences to them or purchasing, holding and disposing of the notes and the common stock, including the applicability and effect of any state, local or foreign tax laws, and of any proposed changes in applicable law.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against such holder's United States federal income tax liability provided the required information is furnished to the IRS.

     United States Treasury regulations, which generally are effective for payments made after December 31, 1999, subject to certain transition rules, will generally expand the circumstances under which information reporting and backup withholding may apply. Holders of notes should consult their tax advisors regarding the application of the information and reporting and backup withholding rules, including such Treasury regulations.

                                  UNDERWRITING

     MindSpring and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

                                                              Principal Amount
                        Underwriters                              of Notes
                        ------------                          ----------------
Goldman, Sachs & Co. .......................................
ING Baring Furman Selz LLC..................................
J.C. Bradford & Co. ........................................
Donaldson, Lufkin & Jenrette
  Securities Corporation....................................
First Union Capital Markets Corp. ..........................
Jefferies & Company, Inc. ..................................
          Total.............................................

     If the underwriters sell more notes than the principal amounts shown in the table above, the underwriters have an option to buy up to an additional $19,500,000 principal amount of notes from MindSpring to cover such sales. They may exercise that option for 30 days. If any notes are purchased pursuant to this option, the underwriters will severally purchase notes in approximately the same proportion as set forth in the table above.

     The following table shows the per note and total underwriting discounts and commissions to be paid to the underwriters by MindSpring. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional notes.

                                                     Paid by MindSpring
                                                 ---------------------------
                                                 No Exercise   Full Exercise
                                                 -----------   -------------
Per Note.......................................   $              $
Total..........................................   $              $

     Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold
at a discount from the initial public offering price of up to      % of the
principal amount of the notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a
discount from the initial public offering price of up to      % of the principal
amount of the notes. If all the notes are not sold at the initial public offering price, the underwriters may change the offering price and the other selling terms.

     MindSpring, its executive officers and directors and certain stockholders of MindSpring have agreed, subject to certain exceptions, not to: (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock; or (2) enter into any swap or other arrangement that transfers all or a portion of the economic consequences associated with the ownership of any common stock (regardless of whether any of the transactions described in clause (1) or (2) is to be settled by the delivery of common stock, or such other securities, in cash or otherwise) for a period of 90 days after the date of this prospectus supplement without the prior written consent of Goldman, Sachs & Co. In addition, during such period, MindSpring has also agreed not to file any registration statement with respect to, and its executive officers, directors and certain stockholders of MindSpring have agreed not to make any demand for, or exercise any right with respect to, the registration of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock without the prior written consent of Goldman, Sachs & Co.


     In connection with MindSpring's acquisition of NETCOM on February 17, 1999, MindSpring issued to NETCOM 376,116 shares of common stock in a private placement. As required by the terms of the acquisition, in order to permit public resales of these shares, MindSpring has filed a registration statement with the SEC, which permits continuous public sales of those shares for a 60-day period beginning April 6, 1999, the date that the NETCOM registration statement was declared effective by the SEC. NETCOM is not a party to a lock-up agreement as described in the preceding paragraph.


     In June 1998, MindSpring issued and sold 3,000,000 shares of its common stock in a public offering underwritten by Donaldson, Lufkin & Jenrette Securities Corporation, J.C. Bradford & Co., Furman Selz LLC (now known as ING Baring Furman Selz LLC) and Wheat First Securities, Inc. (now known as First Union Capital Markets Corp.) for which such underwriters received customary compensation. In December 1998, MindSpring issued and sold 2,300,000 shares of its common stock in a public offering underwritten by the underwriters, other than Goldman, Sachs & Co., for which these underwriters received customary compensation. In addition, in February 1999, MindSpring paid ING Baring Furman Selz LLC a cash fee of $2.45 million for advising MindSpring in connection with its acquisition of NETCOM. Affiliates of Goldman, Sachs & Co., First Union Capital Markets Corp. and ING Baring Furman Selz LLC are among the lenders under MindSpring's credit agreement. See "Use of Proceeds."

     In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase from MindSpring in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

     The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

     The notes are a new issue of securities with no established trading market. MindSpring has been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

     Each underwriter has also agreed that (a) it has not offered or sold and prior to the date six months after the date of issue of the notes will not offer or sell any of the notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995, (b) it has complied, and will comply with, all applicable provisions of the Financial Services Act 1986 of Great Britain with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom, and (c) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of the notes to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 (as amended) of Great Britain or is a person to whom the document may otherwise lawfully be issued or passed on.

     MindSpring estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $250,000.

     MindSpring has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     Concurrently with this notes offering, MindSpring is offering 2,000,000 shares of common stock, plus an additional 300,000 shares to cover over-allotments by the underwriters for that offering, by means of a separate prospectus supplement. The completion of the notes offering and the common stock offering are not dependent on one another. The underwriters for the notes offering are the same underwriters for the common stock offering. The underwriters will receive customary compensation in connection with the common stock offering.

                                 LEGAL MATTERS

     The validity of the notes offered by this prospectus supplement is being passed upon for MindSpring by Hogan & Hartson L.L.P., Washington, D.C., counsel for MindSpring. Hogan & Hartson L.L.P. provides legal services to ITC Holding, its affiliated companies and Campbell B. Lanier, III, Chairman and Chief Executive Officer of ITC Holding. With the consent of MindSpring, Hogan & Hartson L.L.P. has represented ITC Holding in certain transactions with MindSpring. Anthony S. Harrington, a partner of Hogan & Hartson L.L.P., beneficially owns 115,568 shares of ITC Holding common stock. Certain legal matters are being passed upon for the underwriters by Alston & Bird LLP, Atlanta, Georgia. Alston & Bird LLP also provides legal services to ITC Holding and certain of its affiliated companies, including MindSpring.

                                    EXPERTS

     The financial statements of MindSpring as of December 31, 1997 and 1998 and for the three years ended December 31, 1998, and the financial statement schedule of MindSpring for the two years ended December 31, 1997; the financial statements of Spry, Inc. as of April 30, 1997 and January 31, 1998 and for the years ended April 30, 1996 and 1997 and the nine months ended January 31, 1998, and the financial statements of NETCOM On-Line Communication Services, Inc. Domestic Subscriber Operations as of December 31, 1997 and 1998, and for the three years ended December 31, 1998 that are included or incorporated by reference in this prospectus supplement, the accompanying prospectus and the related registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect to these financial statements, and are included in this prospectus supplement, the accompanying prospectus and the related registration statement in reliance upon the authority of Arthur Andersen LLP as experts in giving these reports.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
MINDSPRING ENTERPRISES, INC.
Report of Independent Public Accountants....................   F-2
Balance Sheets as of December 31, 1998 and 1997.............   F-3
Statement of Operations for the years ended December 31,
  1998, 1997 and 1996.......................................   F-4
Statement of Stockholders' Equity for the years ended
  December 31, 1998, 1997 and 1996..........................   F-5
Statement of Cash Flows for the years ended December 31,
  1998, 1997 and 1996.......................................   F-6
Notes to Financial Statements...............................   F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To MindSpring Enterprises, Inc.:

     We have audited the accompanying balance sheets of MINDSPRING ENTERPRISES, INC. (a Delaware corporation) as of December 31, 1998 and 1997 and the related statements of operations, stockholders' equity, and cash flows for the three years ended December 31, 1998, 1997 and 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MindSpring Enterprises, Inc. as of December 31, 1998 and 1997 and the results of its operations and its cash flows for the three years ended December 31, 1998, 1997 and 1996 in conformity with generally accepted accounting principles.

Arthur Andersen LLP

Atlanta, Georgia
February 17, 1999

                          MINDSPRING ENTERPRISES, INC.

                                 BALANCE SHEETS
                        AS OF DECEMBER 31, 1998 AND 1997
                                 (IN THOUSANDS)

                                                                1998       1997
                                                              --------   --------
ASSETS

CURRENT ASSETS:
Cash and cash equivalents...................................  $167,743   $  9,386
Trade receivables, net of allowance for doubtful accounts of
  $1,224 and $751 at December 31, 1998 and 1997,
  respectively..............................................     3,278      2,002
Deferred income taxes (Note 8)..............................     3,421         --
Prepaids and other current assets...........................       758      1,042
                                                              --------   --------
  Total current assets......................................   175,200     12,430
                                                              --------   --------

PROPERTY AND EQUIPMENT:
Computer and telecommunications equipment...................    35,580     18,050
Assets under capital lease..................................     9,546      9,916
Other.......................................................     4,821      1,805
                                                              --------   --------
                                                                49,947     29,771
Less: accumulated depreciation..............................   (14,106)    (6,133)
                                                              --------   --------
  Property and equipment, net...............................    35,841     23,638
                                                              --------   --------

OTHER ASSETS:
Acquired customer base, net (Notes 1 and 2).................    34,742      7,478
Deferred income taxes (Note 8)..............................     1,123         --
Other.......................................................       693        740
                                                              --------   --------
  Total other assets........................................    36,558      8,218
                                                              --------   --------
                                                              $247,599   $ 44,286
                                                              ========   ========

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
Trade accounts payable......................................  $  3,462   $  4,306
Current portion of capital lease liability (Note 7).........     2,695      2,607
Telecommunications costs payable............................     2,831      2,233
Deferred revenue (Note 1)...................................     7,443      2,198
Current portion of notes payable (Note 6)...................        --      2,043
Other accrued expenses......................................     5,105      1,776
Due to America Online, Inc. (Note 2)........................     7,000         --
Accrued compensation expense................................     2,550      1,404
Income tax payable..........................................     2,566         --
Network services payable....................................     4,442      1,216
                                                              --------   --------
  Total current liabilities.................................    38,094     17,783
                                                              --------   --------

LONG-TERM LIABILITIES:
Capital lease liability (Note 7)............................     2,424      5,090
                                                              --------   --------
  Total long-term liabilities...............................     2,424      5,090
                                                              --------   --------
  Total liabilities.........................................    40,518     22,873
                                                              --------   --------

COMMITMENTS AND CONTINGENCIES (NOTE 7)

STOCKHOLDERS' EQUITY (NOTE 3):
Common stock, $.01 par value; 60,000 and 45,000 shares
  authorized at December 31, 1998 and 1997 and 28,284 and
  22,603 issued and outstanding at December 31, 1998 and
  1997, respectively........................................       283        226
Additional paid-in capital..................................   209,983     34,916
Accumulated deficit.........................................    (3,185)   (13,729)
                                                              --------   --------
  Total stockholders' equity................................   207,081     21,413
                                                              --------   --------
                                                              $247,599   $ 44,286
                                                              ========   ========

The accompanying Notes to Financial Statements are an integral part of these statements.

                          MINDSPRING ENTERPRISES, INC.

                            STATEMENT OF OPERATIONS
             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996
                      (IN THOUSANDS EXCEPT PER SHARE DATA)

                                                               1998      1997      1996
                                                             --------   -------   -------
REVENUES:
Access.....................................................  $ 95,852   $40,925   $13,420
Business services..........................................    14,735     7,711     2,286
Subscriber start-up fees...................................     4,086     3,920     2,426
                                                             --------   -------   -------
  Total revenues...........................................   114,673    52,556    18,132
                                                             --------   -------   -------

COST AND EXPENSES:
Cost of revenues -- recurring..............................    31,724    15,203     6,332
Cost of subscriber start-up fees...........................     2,612     1,619     1,876
General and administrative.................................    38,443    22,265    10,072
Selling....................................................    18,881     8,519     4,089
Depreciation and amortization..............................    15,227     8,695     3,285
                                                             --------   -------   -------
  Total operating expenses.................................   106,887    56,301    25,654
                                                             --------   -------   -------

OPERATING INCOME (LOSS)....................................     7,786    (3,745)   (7,522)
INTEREST INCOME (EXPENSE), NET.............................     1,214      (338)      (90)
                                                             --------   -------   -------
INCOME (LOSS) BEFORE TAXES.................................  $  9,000   $(4,083)  $(7,612)
                                                             --------   -------   -------
INCOME TAX BENEFIT.........................................     1,544        --        --
                                                             --------   -------   -------
NET INCOME (LOSS)..........................................  $ 10,544   $(4,083)  $(7,612)
                                                             ========   =======   =======

NET INCOME (LOSS) PER SHARE:
Basic......................................................  $   0.43   $ (0.18)  $ (0.48)
                                                             ========   =======   =======
Diluted....................................................  $   0.41   $ (0.18)  $ (0.48)
                                                             ========   =======   =======

SHARES USED FOR COMPUTING NET INCOME (LOSS) PER SHARE:
Basic......................................................    24,611    22,542    15,758
                                                             ========   =======   =======
Diluted....................................................    25,431    22,542    15,758
                                                             ========   =======   =======

The accompanying Notes to Financial Statements are an integral part of these statements.

                          MINDSPRING ENTERPRISES, INC.

                       STATEMENT OF STOCKHOLDERS' EQUITY
             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996
                                 (IN THOUSANDS)

                                             COMMON STOCK     ADDITIONAL   PREFERRED STOCK                      TOTAL
                                            ---------------    PAID-IN     ----------------   ACCUMULATED   STOCKHOLDERS'
                                            SHARES   AMOUNT    CAPITAL     SHARES   AMOUNT      DEFICIT        EQUITY
                                            ------   ------   ----------   ------   -------   -----------   -------------
Balance, December 31, 1995................   3,802    $ 38     $     95     1,933   $ 2,383    $ (2,034)      $    482
Conversion of Class A preferred stock to
  common..................................   3,563      36          709    (1,188)     (745)         --             --
Conversion of Class B preferred stock to
  common..................................   1,937      19          981      (645)   (1,000)         --             --
Issuance of additional common stock, net
  of related offering expenses............   6,075      60       14,089        --        --          --         14,149
Conversion of Class C preferred stock to
  common..................................     300       3          635      (100)     (638)         --             --
Issuance of additional common stock, net
  of related offering expenses............   6,750      68       18,319        --        --          --         18,387
Issuance of common stock pursuant to
  exercise of options.....................       4      --            1        --        --          --              1
      Net loss............................      --      --           --        --        --      (7,612)        (7,612)
                                            ------    ----     --------    ------   -------    --------       --------
Balance, December 31, 1996................  22,431    $224     $ 34,829        --   $    --    $ (9,646)      $ 25,407
Issuance of common stock pursuant to
  exercise of options.....................     172       2           87        --        --          --             89
      Net loss............................      --      --           --        --        --      (4,083)        (4,083)
                                            ------    ----     --------    ------   -------    --------       --------

Balance, December 31, 1997................  22,603    $226     $ 34,916        --   $    --    $(13,729)      $ 21,413
Issuance of additional common stock, net
  of related offering expenses............   3,000      30       49,726        --        --          --         49,756
Issuance of additional common stock, net
  of related offering expenses............   2,300      23      124,761        --        --          --        124,784
Issuance of common stock pursuant to
  exercise of options.....................     381       4          580        --        --          --            584
Net income................................      --      --           --        --        --      10,544         10,544
                                            ------    ----     --------    ------   -------    --------       --------

Balance, December 31, 1998................  28,284    $283     $209,983        --   $    --    $ (3,185)      $207,081
                                            ======    ====     ========    ======   =======    ========       ========

The accompanying Notes to Financial Statements are an integral part of these statements.

                          MINDSPRING ENTERPRISES, INC.

                            STATEMENT OF CASH FLOWS
             FOR THE YEARS ENDED DECEMBER 31, 1998, 1997, AND 1996
                                 (IN THOUSANDS)

                                                                1998      1997       1996
                                                              --------   -------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...........................................  $ 10,544   $(4,083)  $ (7,612)
                                                              --------   -------   --------
Adjustments to reconcile net loss to net cash provided by
  (used in) operating activities:
Depreciation and amortization...............................    15,227     8,695      3,285
  Deferred income taxes.....................................    (4,544)       --         --
  Changes in operating assets and liabilities:
    Trade receivables.......................................    (1,276)       (5)    (1,477)
    Other current assets....................................       284      (565)      (158)
    Trade accounts payable..................................      (844)    2,352      1,106
    Telecommunications cost payable.........................       598     1,332        700
    Deferred revenue........................................     5,245     1,782         80
    Other accrued expenses..................................     3,329     1,166        246
    Accrued compensation expense............................     1,146       769        520
    Income taxes payable....................................     2,566        --         --
    Network services payable................................     3,226       (89)     1,305
                                                              --------   -------   --------
         Total adjustments..................................    24,957    15,437      5,607
                                                              --------   -------   --------
           Net Cash Provided By (Used In) Operating
              Activities....................................    35,501    11,354     (2,005)
                                                              --------   -------   --------

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment.........................   (20,176)   (8,042)    (8,298)
Purchase of customer base...................................   (27,312)     (960)   (12,249)
Other.......................................................      (159)       --       (789)
                                                              --------   -------   --------
           Net Cash Used In Investing Activities............   (47,647)   (9,002)   (21,336)
                                                              --------   -------   --------

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds of loan from preferred stockholder.................        --        --      1,000
Payments of loan from preferred stockholder.................        --        --     (3,500)
Proceeds from notes payable.................................        --        --     11,488
Payments of notes payable...................................    (2,043)     (624)    (8,822)
Payments of capital lease obligations.......................    (2,578)   (2,084)      (134)
Issuance of common stock....................................   175,124        89     32,537
                                                              --------   -------   --------
           Net Cash Provided By (Used In) Financing
              Activities....................................   170,503    (2,619)    32,569
                                                              --------   -------   --------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........   158,357      (267)     9,228
CASH AND CASH EQUIVALENTS, beginning of year................     9,386     9,653        425
                                                              --------   -------   --------
CASH AND CASH EQUIVALENTS, end of year......................  $167,743   $ 9,386   $  9,653
                                                              ========   =======   ========

SUPPLEMENTAL DISCLOSURE FOR CASH FLOW INFORMATION:
Interest paid...............................................  $    890   $   749   $    402
                                                              ========   =======   ========
Income taxes paid...........................................  $    434   $    --   $     --
                                                              ========   =======   ========

SUPPLEMENTAL NONCASH DISCLOSURES:
Assets acquired under capital lease.........................  $     --   $ 8,443   $  1,473
                                                              ========   =======   ========
Noncash accrual for acquired subscriber base................  $  7,000   $    --   $     --
                                                              ========   =======   ========

The accompanying Notes to Financial Statements are an integral part of these statements.

                          MINDSPRING ENTERPRISES, INC.

                         NOTES TO FINANCIAL STATEMENTS
                       DECEMBER 31, 1998, 1997, AND 1996

1. ORGANIZATION AND NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     MindSpring Enterprises, Inc. ("MindSpring" or the "Company") is a national provider of Internet access. The Company was incorporated in Georgia on February 24, 1994 and began marketing its services in June 1994. The Company reincorporated in Delaware and effected a recapitalization in December 1995.

ESTIMATES AND ASSUMPTIONS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the period. Actual results could differ from those estimates.

PRESENTATION

     Certain amounts in the prior year financial statements have been reclassified to conform to the current year presentation.

SOURCES OF SUPPLIES

     The Company relies on third-party networks, local telephone companies, and other companies to provide data communications capacity. Although management feels alternative telecommunications facilities could be found in a timely manner, any disruption of these services could have an adverse effect on operating results.

CASH AND CASH EQUIVALENTS

     The Company considers all short-term, highly liquid investments with an original maturity date of three months or less to be cash equivalents. Cash and cash equivalents are stated at cost, which approximates fair value.

CREDIT RISK

     The Company's accounts receivable potentially subject the Company to credit risk, as collateral is generally not required. The Company's risk of loss is limited due to advance billings to customers for services, the use of preapproved charges to customer credit cards, and the ability to terminate access on delinquent accounts. In addition, the concentration of credit risk is mitigated by the large number of customers comprising the customer base. The carrying amount of the Company's receivables approximates their fair value.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation and amortization are provided for using the straight-line method over the estimated useful lives of the assets, commencing when assets are installed or placed in service. The estimated useful life for all assets is five years or, for leasehold improvements, the life of the lease, if shorter.

                          MINDSPRING ENTERPRISES, INC.

EQUIPMENT UNDER CAPITAL LEASE

     The Company leases certain of its data communication and other equipment under lease agreements accounted for as capital. The assets and liabilities under capital leases are recorded at the lesser of the present value of aggregate future minimum lease payments, including estimated bargain purchase options, or the fair value of the assets under lease. Assets under capital lease are depreciated over their estimated useful lives of five years, which are longer than the terms of the leases.

ACQUIRED CUSTOMER BASE

     The Company capitalizes specific costs incurred for the purchase of customer bases from other Internet Service Providers ("ISPs"). The customer acquisition costs include the actual fee paid to the selling ISP, as well as legal and other expenses specifically related to the transactions. Subscriber acquisition costs capitalized at December 31, 1998 and 1997 were $47,521,000 and $13,209,000, respectively. Amortization is provided using the straight-line method over three years commencing when the customer base is received. Amortization expense for the years ended December 31, 1998, 1997, and 1996 was $7,048,000, $4,210,000, and $1,521,000, respectively. See Note 2 for further discussion.

LONG-LIVED ASSETS

     The Company periodically reviews the values assigned to long-lived assets, such as property and equipment and acquired customer bases, to determine whether any impairments are other than temporary. Management believes that the long-lived assets in the accompanying balance sheets are appropriately valued.

INCOME TAXES

     Deferred income taxes are recorded using enacted tax laws and rates for the years in which the taxes are expected to be paid. Deferred income taxes are provided for items when there is a temporary difference in recording such items for financial reporting and income tax reporting.

STOCK-BASED COMPENSATION PLANS

     The Company accounts for its stock-based compensation plans under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees." The disclosure option of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" requires that companies which do not choose to account for stock-based compensation as prescribed by this statement shall disclose the pro forma effects on earnings and earnings per share as if SFAS No. 123 had been adopted.

REVENUE RECOGNITION

     The Company recognizes revenue when services are provided. Services are generally billed one month in advance. During 1998, the Company began offering prepaid services. Advance billings including prepaid services and collections relating to future access services are recorded as deferred revenue and recognized as revenue when earned.

                          MINDSPRING ENTERPRISES, INC.

BARTER TRANSACTIONS

     The Company engages in certain exchanges of services for advertising and promotional services. The Company records these transactions at the market value of the services provided. Such transactions are not material for the periods presented.

ADVERTISING COSTS

     The Company expenses all advertising costs as incurred.

NET INCOME (LOSS) PER SHARE

     The Company calculates net income (loss) per share as required by SFAS No. 128, "Earnings Per Share." Basic earnings (loss) per common share ("EPS") was computed by dividing net income (loss) by the weighted average number of shares of common stock outstanding for the year ended. The effect of the Company's stock options (using the treasury stock method) was included in the computation of diluted EPS for the year ended December 31, 1998. For the years ended December 31, 1997 and 1996, the effect of the options is excluded as their effect is anti-dilutive. The following table summarizes the shares used in the calculations:

                                                                TWELVE MONTHS ENDED
                                                              ------------------------
                                                               1998     1997     1996
                                                              ------   ------   ------
(In Thousands)
Weighted average shares outstanding -- basic................  24,611   22,542   15,758
Effect of dilutive stock options............................     820       --       --
                                                              ------   ------   ------
Shares used for diluted earnings per share..................  25,431   22,542   15,758
                                                              ======   ======   ======

RECENT ACCOUNTING PRONOUNCEMENTS

     In 1998, the Company was subject to the provisions of Statement of Financial Accounting Standards No. 130 ("SFAS 130"), "Reporting Comprehensive Income" and Statement of Financial Accounting Standards No. 131 ("SFAS 131"), "Disclosures about Segments of an Enterprise and Related Information." Neither statement had any impact on the Company's financial statements as the Company does not have any "comprehensive income" type earnings (losses) and its financial statements reflect how the "key operating decisions maker" views the business. The Company will continue to review these statements over time, in particular SFAS 131, to determine if any additional disclosures are necessary based on evolving circumstances.

2.  CUSTOMER BASE ACQUISITIONS

     On June 28, 1996, the Company entered into a purchase agreement (as amended on January 27, 1997, the "Purchase Agreement") with PSINet Inc. ("PSINet"), pursuant to which the Company agreed to acquire certain of the tangible and intangible assets and rights related to the consumer dial-up Internet access services provided by PSINet in the United States, including (i) certain of PSINet's individual subscriber accounts and (ii) the lease for a customer support call center near Harrisburg, Pennsylvania (the "Harrisburg

                          MINDSPRING ENTERPRISES, INC.

Facility"), and all related telephone switches and other equipment (the "Assets") for $12,929,000 (excluding accrued interest and increases in principal amount under the First and Second PSINet Notes previously paid by the Company) (the "Purchase Price"). In connection with fixing the aggregate amount of the Purchase Price, the Company and PSINet amended the Second PSINet Note to, among other things, reduce the principal amount owed thereunder to $3,078,000, an amount equal to the remaining balance of the Purchase Price as of January 24, 1997. As amended, the Second PSINet Note no longer accrued interest, was payable over a two-year period, and was discounted for financial statement purposes using the same rate of interest (Prime + 3%) as the prior PSINet Notes. The Company accreted the difference between the principal and total payable amount of $3,078,000 over the two years of the note.

     In connection with the PSINet transaction, the parties also entered into a network services agreement (as amended, the "Services Agreement") which enables MindSpring to offer nationwide Internet access through PSINet's network of over 200 points of presence ("POPs"). The term of the Services Agreement is 5 years commencing on June 28, 1996 and is automatically renewable annually thereafter unless either party notifies the other in writing not less than 12 months prior to the end of such 5-year period or any 12-month extension thereof. Either party may terminate the Services Agreement at any time upon 60 days' written notice without penalty. The Company and PSINet amended the Services Agreement effective January 1, 1997 to provide for certain discounts to the monthly service fees which otherwise would have been payable by the Company to PSINet. The Company earned credits of $2,000,000 and $2,050,000 during 1998 and 1997, respectively, and the discounts are reflected as reductions of cost of revenue. This arrangement ended in October 1998.

     On September 10, 1998, MindSpring entered into an Asset Purchase Agreement with America Online, Inc. ("AOL") and Spry, Inc. ("Spry"), a wholly owned subsidiary of AOL, to purchase certain assets used in connection with the consumer dial-up Internet access business operated by Spry (the "Spry Agreement"). Pursuant to the Spry Agreement, MindSpring acquired Spry's subscriber base of individual Internet access customers in the United States and Canada as well as various assets used in serving those customers, including a customer support facility and a network operations facility in Seattle, Washington. MindSpring also acquired all rights held by Spry to the "Spry" name. The acquisition was closed on October 15, 1998 and in accordance with the agreement MindSpring paid the initial payment of $25,000,000 in cash to AOL The ultimate purchase price for these assets was based primarily upon the number of acquired subscribers who remain active with MindSpring as continuing users in good standing as of December 31, 1998. The Company has calculated the final purchase price to be approximately $32,000,000 and has accordingly accrued an additional $7,000,000 in the accompanying balance sheet. The transaction is being accounted for as a purchase. See Note 10 for further discussion.

3.  STOCKHOLDERS' EQUITY

     At the annual meeting of stockholders in May 1998 the Company voted to approve and adopt an amendment to Article 4 of the Company's Amended and Restated Certificate of Incorporation to increase the number of authorized shares of $.01 par value common stock from 15,000,000 to 60,000,000 and to eliminate the Company's Class C Preferred Stock.

                          MINDSPRING ENTERPRISES, INC.

STOCK SPLIT

     On June 24, 1998 the Company effected a three-for-one stock split of the outstanding shares of common stock in the form of a stock dividend. Accordingly, all data shown in the accompanying financial statements and notes has been retroactively adjusted to reflect the stock split.

COMMON STOCK

     In June 1998, the Company issued 3,000,000 shares at a public offering price of $17.67. The total proceeds of the offering, net of underwriting discounts and offering expenses, were approximately $49,756,000.

     In December 1998, the Company issued 2,300,000 shares at a public offering price of $57.00. The total proceeds of the offering, net of underwriting discounts and offering expenses were approximately $124,784,000.

4.  STOCK-BASED COMPENSATION PLANS

EMPLOYEE STOCK OPTION PLAN

     Under the Company's 1995 Stock Option Plan, as amended (the "Stock Option Plan"), 3,000,000 shares of common stock are reserved and authorized for issuance upon the exercise of options. All employees of the Company are eligible to receive options under the Stock Option Plan. The compensation committee of the board of directors administers the Stock Option Plan. Options granted under the Stock Option Plan are intended to qualify as incentive stock options under
Section 422 of the Internal Revenue Code of 1986, as amended. Options generally become exercisable as follows: (i) 50% of the options become exercisable two years after the date of grant or, in certain cases, the commencement date of the holder's employment; (ii) an additional 25% of the options become exercisable three years after the date of grant or, in certain cases, the commencement date of the holder's employment; and (iii) the remaining 25% of the options become exercisable four years after the date of grant or, in certain cases, the commencement date of the holder's employment. Except as noted in the next sentence, all options were granted at an exercise price equal to the estimated fair value of the common stock on the dates of grant as determined by the board of directors based on equity transactions and other analyses. Options granted to holders of 10% or more of the outstanding common stock were granted at an exercise price equal to 110% of the estimated fair value of the common stock on the dates of grant as determined by the board of directors based on equity transactions and other analyses. The options expire ten years from the date of grant or, in certain circumstances, the commencement date of the option holder's employment.

                          MINDSPRING ENTERPRISES, INC.

DIRECTORS' STOCK OPTION PLAN

     Under the Company's Directors' Stock Option Plan (the "Directors' Plan"), adopted in December 1995, 210,000 shares of common stock are authorized for issuance to nonemployee directors (in the form of 30,000 options per director) upon their initial election or appointment to the board or, in the case of directors who joined the board prior to the creation of the Directors' Plan, upon the adoption of the Directors' Plan by the board of directors. The Directors' Plan, as amended by the board of directors on March 25, 1998 and approved by the stockholders on May 20, 1998, provides for discretionary option grants. Options become exercisable as follows: (i) 50% of the options become exercisable two years after the date of grant, (ii) an additional 25% of the options become exercisable three years after the date of grant, and (iii) the remaining 25% of the options become exercisable four years after the date of grant. All options were granted at an exercise price equal to the estimated fair value of the common stock at the dates of grant as determined by the board of directors based upon equity transactions and other analyses. The options expire ten years from the date of grant.

STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 123

     During 1995, the Financial Accounting Standards Board issued SFAS No. 123, which defines a fair value-based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock-based compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the method of accounting prescribed by APB No. 25. Entities electing to remain with the accounting in APB No. 25 must make pro forma disclosures of net income and, if presented, earnings per share as if the fair value-based method of accounting defined in this statement had been applied.

     The Company has elected to account for its stock-based compensation plans under APB No. 25; however, the Company has computed for pro forma disclosure purposes the value of all options granted during 1998, 1997, and 1996 using the Black-Scholes option-pricing model as prescribed by SFAS No. 123 using the following weighted average assumptions used for grants in 1998, 1997, and 1996:

                                                           1998        1997        1996
                                                         ---------   ---------   ---------
Risk-free interest rate................................       5.3%        6.4%        6.4%
Expected dividend yield................................         0%          0%          0%
Expected lives.........................................  3.5 years   3.5 years   3.5 years
Expected volatility....................................      95.0%       58.4%       69.3%

     The total value of options granted during 1998, 1997, and 1996 was computed as approximately $38,679,000, $3,735,000 and $601,000, respectively, which would be amortized on a pro forma basis over the four-year vesting period of the options. If the Company had accounted for these plans in accordance with SFAS No. 123, the Company's net income

                          MINDSPRING ENTERPRISES, INC.

(loss) and pro forma net income (loss) per share for the years ended December 31, 1998, 1997 and 1996 would have been as follows:

                                                              AS REPORTED    PRO FORMA
                                                              -----------    ---------
(In Thousands Except Per Share Data)
1996
Net loss....................................................    $(7,612)      $(7,836)
Net loss per share..........................................    $ (0.48)      $ (0.50)
1997
Net loss....................................................    $(4,083)      $(5,402)
Net loss per share..........................................    $ (0.18)      $ (0.24)
1998
Net income..................................................    $10,544       $ 2,291
Net income per diluted share................................    $  0.41       $  0.09

     A summary of the status of the Company's two stock options plans at December 31, 1998, 1997 and 1996 and changes during the years then ended are presented in the following table:

                                                                               WEIGHTED
                                                                                AVERAGE
                                                                  SHARES       PRICE PER
                                                              (IN THOUSANDS)     SHARE
                                                              --------------   ---------
December 31, 1995...........................................       1,071        $ 0.62
Grants......................................................         756          2.87
Exercised...................................................          (3)         0.21
Forfeitures.................................................         (90)         2.01
                                                                  ------        ------
December 31, 1996...........................................       1,734          1.53
Grants......................................................         453          4.21
Exercised...................................................        (171)         0.29
Forfeitures.................................................        (174)         3.12
                                                                  ------        ------
December 31, 1997...........................................       1,842          2.15
Grants......................................................         861         37.53
Exercised...................................................        (382)         1.53
Forfeitures.................................................        (198)         7.96
                                                                  ------        ------
December 31, 1998...........................................       2,123         16.10
                                                                  ======        ======
Weighted average fair value of options granted in 1998......      $   45
                                                                  ======

                          MINDSPRING ENTERPRISES, INC.

     The following table summarizes the number of options outstanding by year of grant:

                                                                               WEIGHTED
                                       NUMBER                                   AVERAGE
                                         OF           EXERCISE     WEIGHTED    REMAINING
                                       SHARES          PRICE       AVERAGE    CONTRACTUAL
          YEAR OF GRANT            (IN THOUSANDS)      RANGE        PRICE        LIFE
          -------------            --------------   ------------   --------   -----------
1998.............................       808         $10.94-60.69    $38.59      9.6 years
1997.............................       341           2.33- 9.71      4.40      8.4
1996.............................       388           2.13- 4.13      2.79      7.6
1995.............................       586           0.21- 2.13      0.67      6.5

     The following table summarizes the options exercisable as of December 31, 1998, 1997 and 1996:

                                                                               WEIGHTED
                                                      NUMBER                    AVERAGE
                                                        OF         WEIGHTED    REMAINING
                                                      SHARES       AVERAGE    CONTRACTUAL
                     AS OF                        (IN THOUSANDS)    PRICE        LIFE
                     -----                        --------------   --------   -----------
Dec. 31, 1998...................................       537          $1.16       6.8 years
Dec. 31, 1997...................................       366          $0.73       7.5
Dec. 31, 1996...................................       210          $0.21       8.1

EMPLOYEE BENEFIT PLAN

     The Company has a savings plan (the "Savings Plan") that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code. Under the Savings Plan, participating employees may defer a portion of their pretax earnings, up to the Internal Revenue Service annual contribution limit. Annually, the Company determines whether to make a discretionary matching contribution equal to a percentage, determined by the Company, of the employee's deferred compensation contribution. The Company has not made any matching contributions to the Savings Plan.

5.  RELATED-PARTY TRANSACTIONS

     The Company has entered into certain business relationships with several subsidiaries and affiliates of ITC Holding Company, Inc. ("ITC Holding"). Except as noted below, none of these transactions were material for the periods presented.

     The Company purchases long-distance telephone services and wide area network transport service from ITC/\DeltaCom, Inc. ("ITC/\DeltaCom"), a related party through relationships with ITC Holding. Long-distance charges from ITC/\DeltaCom totaled approximately $3,672,000, $1,942,000 and $677,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

                          MINDSPRING ENTERPRISES, INC.

6.  DEBT

     The Company's only debt obligation for the periods presented is a promissory note issued in connection with the PSINet transaction. The final payment on this note was made in December 1998.

                                                               1998      1997
                                                              -------   -------
                                                               (IN THOUSANDS)
PSINet Note, due October, 1998..............................  $    --   $ 2,043
Less current maturities.....................................       --    (2,043)
                                                              -------   -------
Long-term obligations.......................................  $    --   $    --
                                                              =======   =======

     The carrying value of the PSINet Note approximated the market value as of December 31, 1997.

7.  COMMITMENTS AND CONTINGENCIES

LEASES

     The Company leases certain equipment under agreements, which are classified as capital leases. These leases have original terms of three years or less and contain bargain purchase options at the end of the original lease terms. The Company also has operating leases, which relate to the lease of office and equipment space. Rental expense attributable to these operating leases was approximately $1,953,000, $1,420,000, and $519,000 for the year ended December 31, 1998, 1997 and 1996, respectively.

     At December 31, 1998, the Company's capital lease obligations and minimum rental commitments under non-cancelable operating leases with initial or remaining terms of more than one year were as follows:

                                                              CAPITAL   OPERATING
                                                              LEASES     LEASES
                                                              -------   ---------
                                                                (IN THOUSANDS)
1999........................................................  $ 3,103    $ 3,385
2000........................................................    2,595      3,392
2001........................................................       --      1,441
2002........................................................       --        829
2003 and thereafter.........................................       --        963
                                                              -------    -------
          Total minimum lease payments......................  $ 5,698    $10,010
                                                              =======    =======
Amounts representing interest...............................     (579)
                                                              -------
Present value of net minimum payments.......................    5,119
Current portion.............................................   (2,695)
                                                              -------
Long-term capitalized lease obligations.....................  $ 2,424
                                                              =======

LEGAL PROCEEDINGS

     The Company is subject to legal proceedings and claims that arise in the ordinary course of business. As of December 31, 1998, management is not aware of any asserted or

                          MINDSPRING ENTERPRISES, INC.

pending litigation or claims against the Company that would have a material adverse effect on the Company's financial condition, results of operations, or liquidity.

8.  INCOME TAXES

     The provision for income taxes is attributable to:

                                                              1998      1997      1996
                                                             -------   -------   -------
                                                                   (IN THOUSANDS)
Current....................................................  $ 3,000   $    --   $    --
Deferred...................................................      654    (1,574)   (2,915)
Increase in (reversal of) valuation allowance..............   (5,198)    1,574     2,915
                                                             -------   -------   -------
     Income tax provision (benefit)........................  $(1,544)  $    --   $    --
                                                             =======   =======   =======

     A reconciliation of the income tax provision (benefit) computed at statutory tax rates to the income tax benefit for the year ended December 31, 1998, 1997 and 1996 is as follows:

                                                              1998       1997       1996
                                                              ----       ----       ----
Income tax benefit at statutory rate........................   34%       (34)%      (34)%
State income taxes, net of federal benefit..................    4         (4)        (4)
Other.......................................................    2          0          0
Valuation allowance.........................................  (57)        38         38
                                                              ---        ---        ---
          Total income tax provision (benefit)..............  (17)%        0%         0%
                                                              ===        ===        ===

     Deferred income taxes reflect the net tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The significant components of the Company's deferred tax assets and liabilities as of December 31, 1998 and 1997 are as follows:

                                                               1998      1997
                                                              -------   -------
                                                               (IN THOUSANDS)
Deferred tax assets:
  Net operating loss carryforwards..........................  $    --   $ 3,866
  Acquired customer base....................................    3,902     1,742
  Deferred revenue..........................................    2,221       835
  Allowance for doubtful accounts...........................      465       285
  Prepaid revenue...........................................      608        --
  Accrued vacation..........................................      371        --
  Other accrued liabilities.................................       --       126
                                                              -------   -------
          Total deferred tax assets.........................  $ 7,567   $ 6,854
                                                              -------   -------

                          MINDSPRING ENTERPRISES, INC.

                                                               1998      1997
                                                              -------   -------
                                                               (IN THOUSANDS)
Deferred tax liabilities:
  Depreciation..............................................  $(2,779)  $(1,608)
  Other.....................................................     (244)      (48)
                                                              -------   -------
          Total deferred tax liabilities....................   (3,023)   (1,656)
                                                              -------   -------
Net deferred tax asset......................................    4,544     5,198
Valuation allowance for deferred tax assets.................       --    (5,198)
                                                              -------   -------
Net deferred taxes..........................................  $ 4,544   $    --
                                                              =======   =======

     The Company's net operating loss carryforwards will expire between 2009 and 2012 unless utilized. Due to the fact that prior to 1998 the Company incurred losses since inception, the Company did not recognize the income tax benefit of the net operating loss carryforwards. Management provided a 100% valuation reserve against its net deferred tax asset, consisting primarily of net operating loss carryforwards. Management reviewed this position based on the net income generated in 1998 as well as the projections of future income and determined that it was more likely than not that the deferred tax assets would be realized. Accordingly, the Company reversed its entire valuation allowance in 1998. In addition, the Company's ability to recognize the benefit from the net operating loss carryforwards could be limited under Section 382 of the Internal Revenue Code if ownership of the Company changes by more than 50%, as defined.

9.  QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following is a summary of the unaudited quarterly results for 1998, 1997, and 1996: (In Thousands Except Per Share Data)

                                                                               NET INCOME
                                                                               (LOSS) PER
                                                                                  SHARE
                                               OPERATING          NET        ---------------
          QUARTER ENDED            REVENUE   INCOME (LOSS)   INCOME (LOSS)   BASIC   DILUTED
          -------------            -------   -------------   -------------   -----   -------
December 31, 1998................  $39,534      $ 1,299         $ 3,679      $ .14    $ .13
September 30, 1998...............   28,695        3,440           3,985        .15      .15
June 30, 1998....................   25,060        1,994           2,020        .09      .08
March 31, 1998...................   21,384        1,053             860        .04      .04
December 31, 1997................  $17,209      $   646         $   498      $ .02    $ .02
September 30, 1997...............   13,967         (465)           (626)      (.03)    (.03)
June 30, 1997....................   11,600       (1,421)         (1,430)      (.06)    (.06)
March 31, 1997...................    9,780       (2,505)         (2,525)      (.11)    (.11)
December 31, 1996................  $ 8,524      $(2,378)        $(2,411)     $(.11)   $(.11)
September 30, 1996...............    5,301       (2,601)         (2,702)      (.18)    (.18)
June 30, 1996....................    2,495       (1,577)         (1,460)      (.10)    (.10)
March 31, 1996...................    1,812         (966)         (1,039)      (.10)    (.10)

               See Note 1 for a discussion of earnings per share.

                          MINDSPRING ENTERPRISES, INC.

10.  SUBSEQUENT EVENT

ACQUISITION

     On February 17, 1999, MindSpring acquired certain tangible and intangible assets and rights used in connection with the Internet services business operated in the United States by NETCOM On-Line Communication Services, Inc. ("NETCOM"), a Delaware corporation and an indirect wholly owned subsidiary of ICG Communications, Inc. including, (i) approximately 400,000 of NETCOM's individual Internet access accounts; (ii) approximately 3,000 dedicated Internet access accounts; (iii) approximately 18,000 Web hosting accounts; and (iv) various assets used in serving those subscribers, including leased operations facilities in San Jose, California and Dallas, Texas and all of NETCOM's rights to the "NETCOM" name (except in Brazil, Canada and the United Kingdom). The acquisition was effected pursuant to an Asset Purchase Agreement dated January 5, 1999 between MindSpring and NETCOM. MindSpring paid NETCOM approximately $245,000,000, including $215,000,000 in cash and $30,000,000 in MindSpring stock.

     The NETCOM operations outside the United States are not included in this transaction. In addition, NETCOM (which will change its name in the near future) will retain all of the assets used in connection with its network operations. Under a separate network services agreement, NETCOM (operating under a new corporate name) will sell MindSpring wholesale access to its network. The agreement has an initial term of one year, with an option for a second year on potentially different terms to be negotiated and accepted by both parties.

     The transaction will be accounted for as a purchase. The purchase price will be allocated to the underlying assets purchased and liabilities assumed based on their fair market values at the acquisition date.

     The following table summarizes the net assets purchased in connection with the NETCOM and Spry acquisitions and the amount attributable to cost in excess of net assets acquired in millions:

                                                              NETCOM   SPRY
                                                              ------   -----
Working capital.............................................  $(3.0)   $  --
Property and equipment......................................   17.2       --
Other assets................................................    0.2       --
Acquired customer base......................................  230.6     32.0

     The preliminary estimate of net assets represents management's best estimate based on currently available information; however, such estimate may be revised up to one year from the acquisition date. Acquired subscriber bases are amortized over 3 years.

     The following unaudited pro forma condensed statements of operations (in millions) assumes the NETCOM and Spry acquisitions occurred on January 1, 1997. In the opinion of

                          MINDSPRING ENTERPRISES, INC.

management, all adjustments necessary to present fairly such unaudited pro forma condensed statements of operations have been made.

                                                               1998      1997
                                                              -------   -------
Revenue.....................................................  $ 294.9   $ 250.3
Net Loss....................................................   (101.5)   (101.0)
Net Loss per share..........................................    (3.57)    (3.58)

CREDIT FACILITY

     Subsequent to year end, the Company obtained a $100 million secured revolving credit facility from First Union National Bank and certain other lenders. The credit facility may be increased to $200 million with the approval of 51% of the lenders. The credit facility has an interest rate of either the bank rate plus 25 to 100 basis points (defined as the banks prime rate or the overnight federal funds rate plus 50 basis points) or LIBOR plus 125-200 basis points depending upon the ratio of total debt to EBITDA. The facility is available for 36 months and contains certain restrictive covenants including certain financial ratios. Additionally, borrowings are secured by all assets and properties. To complete the NETCOM acquisition, the Company borrowed $80 million under this facility. The proceeds from any future debt issuances and certain sales of assets and insurance proceeds must be used to repay any outstanding borrowings.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.


                  SUBJECT TO COMPLETION. DATED APRIL 7, 1999.


PROSPECTUS

                          MINDSPRING ENTERPRISES, INC.

                                  $800,000,000

       DEBT SECURITIES, COMMON STOCK, PREFERRED STOCK, DEPOSITARY SHARES,
      WARRANTS, SUBSCRIPTION RIGHTS, STOCK PURCHASE CONTRACTS TO PURCHASE
            COMMON STOCK OR PREFERRED STOCK AND STOCK PURCHASE UNITS

     By this prospectus, we may offer, from time to time, in one or more series or classes the following securities:

     -  shares of our common stock,

     -  shares of our preferred stock,

     -  shares of our preferred stock represented by depositary shares,

     -  our debt securities,

     - warrants exercisable for our debt securities, common stock, preferred stock or depositary shares,

     - subscription rights evidencing the right to purchase any of the above securities, and

     - stock purchase contracts to purchase common stock or preferred stock and stock purchase units.

     The aggregate initial offering price of these "offered securities" that we may issue will not exceed $800,000,000. If we issue debt securities at a discount from their original principal stated amount, then, for purposes of calculating the aggregate initial offering price of the offered securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities.


     Our common stock is listed for trading on The Nasdaq Stock Market's National Market under the symbol "MSPG." On April 6, 1999, the last reported sale price of our common stock on the Nasdaq National Market was $105.38.


     We may offer the offered securities in amounts, at prices and on terms determined at the time of the offering. We will provide you with specific terms of the applicable offered securities in supplements to this prospectus.

     You should read this prospectus and any prospectus supplement carefully before you decide to invest. This prospectus may not be used to consummate sales of the offered securities unless it is accompanied by a prospectus supplement describing the method and terms of the offering of those offered securities.
                      ------------------------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these offered securities or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.
                      ------------------------------------

                The date of this prospectus is           , 1999.

                           [INSIDE FRONT COVER PAGE]

                               TABLE OF CONTENTS

PROSPECTUS                                                    PAGE
----------                                                    ----
Cautionary Note Regarding Forward-Looking Statements........    3
About This Prospectus.......................................    4
Where You Can Find More Information.........................    4
About MindSpring............................................    6
Ratios of Earnings to Fixed Charges.........................    7
Use of Proceeds.............................................    7
ERISA Matters...............................................    7
Description of Debt Securities..............................    8
Description of Common Stock.................................   20
Description of Preferred Stock..............................   22
Description of Depositary Shares............................   25
Description of Warrants.....................................   29
Description of Stock Purchase Contracts to Purchase Common
  Stock or Preferred Stock and Stock Purchase Units.........   30
Description of Subscription Rights..........................   31
Plan of Distribution........................................   32
Legal Matters...............................................   33
Experts.....................................................   34

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
     This prospectus, any prospectus supplement and the information incorporated by reference, may include "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend the forward-looking statements to be covered by the safe harbor provisions for forward-looking statements in these sections. All statements regarding our expected financial position and operating results, our business strategy and our financing plans are forward-looking statements. These statements can sometimes be identified by our use of forward-looking words such as "may," "will," "anticipate," "estimate," "expect," or "intend." Known and unknown risks, uncertainties and other factors could cause the actual results to differ materially from those contemplated by the statements. The forward-looking information is based on various factors and was derived using numerous assumptions.
     Although we believe that our expectations that are expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations include, without limitation, (1) that MindSpring will not retain or grow its subscriber base, (2) that MindSpring will not be able to successfully integrate new subscribers and/or assets obtained through acquisitions, (3) that MindSpring will fail to be competitive with existing and new competitors, (4) that MindSpring will not be able to sustain its current growth, (5) that MindSpring will not adequately respond to technological developments impacting the Internet, and (6) that financing will not be available to MindSpring if and as needed. This list is intended to identify some of the principal factors that could cause actual results to differ materially from those described in the forward-looking statements included elsewhere in this report. These factors are not intended to represent a complete list of all risks and uncertainties inherent in MindSpring's business, and should be read in conjunction with the more detailed cautionary statements included in this prospectus and/or any prospectus supplement under the caption "Risk Factors."
     As used in this prospectus and in the accompanying prospectus supplement, "MindSpring" means MindSpring Enterprises, Inc., a Delaware corporation.

                             ABOUT THIS PROSPECTUS
     This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process under the Securities Act of 1933. Under the shelf process, we may, from time to time, sell any combination of the offered securities described in this prospectus in one or more offerings up to a total dollar amount of $800,000,000.
     This prospectus and the accompanying prospectus supplement do not contain all of the information included in the registration statement. We have omitted parts of the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for a complete description of these matters. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.
     This prospectus provides you with a general description of the offered securities. Each time we sell offered securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change any information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."
                      WHERE YOU CAN FIND MORE INFORMATION
     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC, including the registration statement, at the following SEC public reference rooms:

     450 Fifth Street, N.W           7 World Trade Center           500 West Madison Street
           Room 1024                      Suite 1300                      Suite 1400
    Washington, D.C. 20549         New York, New York 10048         Chicago, Illinois 60661

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

     Our common stock is quoted on the Nasdaq National Market under the symbol "MSPG," and our SEC filings can also be read at the following Nasdaq address:

                               Nasdaq Operations
                              1735 K Street, N.W.
                             Washington, D.C. 20006

Our SEC filings are also available to the public on the SEC's Web Site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below:


     - Our Annual Report on Form 10-K for our fiscal year ended December 31, 1998, filed with the SEC on March 30, 1999.



     -  Our Current Reports on Form 8-K, filed with the SEC on:



       -- January 8, 1999; and


       -- February 25, 1999.

     - The description of our common stock included in a registration statement on Form 8-A, filed with the SEC on March 1, 1996, including any amendments or reports filed for the purpose of updating that description.

In addition to the documents listed above, we also incorporate by reference any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, including any filings after the date of initial filing and prior to the effectiveness of the registration statement of which this prospectus is a part, until we have sold all of the offered securities to which this prospectus relates or the offering is otherwise terminated.

     You may request a copy of these filings, at no cost, by writing to us at the following address or telephoning us at (404) 815-0770 between the hours of 9:00 a.m. and 4:00 p.m., Atlanta, Georgia local time:

                               INVESTOR RELATIONS
                          MINDSPRING ENTERPRISES, INC.
                     1430 WEST PEACHTREE STREET, SUITE 400
                             ATLANTA, GEORGIA 30309

                                ABOUT MINDSPRING

     MindSpring Enterprises, Inc., which began operations in February 1994, is a leading national Internet service provider, or ISP. We focus on serving individuals and small businesses. Our subscribers use their MindSpring accounts to, among other things, communicate, retrieve information, and publish information on the Internet. Our primary service offerings are dial-up Internet access and business services, which we offer in various price and usage plans designed to meet the needs of our subscribers. Our business services include Web hosting, which entails maintaining a customer's Internet Web site; high-speed, dedicated Internet access; Web page design; domain name registration and customer Web server co-location. Web hosting, our principal business service, complements our Internet access business and is one of the fastest growing segments of the Internet marketplace.

     Our nationwide network consists of MindSpring-owned points of presence, or POPs, and POPs that are owned by other companies with which we have service agreements. This reliable network enables subscribers in the 48 contiguous U.S. states and the District of Columbia to access the Internet via a local telephone call.

     Our objective is to strengthen MindSpring's position as a leading national provider of high quality Internet access, Web hosting and other value-added services to individuals and small businesses. We believe that to achieve this objective we need to continue to:

     -- provide superior customer service and technical support by maintaining and, as necessary, increasing our staff of qualified service and support personnel;

     -- efficiently expand our national network through a combination of MindSpring-owned POPs and POPs we lease from third-party network service providers;

     -- expand our targeted marketing and distribution activities in markets where there is the opportunity for substantial market penetration;

     -- increase our revenues from value-added services, such as Web hosting and Web page design, by continuing to take advantage of our current sales, marketing and network capabilities; and

     -- engage in selected and strategic acquisitions of businesses and subscriber accounts.

     In October 1998, we acquired approximately 130,000 subscriber accounts and some related assets from Spry, Inc., a wholly owned subsidiary of America Online, Inc. In February 1999, we acquired approximately 400,000 subscriber accounts and some related assets from NETCOM On-Line Communication Services, Inc., a wholly owned subsidiary of ICG Communications, Inc. These acquisitions increased our subscriber base to approximately 1,100,000 subscribers, compared to approximately 12,000 subscribers at the end of 1995, our first full year of operations. We intend to continue to evaluate new acquisition opportunities as they become available.

     Our principal executive offices are located at 1430 West Peachtree Street, Suite 400, Atlanta, Georgia 30309, and our telephone number at that address is
(404) 815-0770.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table shows MindSpring's ratios of earnings to fixed charges on a historical basis for the fiscal years indicated, expect for 1994, MindSpring's initial year of operations, which began on February 24, 1994. The amount shown as "Pro Forma 1998" gives effect to the NETCOM acquisition and related borrowings under our credit facility, which occurred on February 17, 1999, as if each had occurred on January 1, 1998. Earnings consist of income before income taxes plus fixed charges. Fixed charges consist of interest charges and the portion of rent expense under operating leases representing interest, which is estimated to be one-third of rent expense. To date, MindSpring has not issued any preferred stock; therefore, the ratios of earnings to combined fixed charges and preference dividends are the same as the ratios shown below.

                                                        YEAR ENDED DECEMBER 31,            PRO
                                                  ------------------------------------    FORMA
                                                  1994    1995    1996    1997    1998    1998
                                                  ----    ----    ----    ----    ----    -----
Ratio of earnings to fixed charges............      --      --      --      --    9.7x       --
Amount by which earnings insufficient to cover
  fixed charges (in millions).................    $0.1    $2.0    $7.6    $4.1      --    $96.2

                                USE OF PROCEEDS

     Unless otherwise indicated in the applicable prospectus supplement, we anticipate that any net proceeds from the sale of offered securities will be used to fund expansion of our business, including for:

     -  additional working capital,

     -  capital expenditures,

     - repayment of debt, including amounts we may have borrowed under our secured, revolving credit facility,

     -  funding net losses,

     -  acquisitions, and

     -  general corporate purposes.

When we offer a particular series of offered securities, the prospectus supplement relating to that offering will set forth the intended use of the net proceeds received from that offering. Pending the application of the net proceeds, we expect to invest the proceeds from the sale of offered securities in short-term, interest-bearing instruments or other investment-grade debt securities.

                                 ERISA MATTERS

     MindSpring or any of our affiliates may be considered a "party in interest," within the meaning of the Employee Retirement Income Security Act, or a "disqualified person," within the meaning of Section 4975 of the Internal Revenue Code, with respect to many employee benefit plans that are subject to ERISA. The purchase and/or holding of offered securities by an ERISA plan, including an individual retirement plan, that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of the Internal Revenue Code and with respect to which MindSpring or any of our affiliates is a service provider, or otherwise is a party in interest or a disqualified person, may constitute or result in a prohibited transaction under ERISA or the Internal Revenue Code, unless such offered securities are acquired pursuant to and in accordance with an applicable federal statutory exemption, or administrative exemption issued on a class-wide basis by the United States Department of Labor. Any pension or other employee benefit plan proposing to acquire any offered securities should consult with its counsel.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The debt securities that we may issue will be unsecured, direct, general obligations of MindSpring. We may issue either senior debt securities or subordinated debt securities. Our senior debt securities and our subordinated debt securities will be subordinated to our secured indebtedness, including amounts we have borrowed under any secured, revolving credit facility. Our senior debt securities will rank equally with all other unsecured and unsubordinated indebtedness of MindSpring. Our subordinated debt securities will be subordinated in right of payment to the prior payment in full of the "senior debt" of MindSpring, as described below under "-- Subordination of Subordinated Debt Securities" and in the prospectus supplement applicable to any subordinated debt securities that we may offer.

     Senior debt securities will be issued under a "senior debt indenture" and subordinated debt securities will be issued under a separate "subordinated debt indenture." Provisions relating to the issuance of debt securities may also be set forth in a supplemental indenture to either of the indentures. For purposes of the descriptions under this heading, we may refer to the senior debt indenture and the subordinated debt indenture, and any related supplemental indentures, as "an indenture" or, collectively, as "the indentures." The indentures will be subject to and governed by the Trust Indenture Act of 1939.

     Each indenture will be between MindSpring and a trustee that meets the requirements of the Trust Indenture Act of 1939. We expect that each indenture will provide that there may be more than one trustee under that indenture, each with respect to one or more series of debt securities. Any trustee under an indenture may resign or be removed with respect to one or more series of debt securities and, in that event, we may appoint a successor trustee. Except as otherwise provided in the indenture or supplemental indenture, any action permitted to be taken by a trustee may be taken by that trustee only with respect to the one or more series of debt securities for which it is trustee under the applicable indenture.

     The descriptions under this heading relating to the debt securities and the indentures are summaries of their anticipated provisions. The summaries are not complete and are qualified in their entirety by reference to the actual indentures and debt securities. A form of the senior debt indenture and a form of the subordinated debt indenture under which we may issue our debt securities have been filed as exhibits to the registration statement of which this prospectus is a part. In the summaries we have included references to section numbers of the forms of indenture so that you can easily locate these provisions. Whenever we refer in this prospectus or in the prospectus supplement to particular sections or defined terms of an indenture, those sections or defined terms are incorporated by reference in this prospectus or in the prospectus supplement, as applicable. You should read the indentures for provisions that may be important to you. The forms of the indentures can be examined at the locations listed above under the heading "Where You Can Find More Information."

     The terms and conditions described under this heading are of terms and conditions that apply generally to the debt securities. The particular terms of any series of debt securities will be summarized in the applicable prospectus supplement. Those terms may differ from the terms summarized below.

     Except as set forth in the applicable indenture or in one or more supplemental indentures and described in an applicable prospectus supplement, we may issue the debt securities in one or more series and without limitation as to aggregate principal amount. We are not required to issue all of the debt securities of one series at the same time and, unless otherwise provided in the applicable indenture, supplemental indenture or prospectus supplement, we may reopen a series and issue additional debt securities under that series without the consent of the holders of the outstanding debt securities of that series.

TERMS OF DEBT SECURITIES TO BE INCLUDED IN THE PROSPECTUS SUPPLEMENT

     The prospectus supplement relating to any series of debt securities that we may offer will set forth the price or prices at which the debt securities will be offered, and will contain the specific terms of the debt securities of that series. These terms may include, without limitation, the following:

     (1) the title of the debt securities, whether they are senior debt securities or subordinated debt securities and, if subordinated, the terms of subordination;

     (2) the aggregate principal amount of the debt securities and any limit on that aggregate principal amount;

     (3) the percentage of the principal amount at which the debt securities will be issued and, if other than the principal amount of those debt securities, the portion of the principal amount payable upon declaration of acceleration of the maturity of those debt securities;

     (4) the date or dates, or the method for determining the date or dates, on which the principal of the debt securities will be payable;

     (5) the rate or rates, which may be fixed or variable, or the method by which the rate or rates are to be determined, at which the debt securities will bear interest, if any;

     (6) the date or dates, or the method for determining the date or dates, from which any interest will accrue, the dates on which any interest will be payable, the regular record dates for interest payment dates, or the method by which record dates may be determined, the persons to whom interest will be payable, and the basis upon which interest is to be calculated if other than that of a 360-day year of twelve 30-day months;

     (7) the place or places where the principal of (and premium, if any) and interest, if any, on the debt securities will be payable, where the debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon MindSpring in respect of the debt securities and the applicable indenture may be served;

     (8) the period or periods within which, the price or prices at which and the other terms and conditions upon which the debt securities may be redeemed, in whole or in part, at the option of MindSpring, if MindSpring is to have such an option;

     (9) the right or obligation, if any, of MindSpring to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of the debt securities, and the period or periods within which, or the date and dates on which, the price or prices at which and the other terms and conditions upon which the debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to that obligation;

     (10) if other than U.S. dollars, the currency or currencies in which the debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the related terms and conditions;

     (11) whether the amount of payments of principal of (and premium, if any) or interest, if any, on the debt securities may be determined with reference to an index, formula or other method, which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies, and the manner in which the amounts are to be determined;

     (12) any additions to, modifications of or deletions from the terms of the debt securities with respect to events of default, amendments, merger, consolidation and sale or covenants set forth in the applicable indenture;

     (13) whether the debt securities will be issued in certificated or book-entry form;

     (14) whether the debt securities will be in registered or bearer form and, if in registered form, their denominations, if other than $1,000 and any integral multiple thereof, and, if in bearer form, their denominations, if other than $5,000, and the related terms and conditions;

     (15) if the debt securities will be issuable only in the form of a Global Security as described below under the subheading "-- Global Securities," the depositary or its nominee with respect to the debt securities and the circumstances under which the Global Security may be registered for transfer or exchange in the name of a person other than the depositary or its nominee;

     (16) the applicability, if any, of the defeasance and covenant defeasance provisions of the indenture and any additional or different terms on which the series of debt securities may be defeased;

     (17) whether and the extent to which the debt securities will be guaranteed, any guarantors and the form of any such guarantee;

     (18) in the case of subordinated debt securities, whether the securities may be converted into or exchanged for other securities of MindSpring and the terms and conditions of conversion or exchange;

     (19) whether the debt securities will be sold as part of Units consisting of debt securities and other securities;

     (20) if the debt securities are to be issued upon the exercise of warrants, the time, manner and place for the debt securities to be authenticated and delivered;

     (21) whether and under what circumstances MindSpring will pay any additional amounts on the debt securities in respect of any tax, assessment or governmental charge and, if so, whether MindSpring will have the option to redeem the debt securities instead of paying any additional amounts; and

     (22) any other terms of the debt securities not inconsistent with the provisions of the applicable indenture (Section 301).

     The debt securities may be offered and sold at a substantial discount below their stated principal amount and may be "original issue discount securities." "Original issue discount securities" means that less than the entire principal amount of the securities will be payable upon declaration of acceleration of their maturity. Special federal income tax, accounting and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement.

     Debt securities may bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate or as part of units consisting of debt securities and other securities may be sold or deemed to be sold at a discount below their stated principal amount. With respect to any debt securities as to which MindSpring has the right to defer interest, the holders of these debt securities may be allocated interest income for federal and state income tax purposes without receiving equivalent, or any, interest payments. Any material federal income tax considerations applicable to any such discounted debt securities or to certain debt securities issued at par that are treated as having been issued at a discount for federal income tax purposes will be described in the applicable prospectus supplement.

     Except as set forth in the applicable indenture or in one or more supplemental indentures, the applicable indenture will not contain any provisions that would limit the ability of MindSpring to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving MindSpring. The applicable indenture may contain provisions that would afford debt security holders protection in the event of a change of control. You should refer to the applicable prospectus supplement for information with respect to any deletions from, modifications of or additions to the events of default or covenants of MindSpring that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

     As of the date of this prospectus, MindSpring has no subsidiaries. However, in the event that MindSpring establishes one or more subsidiaries in the future, some of the terms and provisions of the indentures would apply to those subsidiaries. For purposes of the descriptions under this heading (1) "Subsidiary" means a corporation or a partnership a majority of the outstanding voting stock or partnership interests, as the case may be, of which is owned or controlled, directly or indirectly, by MindSpring or by one or more other Subsidiaries of MindSpring. For the purposes of this definition, "voting stock" means stock having voting power for the election of directors, or trustees, as the case may be, whether at all times or only so long as no senior class of

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

stock has such voting power by reason of any contingency; and (2) "Significant Subsidiary" means any Subsidiary of MindSpring that is a "significant subsidiary," within the meaning of Regulation S-X promulgated by the SEC under the Securities Act.

SUBORDINATION OF SUBORDINATED DEBT SECURITIES

     To the extent provided in the subordinated debt indenture and any supplemental indenture, the payment of the principal of, and premium, if any, and interest on any subordinated debt securities, (including amounts payable on any redemption or repurchase,) will be subordinated in right of payment to the prior payment in full in cash of all "senior debt," as defined below (Sections 1501 and 1502 of the subordinated debt indenture). In the event of (1) a distribution to creditors in a liquidation or dissolution, or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to MindSpring or (2) an event of default with respect to senior debt which results in suspension of payment on the subordinated debt securities, MindSpring will have to make payment on the senior debt before making payments on any subordinated debt securities. The obligation described in the previous sentence of MindSpring to make payment on the senior debt will not otherwise affect MindSpring's obligation to make payment of the principal, and premium, if any, and interest on the subordinated debt securities. (Section 1508 of the subordinated debt indenture). Upon any distribution to creditors of MindSpring in a liquidation or dissolution, or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding, the holders of senior debt will first be entitled to receive payment in full in cash of all amounts due on the senior debt before any payments may be made on the subordinated debt securities. By reason of this subordination, in the event of a distribution of assets upon insolvency, specific general creditors of MindSpring may recover more, ratably, than holders of subordinated debt securities.

     The supplemental indenture will set forth the terms and conditions under which, if any, MindSpring will not be permitted to pay principal, premium, if any, or interest on the related subordinated debt securities upon the occurrence of an event of default or other circumstances arising under or with respect to "senior debt" which is defined below. (Section 1503 of the subordinated debt indenture). After all senior debt is paid in full and until the subordinated debt securities are paid in full, holders of subordinated debt securities will succeed to the right of holders of senior debt to the extent that distributions otherwise payable to holders of subordinated debt securities have been applied to the payment of senior debt (Section 1507 of the subordinated debt indenture).

     The subordinated debt indenture will define "senior debt" generally as the principal of, and premium, if any, and interest, (including interest accruing after the commencement of any bankruptcy proceeding relating to MindSpring,) on, or substantially similar payments to be made by MindSpring in respect of, the following, whether outstanding at the date of execution of the applicable indenture or thereafter incurred, created or assumed:

     (1) indebtedness of MindSpring evidenced by notes, debentures, or bonds or other securities issued under the provisions of an indenture, fiscal agency agreement or other agreement, including the senior debt securities that may be offered by means of this prospectus and one or more prospectus supplements,

     (2) indebtedness of MindSpring for money borrowed or represented by purchase-money obligations, as defined below,

     (3) obligations of MindSpring as lessee under leases of property either made as part of a sale and leaseback transaction to which MindSpring is a party or otherwise,

     (4) indebtedness, obligations and liabilities of others in respect of which MindSpring is liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which MindSpring has agreed to purchase or otherwise acquire,

     (5) reimbursement and other obligations relating to letters of credit, bankers' acceptances and similar obligations,

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

     (6) obligations under various hedging arrangements and agreements, including interest rate and currency hedging agreements,

     (7) all obligations of MindSpring issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business, and

     (8) renewals, extensions, modifications, replacements, restatements and refundings of, or any indebtedness or obligation issued in exchange for, any of the indebtedness or obligations described in clauses (1) through (7), above, in each case other than:

     (1) any indebtedness, obligation or liability referred to in clauses (1) through (8) above as to which, in the instrument creating or evidencing that indebtedness, obligation or liability, it is expressly provided that such indebtedness, obligation or liability is not senior in right of payment to the subordinated debt securities or ranks equally with the subordinated debt securities;

     (2) any such indebtedness, obligation or liability which is subordinated to indebtedness of MindSpring to substantially the same extent as or to a greater extent than the subordinated debt securities are subordinated; and

     (3) the subordinated debt securities (Section 101 of the subordinated debt indenture).

As used above, the term "purchase money obligations" is defined to mean indebtedness or obligations evidenced by a note, debenture, bond or other instrument, whether or not secured by a lien or other security interest but excluding indebtedness or obligations for which recourse is limited to the property purchased, issued or assumed as all or a part of the consideration for the acquisition of property or services, whether by purchase, merger, consolidation or otherwise, but does not include any trade accounts payable. There will not be any restrictions in an indenture relating to subordinated debt securities upon the creation of additional senior debt.

The applicable prospectus supplement may further describe the provisions, if any, applicable to the subordination of the subordinated debt securities of a particular series. The applicable prospectus supplement or the information incorporated therein or herein by reference will describe as of a recent date the approximate amount of our senior debt outstanding as to which the subordinated debt of that series will be subordinated.

In addition, the subordinated debt securities will be structurally subordinated to all indebtedness and other liabilities (including trade payables and lease obligations) of MindSpring's subsidiaries, as any right of MindSpring to receive any assets of its subsidiaries upon their liquidation or reorganization (and the consequent right of the holders of the subordinated debt securities to participate in those assets) will be effectively subordinated to the claims of that subsidiary's creditors (including trade creditors), except to the extent that MindSpring itself is recognized as a creditor of such subsidiary, in which case the claims of MindSpring would still be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by MindSpring.

CONVERSION OR EXCHANGE OF SUBORDINATED DEBT SECURITIES

     The applicable prospectus supplement will set forth the terms, if any, on which a series of subordinated debt securities may be converted into or exchanged for other securities of MindSpring. These terms will include whether conversion or exchange is mandatory, or is at MindSpring's option or at the option of the holder. We will also describe in the applicable prospectus supplement how we will calculate the number of securities that holders of subordinated debt securities would receive if they were to convert or exchange their debt securities, the conversion price and other terms related to conversion and any anti-dilution protections.

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

REDEMPTION OF SECURITIES

     The indentures will provide that the debt securities may be redeemed at any time at the option of MindSpring, in whole or in part, at the prescribed redemption price, except as may otherwise be provided in connection with any debt securities or series of debt securities.

     From and after notice has been given as provided in the indentures, if funds for the redemption of any debt securities called for redemption have been made available on the applicable redemption date, the debt securities will cease to bear interest on the date fixed for the redemption specified in the notice, and the only right of the holders of the debt securities will be to receive payment of the redemption price.

     Notice of any optional redemption by MindSpring of any debt securities is required to be given to holders at their addresses, as shown in the Security Register, not more than 60 nor less than 30 days before the date fixed for redemption. The notice of redemption will be required to specify, among other items, the redemption price and the principal amount of the debt securities held by the holder to be redeemed.

     If MindSpring elects to redeem debt securities, it will be required to notify the trustee at least 45 days before the redemption date (or such shorter period as is satisfactory to the trustee) of the aggregate principal amount of debt securities to be redeemed and the redemption date. If fewer than all the debt securities are to be redeemed, the trustee is required to select the debt securities to be redeemed pro rata, by lot or in such manner as it deems fair and appropriate.

DENOMINATION, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise specified in the applicable prospectus supplement, we will issue the debt securities in denominations of $1,000 and integral multiples of those $1,000 denominations if in registered form and, if in bearer form, we will issue the debt securities in denominations of $5,000 (Section 302).

     Unless otherwise specified in the applicable prospectus supplement, the principal of (and applicable premium, if any) and interest on any series of debt securities will be payable at the corporate trust office of the trustee, the address of which will be stated in the applicable prospectus supplements. At the option of MindSpring, payment of interest may be made by check mailed to the address of the person entitled to the interest payment as it appears in the register for the applicable debt securities or by wire transfer of funds to such person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002).

     Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a debt security ("Defaulted Interest") will immediately cease to be payable to the holder on the applicable regular record date and may either be paid to the person in whose name the debt security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the trustee, notice of which is to be given to the holder of the debt security not less than ten days before such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the applicable indenture or supplemental indenture (Section 307).

     Subject to limitations imposed upon debt securities issued in book-entry form, the debt securities of any series will be exchangeable for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of the debt securities at the corporate trust office of the applicable trustee. In addition, subject to limitations imposed upon debt securities issued in book-entry form, the debt securities of any series may be surrendered for registration of transfer or exchange at the corporate trust office of the applicable trustee. Every debt security surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be imposed for any registration of transfer or exchange of any debt securities, but MindSpring may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any registration of transfer or exchange of any debt securities. If the applicable prospectus supplement refers to any transfer agent (in addition to the applicable trustee) initially designated by MindSpring with respect to any series of debt securities, MindSpring may at any time rescind the designation of that transfer agent or approve a change in the location through which any such transfer agent acts, except that MindSpring will be

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

required to maintain a transfer agent in each place of payment for that series. MindSpring may at any time designate additional transfer agents with respect to any series of debt securities (Section 1002).

     Neither MindSpring nor any trustee will be required to:

     (1) issue, register the transfer of, or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

     (2) register the transfer of, or exchange any debt security, or portion of any debt security, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or

     (3) issue, register the transfer of, or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security not to be repaid (Section
          305).

GLOBAL SECURITIES

     We may issue the debt securities of a series in whole or in part in the form of one or more global securities to be deposited with, or on behalf of, a depository identified in the applicable prospectus supplement relating to such series. We may issue global securities in either registered or bearer form and in either temporary or permanent form. The specific terms of the depository arrangement with respect to a series of debt securities will be described in the applicable prospectus supplement relating to that series.

MERGER, CONSOLIDATION OR SALE OF ASSETS

     MindSpring will not be permitted to consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity, unless:

     (1) either (A) MindSpring is the continuing entity, or (B) the successor entity, if other than MindSpring, formed by or resulting from any such consolidation or merger, or which has received the transfer of MindSpring's assets, expressly assumes payment of the principal of, and premium, if any, and interest on all of the outstanding debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in each indenture;

     (2) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of MindSpring or any Subsidiary as a result of that transaction as having been incurred by MindSpring or a Subsidiary at the time of the transaction, no event of default under the indentures or supplemental indentures, and no event which, after notice or the lapse of time, or both, would become such an event of default, will have occurred and be continuing; and

     (3) an officer's certificate and legal opinion relating to the conditions described in (1) and (2) above is delivered to each trustee (Sections 801 and 803).

SELECTED COVENANTS

     Existence. Except as described above under "Merger, Consolidation or Sale of Assets," MindSpring will be required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (by certificate of incorporation, by-laws and statute) and franchises, but MindSpring will not be required to preserve any right or franchise if it determines that its preservation is no longer desirable in the conduct of MindSpring's business and that its loss is not disadvantageous in any material respect to the holders of the debt securities (Section 1004).

     Maintenance of Properties. MindSpring will be required to, and will be required to cause each of its Subsidiaries to, keep all of its and its Subsidiaries' properties that are used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment. MindSpring will also cause all necessary repairs, renewals,

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

replacements, and improvements of those properties to be made, all as in MindSpring's judgment may be necessary for the conduct of its business. (Section
1005).

     Payment of Taxes and Other Claims. MindSpring will be required to pay or discharge or cause to be paid or discharged, before the same become delinquent:

     (1) all material taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of MindSpring or any Subsidiary; and

     (2) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon the property of MindSpring or any Subsidiary;

but MindSpring will not be required to pay or discharge or cause to be paid or discharged any tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith in appropriate proceedings (Section
1007).

ADDITIONAL COVENANTS AND/OR MODIFICATIONS TO THE COVENANTS DESCRIBED ABOVE

     Any additional covenants of MindSpring and/or modifications to the covenants described above with respect to any series of debt securities, including any covenants relating to limitations on incurrence of indebtedness or other financial covenants, will be set forth in the applicable indenture or supplemental indenture and described in the prospectus supplement relating to that series of debt securities.

EVENTS OF DEFAULT, NOTICE AND WAIVER

     Events of Default. Each indenture will provide that the following events are "events of default" with respect to any series of debt securities issued under it, subject to any modifications or deletions provided in any supplemental indenture with respect to any specific series of debt securities:

     (1) failure to pay any installment of interest on any debt security of the series for 30 days;

     (2) failure to pay principal of, or premium, if any, on, any debt security of the series when due;

     (3) default in making any sinking fund payment, if required, for any debt security of the series;

     (4) default in the performance or breach of any other covenant or warranty of MindSpring contained in the applicable indenture, other than a covenant added to the indenture solely for the benefit of any other series of debt securities issued under that indenture, continued for 60 days after written notice as provided in the applicable indenture;

     (5) default in the payment of an aggregate principal amount exceeding $25,000,000 of any indebtedness of MindSpring or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or the acceleration is not rescinded or annulled within 30 days after written notice as provided in the applicable indenture;

     (6) specific events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of MindSpring or any Significant Subsidiary or either of their property;

     (7) if any guarantee of a debt security by a guarantor ceases to be, or MindSpring or the guarantor asserts in writing that the guarantee is not, in full force and effect or enforceable in accordance with its terms; and

     (8) any other event of default provided with respect to a particular series of debt securities (Section 501).

     If an event of default under any indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then in every case other than in the case described in clause (6) above, in which case acceleration will be automatic, the applicable trustee or the holders of not less than 25% of the

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

principal amount of the outstanding debt securities of that series will have the right to declare the principal amount (or, if the debt securities of that series are "original issue discount securities" or indexed securities, such portion of the principal amount as may be specified in the terms of that series) of all the debt securities of that series to be due and payable immediately by written notice to MindSpring, and to the applicable trustee if given by the holders. At any time after such a declaration of acceleration has been made with respect to debt securities of such series, or of all debt securities then outstanding under any indenture, as the case may be, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, however, the holders of not less than a majority in principal amount of the outstanding debt securities of that series, or of all debt securities then outstanding under the applicable indenture, as the case may be, may rescind and annul the declaration of acceleration and its consequences if:

     (1) MindSpring has deposited with the applicable trustee all required payments of the principal of, and premium, if any, and interest on the debt securities of that series, or of all debt securities then outstanding under the applicable indenture, as the case may be, plus specified fees, expenses, disbursements and advances of the applicable trustee; and

     (2) all events of default, other than the non-payment of all or a specified portion of the accelerated principal, with respect to debt securities of that series, or of all debt securities then outstanding under the applicable indenture, as the case may be, have been cured or waived as provided in such indenture (Section 502).

     Waiver. Each indenture also will provide that the holders of not less than a majority in principal amount of the outstanding debt securities of any series, or of all debt securities then outstanding under the applicable indenture, as the case may be, may waive any past default with respect to that series and its consequences, except a default:

     (1) in the payment of the principal of, or premium, if any, or interest on any debt security of that series; or

     (2) in respect of a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of each affected holder of an outstanding debt security (Section 513).

     Notice. Each trustee will be required to give notice to the holders of the applicable debt securities within 90 days of a default under the applicable indenture unless the default has been cured or waived; but the trustee may withhold notice of any default (except a default in the payment of the principal of, or premium, if any, or interest on such debt securities or in the payment of any sinking fund installment in respect of the debt securities) if specified responsible officers of the trustee consider the withholding to be in the interest of the holders (Section 601).

     Each indenture will provide that no holders of debt securities of any series may institute any proceedings, judicial or otherwise, with respect to that indenture or for any remedy under that indenture, except in the cases of failure of the applicable trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of that series, as well as an offer of indemnity reasonably satisfactory to it (Section 507). This provision will not prevent any holder of debt securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on the debt securities at their respective due dates (Section 508).

     Subject to provisions in each indenture relating to its duties in case of default, no trustee will be under any obligation to exercise any of its rights or powers under an indenture at the request or direction of any holders of any series of debt securities then outstanding under that indenture, unless the holders offer to the trustee reasonable security or indemnity (Section 602). The holders of not less than a majority in principal amount of the outstanding debt securities of any series (or of all debt securities then outstanding under an indenture, as the case may be) will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred upon the trustee. A trustee may refuse, however, to follow any direction that is in conflict with any law or the applicable indenture that may involve the trustee in personal liability or may be unduly prejudicial to the holders of debt securities of that series not joining in the direction (Section 512).

     Within 120 days after the end of each fiscal year, MindSpring will be required to deliver to each trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the applicable indenture and, if so, specifying each such default and the nature and status thereof (Section 1008).

MODIFICATION OF THE INDENTURES

     Except as otherwise specifically provided in the indenture, modifications and amendments of an indenture generally will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities issued under that indenture that are affected by the modification or amendment. In any case, however, no modification or amendment may, without the consent of the holder of each debt security affected by the modification or amendment:

     (1) change the stated maturity of the principal of, or any installment of interest (or the premium, if any) on, any debt security;

     (2) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any debt security, or reduce the amount of principal of an "original issue discount security" that would be due and payable upon declaration of acceleration of its maturity or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any debt security;

     (3) change the place of payment, or the coin or currency for payment, of principal (or premium, if any) or interest on any debt security;

     (4) impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

     (5) release any guarantors from their guarantees of the debt securities, or, except as contemplated in any supplemental indenture, make any change in a guarantee of a debt security that would adversely affect the interests of the holders of those debt securities;

     (6) in the case of subordinated debt securities, modify the ranking or priority of the securities;

     (7) reduce the percentage of outstanding debt securities of any series necessary to modify or amend the applicable indenture, to waive compliance with specific provisions of or certain defaults and consequences under the applicable indenture, or to reduce the quorum or voting requirements set forth in the applicable indenture; or

     (8) modify any of the foregoing provisions or any of the provisions relating to the waiver of specific past defaults or specific covenants, except to increase the required percentage to effect such action or to provide that specific other provisions may not be modified or waived without the consent of the holder of that debt security (Section 902).

     The holders of not less than a majority in principal amount of the outstanding debt securities of each series affected by the modification or amendment will have the right to waive compliance by MindSpring with specific covenants in the indenture (Section 1010).

     Modifications and amendments of an indenture will be permitted to be made by MindSpring and the respective trustee under the indenture without the consent of any holder of debt securities for any of the following purposes:

     (1) to evidence the succession of another person to MindSpring as obligor under the indenture or to evidence the addition or release of any guarantor in accordance with the indenture or any supplemental indenture;

     (2) to add to the covenants of MindSpring for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon MindSpring in the indenture;

     (3) to add events of default for the benefit of the holders of all or any series of debt securities;

     (4) to add or change any provisions of an indenture to facilitate the issuance of, or to liberalize specific terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that such action shall not adversely affect the interests of the holders of the debt securities of any series in any material respect;

     (5) to change or eliminate any provisions of an indenture, if the change or elimination becomes effective only when there are no debt securities outstanding of any series created prior to the change or elimination that are entitled to the benefit of the changed or eliminated provision;

     (6)  to secure the debt securities;

     (7)  to establish the form or terms of debt securities of any series;

     (8) to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under an indenture by more than one trustee;

     (9)  to cure any ambiguity, defect or inconsistency in an indenture;

     (10) to supplement any of the provisions of an indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such debt securities, provided that the supplement does not adversely affect the interests of the holders of the debt securities of any series in any material respect; or

     (11) to make any change that does not adversely affect the legal rights under an indenture of any holder of debt securities of any series issued under that indenture (Section 901).

     Each indenture will provide that in determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver under the indenture or whether a quorum is present at a meeting of holders of debt securities:

     (1) the principal amount of an "original issue discount security" that is deemed to be outstanding will be the amount of the principal of that "original issue discount security" that would be due and payable as of the date of the determination upon declaration of acceleration of the maturity of that "original issue discount security";

     (2) the principal amount of any debt security denominated in a foreign currency that is deemed outstanding will be the U.S. dollar equivalent, determined on the issue date for that debt security, of the principal amount (or, in the case of an "original issue discount security", the U.S. dollar equivalent on the issue date of that debt security of the amount determined as provided in (1) above);

     (3) the principal amount of an indexed security that is deemed outstanding will be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security under the applicable indenture; and

     (4) debt securities owned by MindSpring or any other obligor upon the debt securities or any affiliate of MindSpring or of any other obligor are to be disregarded.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Discharge. MindSpring may be permitted under the applicable indenture to discharge specific obligations to holders of any series of debt securities (1) that have not already been delivered to the applicable trustee for cancellation and (2) that either have become due and payable or will, within one year, become due and payable or scheduled for redemption, by irrevocably depositing with the applicable trustee, in trust, an

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

amount of funds sufficient to pay the principal, and premium, if any, and interest to the date of deposit, if such debt securities have become due and payable, or to the stated maturity or redemption date, as the case may be.

     Defeasance and Covenant Defeasance. Each indenture will provide that, if the provisions in that indenture relating to defeasance and covenant defeasance are made applicable to the debt securities of or within any series, MindSpring may elect either:

     (1) "defeasance," which means MindSpring elects to defease and be discharged from any and all obligations with respect to the debt securities, except for the obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust (Section 1302); or

     (2) "covenant defeasance," which means MindSpring elects to be released from its obligations with respect to the debt securities under specified sections of Article Ten of the applicable indenture, which relate to covenants, as described in the applicable prospectus supplement and any omission to comply with its obligations shall not constitute an event of default with respect to such debt securities (Section 1303);

in either case upon the irrevocable deposit by MindSpring with the applicable trustee, in trust, of an amount, in such currency or currencies or U.S. "Government Obligations" as defined in Section 101 of the indentures, or both, sufficient without reinvestment to make scheduled payments of the principal of, and premium, if any, and interest on the debt securities, and any mandatory sinking fund or analogous payments.

     Such a trust will only be permitted to be established if, among other things, MindSpring has delivered to the applicable trustee an opinion of counsel, as specified in the applicable indenture, to the effect that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and the opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture (Section 1304).

     In general, if MindSpring elects covenant defeasance with respect to any debt securities and payments on those debt securities are declared due and payable because of the occurrence of an event of default, the amount of money and/or Government Obligations on deposit with the applicable trustee would be sufficient to pay amounts due on those debt securities at the time of their stated maturity, but may not be sufficient to pay amounts due on those debt securities at the time of the acceleration resulting from such event of default. In that case, MindSpring would remain liable to make payment of the amounts due on the debt securities at the time of acceleration.

     The applicable prospectus supplement may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

GOVERNING LAW

     The indentures and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York (Section 112).

                          DESCRIPTION OF COMMON STOCK

     The following description is a general summary of the terms of the common stock which MindSpring may issue. The description below and in any prospectus supplement does not purport to be complete and is subject to and qualified in its entirety by reference to MindSpring's Amended and Restated Certificate of Incorporation, as amended, and Restated Bylaws, each of which will be made available upon request.

GENERAL


     Our Amended and Restated Certificate of Incorporation, as amended provides that we have authority to issue 60,000,000 shares of our common stock, par value $.01 per share. At March 31, 1999, there were 28,918,264 shares of common stock outstanding. The board of directors has authorized an increase in the number of shares of common stock that we have authority to issue from 60,000,000 to 400,000,000. The board intends to submit this increase in authorized shares of common stock to the MindSpring stockholders for approval at the 1999 annual meeting to be held in May 1999.


     Voting Rights. Each holder of shares of our common stock is entitled to attend all special and annual meetings of our stockholders. In addition, each holder is entitled, share-for-share and without regard to class, together with the holders of all other classes of stock entitled to attend the special and annual meetings of our stockholders and to vote, except any class or series of stock having special voting rights, to cast one vote for each outstanding share of common stock held upon any matter or thing, including, without limitation, the election of one or more directors, properly considered and acted upon by the stockholders.

     Liquidation Rights. The holders of our common stock and the holders of any class or series of stock entitled to participate with the holders of our common stock as to the distribution of assets in the event of any dissolution, liquidation, or winding up of MindSpring, whether voluntary or involuntary, shall become entitled to participate in the distribution of any assets of MindSpring remaining after MindSpring has paid, or provided for the payment of, all of its debts and liabilities and after MindSpring has paid, or set aside for payment, to the holders of any class of stock having preference over the common stock in the event of dissolution, liquidation or winding up, the full preferential amounts, if any, to which they are entitled.

     Dividends. Dividends may be paid on the common stock and on any class or series of stock entitled to participate with the common stock as to dividends, but only when and as declared by our board of directors.

SOME IMPORTANT CHARTER AND STATUTORY PROVISIONS

     Our Certificate of Incorporation provides for the division of our board of directors into three classes of directors, each serving staggered, three-year terms. The Certificate of Incorporation further provides that any alteration, amendment or repeal of certain sections of the Certificate of Incorporation relating to the election and classification of the board of directors, indemnification and the vote requirements for such amendments to the Certificate of Incorporation requires the:

     (1) approval of the holders of at least two-thirds of the shares entitled to vote thereon; and

     (2)  approval of a majority of the entire board of directors.

These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of MindSpring.

     MindSpring is subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

     (1) prior to such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

     (2) upon consummation of the transaction that resulted in such person becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by certain directors or certain employee stock plans; or

     (3) on or after the date the stockholder became an interested stockholder, the business combination is approved by the board of directors and authorized by the affirmative vote, and not by the written consent, of at least two-thirds of the outstanding voting stock, excluding the stock owned by the interested stockholder.

A "business combination" includes a merger, asset sale, or other transaction resulting in a financial benefit to the interested stockholder. An "interested stockholder" is a person who, other than the corporation and any direct or indirect majority-owned subsidiary of the corporation, together with affiliates and associates, owns or, as an affiliate or associate, within three years prior, did own, 15% or more of the corporation's outstanding voting stock.

NASDAQ LISTING

     The common stock is listed on The Nasdaq Stock Market's National Market under the symbol "MSPG."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                         DESCRIPTION OF PREFERRED STOCK

     The following description is a general summary of the terms of the preferred stock which MindSpring may issue. The description below and in any prospectus supplement does not purport to be complete and is subject to and qualified in its entirety by reference to our Certificate of Incorporation, the applicable Certificate of Designation to our Certificate of Incorporation, determining the terms of the related series of preferred stock and our Restated Bylaws, each of which will be made available upon request.

GENERAL

     Our Certificate of Incorporation authorizes our board of directors, from time to time and without further stockholder action, to provide for the issuance of up to 1,000,000 shares of preferred stock, par value $.01 per share, in one or more series, and to fix the relative rights and preferences of the shares, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. As of the date of this prospectus, no shares of preferred stock are outstanding, the board of directors has not provided for the issuance of any series of preferred stock, and there are no agreements or understandings for the issuance of any preferred stock. As a result of its broad discretion with respect to the creation and issuance of preferred stock without stockholder approval, the board of directors could adversely affect the voting power of the holders of common stock and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of MindSpring.

     You should refer to the prospectus supplement relating to the class or series of preferred stock being offered for the specific terms of that class or series, including:

     (1)  the title and stated value of the preferred stock being offered;

     (2) the number of shares of preferred stock being offered, their liquidation preference per share and their purchase price;

     (3) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculating the payment date(s) applicable to the preferred stock being offered;

     (4) whether dividends shall be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock being offered shall accumulate;

     (5) the procedures for any auction and remarketing, if any, for the preferred stock being offered;

     (6) the provisions for a sinking fund, if any, for the preferred stock being offered;

     (7) the provisions for redemption, if applicable, of the preferred stock being offered;

     (8) any listing of the preferred stock being offered on any securities exchange or market;

     (9) the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into common stock of MindSpring, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

     (10) the terms and conditions, if applicable, upon which the preferred stock being offered will be exchangeable into debt securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

     (11) voting rights, if any, of the preferred stock being offered;

     (12) whether interests in the preferred stock being offered will be represented by depositary shares;

     (13) a discussion of any material and/or special United States federal income tax considerations applicable to the preferred stock being offered;

     (14) the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of MindSpring;

     (15) any limitations on the issuance of any class or series of preferred stock ranking senior to or on a parity with the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of MindSpring; and

     (16) any other specific terms, preferences, rights, limitations or restrictions of the preferred stock being offered.

RANK

     Unless otherwise specified in the applicable prospectus supplement, the preferred stock will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of MindSpring, rank:

     (1) senior to all classes or series of common stock of MindSpring and to all equity securities the terms of which specifically provide that such equity securities rank junior to the preferred stock being offered;

     (2) on a parity with all equity securities issued by MindSpring other than those referred to in clauses (1) and (3) of this subheading; and

     (3) junior to all equity securities issued by MindSpring the terms of which specifically provide that such equity securities rank senior to the preferred stock being offered.

For purposes of this description, the term "equity securities" does not include convertible debt securities.

DISTRIBUTIONS

     Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, out of assets of MindSpring legally available for payment to stockholders, cash distributions, or distributions in kind or in other property if expressly permitted and described in the applicable prospectus supplement, at such rates and on such dates as will be set forth in the applicable prospectus supplement. Each such distribution shall be payable to holders of record as they appear on the stock transfer books of MindSpring on such record dates as shall be fixed by our board of directors. Distributions on any series of preferred stock, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement.

REDEMPTION

     If so provided in the applicable prospectus supplement, the preferred stock will be subject to mandatory redemption or redemption at the option of MindSpring, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such prospectus supplement.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of MindSpring, then, before any distribution or payment shall be made to the holders of any common stock or any other class or series of shares of capital stock of MindSpring ranking junior to the preferred stock in the distribution of assets upon any liquidation, dissolution or winding up of MindSpring, the holders of each series of preferred stock shall be entitled to receive out of assets of MindSpring legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference set forth in the applicable prospectus supplement, plus an amount equal to all accumulated and unpaid distributions. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of preferred stock will have no right or claim to any of the remaining assets of MindSpring. If, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of MindSpring are insufficient to pay the amount of the liquidating distributions on all outstanding shares of preferred stock and the corresponding amounts payable on all shares of other classes or series of shares of capital stock of MindSpring ranking on a parity with the preferred stock in the distribution of assets, then the holders of the preferred stock and all other such classes or series of shares of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions shall have been made in full to all holders of preferred stock, the remaining assets of MindSpring shall be distributed among the holders of any other classes or series of shares of capital stock ranking junior to the preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of MindSpring with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of MindSpring, shall not be deemed to constitute a liquidation, dissolution or winding up of MindSpring.

VOTING RIGHTS

     Holders of preferred stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law, or as indicated in the applicable prospectus supplement.

     Under the Delaware General Corporation Law, holders of outstanding shares of a series of preferred stock may be entitled to vote as a separate class on a proposed amendment to the terms of that series of preferred stock or MindSpring's Restated Certificate if the amendment would:

     (1) increase or decrease the aggregate number of authorized shares of that series of preferred stock;

     (2)  increase or decrease the par value of that series of preferred stock;
          or

     (3) alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely,

in which case the approval of proposed amendment would require the affirmative vote of at least a majority of the outstanding shares of that series of preferred stock.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which any series of preferred stock is convertible into common stock will be set forth in the applicable prospectus supplement relating thereto. Such terms will include the number of shares of common stock into which the shares of preferred stock are convertible, the conversion price or the manner of calculating the conversion price, the conversion date(s) or period(s), provisions as to whether conversion will be at the option of the holders of the preferred stock or at MindSpring's option, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of preferred stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the preferred stock will be set forth in the applicable prospectus supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

GENERAL

     MindSpring may issue depositary receipts for depositary shares, each of which will represent a fractional interest of a share of a particular series of preferred stock, as specified in the applicable prospectus supplement. Shares of preferred stock of each series represented by depositary shares will be deposited under a separate Deposit Agreement among MindSpring and the "depositary" named in the Deposit Agreement. Subject to the terms of the Deposit Agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest of a share of a particular series of preferred stock represented by the depositary shares evidenced by that depositary receipt, to all the rights and preferences of the preferred stock represented by those depositary shares, including dividend, voting, conversion, redemption and liquidation rights.

     The depositary shares will be evidenced by depositary receipts issued pursuant to the applicable Deposit Agreement. Immediately following the issuance and delivery of the preferred stock by MindSpring to the depositary, MindSpring will cause the depositary to issue, on behalf of MindSpring, the depositary receipts. Copies of the applicable form of Deposit Agreement and depositary receipt may be obtained from MindSpring upon request, and the statements made in this summary relating to the Deposit Agreement and the depositary receipts to be issued under the Deposit Agreement are summaries of provisions of the Deposit Agreement and the related depositary receipts. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the applicable Deposit Agreement and related depositary receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary receipts evidencing the related depositary shares in proportion to the number of such depositary receipts owned by such holders, subject to the obligations of holders to file proofs, certificates and other information and to pay some charges and expenses to the depositary.

     In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary receipts entitled to that property, subject to the obligations of holders to file proofs, certificates and other information and to pay some charges and expenses to the depositary, unless the depositary determines that it is not feasible to make the distribution, in which case the depositary may, with the approval of MindSpring, sell the property and distribute the net proceeds from the sale to the holders.

     No distribution will be made in respect of any depositary share to the extent that it represents any preferred stock converted into other securities.

WITHDRAWAL OF STOCK

     Upon surrender of the depositary receipts at the corporate trust office of the depositary, unless the related depositary shares have previously been called for redemption or converted into other securities, the holders of those depositary receipts will be entitled to delivery at the corporate trust office, to or upon the holder's order, of the number of whole or fractional shares of the preferred stock and any money or other property represented by the depositary shares evidenced by the depositary receipts. Holders of depositary receipts will be entitled to receive whole or fractional shares of the related preferred stock on the basis of the proportion of preferred stock represented by the depositary share as specified in the applicable prospectus supplement, but holders of the shares of preferred stock will not thereafter be entitled to receive depositary shares therefor. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of shares of preferred stock to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares.

REDEMPTION OF DEPOSITARY SHARES

     Whenever MindSpring redeems shares of preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing shares of the preferred stock so redeemed, provided MindSpring shall have paid in full to the depositary the redemption price of the preferred stock to be redeemed plus an amount equal to any accrued and unpaid dividends thereon to the date fixed for redemption. The redemption price per depositary share will be equal to the corresponding proportion of the redemption price and any other amounts per share payable with respect to the preferred stock. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected pro rata, as nearly as may be practicable without creating fractional depositary shares, or by any other equitable method determined by MindSpring.

     From and after the date fixed for redemption, all dividends in respect of the shares of preferred stock so called for redemption will cease to accrue, the depositary shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary receipts evidencing the depositary shares so called for redemption will cease, except the right to receive any moneys payable upon the redemption and any money or other property to which the holders of the depositary receipts were entitled the redemption and surrender thereof to the depositary.

VOTING OF THE PREFERRED STOCK

     Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts evidencing the depositary shares which represent the preferred stock. Each record holder of depositary receipts evidencing depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of preferred stock represented by the holder's depositary shares. The depositary will vote the amount of preferred stock represented by the depositary shares in accordance with the instructions, and MindSpring will agree to take all reasonable action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will abstain from voting the amount of preferred stock represented by the depositary shares to the extent it does not receive specific instructions from the holders of depositary receipts evidencing the depositary shares. The depositary shall not be responsible for any failure to carry out any instruction to vote, or for the manner or effect of any such vote made, as long as such action or non-action is in good faith and does not result from negligence or willful misconduct of the depositary.

LIQUIDATION PREFERENCE

     In the event of the liquidation, dissolution or winding up of MindSpring, whether voluntary or involuntary, the holders of each depositary receipt will be entitled to the fraction of the liquidation preference accorded each share of preferred stock represented by the depositary shares evidenced by such depositary receipt, as set forth in the applicable prospectus supplement.

CONVERSION OF PREFERRED STOCK

     The depositary shares, as such, are not convertible into common stock or any other securities or property of MindSpring. Nevertheless, if so specified in the applicable prospectus supplement relating to an offering of depositary shares, the depositary receipts may be surrendered by their holders to the depositary with written instructions to the depositary to instruct MindSpring to cause conversion of the preferred stock represented by the depositary shares evidenced by the depositary receipts into whole shares of common stock, other shares of preferred stock of MindSpring or other shares of stock, and MindSpring has agreed that upon receipt of those instructions and any amounts payable in respect thereof, it will cause the conversion thereof utilizing the same procedures as those provided for delivery of preferred stock to effect such conversion. If the depositary shares evidenced by a depositary receipt are to be converted in part only, a new depositary receipt or receipts will be issued for any depositary shares not to be converted. No fractional shares of common stock will be issued upon conversion, and if such conversion would result in a fractional share being issued, an amount will be paid in cash by MindSpring equal to the value of the fractional interest based upon the closing price of the common stock on the last business day prior to the conversion.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     The form of depositary receipt evidencing the depositary shares which represent the preferred stock and any provision of the Deposit Agreement may at any time be amended by agreement between MindSpring and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary receipts or that would be materially and adversely inconsistent with the rights granted to the holders of the related preferred stock will not be effective unless such amendment has been approved by the existing holders of at least 66% of the depositary shares evidenced by the depositary receipts then outstanding. No amendment shall impair the right, subject to certain exceptions in the Deposit Agreement, of any holder of depositary receipts to surrender any depositary receipt with instructions to deliver to the holder the related preferred stock and all money and other property, if any, represented thereby, except in order to comply with law. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such receipt, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.

     The Deposit Agreement may be terminated by MindSpring upon not less than 30 days prior written notice to the depositary if a majority of each series of preferred stock affected by such termination consents to such termination, whereupon the depositary shall deliver or make available to each holder of Depositary Receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by such depositary receipts together with any other property held by the depositary with respect to such depositary receipt. In addition, the Deposit Agreement will automatically terminate if:

     (1)  all outstanding depositary shares shall have been redeemed;

     (2) there shall have been a final distribution in respect of the related preferred stock in connection with any liquidation, dissolution or winding up of MindSpring and such distribution shall have been distributed to the holders of depositary receipts evidencing the depositary shares representing such preferred stock; or

     (3) each share of the related preferred stock shall have been converted into securities of MindSpring not so represented by depositary shares.

CHARGES OF PREFERRED STOCK DEPOSITARY

     MindSpring will pay all transfer and other taxes and governmental charges arising solely from the existence of the Deposit Agreement. In addition, MindSpring will pay the fees and expenses of the depositary in connection with the performance of its duties under the Deposit Agreement. However, holders of depositary receipts will pay the fees and expenses of the depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the Deposit Agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The depositary may resign at any time by delivering to MindSpring notice of its election to do so, and MindSpring may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary. A successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     The depositary will forward to holders of depositary receipts any reports and communications from MindSpring which are received by the depositary with respect to the related preferred stock.

     Neither the depositary nor MindSpring will be liable if it is prevented from or delayed in, by law or any circumstances beyond its control, performing its obligations under the Deposit Agreement. The obligations of MindSpring and the depositary under the Deposit Agreement will be limited to performing their duties thereunder in good faith and without negligence, in the case of any action or inaction in the voting of preferred stock represented by the depositary shares, gross negligence or willful misconduct, and MindSpring and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary receipts, depositary shares or shares of preferred stock represented thereby unless satisfactory indemnity is furnished. MindSpring and the depositary may rely on written advice of counsel or accountants, or information provided by persons presenting shares of preferred stock represented thereby for deposit, holders of depositary receipts or other persons believed in good faith to be competent to give such information, and on documents believed in good faith to be genuine and signed by a proper party.

     In the event the depositary shall receive conflicting claims, requests or instructions from any holders of depositary receipts, on the one hand, and MindSpring, on the other hand, the depositary shall be entitled to act on such claims, requests or instructions received from MindSpring.

                            DESCRIPTION OF WARRANTS

GENERAL

     MindSpring may issue warrants to purchase its debt securities, common stock, preferred stock, or depositary shares. MindSpring may issue warrants independently or together with any offered securities and may be attached to or separate from those offered securities. MindSpring will issue the warrants under Warrant Agreements to be entered into between MindSpring and a bank or trust company, as warrant agent, all as shall be set forth in the applicable prospectus supplement. The warrant agent will act solely as an agent of MindSpring in connection with the warrants of the series being offered and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

     The applicable prospectus supplement will describe the following terms, where applicable, of warrants in respect of which this prospectus is being delivered:

     (1)  the title of the warrants;

     (2) the designation, amount and terms of the securities for which the warrants are exercisable;

     (3) the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each such security;

     (4)  the price or prices at which the warrants will be issued;

     (5)  the aggregate number of warrants;

     (6) any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

     (7) the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

     (8) if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

     (9) if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

     (10) any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

     (11) the date on which the right to exercise the warrants shall commence, and the date on which the right shall expire;

     (12) the maximum or minimum number of warrants which may be exercised at any time; and

     (13) information with respect to book-entry procedures, if any.

EXERCISE OF WARRANTS

     Each warrant will entitle the holder of warrants to purchase for cash the amount of debt securities, shares of preferred stock, shares of common stock or depositary shares at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered thereby. Warrants may be exercised at any time up to the close of business on the expiration date set forth in the prospectus supplement relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

     Warrants may be exercised as set forth in the prospectus supplement relating to the warrants offered thereby. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, MindSpring will, as soon as practicable, forward the debt securities, shares of preferred stock, shares of common stock or depositary shares purchasable upon such exercise. If less than all of the warrants represented by the warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

      DESCRIPTION OF STOCK PURCHASE CONTRACTS TO PURCHASE COMMON STOCK OR
                    PREFERRED STOCK AND STOCK PURCHASE UNITS

     Unless otherwise specified in the applicable prospectus supplement, MindSpring may issue stock purchase contracts, including contracts obligating holders to purchase from MindSpring, and MindSpring to sell to the holders, a specified number of shares of common stock or preferred stock at a future date or dates. The consideration per share of common stock or preferred stock may be fixed at the time the stock purchase contracts are issued or may be determined by a specific reference to a formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of stock purchase units consisting of (1) a stock purchase contract and (2) debt securities, preferred securities or debt obligations of third parties, including U.S. Treasury securities, securing the holders' obligations to purchase the common stock or the preferred stock under the stock purchase contracts. The stock purchase contracts may require MindSpring to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner.

     The securities related to the stock purchase contracts will be pledged to a collateral agent, for the benefit of MindSpring, pursuant to a pledge agreement. The pledged securities will secure the obligations of holders of stock purchase contracts to purchase common stock or preferred stock under the related stock purchase contracts. The rights of holders of stock purchase contracts to the related pledged securities will be subject to MindSpring's security interest in those pledged securities. That security interest will be created by the pledge agreement. No holder of stock purchase contracts will be permitted to withdraw the pledged securities related to such stock purchase contracts from the pledge arrangement except upon the termination or early settlement of the related stock purchase contracts. Subject to that security interest and the terms of the purchase contract agreement and the pledge agreement, each holder of a stock purchase contract will retain full beneficial ownership of the related pledged securities.

     Except as described in the applicable prospectus supplement, the collateral agent will, upon receipt of distributions on the pledged securities, distribute such payments to MindSpring or a purchase contract agent, as provided in the pledge agreement. The purchase contract agent will in turn distribute payments it receives as provided in the stock purchase contract. The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units. The description in the prospectus supplement will not necessarily be complete and will be qualified in its entirety by reference to the stock purchase contracts, and, if applicable, collateral arrangements and depositary arrangements, relating to such stock purchase contracts or stock purchase units.

                       DESCRIPTION OF SUBSCRIPTION RIGHTS

GENERAL

     MindSpring may issue subscription rights to purchase debt securities, common stock, preferred stock, depositary shares or warrants to purchase debt securities, preferred stock or common stock. MindSpring may issue subscription rights independently or together with any other offered security. The subscription rights may or may not be transferable by the purchaser receiving the subscription rights. In connection with any subscription rights offering to MindSpring's stockholders, MindSpring may enter into a standby underwriting arrangement with one or more underwriters pursuant to which the underwriter(s) will purchase any offered securities remaining unsubscribed for after the subscription rights offering. In connection with a subscription rights offering to MindSpring's stockholders, certificates evidencing the subscription rights and a prospectus supplement will be distributed to MindSpring's stockholders on the record date for receiving subscription rights in the subscription rights offering set by MindSpring.

     The applicable prospectus supplement will describe the following terms of subscription rights in respect of which this prospectus is being delivered:

     (1)  the title of the subscription rights;

     (2)  the securities for which the subscription rights are exercisable;

     (3)  the exercise price for the subscription rights;

     (4)  the number of subscription rights issued to each stockholder;

     (5)  the extent to which the subscription rights are transferable;

     (6) if applicable, a discussion of the material United States federal income tax considerations applicable to the issuance or exercise of the subscription rights;

     (7) any other terms of the subscription rights, including terms, procedures and limitations relating to the exchange and exercise of the subscription rights;

     (8) the date on which the right to exercise the subscription rights shall commence, and the date on which the right shall expire;

     (9) the extent to which the subscription rights include an over-subscription privilege with respect to unsubscribed securities; and

     (10) if applicable, the material terms of any standby underwriting arrangement entered into by MindSpring in connection with the subscription rights offering.

EXERCISE OF SUBSCRIPTION RIGHTS

     Each subscription right will entitle the holder of subscription rights to purchase for cash the principal amount of debt securities, shares of preferred stock, depositary shares, common stock, warrants or any combination thereof, at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the subscription rights offered thereby. Subscription rights may be exercised at any time up to the close of business on the expiration date for such subscription rights set forth in the prospectus supplement. After the close of business on the expiration date, all unexercised subscription rights will become void.

     Subscription rights may be exercised as set forth in the prospectus supplement relating to the subscription rights offered thereby. Upon receipt of payment and the subscription rights certificate properly completed and duly executed at the corporate trust office of the subscription rights agent or any other office indicated in the prospectus supplement, MindSpring will, as soon as practicable, forward the debt securities, shares of preferred stock or common stock, depositary shares or warrants purchasable upon such exercise. In the event that not all of the subscription rights issued in any offering are exercised, MindSpring may determine to offer any unsubscribed offered securities directly to persons other than stockholders, to or through agents, underwriters or dealers or through a combination of such methods, including pursuant to standby underwriting arrangements, as set forth in the applicable prospectus supplement.

                              PLAN OF DISTRIBUTION

     MindSpring may sell the offered securities:

     -  directly to purchasers,

     -  through agents,

     -  through dealers,

     -  through underwriters,

     -  directly to its stockholders, or

     -  through a combination of any of these methods of sale.

In addition, MindSpring may issue the offered securities as a dividend or distribution.

     We may effect the distribution of the offered securities from time to time in one or more transactions either:

     -  at a fixed price or prices, which may be changed,

     -  at market prices prevailing at the time of sale,

     -  at prices related to such prevailing market prices, or

     -  at negotiated prices.

     MindSpring may directly solicit offers to purchase offered securities. Agents designated by MindSpring from time to time may also solicit offers to purchase offered securities. Any agent designated by MindSpring, who may be deemed to be an "underwriter" as that term is defined in the Securities Act, involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by MindSpring to such agent will be set forth in the prospectus supplement.

     If a dealer is utilized in the sale of the offered securities in respect of which this prospectus is delivered, MindSpring will sell such offered securities to the dealer, as principal. The dealer, who may be deemed to be an "underwriter" as that term is defined in the Securities Act, may then resell such offered securities to the public at varying prices to be determined by such dealer at the time of resale.

     If an underwriter is, or underwriters are, utilized in the sale, MindSpring will execute an underwriting agreement with such underwriters at the time of sale to them and the names of the underwriters will be set forth in the prospectus supplement, which will be used by the underwriter to make resales of the offered securities in respect of which this prospectus is delivered to the public. In connection with the sale of offered securities, such underwriter may be deemed to have received compensation from MindSpring in the form of underwriting discounts or commissions and may also receive commissions from purchasers of offered securities for whom they may act as agents. Underwriters may also sell offered securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriting compensation paid by MindSpring to underwriters in connection with the offering of offered securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement.

     Pursuant to any standby underwriting agreement entered into in connection with a subscription rights offering to MindSpring's stockholders, persons acting as standby underwriters may receive a commitment fee for all securities underlying the subscription rights that the underwriter commits to purchase on a standby basis. Additionally, prior to the expiration date with respect to any subscription rights, any standby underwriters in a subscription rights offering to MindSpring's stockholders may offer such securities on a when-issued basis, including securities to be acquired through the purchase and exercise of subscription rights, at prices set from time to time by the standby underwriters. After the expiration date with respect to such subscription rights, the underwriters may offer securities of the type underlying the subscription rights, whether acquired pursuant to a standby underwriting agreement, the exercise of the subscription rights or the purchase of such securities in the market, to the public at a price or prices to be determined by the underwriters. The standby underwriters may thus realize profits or losses independent of the underwriting discounts or commissions paid by MindSpring. If MindSpring does not enter into a standby underwriting arrangement in connection with a subscription rights offering to MindSpring's stockholders, MindSpring may elect to retain a dealer-manager to manage such a subscription rights offering for MindSpring. Any such dealer-manager may offer securities of the type underlying the subscription rights acquired or to be acquired pursuant to the purchase and exercise of subscription rights and may thus realize profits or losses independent of any dealer-manager fee paid by MindSpring.

     Underwriters, dealers, agents and other persons may be entitled, under agreements that may be entered into with MindSpring, to indemnification by MindSpring against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which they may be required to make in respect thereof. Underwriters and agents may engage in transactions with, or perform services for, MindSpring in the ordinary course of business.

     If so indicated in the applicable prospectus supplement, MindSpring will authorize underwriters, dealers or other persons to solicit offers by certain institutions to purchase offered securities pursuant to contracts providing for payment and delivery on a future date or dates. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchasers under any such contract will not be subject to any conditions except that:

     - the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject; and

     - if the offered securities are also being sold to underwriters, MindSpring shall have sold to such underwriters the offered securities not sold for delayed delivery.

The underwriters, dealers and such other persons will not have any responsibility in respect of the validity or performance of such contracts. The prospectus supplement relating to such contracts will set forth the price to be paid for offered securities pursuant to such contracts, the commission payable for solicitation of such contracts and the date or dates in the future for delivery of offered securities pursuant to such contracts.

     Any underwriter may engage in stabilizing and syndicate covering transactions in accordance with Rule 104 under the Exchange Act. Rule 104 permits stabilizing bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. The underwriters may over-allot shares of the offered securities in connection with an offering of offered securities, thereby creating a short position in the underwriters' account. Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing and syndicate covering transactions may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions, if commenced, may be discontinued at any time.

     The anticipated date of delivery of offered securities will be set forth in the applicable prospectus supplement relating to each offer.

                                 LEGAL MATTERS

     The validity of the offered securities will be passed upon for MindSpring by Hogan & Hartson L.L.P., Washington, D.C., counsel to MindSpring. Hogan & Hartson L.L.P. provides legal services to ITC Holding, its affiliated companies and Campbell B. Lanier, III, Chairman and Chief Executive Officer of ITC Holding. With the consent of MindSpring, Hogan & Hartson L.L.P. has represented ITC Holding in certain transactions with MindSpring. Anthony S. Harrington, a partner of Hogan & Hartson L.L.P., beneficially owns 115,568 shares of ITC Holding common stock. If the offered securities are distributed in an underwritten offering or through agents, certain legal matters may be passed upon for any agents or underwriters by counsel for such agents or underwriters identified in the applicable prospectus supplement.

                                    EXPERTS

     The financial statements of MindSpring as of December 31, 1997 and 1998 and for the three years ended December 31, 1998, and the financial statement schedule of MindSpring for the two years ended December 31, 1997; the financial statements of Spry, Inc. as of April 30, 1997 and January 31, 1998 and for the years ended April 30, 1996 and 1997 and the nine months ended January 31, 1998, and the financial statements of NETCOM On-Line Communication Services, Inc. Domestic Subscriber Operations as of December 31, 1997 and 1998, and for the three years ended December 31, 1998 that are incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

----------------------------------------------------------
----------------------------------------------------------
    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                            ------------------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                               Page
                                               ----
Summary......................................   S-3
Risk Factors.................................  S-11
Cautionary Note Regarding Forward-Looking
  Statements.................................  S-26
Use of Proceeds..............................  S-28
Price Range of Common Stock and Dividend
  Policy.....................................  S-30
Capitalization...............................  S-31
Selected Financial and Operating Data........  S-32
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations.................................  S-35
Business.....................................  S-50
Management...................................  S-66
Important U.S. Tax Consequences to
  Non-U.S. Holders...........................  S-70
Description of Secured Credit Facility.......  S-73
Underwriting.................................  S-76
Legal Matters................................  S-78
Experts......................................  S-79
Financial Statements.........................   F-1

                    Prospectus
Cautionary Note Regarding Forward-Looking
  Statements.................................     3
About This Prospectus........................     4
Where You Can Find More Information..........     4
About MindSpring.............................     6
Ratio of Earnings to Fixed Charges...........     7
Use of Proceeds..............................     7
ERISA Matters................................     7
Description of Debt Securities...............     8
Description of Common Stock..................    20
Description of Preferred Stock...............    22
Description of Depositary Shares.............    25
Description of Warrants......................    29
Description of Stock Purchase Contracts to
  Purchase Common Stock or Preferred Stock
  and Stock Purchase Units...................    30
Description of Subscription Rights...........    31
Plan of Distribution.........................    32
Legal Matters................................    33
Experts......................................    34

----------------------------------------------------------
----------------------------------------------------------
----------------------------------------------------------
----------------------------------------------------------

                               2,000,000 Shares

                                  MINDSPRING
                              ENTERPRISES, INC.

                                 Common Stock

                            ----------------------

                            PROSPECTUS SUPPLEMENT

                            ----------------------
                             GOLDMAN, SACHS & CO.
                          ING BARING FURMAN SELZ LLC
                             J.C. BRADFORD & CO.
                         DONALDSON, LUFKIN & JENRETTE
                      FIRST UNION CAPITAL MARKETS CORP.
                          JEFFERIES & COMPANY, INC.

                     Representatives of the Underwriters

----------------------------------------------------------
----------------------------------------------------------

----------------------------------------------------------
----------------------------------------------------------

    No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                            ------------------------

                               TABLE OF CONTENTS

                             Prospectus Supplement


                                               Page
                                               ----
Summary.....................................     S-3
Risk Factors................................    S-15
Cautionary Note Regarding Forward-Looking
  Statements................................    S-32
Use of Proceeds.............................    S-34
Price Range of Common Stock and Dividend
  Policy....................................    S-35
Capitalization..............................    S-36
Selected Financial and Operating Data.......    S-37
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations................................    S-39
Business....................................    S-54
Management..................................    S-71
Description of Notes........................    S-75
Description of Secured Credit Facility......    S-93
Important United States Federal Income Tax
  Considerations............................    S-96
Underwriting................................   S-103
Legal Matters...............................   S-106
Experts.....................................   S-106
Financial Statements........................     F-1

                     Prospectus
Cautionary Note Regarding Forward-Looking
  Statements................................       3
About This Prospectus.......................       4
Where You Can Find More Information.........       4
About MindSpring............................       6
Ratio of Earnings to Fixed Charges..........       7
Use of Proceeds.............................       7
ERISA Matters...............................       7
Description of Debt Securities..............       8
Description of Common Stock.................      20
Description of Preferred Stock..............      22
Description of Depositary Shares............      25
Description of Warrants.....................      29
Description of Stock Purchase Contracts to
  Purchase Common Stock or Preferred Stock
  and Stock Purchase Units..................      30
Description of Subscription Rights..........      31
Plan of Distribution........................      32
Legal Matters...............................      33
Experts.....................................      34


----------------------------------------------------------
----------------------------------------------------------
----------------------------------------------------------
----------------------------------------------------------


                                  $155,000,000


                                   MINDSPRING
                               ENTERPRISES, INC.

                                   % Convertible
                          Subordinated Notes due 2006

                             ----------------------

                             PROSPECTUS SUPPLEMENT

                             ----------------------
                              GOLDMAN, SACHS & CO.
                           ING BARING FURMAN SELZ LLC
                              J.C. BRADFORD & CO.
                          DONALDSON, LUFKIN & JENRETTE
                       FIRST UNION CAPITAL MARKETS CORP.
                           JEFFERIES & COMPANY, INC.

----------------------------------------------------------
----------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated fees and expenses, other than underwriting discounts and commissions, payable by MindSpring in connection with the issuance and distribution of the securities being registered:


Registration Fee............................................    $  222,400
Printing and Duplicating Expenses...........................       150,000
Legal Fees and Expenses.....................................       700,000
Accounting Fees and Expenses................................       275,000
Miscellaneous...............................................       125,000
                                                                ----------
  Total.....................................................    $1,250,000
                                                                ==========


---------------

*   To be filed by amendment.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Under Section 145 of the Delaware General Corporation Law, a corporation may indemnify its directors, officers, employees and agents and its former directors, officers, employees and agents and those who serve, at the corporation's request, in such capacities with another enterprise, against expenses (including attorneys' fees), as well as judgments, fines and settlements in nonderivative lawsuits, actually and reasonably incurred in connection with the defense of any action, suit or proceeding in which they or any of them were or are made parties or are threatened to be made parties by reason of their serving or having served in such capacity. The Delaware General Corporation Law provides, however, that such person must have acted in good faith and in a manner such person reasonably believed to be in (or not opposed to) the best interests of the corporation and, in the case of a criminal action, such person must have had no reasonable cause to believe his or her conduct was unlawful. In addition, the Delaware General Corporation Law does not permit indemnification in an action or suit by or in the right of the corporation, where such person has been adjudged liable to the corporation, unless, and only to the extent that, a court determines that such person fairly and reasonably is entitled to indemnity for costs the court deems proper in light of liability adjudication. Indemnity is mandatory to the extent a claim, issue or matter has been successfully defended.

     The Amended and Restated Certificate of Incorporation, as amended, of MindSpring contains provisions that provide that no director of MindSpring shall be liable for breach of fiduciary duty as a director except for (1) any breach of the director's duty of loyalty to MindSpring or its stockholders; (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; (3) liability under Section 174 of the Delaware General Corporation Law; or (4) any transaction from which the director derived an improper personal benefit. MindSpring's Restated Certificate contains provisions that further provide for the indemnification of directors and officers to the fullest extent permitted by the Delaware General Corporation Law. Under MindSpring's Restated Bylaws, MindSpring is required to advance expenses incurred by an officer or director in defending any such action if the director or officer undertakes to repay such amount if it is determined that the director or officer is not entitled to indemnification. In addition, MindSpring has entered into indemnity agreements with each of its directors pursuant to which MindSpring has agreed to indemnify the directors as permitted by the Delaware General Corporation Law and has obtained directors and officers liability insurance.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, MindSpring has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16. EXHIBITS


    1.1   Form of Underwriting Agreement regarding offer and sale of common stock
    1.2   Form of Underwriting Agreement regarding offer and sale of convertible subordinated notes
    4.1   Form of Common Stock Certificate of the Company. (Filed as
          Exhibit 4 to registration statement on Form S-1, File No.
          333-00108, and incorporated herein by reference.)
    4.2   Form of Senior Debt Indenture
    4.3   Form of Subordinated Debt Indenture
    4.4   Form of First Supplemental Indenture
    5.1   Opinion of Hogan & Hartson L.L.P. regarding the legality of the securities being registered
    5.2   Opinion of Hogan & Hartson L.L.P. regarding the legality of the common stock being registered
    5.3   Opinion of Hogan & Hartson L.L.P. regarding the legality of the convertible subordinated notes being registered
** 12.1   Statement Regarding Computation of Ratios
   23.1   Consent of Arthur Andersen LLP, independent public
          accountants
   23.2   Consent of Hogan & Hartson L.L.P. (included as part of
          Exhibits 5.1, 5.2 and 5.3)
** 24.1   Power of Attorney (included in signature page)
   25.    Statements on Form T-1 of Eligibility of Trustees


---------------

**  Previously filed.


ITEM 17. UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that subparagraphs (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby further undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) The undersigned Registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to existing provisions or arrangements whereby the Registrant may indemnify a director, officer or controlling person of the Registrant against liabilities arising under the Securities Act of 1933, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (e) The undersigned Registrant hereby undertakes that:

        (i) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective; and

        (ii) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (f) The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on this 7th day of April, 1999.


                                          MINDSPRING ENTERPRISES, INC.

                                          By:   /s/ MICHAEL S. MCQUARY
                                          --------------------------------------

                                                     Michael S. McQuary
                                               President and Chief Operating
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to registration statement has been signed by the following persons, in the capacities indicated below, on this 7th day of April, 1999.


                 SIGNATURES                                            TITLE
                 ----------                                            -----
                      *                        Chairman, Chief Executive Officer and Director
---------------------------------------------  (Principal executive officer)
              Charles M. Brewer

           /s/ MICHAEL S. MCQUARY              President, Chief Operating Officer and Director
---------------------------------------------
             Michael S. McQuary

                      *                        Executive Vice President, Chief Financial Officer and
---------------------------------------------  Treasurer (Principal financial officer and principal
              Juliet M. Reising                accounting officer)

                      *                        Director
---------------------------------------------
               O. Gene Gabbard

                      *                        Director
---------------------------------------------
           Campbell B. Lanier, III

                      *                        Director
---------------------------------------------
            William H. Scott, III

* By: /s/ MICHAEL S. MCQUARY
      --------------------------
          Michael S. McQuary
           Attorney-in-Fact

                               INDEX TO EXHIBITS


    1.1   Form of Underwriting Agreement regarding offer and sale of common stock
    1.2   Form of Underwriting Agreement regarding offer and sale of convertible subordinated notes
    4.1   Form of Common Stock Certificate of the Company. (Filed as
          Exhibit 4 to registration statement on Form S-1, File No.
          333-00108, and incorporated herein by reference.)
    4.2   Form of Senior Debt Indenture
    4.3   Form of Subordinated Debt Indenture
    4.4   Form of First Supplemental Indenture
    5.1   Opinion of Hogan & Hartson L.L.P. regarding the legality of the securities being registered
    5.2   Opinion of Hogan & Hartson L.L.P. regarding the legality of the common stock being registered
    5.3   Opinion of Hogan & Hartson L.L.P. regarding the legality of the convertible subordinated notes being registered
** 12.1   Statement Regarding Computation of Ratios
   23.1   Consent of Arthur Andersen LLP, independent public
          accountants
   23.2   Consent of Hogan & Hartson L.L.P. (included as part of
          Exhibits 5.1, 5.2 and 5.3)
** 24.1   Power of Attorney (included in signature page)
   25.    Statements on Form T-1 of Eligibility of Trustees


---------------


**  Previously filed.